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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-73826

PROXY STATEMENT/PROSPECTUS

The Proposed Merger—Your Vote Is Important

    divine, inc. and Data Return Corporation have agreed on a transaction whereby divine will acquire Data Return in a stock-for-stock transaction. The transaction is structured as a merger in which a newly-formed, wholly-owned subsidiary of divine will be merged into Data Return. If we complete the merger, based on the number of common shares of Data Return outstanding as of December 3, 2001, you will receive 1.9876 shares of divine class A common stock for each common share of Data Return that you own.

    divine's class A common stock is traded on the Nasdaq National Market under the symbol "DVIN." On December 3, 2001, the closing sale price of divine's class A common stock was $0.60.

    We cannot complete the merger unless the Data Return shareholders adopt and approve the merger agreement and the merger. A special meeting for that purpose has been scheduled for Data Return shareholders. This proxy statement/prospectus provides you with detailed information about the proposed merger and the special meeting. Please read this entire document carefully, including the "Risk Factors" section beginning on page 26, which discusses the potential risks involved in the merger, in the operation of the combined company and in owning divine class A common stock.

    Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, we will count your proxy as a vote in favor of approving and adopting the merger agreement, the merger and any other proposal properly submitted to shareholders at the meeting. If you abstain, do not vote or do not instruct your broker how to vote any shares your broker holds for you in its name, the effect will be a vote against approval and adoption of the merger agreement and the merger. Returning your proxy card will not affect your right to vote in person if you choose to attend the special meeting.

    The date, time and place of the special meeting is as follows:

January 9, 2002
10:00 a.m. local time
at the Marriott Hotel
223 West Las Colinas Boulevard
Irving, Texas 75039

    The board of directors of Data Return has unanimously approved the merger agreement and the merger and recommends that you vote FOR the proposal to adopt and approve the merger agreement and the merger.

    This proxy statement/prospectus serves as (1) Data Return's proxy statement in connection with the solicitation of proxies by the Data Return board of directors for use at the special meeting and (2) divine's prospectus in connection with its issuance of its class A common stock in the merger.

Sunny C. Vanderbeck Chairman and Chief Executive Officer Data Return Corporation

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the divine class A common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

    This proxy statement/prospectus is dated December 5, 2001 and was first mailed to Data Return shareholders on or about December 7, 2001.

DATA RETURN CORPORATION
222 West Las Colinas Boulevard, Suite 450
Irving, Texas 75039
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held On January 9, 2002

To our Shareholders:

    A special meeting of shareholders of Data Return Corporation, a Texas corporation, will be held on Wednesday, January 9, 2002, at 10:00 a.m., local time, at the Marriott Hotel, 223 West Las Colinas Boulevard, Irving, Texas, for the following purposes:

  1.
  To adopt and approve the Agreement and Plan of Merger, dated November 1, 2001, by and among divine, inc., TD Acquisition Corp. and Data Return Corporation, and the merger of TD Acquisition Corp. with and into Data Return as a result of which Data Return will survive as a wholly-owned subsidiary of divine; and

  2.
  To transact such other business as may properly come before the meeting, including any motion to adjourn to a later time to permit further solicitation of proxies, if necessary to establish a quorum or to obtain additional votes in favor of the proposed transaction, or any adjournment or postponement thereof.

    The Data Return board of directors has fixed the close of business on December 3, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. Only holders of record of common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of these shareholders will be available for examination at the offices of Data Return in Irving, Texas, during normal business hours for a period of ten days prior to the meeting.

    After careful consideration, the Data Return board of directors unanimously recommends that Data Return shareholders vote FOR adoption and approval of the merger agreement and the merger.

    All shareholders are cordially invited to attend the meeting. Shareholders are urged, whether or not they plan to attend the meeting, to sign, date and promptly mail the enclosed proxy or voting-instruction card in the postage-paid envelope provided. If a shareholder who has returned a proxy attends the meeting in person, that shareholder may revoke the proxy and vote in person on all matters submitted at the meeting.

By Order of the Board of Directors
Mark C. Gunnin Vice President—General Counsel and Secretary
Irving, Texas December 5, 2001

ADDITIONAL INFORMATION

    divine has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to divine, and Data Return has supplied all information contained in this proxy statement/prospectus relating to Data Return.

    This proxy statement/prospectus incorporates important business and financial information about divine that is not included in, or delivered with, this proxy statement/prospectus. You may obtain this information, without charge, by making a written or oral request to divine or Computershare Trust Company of New York, the exchange agent, as follows:

divine, inc. Attention: Investor Relations 1301 North Elston Avenue Chicago, Illinois 60622 Telephone: (773) 394-6600 Fax: (773) 394-6604 email: ir@divine.com	Computershare Trust Company of New York
Attention: Richard Campbell
88 Pine Street, 19th Floor
New York, New York 10005
Telephone: (212) 701-7656
Fax: (212) 701-7691
email: richard.campbell@computershare.com

    In order to receive timely delivery of the documents in advance of the special meeting, you should make your request no later than January 2, 2002, which is five business days prior to the date of the Data Return special meeting.

    For a more detailed discussion of the information about divine incorporated by reference into this proxy statement/prospectus, see "Where You Can Find More Information" beginning on page 162.

    You should rely only on information contained or incorporated by reference in this proxy statement/prospectus to vote on the merger agreement and the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date on the cover of this proxy statement/prospectus or, in the case of documents incorporated by reference, the date of the referenced document, and neither the mailing of this proxy statement/prospectus to you nor the issuance of divine class A common stock in the merger should create any implication to the contrary.

    divine is a registered trademark of divine, inc. Data Return is a registered trademark of Data Return Corporation. Other trademarks appearing in this proxy statement/prospectus are the property of their respective holders.

i

THE MERGER	52
Structure of the Merger	52
Background of the Merger	52
Reasons for the Merger; Recommendation of the Data Return Board of Directors	58
Opinion of Financial Advisor to the Data Return Board of Directors	61
Accounting Treatment	73
Interests of Certain Persons in the Merger	74
Stock Ownership Following the Merger	77
Regulatory Matters	77
Dissenters' Rights	78
Federal Securities Laws Consequences	78
Nasdaq National Market	79
Material United States Federal Income Tax Consequences	79
THE MERGER AGREEMENT	81
The Merger	81
Consideration to be Received in the Merger	81
No Fractional Shares	82
Procedures for Exchange of Certificates	82
Treatment of Outstanding Options	82
Treatment of Outstanding Warrants	83
Representations and Warranties	83
Covenants and Agreements	84
Conditions to the Merger	87
Indemnification and Insurance	88
Termination	89
Termination Fee	90
Expenses	91
Amendments	92
AGREEMENTS RELATED TO THE MERGER	93
The Shareholder Voting Agreements	93
The Credit Agreement	93
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	95
INFORMATION REGARDING DIVINE	106
Overview	106
Recent Developments	108
INFORMATION REGARDING DATA RETURN	111
Business	111
Employees	119
Properties	119
Legal Proceedings	119
Management's Discussion and Analysis of Financial Condition and Results of Operations	120

ii

Quantitative and Qualitative Disclosures About Market Risk	152
Security Ownership of Certain Beneficial Owners and Management	153
COMPARISON OF RIGHTS OF DIVINE STOCKHOLDERS AND DATA RETURN SHAREHOLDERS	155
Authorized Capital Stock	155
Dividends	155
Voting Rights	156
Preemptive Rights	156
Cumulative Voting	156
Stockholder Action	156
Rights Plan	157
Special Meetings of Stockholders	158
Stockholder Proposals	158
Action by Stockholders Without a Meeting	158
Classified Board of Directors	158
Removal and Appointment of Directors	159
Board of Directors Meetings	159
Indemnification of Certain Persons	159
Amendment of Charter and Bylaws	160
LEGAL MATTERS	161
EXPERTS	161
SHAREHOLDER PROPOSALS	161
WHERE YOU CAN FIND MORE INFORMATION	162
CONSOLIDATED FINANCIAL STATEMENTS OF DATA RETURN CORPORATION	F-1
APPENDIX A	AGREEMENT AND PLAN OF MERGER
APPENDIX B	SHAREHOLDER VOTING AGREEMENTS
APPENDIX C	OPINION OF ABN AMRO INCORPORATED

iii

QUESTIONS AND ANSWERS ABOUT
THE PROPOSED MERGER

Q:
Why are the two companies proposing to merge?

A:
The products and services offered by the companies are generally complementary, and we expect that the acquisition of Data Return by divine will provide our combined enterprise significant potential advantages and resources, including a more diversified portfolio of products and services. We believe that the proposed merger will allow us to accelerate long-term growth and provide added stockholder value. Achieving these anticipated benefits, however, is subject to certain risks discussed in "Risk Factors" beginning on page 26. To review the reasons for the acquisition in greater detail, see "The Merger—Reasons for the Merger; Recommendation of the Data Return Board of Directors" beginning on page 58.

Q:
How will I benefit?

A:
We believe that you will benefit by being an owner of a company that is able to compete more effectively than either divine or Data Return separately.

Q:
What will happen in the merger?

A:
A newly-formed, wholly-owned subsidiary of divine will merge into Data Return. As a result, Data Return will survive as a wholly-owned subsidiary of divine.

Q:
What will I receive in the merger?

A:
You will receive 1.9876 shares of divine class A common stock in exchange for each common share of Data Return that you own if we complete the merger. This exchange ratio may be adjusted in certain limited circumstances. For a description of the potential adjustments to the exchange ratio, see "The Merger Agreement—Consideration to be Received in the Merger" on page 81.

  Example: Based on the number of common shares of Data Return outstanding as of December 3, 2001, if you own 1,000 common shares of Data Return at the time we complete the merger, you will be entitled to receive 1,988 shares of divine common stock.

Q:
What happens as the market price of divine common stock fluctuates?

A:
The exchange ratio, and therefore the number of shares of divine common stock that you will receive in the merger, will not be adjusted in the event of any increase or decrease in the price of divine common stock. Therefore, the value of the divine common stock you will receive in the merger will fluctuate as the price of divine common stock increases or decreases. However, Data Return may terminate the merger agreement if divine's closing price is equal to or less than $0.329 for ten consecutive trading days prior to the merger. You should obtain a current market quotation for divine common stock before voting on the merger.

Q:
Will divine issue fractional shares?

A:
divine will not issue fractional shares. Instead, any holder of Data Return common shares who would otherwise be entitled to receive a fraction of a divine share in the merger will receive a number of divine shares rounded up or down to the nearest whole number (with fractions equal to or greater than 0.5 being rounded up).

Q:
What do I need to do now?

A:
After carefully reviewing and considering this proxy statement/prospectus, you should submit your proxy by mail before the special meeting so that your shares are represented at the special meeting. You may also attend the special meeting scheduled to take place on January 9, 2002. The board of directors of Data Return unanimously recommends voting in favor of the adoption and approval of the merger agreement and the merger.

Q:
What shareholder vote is required to approve the merger?

A:
The affirmative vote of two-thirds of the common shares of Data Return outstanding as of the record date, December 3, 2001, is required to adopt and approve the merger agreement and the merger. As of December 3, 2001, holders of approximately 36% of Data Return's outstanding common shares have agreed to vote for adoption and approval of the merger agreement and the merger.

Q:
Can I vote my shares without attending the special meeting?

A:
You may vote your shares without attending the special meeting by granting a proxy to us. Complete, sign and date your enclosed proxy card and mail it using the enclosed postage paid envelope.

Q:
If my Data Return shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Your broker will only vote your shares if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not provide instructions to your broker on how to vote your shares, they will not be voted. This will have the same effect as voting against the adoption and approval of the merger agreement and the merger.

Q:
What if I don't vote by proxy or at the special meeting or I abstain?

A:
If you fail to vote by proxy or at the special meeting or abstain from voting, it will have the same effect as a vote against the adoption and approval of the merger agreement and the merger.

Q:
Can I change my vote after I have mailed a signed proxy card?

A:
If you are a shareholder of record, you may revoke a previously-granted proxy and change your vote at any time before your proxy is voted at the special meeting in one of the following ways:

•
by delivering to Data Return's Investor Relations office a written notice that states you would like to revoke your proxy;

  •
  by delivering a later-dated proxy card by mail; or

  •
  by attending the special meeting and voting in person (merely attending the meeting will not revoke your previously-granted proxy and change your vote; you must cast a vote at the special meeting).

  For shares held in the name of a bank, broker or other fiduciary, you may change your vote by submitting new voting instructions to the bank, broker or other fiduciary.

Q:
What if I receive more than one proxy card?

A:
It may mean that your shares are registered in different ways or are in more than one account. Please provide voting instructions for all proxy cards you receive to ensure that all of your shares are voted at the meeting.

Q:
Should I send in my Data Return share certificate now?

A:
No. After we complete the merger, Computershare Trust Company of New York, the exchange agent, will send you written instructions for exchanging your Data Return share certificates for divine stock certificates.

Q:
When do you expect to complete the merger?

A:
We expect to complete the merger as quickly as possible after the special meeting.

Q:
What are the tax consequences of the merger?

A:
You generally will not recognize gain or loss for U.S. federal income tax purposes on the exchange of common shares of Data Return for divine common stock. To review the tax consequences to Data Return shareholders in greater detail, see "The Merger—Material United States Federal Income Tax Consequences" beginning on page 79. The tax consequences to each of you will depend on your particular situation. You should therefore consult your own tax advisor for an understanding of the tax consequences to you resulting from the merger.

Q:
What will happen to Data Return if we do not complete the merger?

A:
If we do not complete the merger, Data Return may be required under certain circumstances to (1) pay divine a termination fee of $1.7 million, (2) reimburse divine for its expenses incurred in connection with the merger, up to a maximum of $500,000, and (3) repay amounts borrowed from divine pursuant to the credit agreement within 90 days or 180 days from the date of termination. In addition, except in limited circumstances, significant merger-related costs incurred by Data Return, such as legal, accounting and financial advisor fees, must be paid by Data Return even if we do not complete the merger. Also, the price of the common shares of Data Return may decline to the extent that its current market price reflects a market assumption that we will complete the merger. For a detailed discussion of certain risks associated with owning Data Return common shares, see "Information Regarding Data Return—Management's Discussion and Analysis of Financial Condition and Results of Operations— Risk Factors" beginning on page 135.

Q:
Whom can I call with questions?

A:
If you would like additional copies of this proxy statement/prospectus or the enclosed proxy card, or, if you have questions about the merger, the special meeting or how to vote by proxy, you should contact one of the following:

    Computershare Trust Company of New York
    Attention: Richard Campbell
    88 Pine Street, 19th Floor
    New York, New York 10005
    Telephone: (212) 701-7656
    Fax: (212) 701-7691
    email:     richard.campbell@computershare.com

    Data Return Corporation
    Attention: Investor Relations
    222 West Las Colinas Boulevard
    Suite 450
    Irving, Texas 75039
    Telephone: (972) 869-0770
    Fax: (972) 827-4410
    email:     investor@datareturn.com

  You can also contact Data Return's proxy solicitor and information agent, Georgeson Shareholder Communications, Inc., at this toll-free number: (800) 223-2064.

  If you would like copies of any divine documents incorporated by reference in this proxy statement/prospectus, you should contact divine at the following:

    divine, inc.
    Attention: Investor Relations
    1301 North Elston Avenue
    Chicago, Illinois 60622
    Telephone: (773) 394-6600
    Fax: (773) 394-6604
    email:     ir@divine.com

SUMMARY

    For your convenience, we have provided a brief summary of certain information contained in this proxy statement/prospectus. This summary highlights selected information from this document and does not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents we have referred you to, including the divine documents incorporated by reference and the merger agreement, which we have attached as Appendix A. You should also see "Where You Can Find More Information" on page 162. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in the summary.

The Companies

  divine, inc. and TD Acquisition Corp. (page 106)

    divine provides a combination of Web-based technology, professional services and managed applications capabilities designed to allow clients to deploy advanced Web solutions for the extended enterprise that are integrated with their business strategies and existing software and technical systems. divine's enterprise Web solutions offer businesses the ability to improve collaboration, workflow and business relationships. divine provides these solutions and managed applications through its four business units:

  •
  Enterprise Portal Solutions;

  •
  Software Applications;

  •
  Professional Services; and

  •
  Managed Applications.

    divine maintains its principal offices at 1301 North Elston Avenue, Chicago, Illinois 60622, telephone (773) 394-6600. See "—divine's Recent Developments" beginning on page 14 for a discussion of recent events intended to further divine's business strategy.

    TD Acquisition Corp. is a newly formed Texas corporation formed solely to effect the merger and has no business or assets.

  Data Return Corporation (page 111)

    Data Return provides advanced managed hosting services based on Microsoft technologies. Data Return provides these services to businesses seeking to outsource the deployment, maintenance and support of their complex web sites. Data Return's services include providing, configuring, operating and maintaining the hardware, software and network technologies necessary to implement and support these web sites. It also offers additional services options, such as scalability and architecture testing, storage solutions and a suite of security services, including firewalls. Data Return currently sells its services primarily in the United States. Data Return maintains its principal offices at 222 West Las Colinas Boulevard, Suite 450, Irving, Texas 75039, telephone (972) 869-0770.

Reasons for the Merger (page 58)

    divine and Data Return believe that the proposed merger will provide each company with the complementary strengths and resources of the other and will enable the combined company to address strategic opportunities more effectively. For example, the combination of Data Return's advanced hosting services with divine's professional services, software services and applications and sales and marketing infrastructure should enable the combined company to further its strategy of providing Web-based technology, professional services, and managed applications that help global enterprises conveniently and cost-effectively manage information resources and engage their constituencies.

    In considering the proposed merger, Data Return's board of directors has evaluated, and you should evaluate, a number of factors, including the value of the divine shares you would receive at the effective time of the merger. Based on divine's closing price of $0.60 as of December 3, 2001 and the exchange ratio of 1.9876, you currently would receive approximately $1.19 in divine shares for each Data Return share you hold. The actual value that you will receive at the closing of the merger, if it is approved by Data Return's shareholders, could be more or less than $1.19, depending on the market price for divine's common stock and the number of outstanding common shares of Data Return at the time of closing. After considering various alternatives, including the alternative of continuing to operate as an independent entity, the Data Return board believes the merger is in the best interests of Data Return shareholders because of the strategic advantages and the potential up-side created by the combined companies. See "The Merger—Reasons for the Merger; Recommendation of the Data Return Board of Directors" beginning on page 58.

Recommendation of the Data Return Board of Directors (page 58)

    The Data Return board unanimously recommends that you vote FOR the proposal to adopt and approve the merger agreement and the merger.

The Data Return Special Meeting

  Date, Time, Place and Purpose (page 50)

    The special meeting of Data Return shareholders will be held on January 9, 2002, at 10:00 a.m. local time at the Marriott Hotel located at 223 West Las Colinas Boulevard, Irving, Texas. The purpose of the special meeting is to vote upon the proposal to adopt and approve the merger agreement and the merger. You may also vote upon such other matters, including any motion to adjourn to a later time to permit further solicitation of proxies, if necessary to establish a quorum or to obtain additional votes in favor of the proposed transaction, as may be properly brought before the Data Return special meeting or any adjournment or postponement of the special meeting.

  Record Date and Vote Required (page 50)

    Only Data Return shareholders of record at the close of business on the record date, December 3, 2001, are entitled to vote at the special meeting. The affirmative vote of two- thirds of the Data Return common shares outstanding as of the record date is required to adopt and approve the merger agreement and the merger. At the close of business on the record date, there were 36,189,164 shares of Data Return outstanding and entitled to vote at the Data Return special meeting, approximately 38.5% of which were held by directors and executive officers of Data Return and their affiliates. Certain shareholders, directors and officers and their affiliates holding in the aggregate approximately 36% of Data Return's common shares as of December 3, 2001 have executed a shareholder voting agreement with divine and agreed to vote their shares in favor of the adoption and approval of the merger agreement and the merger. See "Agreements Related to the Merger—The Shareholder Voting Agreements" beginning on page 93 for additional information concerning this agreement.

Dissenters' Rights (page 78)

    You are not entitled to dissenters' rights or appraisal rights under the Texas Business Corporation Act in connection with the merger.

The Merger

    The merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger. If the holders of two-thirds of the outstanding common shares of Data Return adopt and approve the merger agreement and the merger and all other conditions to the merger are satisfied or waived, TD Acquisition Corp. will merge into Data Return. As a result, Data Return will survive as a wholly-owned subsidiary of divine.

  What You Will Receive (pages 77 and 81)

    If we complete the merger, each outstanding common share of Data Return will be exchanged for 1.9876 shares of divine common stock, subject to potential adjustment as described in the following sentence. If the total number of common shares of Data Return outstanding immediately prior to the merger is greater than 36,350,372, the exchange ratio will be adjusted to equal the quotient of (A) 72,250,000 divided by (B) the total number of Data Return common shares outstanding at that time. Because there were only 36,189,164 common shares of Data Return outstanding as of December 3, 2001, an additional 161,209 common shares of Data Return would have to be issued in order to trigger an adjustment in the exchange ratio. Data Return is prohibited under the terms of the merger agreement from issuing additional shares except upon the exercise of outstanding options and warrants or if approved by divine. Certain holders of options that are currently in-the-money have contractually agreed not to exercise their options prior to the consummation of the merger and none of Data Return's outstanding warrants are currently in-the-money.

    The value of the divine shares you will receive in the merger will fluctuate as the market price of divine common stock changes. As of December 3, 2001, divine had approximately 293,199,779 shares of common stock issued and outstanding. Based upon 36,189,164 common shares of Data Return issued and outstanding as of December 3, 2001 and an exchange ratio of 1.9876, divine will issue an aggregate of approximately 71,929,582 shares of divine common stock to holders of common shares of Data Return following the merger. As a result, following completion of the merger, and including the approximately 53,968,000 shares of divine common stock issued in the merger with Eprise Corporation, which closed on December 5, 2001, but otherwise assuming divine does not issue any additional shares of its common stock, Data Return shareholders would own approximately 17.2% of the issued and outstanding shares of divine's common stock. Assuming that divine (1) issues 8,196,722 shares of divine common stock in connection with the HostOne Acquisition, (2) issues 5,500,000 shares of divine common stock in connection with the Synchrony Acquisition, and (3) does not issue any other shares of divine common stock prior to the closing of this merger, Data Return shareholders would own approximately 16.6% of the issued and outstanding shares of divine's common stock after the merger.

  Treatment of Outstanding Options (page 82)

    Each outstanding option to purchase common shares of Data Return under Data Return's stock option plans with an exercise price that, when divided by the exchange ratio, is greater than the closing sale price of divine common stock on the trading day immediately prior to the completion of the merger, will be canceled to the extent permitted by the applicable option agreement and option plan and applicable law. Each outstanding Data Return option with an exercise price that, when divided by the exchange ratio, is less than or equal to the closing sale price of divine common stock on the trading day immediately prior to the completion of the merger, will be converted into an option to purchase divine common stock with an exercise price equal to the exercise price of the Data Return option divided by the exchange ratio, for a number of shares of divine common stock determined by multiplying the number of common shares of Data Return subject to the Data Return option by the exchange ratio. For those out-of-the money Data Return options that are terminated, divine will grant replacement options to purchase a total of approximately 14,383,000 shares of divine common stock, less the number of shares of divine common stock that are subject to options issued upon conversion of in-the-money Data Return options and less the product of the exchange ratio multiplied by the number of common shares of Data Return issued upon exercise of Data Return options between November 1, 2001 and the date the merger is consummated. As of December 3, 2001, Data Return had outstanding options to purchase an aggregate of approximately 9,450,000 common shares of Data Return, with exercise prices ranging from $0.02 to $84.81. Based on the 1.9876 exchange ratio and the closing sale price of divine common stock of $0.60 as of December 3, 2001, only 5,185,585 of those options would be in-the-money at that date.

  Treatment of Outstanding Warrants (page 83)

    Each outstanding warrant to purchase common shares of Data Return will be converted into a warrant to purchase a number of shares of divine common stock at an exercise price as determined in accordance with the terms of the warrant. As of December 3, 2001, Data Return had outstanding warrants to purchase (1) 340,910 common shares of Data Return at an exercise price of $11.00 per share, and (2) 5,000 common shares of Data Return at an exercise price of $49.1875 per share. Upon completion of the merger, based on the exchange ratio of 1.9876, the first warrant will convert into a warrant to purchase approximately 677,593 shares of divine at an exercise price of approximately $5.53 per share, and the second warrant will convert to a warrant to purchase approximately 9,938 shares of divine common stock at an exercise price of approximately $24.75 per share.

  Opinion of Data Return's Financial Advisor (page 61)

    ABN AMRO Incorporated, Data Return's financial advisor, delivered its oral opinion, which was later confirmed in writing, to the Data Return board on November 1, 2001, that as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the exchange ratio set forth in the Data Return merger agreement was fair from a financial point of view to the shareholders of Data Return. The full text of the ABN AMRO opinion is attached as Appendix C. You should read the ABN AMRO opinion, including its assumptions, matters considered and qualifications, in its entirety. The ABN AMRO opinion is addressed to the Data Return board of directors and does not address Data Return's business decision to effect the merger or constitute a recommendation as to how any holder of Data Return shares should vote with respect to the merger.

  Conditions to the Merger (page 87)

    The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including, among others:

  •
  the Data Return shareholders must adopt and approve the merger agreement and the merger, and, if required by the rules of Nasdaq, divine's stockholders must approve the issuance of divine common stock in the merger;

  •
  the registration statement of which this proxy statement/prospectus is a part must have been declared effective by the SEC and must not be subject to a stop order or a proceeding seeking a stop order;

  •
  no law, injunction or order preventing the completion of the merger may be in effect;

  •
  no breach of a representation or warranty resulting in a material adverse effect on either divine or Data Return may have occurred that has not been waived;

  •
  each party shall have performed or complied with its agreements and covenants in all material respects;

  •
  the parties must make all necessary filings and receive all necessary approvals or consents of any governmental entity or third party, subject to certain exceptions;

  •
  the shares of divine common stock to be issued to you under the merger agreement must be authorized for listing on the Nasdaq National Market; and

  •
  Data Return must have received a written opinion to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes, and that opinion must not have been withdrawn.

  Termination (page 89)

    divine and Data Return can jointly terminate the merger agreement at any time before completing the merger, even if Data Return's shareholders have approved the merger. Either divine or Data Return can also terminate the merger agreement if:

  •
  we do not complete the merger before February 28, 2002 (subject to extension under certain circumstances);

  •
  a governmental or legal restraint does not permit completion of the merger;

  •
  Data Return's shareholders do not adopt and approve the merger agreement and the merger at the special meeting; provided, however, Data Return does not have the right to terminate under these circumstances if it has violated its non-solicitation covenant contained in the merger agreement or its board has withdrawn its recommendation of the merger. See "The Merger Agreement—Covenants and Agreements—No Solicitation of Alternative Transactions" on page 86;

  •
  the other party materially breaches its representations, warranties or covenants in the merger agreement and that breach has not been, or cannot be, cured within 20 business days of the other party receiving notice of the breach; or

  •
  the approval of divine's stockholders is needed under the rules of Nasdaq in order for divine to issue shares of its common stock to you to complete the merger and that approval is not obtained; provided, however, divine does not have the right to terminate under these circumstances if its board fails to recommend the transaction to divine's stockholders.

    In addition, divine may terminate the merger agreement without completing the merger if:

  •
  Data Return's board of directors or a committee of the board withdraws or modifies its approval or recommendation of the merger agreement or the merger;

  •
  Data Return shall have failed to include in the proxy statement/prospectus the recommendation of its board of directors in favor of adoption of the merger agreement;

  •
  in response to a third-party tender offer or exchange offer, Data Return takes any action other than rejection of the offer;

  •
  Data Return's board of directors recommends an alternative acquisition proposal;

  •
  Data Return enters into an agreement regarding, or consummates, an acquisition transaction with a party other than divine; or

  •
  Data Return's board of directors resolves to do any of the foregoing.

    Further, Data Return may terminate the merger agreement without completing the merger if:

  •
  the approval of divine's stockholders is needed in order for divine to issue shares of its common stock to you to complete the merger and the board of directors of divine, or any committee thereof, shall have withdrawn or modified in a manner adverse to Data Return its approval or recommendation of the merger or the merger agreement or fails to include in this proxy statement/prospectus the recommendation of divine's board in favor of approval of the merger and the merger agreement; or

  •
  if at any time prior to the completion of the merger, before or after the adoption of the merger agreement by the shareholders of Data Return, the closing sale price of divine common stock as reported on the Nasdaq National Market is equal to or less than $0.329 for ten consecutive trading days.

    Except under the circumstances described below in "—Termination Fee," all fees and expenses incurred in connection with the merger agreement and the transactions it contemplates will be paid by the party incurring those expenses.

  Termination Fee (page 90)

    Data Return has agreed to pay divine a termination fee of $1,700,000 if the merger agreement is terminated by:

  •
  divine or Data Return because the merger is not completed by February 28, 2002, solely as a result of the special meeting not occurring because of an alternative acquisition proposal;

  •
  divine or Data Return because Data Return shareholders do not adopt and approve the merger agreement and the merger;

  •
  divine because Data Return shall have breached or failed to perform any of the covenants or other agreements in the merger agreement or any representation or warranty of Data Return shall have become untrue such that, in either case, certain conditions to the merger would not be satisfied, and that breach or failure to be true has not been or is not capable of being cured within 20 business days following receipt by Data Return of notice of such failure or breach;

  •
  divine because Data Return's board of directors withdraws or modifies its approval or recommendation of the merger or the merger agreement;

  •
  divine because Data Return fails to include in this proxy statement/prospectus the recommendation of its board in favor of adoption of the merger agreement;

  •
  divine because in response to a third-party tender offer or exchange offer, Data Return's board of directors takes any action other than rejection of the offer;

  •
  divine because Data Return's board of directors recommends an alternative acquisition proposal; or

  •
  divine because Data Return enters into an agreement regarding, or consummates, an acquisition transaction with a party other than divine.

    divine must pay Data Return a termination fee of $1,700,000 if Data Return terminates the merger agreement because the approval of divine's stockholders is needed in order for divine to issue shares of its common stock to you to complete the merger, and divine's board of directors or a committee of the board withdraws or modifies its approval or recommendation of the merger or the merger agreement or fails to include in this proxy statement/prospectus the recommendation of divine's board in favor of the merger agreement and the merger.

  Expenses (page 91)

    If the merger agreement is terminated by Data Return because (1) divine breaches or fails to perform any of the covenants or other agreements contained in the merger agreement or any representation or warranty of divine shall have become untrue such that, in either case, certain conditions to the merger would not be satisfied, and that breach or failure to be true has not been or is incapable of being cured within 20 business days, or (2) the approval of divine's stockholders is needed in order for divine to issue shares of its common stock to you to complete the merger, and divine's board of directors withdraws or modifies its approval or recommendation of the merger or the merger agreement or fails to include in this proxy statement/prospectus the recommendation of divine's board in favor of the merger agreement and the merger, then divine must pay Data Return's expenses incurred in connection with the merger agreement, up to a maximum of $500,000.

    If the merger agreement is terminated:

  •
  by either divine or Data Return because the shareholders of Data Return do not approve the merger and the merger agreement at the special meeting;

  •
  by Data Return because the closing sale price of divine common stock is equal to or less than $0.329 for ten consecutive trading days;

  •
  by divine because Data Return breaches or fails to perform any of the covenants or other agreements contained in the merger agreement or any representation or warranty of Data Return shall have become untrue, such that, in either case, certain conditions to the merger would not be satisfied, and that breach or failure to be true has not been or is incapable of being cured within 20 business days; or

  •
  by divine because (1) Data Return's board of directors withdraws or modifies its approval or recommendation of the merger, (2) Data Return fails to include in this proxy statement/prospectus the recommendation of its board of directors in favor of the adoption of the merger agreement, (3) in response to a third party tender offer or exchange offer, Data Return's board of directors takes any action other than rejection of the offer, (4) Data Return's board of directors recommends an alternative acquisition proposal, (5) the board of directors of Data Return resolves to do any of the foregoing, or (6) Data Return enters into an agreement regarding, or consummates, any acquisition transaction with a party other than divine;

then in each case Data Return must pay divine's expenses incurred in connection with the merger agreement, up to a maximum of $500,000.

  Conversion of Loans Under Credit Agreement (pages 91 and 93)

    In the event that: (1) either divine or Data Return terminates the merger agreement because the approval of divine's stockholders is needed in order for divine to issue shares of its common stock to you to complete the merger, and divine has not obtained this approval; (2) Data Return terminates the merger agreement because divine breached or failed to perform any of the covenants or other agreements contained in the merger agreement, or if any representation or warranty of divine shall have become untrue such that, in either case, certain conditions to the merger would not be satisfied, and that breach or failure to be true has not been or is incapable of being cured within 20 business days following notice; or (3) Data Return terminates the merger agreement because the approval of divine's stockholders is needed in order for divine to issue shares of its common stock to you to complete the merger, and divine's board of directors or a committee of the board withdraws or modifies its approval or recommendation of the merger and the merger agreement, or fails to include in this proxy statement/prospectus the recommendation of divine's board in favor of approval of the merger and the merger agreement, then in each case all loans and obligations owed by Data Return to divine under the credit agreement will automatically convert into the number of common shares of Data Return equal to the aggregate amount of these loans and obligations (without duplication) then outstanding, divided by $0.94.

Interests of Certain Persons in the Merger (page 74)

    When you consider the Data Return board's recommendation in favor of the merger, you should be aware that a number of Data Return directors and executive officers may have interests in the merger that differ from, or are in addition to, your interests, including severance payments, acceleration of vesting of options and indemnification. For a complete discussion of these interests, see "The Merger—Interests of Certain Persons in the Merger" beginning on page 74.

Material United States Federal Income Tax Consequences (page 79)

    You generally will not recognize gain or loss for U.S. federal income tax purposes on your exchange of common shares of Data Return for divine common stock. Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your particular situation. You are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicable federal, state, local and foreign tax consequences.

Accounting Treatment (page 73)

    divine will record the merger using the purchase method of accounting in accordance with U.S. generally accepted accounting principles. This means that for financial reporting purposes, divine will treat both companies as one company beginning as of the date we complete the merger. In addition, under this method of accounting, divine will record the fair value of Data Return's assets and liabilities on its consolidated financial statements, with the remaining purchase price in excess of the fair value of Data Return's net assets recorded as goodwill.

Regulatory Matters (page 77)

    Currently, neither divine nor Data Return is required to file any information with the Federal Trade Commission or the Antitrust Division of the Department of Justice under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with the merger. We are not aware of any other governmental approvals or actions that are required to complete the merger other than compliance with federal securities laws and Texas corporate law.

Comparison of Rights (page 155)

    If we complete the merger, you will become a stockholder of divine. divine's charter and bylaws differ from those of Data Return, and, as a result, you will have different rights as a divine stockholder. In addition, divine has a stockholders rights plan similar to Data Return's shareholder rights plan that entitles holders of its common stock, in certain instances, to purchase shares of divine's series A junior participating preferred stock.

Shareholder Voting Agreements (page 93)

    divine and certain shareholders of Data Return entered into shareholder voting agreements pursuant to which those shareholders have agreed to vote all of their common shares of Data Return in favor of the approval and adoption of the merger agreement and the merger. As of December 3, 2001, the shares subject to the shareholder voting agreements represented approximately 36% of the outstanding common shares of Data Return.

Credit Agreement (page 93)

    In connection with the merger agreement, divine and Data Return entered into a credit agreement, pursuant to which divine has made loans totalling approximately $7.0 million to Data Return and will, upon request, make additional loans to Data Return up to an aggregate of $12.8 million, subject to Data Return's compliance with certain financial covenants and other provisions of the credit agreement.

Risk Factors (page 26)

    This merger and your investment in divine common stock involve certain risks and uncertainties, including risks related to the integration of our companies, risks associated with a fixed exchange ratio and risks relating to the combined entity. See "Risk Factors" beginning on page 26 for a discussion of the risks and uncertainties that you should consider before you decide whether to adopt and approve the merger agreement and merger and become a divine stockholder. In determining whether to vote for the merger agreement and merger, you should also review the risks and uncertainties associated with owning common shares of Data Return as a stand-alone company in "Information Regarding Data Return—Management's Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors" beginning on page 135.

divine's Recent Developments (page 108)

  Open Market Acquisition

    In October 2001, we completed our acquisition of Open Market, Inc., pursuant to an agreement and plan of merger we entered into with Open Market in August 2001. Open Market is a provider of enterprise content management and delivery-application software. Companies use Open Market's software to build and operate websites, rich product catalogs, self-service applications, and web services for their distribution channels, marketplaces, and customers. Under the terms of the Open Market merger agreement, we issued a total of approximately 44,455,000 shares of our common stock in exchange for all of the outstanding Open Market common and preferred stock, and Open Market became one of our wholly-owned subsidiaries.

  eshare communications Acquisition

    In October 2001, we completed our acquisition of eshare communications, Inc., pursuant to an agreement and plan of merger we entered into with eshare in July 2001. eshare is a provider of customer-interaction management, or CIM, software products and services. These CIM software applications enable eshare's customers to effectively manage new and existing customers across multiple communications channels, including voice, email, interactive web chat, and voice-over-internet protocol. Under the terms of the eshare merger agreement, we issued a total of approximately 68,435,000 shares of our common stock in exchange for all of the outstanding eshare common shares, and eshare became one of our wholly-owned subsidiaries.

  HostOne Acquisition

    In October 2001, we acquired, through divine/Whittman-Hart, inc., one of our wholly-owned subsidiaries, the assets of marchFIRST, Inc.'s HostOne application hosting unit. We purchased these assets in exchange for providing operating funds to HostOne from April 12, 2001, the date that marchFIRST filed for bankruptcy, to October 22, 2001, the date we acquired the HostOne assets. In addition, we agreed to issue to Microsoft Corporation a total of 8,196,722 shares of our common stock in exchange for the cancellation of debt owed by marchFIRST to Microsoft.

  Intira Acquisition

    In October 2001, we completed our purchase of substantially all of the assets of Intira Corporation. Intira provides information technology and network infrastructure for online business applications and is based in Pleasanton, California. In exchange for these assets, we paid $1 million in cash, provided Intira with a $6.8 million debtor-in-possession credit facility during its bankruptcy, and assumed certain obligations, which we intend to restructure on more favorable terms. We expect the acquisition of the Intira assets to add to our capabilities in our Managed Applications business unit and other business units.

  Synchrony Acquisition

    In October 2001, we acquired Synchrony Communications, Inc., a leading customer relationship management suite provider. Synchrony's Internet-architected software and remote-hosted services are used by Fortune 1000 companies and some of the world's largest outsourced teleservices providers. Synchrony's Hosted Anywhere solution provides the market's only remote-hosted and licensed technology, enabling consistent, high-quality customer service, sales, and marketing across multiple communications channels that include analog phone, fax, email, and chat. In exchange for all of the outstanding stock of Synchrony, we issued promissory notes to the former stockholders of Synchrony in the aggregate principal amount of approximately $6.88 million. The notes are due and payable on or before December 31, 2001. We have the option to pay the notes with cash, or by issuing a total of approximately 5,500,000 shares of our common stock to the former Synchrony stockholders. In addition, we issued warrants to purchase 2,000,000 shares of our common stock to the former stockholders of Synchrony.

  RoweCom Acquisition

    In November 2001, we completed our acquisition of RoweCom Inc. pursuant to an agreement and plan of merger and reorganization we entered into with RoweCom in July 2001. RoweCom is a leading business-to-business provider of high-quality service and e-commerce solutions for purchasing and managing the acquisition of magazines, newspapers, journals and e-journals, books, and other printed sources of commercial, scientific, and general interest information and analysis. RoweCom targets clients in knowledge-intense industries, such as business and financial services; biomedical; academia; and the federal government; and corporate and professional services. Under the terms of the RoweCom merger agreement, we issued approximately 10,158,000 shares of our common stock in exchange for all the outstanding RoweCom common stock, and RoweCom became one of our wholly-owned subsidiaries.

  Latin American Econetworks Acquisition

    In November 2001, we acquired the 63% of the equity interests of Latin American Econetworks N.V. that we did not already own in exchange for 8,000,000 shares of our common stock. Latin American Econetworks (also known as Dolphin Interventures) had been one of our associated companies since July 2000, when we acquired a 37% interest in it. Latin American Econetworks is an interdisciplinary venture capital firm focused on the telecommunications, media and technology sector in Latin America. As a result of this transaction, Latin American Econetworks became one of our wholly-owned subsidiaries.

    We anticipate that the integration of these companies into our products and services offering will help us to deliver a combination of software, technology-based solutions, professional services and hosting/managed applications that allow businesses to increase efficiency, generate revenue, advance their brand and build customer loyalty.

  Eprise Acquisition

    In December 2001, we completed our acquisition of Eprise Corporation pursuant to an agreement and plan of merger we entered into with Eprise in September of 2001. Eprise is a provider of enterprise content management and delivery application software. Eprise provides software products and design and consulting services that enable businesses to create and publish effective Web content quickly and easily. Its core product, Eprise Participant Server, enables a business organization to distribute this Web content management function among the appropriate individuals within the enterprise who have responsibility for particular aspects of that Web content. These individuals need no knowledge of programming languages or other technical skills to use Eprise Participant Server, thereby minimizing a customer's reliance on information technology professionals and other consultants. Under the terms of the Eprise merger agreement, we issued a total of approximately 54,000,000 shares of our common stock in exchange for all of the outstanding Eprise common stock, and Eprise became one of our wholly-owned subsidiaries.

SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

Selected Historical Financial Data of divine

    We are providing the following divine selected historical consolidated financial information to aid you in your analysis of the financial aspects of the merger. The following information is only a summary and should be read together with divine's consolidated audited and unaudited financial statements, the related notes and the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in divine's Annual Report on Form 10-K for its fiscal year ended December 31, 2000 and divine's Quarterly Report on Form 10-Q for its quarterly period ended September 30, 2001, which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 162. divine derived its consolidated statement of operations data for the fiscal year ended December 31, 2000 and the period from May 7, 1999, its inception, through December 31, 1999 and its consolidated balance sheet data as of December 31, 1999 and 2000 from its audited consolidated financial statements, which are incorporated by reference in this proxy statement/prospectus. Those consolidated financial statements were audited by KPMG LLP, independent certified public accountants. divine derived its consolidated statement of operations data for the nine-month periods ended September 30, 2000 and 2001 and its consolidated balance sheet data as of September 30, 2001 from its unaudited interim consolidated financial statements, which are incorporated by reference in this proxy statement/prospectus. In the opinion of divine's management, those unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information when read along with the audited consolidated financial statements and the related notes. divine's operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results divine may achieve for the entire year ending December 31, 2001.

	Period from May 7, 1999 (Inception) through December 31, 1999
			Nine Months Ended September 30,
		Year Ended December 31, 2000
			2000	2001
			(unaudited)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues:
Products	$313	$5,316	$4,338	$8,703
Services	724	38,763	26,662	110,415

Total revenues	1,037	44,079	31,000	119,118
Total operating expenses	10,465	346,621	224,277	294,948
Net loss	(9,407)	(470,319)	(231,101)	(189,939)
Net loss applicable to common stockholders	(12,927)	(528,182)	(288,964)	(189,939)
Basic and diluted net loss per share applicable to common stockholders	$(4.59)	$(7.84)	$(6.43)	$(1.38)
Shares used in computing basic and diluted net loss per share	2,816	67,391	44,967	146,511
	December 31,
			September 30, 2001
	1999	2000
	(in thousands)
			(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$162,841	$252,533	$170,026
Working capital	138,279	254,228	185,288
Total assets	238,872	420,181	362,837
Long-term debt and capital lease obligations	289	7,495	66,434
Total stockholders' equity	205,234	367,883	232,348

Selected Historical Financial Data of Data Return

    The following selected historical financial data for the period from September 22, 1997 (inception) through March 31, 1998 and each of the fiscal years ended March 31, 1999 through 2001 has been derived from Data Return's audited consolidated financial statements, which were audited by Ernst & Young LLP. The financial data for the six month periods ended September 30, 2000 and 2001 are derived from unaudited financial statements. The unaudited financial statements include all adjustments which Data Return considers necessary for a fair presentation of the financial position and the results of operations for those periods. You should not expect the results for the prior periods to be an indication of the results to be achieved for future periods. This information is only a summary and you should read it together with Data Return's historical financial statements and related notes contained in the prospectus/proxy statement. Please read the selected financial data set forth below in conjunction with "Information Regarding Data Return—Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus/proxy statement beginning on page 120.

	Period From September 22, 1997 (inception) through March 31,	Years Ended March 31,			Six Months Ended September 30,
	1998	1999	2000	2001	2000	2001
	(in thousands, except per share data)				(unaudited)
Consolidated Statements of Operations Data:
Revenues	$336	$1,889	$11,833	$50,068	$21,436	$25,743
Costs and expenses:
Cost of revenue	198	1,105	9,277	45,444	20,536	24,997
General and administrative	230	1,061	7,575	23,418	9,986	11,205
Marketing and sales	39	663	6,212	24,492	11,647	11,557
Product research and development	—	2	548	4,778	1,885	2,334
Stock-based compensation	61	349	1,779	171	125	74
Restructuring costs	—	—	—	—	—	3,534

Total costs and expenses	528	3,180	25,391	98,303	44,179	53,701

Loss from operations	(192)	(1,291)	(13,558)	(48,235)	(22,743)	(27,958)
Other income (expense)	2	7	1,870	1,083	1,329	(1,047)

Loss before cumulative effect of change in accounting principle	$(190)	$(1,284)	$(11,688)	$(47,152)	$(21,414)	$(29,005)

Cumulative effect of change in accounting principle	$—	$—	$—	$(1,626)	$(1,626)	$—

Net loss	$(190)	$(1,284)	$(11,688)	$(48,778)	$(23,040)	$(29,005)

Net loss per common share before cumulative effect of change in accounting principle	$(0.01)	$(0.07)	$(0.40)	$(1.32)	$(0.60)	$(0.80)

Net loss per common share after cumulative effect of change in accounting principle	$(0.01)	$(0.07)	$(0.40)	$(1.37)	$(0.65)	$(0.80)

Shares used in per share computation	15,882	18,371	29,268	35,712	35,534	36,083

Other Financial Data:
EBITDA (1)	$(118)	$(813)	$(9,565)	$(32,548)	$(16,386)	$(17,322)
Net cash (used in) provided by operating activities	2	(645)	(8,955)	(29,105)	(16,420)	(15,495)
Net cash (used in) provided by investing activities	(55)	(939)	(5,828)	(40,215)	(55,255)	22,218
Net cash (used in) provided by financing activities	527	1,953	99,364	(9,538)	(3,867)	(4,713)
Purchases of property and equipment	55	814	5,953	13,415	10,939	2,582

	March 31,				September 30,
	1998	1999	2000	2001	2001
		(in thousands)			(unaudited)
Consolidated Balance Sheet Data:
Working capital (deficit)	$321	$561	$79,970	$17,734	$(11,803)
Total assets	734	2,214	114,857	87,632	59,179
Notes payable and capital lease obligations—long-term	36	166	11,324	18,173	29,366
Total shareholders' equity	430	1,245	91,301	44,161	16,260

(1)
EBITDA consists of loss from operations of $1,291, $13,558, $48,235, $22,743 and $27,958 plus depreciation and amortization of $129, $2,214, $15,516, $6,232 and $10,562 and amortization of unearned stock-based compensation of $349, $1,779, $171, $125 and $74 for the years ended March 31, 1999, 2000 and 2001 and for the six months ended September 30, 2000 and 2001, respectively. EBITDA does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations as measured under generally accepted accounting principles. EBITDA should not be considered as an alternative to net loss or net cash used in operating activities, but may be useful to investors as an indication of operating performance. Data Return's calculations of EBITDA may not be consistent with calculations of EBITDA used by other companies including divine.

Unaudited Selected Pro Forma Condensed Combined Financial Information

    The following unaudited selected pro forma condensed combined financial information describes the pro forma effect of divine's proposed acquisition of Data Return on the:

  •
  statements of operations for the nine months ended September 30, 2001 and the year ended December 31, 2000 of divine; and
  •
  balance sheet as of September 30, 2001 of divine.

Because Data Return's fiscal year ends on March 31, the unaudited pro forma condensed combined financial information for the year ended December 31, 2000 includes Data Return's historical information for its year ended March 31, 2001. The following unaudited selected pro forma condensed combined financial information also describes the pro forma effect of divine's acquisition of Eprise Corporation and its recently completed acquisitions of RoweCom Inc., eshare communications, Inc. and Open Market, Inc. discussed below. The purpose of this pro forma financial information is to demonstrate how the combined financial statements of these businesses might have appeared if each of the mergers had been completed at the beginning of the periods presented, or when otherwise indicated.

    In addition to the pending merger between divine and Data Return, on September 17, 2001, divine entered into an agreement and plan of merger with Eprise, which is a provider of software products and design and consulting services that enable businesses to create and publish web content (divine completed its acquisition of Eprise on December 5, 2001). In addition, on October 19, 2001, divine completed its acquisition of Open Market, which provides enterprise content management and delivery application software to businesses and other organizations. Also, on October 23, 2001, divine completed its acquisition of eshare, which provides customer interaction management, or CIM, products and services. Further, on November 6, 2001, divine completed its acquisition of RoweCom, which is a business-to-business provider of e-commerce solutions for purchasing and managing the acquisition of magazines, newspapers, journals and e-journals, books and other printed sources of commercial, scientific and general interest information and analysis. The following unaudited selected pro forma condensed combined financial information reflects the acquisition of Data Return alone, the acquisition of Data Return, together with the completed acquisitions, and the acquisition of Data Return together with the acquisition of Eprise and the completed acquisitions.

    divine has prepared the pro forma financial information using the purchase method of accounting for all of these transactions. Because the pro forma financial information is based upon the financial condition and operating results of Data Return, Eprise, RoweCom, eshare and Open Market during periods when they were not under the control, influence or management of divine, the information presented may not be indicative of the results that would have actually occurred had the acquisitions been completed as of the respective periods presented, nor is it indicative of future financial or operating results. divine expects to incur reorganization and integration expenses as well as potential operating efficiencies as a result of the acquisitions of Data Return, Eprise, RoweCom, eshare and Open Market. The unaudited selected pro forma condensed combined financial information does not give effect to any synergies that may occur due to the integration of Data Return, Eprise, RoweCom, eshare and Open Market with divine, nor does it take into account the effect of any potential changes to accounting policies, including with respect to the recognition of revenues, of the acquired entities after the mergers due to the integration of their businesses into divine's business model. The unaudited selected pro forma condensed combined financial information should be read along with the historical financial statements of divine and the related notes, incorporated by reference in this proxy statement/prospectus, the historical financial statements of Data Return and the related notes, included elsewhere in this proxy statement/prospectus, and the unaudited pro forma condensed combined financial statements of divine and the related notes, included elsewhere in this proxy statement/prospectus.

Unaudited Selected Pro Forma Condensed Combined Financial Information
for the Nine Months Ended September 30, 2001
(in thousands, except per share data)

	divine	Data Return	Data Return Pro Forma Adjustments	divine/Data Return Pro Forma Combined	RoweCom	RoweCom Pro Forma Adjustments	eshare	eshare Pro Forma Adjustments	Open Market	Open Market Pro Forma Adjustments	divine/Data Return/RoweCom/eshare/Open Market Pro Forma Combined	Eprise	Eprise Pro Forma Adjustments	divine/ Data Return/ Eprise/ RoweCom/ eshare/Open Market Pro Forma Combined
Revenues	$119,118	$40,129	$—	$159,247	$174,117	$—	$54,943	$—	$35,694	$—	$424,001	$11,199	$—	$435,200
Total operating expenses	294,948	80,679	8,775	384,402	197,845	11,330	62,548	2,655	62,756	16,416	737,952	34,677	—	772,629
Net loss from continuing operations	(201,153)	(41,871)	(8,775)	(251,799)	(26,846)	(12,251)	(4,658)	(5,248)	(23,010)	(16,416)	(340,228)	(21,394)	—	(361,622)
Net loss from continuing operations applicable to common stockholders	(201,153)	(41,871)	(8,775)	(251,799)	(26,846)	(12,251)	(4,658)	(5,248)	(23,528)	(15,898)	(340,228)	(21,394)	—	(361,622)
Basic and diluted net loss per share applicable to common stockholders	$(1.38)			$(1.15)							$(1.00)			$(0.91)
Shares used in computing basic and diluted net loss per share	146,511			218,427							341,475			395,452

Unaudited Selected Pro Forma Condensed Combined Financial Information
for the Year Ended December 31, 2000
(in thousands, except per share data)

	divine	Data Return	Data Return Pro Forma Adjustments	divine/Data Return Pro Forma Combined	RoweCom	RoweCom Pro Forma Adjustments	eshare	eshare Pro Forma Adjustments	Open Market	Open Market Pro Forma Adjustments	divine/Data Return/RoweCom/eshare/Open Market Pro Forma Combined	Eprise	Eprise Pro Forma Adjustments	divine/ Data Return/ Eprise/ RoweCom/ eshare/Open Market Pro Forma Combined
Revenues	$44,079	$50,068	$—	$94,147	$347,581	$—	$83,956	$(1,815)	$88,981	$—	$612,850	$19,028	$—	$631,878
Total operating expenses	346,621	98,303	11,700	456,624	413,752	11,972	103,029	1,896	140,202	19,743	1,147,218	39,781	—	1,186,999
Net loss from continuing operations	(470,319)	(47,152)	(11,700)	(529,171)	(75,186)	(11,972)	(11,117)	(11,253)	(37,796)	(19,743)	(696,238)	(16,704)	—	(712,942)
Net loss from continuing operations applicable to common stockholders	(528,182)	(47,152)	(11,700)	(587,034)	(75,186)	(11,972)	(11,117)	(11,253)	(37,796)	(19,743)	(754,101)	(16,798)	94	(770,805)
Basic and diluted net loss per share applicable to common stockholders	$(7.84)			$(4.21)							$(2.87)			$(2.44)
Shares used in computing basic and diluted net loss per share	67,391			139,307							262,355			316,332

Unaudited Selected Pro Forma Condensed Combined Financial Information
as of September 30, 2001
(in thousands)

	divine	Data Return	Data Return Pro Forma Adjustments	divine/Data Return Pro Forma Combined	RoweCom	RoweCom Pro Forma Adjustments	eshare	eshare Pro Forma Adjustments	Open Market	Open Market Pro Forma Adjustments	divine/Data Return/RoweCom/eshare/Open Market Pro Forma Combined	Eprise	Eprise Pro Forma Adjustments	divine/ Data Return/ Eprise/ RoweCom/ eshare/Open Market Pro Forma Combined
Cash and cash equivalents	$170,026	$8,576	$(13,300)	$165,302	$7,902	$(405)	$8,326	$(6,797)	$3,364	$(2,752)	$174,940	$47,906	$(500)	$222,346
Working capital	185,288	(11,803)	(13,300)	160,185	(54,144)	(405)	17,209	(6,849)	(4,845)	(2,752)	108,399	45,359	(500)	153,258
Total assets	362,837	59,179	21,798	443,814	112,803	45,651	62,571	(2,654)	26,309	59,656	748,150	56,135	(4,879)	799,406
Long-term debt and capital leases	66,434	29,366	—	95,800	—	—	—	—	—	—	95,800	—	—	95,800
Total stockholders' equity (deficit)	232,348	16,260	21,798	270,406	(29,642)	45,651	39,882	(1,312)	2,545	60,233	387,763	49,738	(4,879)	432,622

Comparative Per Share Data

    We have summarized below certain (1) comparative per share data of divine, Data Return, Eprise, RoweCom, eshare and Open Market on a historical basis and (2) combined per share data on an unaudited pro forma basis after giving effect to the Data Return merger alone, as well as the Data Return, Eprise, RoweCom, eshare and Open Market mergers together, using the purchase method of accounting as if the mergers occurred on January 1, 2000 and assuming that:

  •
  1.9876 shares of divine common stock were issued in exchange for each outstanding common share of Data Return;

  •
  2.4233 shares of divine common stock were issued in exchange for each share of Eprise common stock outstanding;

  •
  0.75 of a share of divine common stock was issued in exchange for each share of RoweCom common stock outstanding;

  •
  3.12 shares of divine common stock were issued in exchange for each eshare common share outstanding; and

  •
  0.8326 of a share of divine common stock was issued in exchange for each share of Open Market common stock outstanding.

    You should read this data along with the historical consolidated financial statements and the related notes of divine incorporated by reference into this proxy statement/prospectus and of Data Return that are included elsewhere in this proxy statement/prospectus. We have presented the pro forma per share data for illustrative purposes only. This unaudited pro forma combined per share data does not necessarily indicate the operating results that would have been achieved had the mergers been completed as of the beginning of the periods presented, or the results of operations or financial position that we will experience in the future.

	Year Ended December 31, 2000		Nine Months Ended September 30, 2001
HISTORICAL PER SHARE DATA
Basic and diluted net loss per share from continuing operations:
divine	$(7.84)		$(1.38)

Data Return	(1.32	)(2)	(1.16	)(3)
Eprise	(0.83)		(0.90)
RoweCom	(6.48)		(2.17)
eshare	(0.51)		(0.21)
Open Market	(0.83)		(0.49)
Book value per share at period end(1):
divine	$2.76		$1.44

Data Return	1.23	(2)	0.45
Eprise	2.90		1.97
RoweCom	(0.14)		(2.19)
eshare	2.04		1.82
Open Market	0.44		0.05

PRO FORMA PER SHARE DATA
divine/Data Return pro forma per share data
Pro forma combined loss per share from continuing operations—basic and diluted:
Per divine share	$(4.21)	$(1.15)
Per equivalent Data Return share(4)	(8.37)	(2.29)
Pro forma combined book value per share at period end(5):
Per divine share	N/A	$1.16
Per equivalent Data Return share(4)	N/A	2.30
divine/Data Return/RoweCom/eshare/Open Market pro forma per share data
Pro forma combined loss per share from continuing operations—basic and diluted:
Per divine share	(2.87)	(1.00)
Per equivalent Data Return share(4):	(5.70)	(1.99)
Pro forma combined book value per share at period end(5):
Per divine share	N/A	1.09
Per equivalent Data Return share(4)	N/A	2.16
divine/Data Return/Eprise/RoweCom/eshare/Open Market pro forma per share data
Pro forma combined loss per share from continuing operations—basic and diluted:
Per divine share	$(2.44)	$(0.91)
Per equivalent Data Return share(4)	(4.85)	(1.81)
Pro forma combined book value per share at period end (5):
Per divine share	N/A	$1.05
Per equivalent Data Return share(4)	N/A	2.10

(1)
Historical book value per share is computed by dividing stockholders' equity (deficit) by the number of shares of common stock, net of treasury shares, outstanding at the end of each period.

(2)
Because Data Return's fiscal year-end is March 31, net loss per share for the year ended March 31, 2001 is substituted for net loss per share for the year ended December 31, 2000. Similarly, book value per share at period end for Data Return is calculated as of March 31, 2001 as opposed to December 31, 2000.

(3)
Data Return's net loss per share for the nine months ended September 30, 2001 has been calculated by adding the net loss per share for the three months ended March 31, 2001 of $0.36, as reported in Data Return's 10-K filing for the year ended March 31, 2001, and the net loss per share for the six months ended September 30, 2001 of $0.80, as reported in Data Return's 10-Q filing for the quarter ended September 30, 2001.

(4)
The unaudited equivalent Data Return pro forma per share amounts are calculated by multiplying the unaudited combined pro forma per divine share amounts by the exchange ratio of 1.9876 shares of divine common stock for each outstanding common share of Data Return.

(5)
Pro forma book value per share is computed by dividing pro forma stockholders' equity by the number of shares of divine common stock and the pro forma exchangeable shares outstanding at the end of the period.

Comparative Stock Price Data

    Shares of divine and Data Return common stock are currently traded on the Nasdaq National Market under the symbols "DVIN" and "DRTN," respectively. As of December 3, 2001, there were approximately 1,375 holders of record of divine common stock and

115 holders of record of Data Return common shares. The following table below shows the closing prices per share of divine common stock and Data Return common shares on the Nasdaq National Market on:

  •
  November 1, 2001, the last trading day prior to public announcement of the merger agreement and the proposed merger; and

  •
  December 3, 2001, the most recent date for which prices were practicably available prior to the date of this proxy statement/prospectus.

    The table also lists the equivalent per share price of Data Return common shares on these dates, which is equal to the closing price of divine common stock on that date multiplied by the exchange ratio of 1.9876.

	divine common stock	Data Return common shares	Data Return equivalent per share price
November 1, 2001	$0.47	$0.70	$0.93
December 3, 2001	0.60	1.02	1.19

    We have also included the following table, which shows the range of high and low sales prices reported on the Nasdaq National Market for divine common stock and Data Return common shares for the periods indicated:

	divine common stock		Data Return common shares
	High	Low	High	Low
Year ended December 31, 2000:
First quarter	N/A	N/A	$94.25	$36.50
Second quarter	N/A	N/A	41.63	13.25
Third quarter(1)	$12.44	$3.62	37.75	15.50
Fourth quarter	4.25	1.00	19.94	3.38
Year ending December 31, 2001:
First quarter	2.06	1.00	9.81	2.56
Second quarter	2.84	1.09	3.45	1.50
Third quarter	2.15	0.48	1.77	0.41
Fourth quarter (through December 3)	0.74	0.42	1.33	0.375

(1)
divine common stock began trading on the Nasdaq National Market on July 12, 2000.

    The market price of divine and Data Return common stock will fluctuate between the date of this proxy statement/prospectus and the date on which the merger occurs. We urge you to obtain current market quotations before making any decision about the merger.

    Neither divine nor Data Return has ever paid any cash dividends on its stock. We anticipate that, for the foreseeable future, our combined enterprise will retain any earnings for use in the operation of our business. Therefore, we do not anticipate paying cash dividends in the foreseeable future.

RISK FACTORS

    In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, you should carefully consider the following factors in voting on whether to adopt and approve the merger agreement and the merger and, therefore, your related investment in divine common stock. References to the products, businesses, financial results or financial condition of divine and Data Return mean our combined enterprise and its subsidiaries, including Eprise, eshare, Open Market and RoweCom, each of which we recently acquired. We have divided the risks into three groups: risks relating to the proposed merger; risks relating to the combined entity, including Eprise, RoweCom, eshare and Open Market; and risks relating to ownership of divine common stock. References to "we," "us" and "our" in "—Risks Relating to the Proposed Merger" refer to the combined divine/Data Return entity following completion of the Data Return merger. References to "we," "us" and "our" in "—Risks Relating to the Combined Entity" and "—Risks Relating to Owning divine Common Stock" refer to the combined divine/Data Return/Eprise/RoweCom/eshare/Open Market entity following completion of the merger, and giving effect to our recently completed acquisitions of Eprise, eshare, RoweCom and Open Market. You should also carefully consider the risks and uncertainties associated with Data Return as a stand-alone company described in "Information Regarding Data Return—Management's Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors" beginning on page 135.

Risks Relating to the Proposed Merger

    The value of shares of divine common stock that you will receive in the merger will fluctuate based on the price of divine common stock.

    Under the merger agreement, the number of shares of divine common stock that you will receive in the merger for your shares of Data Return is fixed, subject to an aggregate limitation that no more than 72,250,000 shares of divine common stock will be issued in connection with the merger. This means that the exchange ratio of 1.9876 will not be adjusted for changes in the market price of either divine or Data Return common stock. However, the exchange ratio will be adjusted downward in the event that divine would otherwise be required to issue more than 72,250,000 shares of divine common stock in the merger. Based on the number of common shares of Data Return outstanding as of December 3, 2001, divine would be required to issue an aggregate of approximately 71,929,582 shares of divine common stock. However, Data Return may be required to issue additional common shares pursuant to exercise of outstanding stock options and warrants.

    The value of the divine shares that you receive in the merger will depend on the market price of divine common stock at the time of completion of the merger, which may vary from the market price on the date you submit your proxy and the date of the special meeting. Data Return may terminate the merger agreement at any time prior to the consummation of the merger, if divine's closing stock price on Nasdaq is equal to or less than $0.329 for a period of at least ten consecutive trading days. The prices of divine and Data Return common stock historically have been volatile, and we cannot assure you what the market prices of the divine common stock or Data Return common stock will be at the time of the merger. We advise you to obtain recent market quotations for divine common stock and Data Return common stock before making any decision about the merger.

    We may be unable to integrate our operations and personnel successfully and, as a result, may not realize the expected benefits of the merger.

    This merger requires the integration of our companies, which have previously operated independently. We may not accomplish this integration smoothly, expeditiously, successfully, or at all. The successful combination of the companies will require significant effort, managerial resources, time and expense. divine and Data Return have different systems and procedures in many operational areas that must be rationalized and integrated. Integration also may be difficult because divine is based in Chicago, Illinois and Data Return is presently based in Irving, Texas. This integration may be further complicated by the simultaneous integration of Eprise's, RoweCom's, eshare's and Open Market's operations. While we integrate operations, management may be distracted and employee uncertainty and lack of focus may disrupt our normal operations. As often occurs with mergers, during the pre-merger and integration phases, competitors may intensify their efforts to recruit key employees. Employee uncertainty regarding the effects of the merger could also increase turnover. Failure to accomplish the integration of our operations quickly and effectively could have a material adverse effect on our business, financial condition and results of operations.

    If we are unable to integrate our products and technologies successfully on a timely basis, we may not be able to operate efficiently or realize the expected benefits of the merger.

    After the merger, we will need to integrate our products and technologies. This integration may be difficult and unpredictable because divine's and Data Return's products were developed independently and without regard to this integration. In addition, divine has limited experience with the Internet hosting services provided by Data Return. Successful integration will also require coordination of different development and engineering teams, as well as sales and marketing efforts and personnel. This integration may take longer than expected, and the companies may be required to expend more resources on integration than anticipated. The need to expend additional resources on our integration would reduce the resources that would otherwise be available to develop new products and technologies. If we cannot integrate our products and technologies successfully and on a timely basis, we may not be able to operate efficiently or realize the expected benefits of the merger.

    Our customers and partners may react unfavorably to the merger, which could have a material adverse effect on our results of operations.

    The merger may disrupt our customer and partner relationships. Uncertainty regarding the merger and our ability to effectively integrate our operations without a significant reduction in the quality of product and service offerings may also cause some of our customers and partners to explore alternatives. Further, customers may defer purchasing decisions as they evaluate the likelihood of our successful integration. Any significant delay or loss of business from significant customers could have a material adverse effect on our results of operations.

    Officers and directors of Data Return have potential conflicts of interest in the merger.

    Certain of Data Return's executive officers and directors have interests in the merger that are different from, or in addition to, your interests. These interests, which include severance, indemnification and insurance protections and the ownership of options that will become exercisable for divine common stock, are described in more detail under the caption "The Merger—Interests of Certain Persons in the Merger" on page 74.

    After the merger, shareholders of Data Return will have different rights that may be less advantageous than their current rights.

    Upon completion of the merger, you will become divine stockholders. Differences in Data Return's articles of incorporation and bylaws and divine's certificate of incorporation and bylaws, as well as divine's stockholders rights plan, will result in changes to your rights when you become divine stockholders. See "Comparison of Rights of divine Stockholders and Data Return Shareholders" beginning on page 155. You may conclude that your rights under divine's certificate of incorporation, bylaws and stockholders rights plan are more limited than your current rights under Data Return's articles of incorporation, bylaws and shareholder rights plan.

Risks Relating to the Combined Entity

    divine has been in business for only two years, has little operating history and has a new business strategy that may continue to change, which makes it difficult to evaluate its business.

    divine was formed in May 1999 and began operations as an Internet holding company engaged in business-to-business e-commerce through a community of associated companies. divine announced a new strategy to focus on enterprise Web solutions in February 2001. Because divine has only recently begun operating under this new business strategy, there is limited data upon which you can evaluate its prospects. As we continue to analyze business plans and internal operations in light of market developments, we may decide to make further substantial changes in our business plan and organization. These changes in business strategy may include moving into areas in which divine has little or no experience. Furthermore, our future business strategy will depend on our ability to successfully acquire and integrate other businesses as we continue to seek to expand our portfolio of products and services. We are, and will remain for the foreseeable future, subject to risks, expenses and uncertainties frequently encountered by young companies, and it will continue to be difficult to evaluate our business and its likelihood of success.

    Our overall performance and quarterly operating results may fluctuate and will be affected by the revenues generated from Data Return's, Eprise's, RoweCom's, eshare's and Open Market's products and services and RoweCom's need for additional capital.

    We expect Data Return's, Eprise's, RoweCom's, eshare's and Open Market's revenues to comprise a significant portion of our revenues for the near future. In particular, we expect RoweCom's revenues to represent a significant portion of our revenues because RoweCom historically has recognized as revenue its cost of the knowledge resources it sells plus the fee retained by RoweCom. Fluctuations in the revenue generated from our offering of Data Return's Internet hosting services, Eprise's and Open Market's content management solutions, RoweCom's knowledge resources and eshare's CIM solutions will likely impact our overall performance, and risks relating to these Internet hosting services, content management solutions, knowledge resources, and CIM solutions may affect our success as a whole. divine's, Data Return's, Eprise's, RoweCom's, eshare's and Open Market's revenues and results of operations have varied substantially from quarter to quarter. We expect large fluctuations in our future quarterly operating results due to a number of factors, including:

  •
  the success of, and costs associated with, acquisitions, joint ventures or other strategic relationships;
  •
  losses or charges incurred by associated companies that may include significant write-downs, write-offs and impairment charges;

  •
  the level of product and price competition;
  •
  the length of our sales and implementation processes;
  •
  the size and timing of individual transactions;
  •
  seasonal trends;
  •
  the mix of products and services sold;
  •
  software defects and other product quality problems;
  •
  the timing of new product introductions and enhancements by us or our competitors;
  •
  customer order deferrals in anticipation of enhancements or new products to be offered by us or our competitors;
  •
  changes in foreign currency exchange rates;
  •
  customers' fiscal constraints; and
  •
  general economic conditions.

    In addition, RoweCom's revenue flow is seasonal in nature and as a result RoweCom periodically will have to rely on financing from divine or third parties to support its needs for working capital. RoweCom has an established practice of paying some of its publishers thirty to sixty days before receipt of funds from customers. Consequently, RoweCom anticipates making substantial expenditures in the fourth quarter of each year, while receiving the majority of its cash receipts relating to those purchases late in the first quarter of the following year. Given these seasonal cash flow imbalances, if RoweCom has an unexpected demand for liquid capital, or does not have financing available on commercially reasonable terms, or at all, when needed, it could have a material adverse effect on our future results of operations and financial condition.

    We expect to incur losses for the foreseeable future, and we may never become profitable.

    divine incurred net losses of approximately $9,407,000 for the period from inception on May 7, 1999 through December 31, 1999, approximately $470,319,000 for the year ended December 31, 2000, and approximately $189,939,000 for the nine months ended September 30, 2001. The majority of these losses were related to the consolidated operations of divine's associated companies and charges divine took to reduce the carrying value of these associated companies. In addition:

  •
  Data Return incurred net losses of approximately $1,284,000 for the fiscal year ended March 31, 1999, $11,688,000 for the fiscal year ended March 31, 2000, $48,778,000 for the fiscal year ended March 31, 2001, and $29,005,000 for the six months ended September 30, 2001;
  •
  Eprise incurred net losses of approximately $5,261,000 for the year ended December 31, 1998, $6,600,000 for the year ended December 31, 1999, $16,704,000 for the year ended December 31, 2000 and $21,394,000 for the nine months ended September 30, 2001;
  •
  RoweCom incurred net losses of approximately $7,630,000 for the year ended December 31, 1998, $15,067,000 for the year ended December 31, 1999, $83,981,000 for the year ended December 31, 2000 and $26,846,000 for the nine months ended September 30, 2001;

  •
  Open Market incurred net losses of approximately $36,970,000 for the year ended December 31, 1998, $19,780,000 for the year ended December 31, 1999, $37,796,000 for the year ended December 31, 2000 and $23,010,000 for the nine months ended September 30, 2001; and
  •
  eshare incurred net losses of approximately $9,958,000 for the year ended December 31, 1999, $11,117,000 for the year ended December 31, 2000 and $4,658,000 for the nine months ended September 30, 2001.

We expect to incur additional losses for the foreseeable future. Furthermore, we expect our operating expenses to increase significantly as we continue to develop the infrastructure necessary to implement our current business strategy and integrate acquired businesses. If our cash on hand and cash generated from our operations is insufficient to fund our business, we may need to raise additional capital. If this capital is not available on favorable terms or at all, we could be required to significantly curtail our operations. Changes to our business strategy and product lines may cause us to incur additional expenses. Our financial results will continue to be affected by the operations of divine's existing associated companies, some of which may cease operations in the future if they are unable to generate positive cash flow. To the extent that our revenues do not increase at a sufficient rate, we may not be able to achieve and, if achieved, maintain profitability.

    If we do not successfully implement our acquisition strategy or address the risks associated with the acquisitions, our growth and ability to compete may be impaired.

    Our business strategy includes the acquisition of other businesses that are complementary to ours, including other providers of enterprise software products or professional services. We may not be able to identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisitions, or successfully integrate any acquired businesses, including Eprise, RoweCom, eshare or Open Market, into our operations. Acquisitions, including the recently completed acquisitions of Eprise, RoweCom, Open Market and eshare, involve a number of special risks and challenges, including:

  •
  diversion of management's attention;
  •
  assimilation of the operations and personnel of acquired companies;
  •
  incorporation of acquired products into existing product lines;
  •
  adverse short-term effects on reported operating results;
  •
  assumption of the liabilities of acquired companies;
  •
  possible loss of key employees; and
  •
  difficulty of presenting a unified corporate image.

If we are unable to successfully implement our acquisition strategy or address the risks associated with acquisitions, our growth and ability to compete may be impaired.

    If we engage in future acquisitions, we might finance these acquisitions with available cash, the proceeds from possible debt financing, the issuance of additional common or preferred stock, or a combination of the foregoing. We may not be able to arrange adequate financing on acceptable terms or at all. If we consummate one or more significant acquisitions by issuing additional equity securities, the market price of our common stock could decline and our stockholders could suffer significant dilution. Furthermore, sellers may be reluctant to accept divine common stock as consideration at its recent price level and given its historical volatility, in which case our ability to complete further transactions could be significantly limited.

    For most of the businesses that we may acquire, we will likely have to record significant goodwill and other intangible assets, and generally accepted accounting principles may require us to recognize substantial amortization charges on the other intangible assets, reducing our future reportable earnings. We will also have to periodically test our goodwill and other intangible assets for impairment. If we determine that the value of the goodwill and/or the intangible assets has been impaired, we will be required to recognize substantial charges that would adversely affect our operating results. In addition, these acquisitions could involve significant non-recurring acquisition-related charges, such as the write-off or write-down of software development costs or other intangible items.

    Our failure to retain key personnel may adversely affect our business.

    Our success depends partly upon our ability to retain senior executives and other key employees who are critical to the continued advancement, development and support of our products and services and ongoing sales and marketing efforts. The loss of any key personnel or any significant group of employees could negatively affect our future business and prospects. If our management does not succeed in their roles or we are not able to effectively allocate management responsibilities and cause our officers and senior managers to operate effectively as a group, our business could be adversely affected.

    Employee morale and our ability to attract and retain qualified employees may also be adversely affected by the decline and substantial fluctuation in the market price of divine common stock since its initial public offering, as many divine employees hold options with exercise prices far greater than divine's recent stock price.

    Revenues from our professional services division are difficult to predict because they are derived from project-based engagements.

    For the nine months ended September 30, 2001, divine derived approximately 93% of its revenues from professional services. Almost all of these revenues were from project-based client engagements, which vary in size and scope. As a result, the revenues of our professional services division are difficult to predict because a client that accounts for a significant portion of these revenues in one period may not generate a similar amount of revenues, if any, in subsequent periods. In addition, because many of our professional services engagements involve sequential stages, each of which may represent a separate contractual commitment, a client may choose not to retain us for subsequent stages of an engagement or for new professional services projects.

    If we cannot keep our billable professionals engaged on client projects, our future revenues could decline and our operating results could be adversely affected.

    Virtually all the client contracts of our professional services division allow the client to terminate our services on relatively short notice and do not guarantee us any specific or minimum amount of business from the client. To the extent that any significant clients decrease their use of our professional services, delay an engagement or terminate their relationship with us, the revenues of our professional services division could decline substantially and our overall operating results could be adversely affected to the extent we are unable to quickly redeploy our billable professionals to other client engagements.

    We may not be able to compete successfully against current and future competitors, and competitive pressures faced by us could hurt our business and financial results.

    The market for our products and services is intensely competitive, fragmented and subject to rapid change. As a result of this merger and the recently completed Eprise, RoweCom, eshare and Open Market mergers, we will compete with a variety of companies that provide software solutions and professional services independently or on an integrated basis. We may not be able to compete successfully against current and future competitors, and competitive pressures faced by us could hurt our business and financial results. Furthermore, many of our current and potential competitors have longer operating histories; significantly greater financial, technical, product development and marketing resources; greater name recognition and a larger customer base than we do.

    The market for hosting and Internet services is highly competitive, and there are few substantial barriers to entry to keep competitors from entering this market. Data Return's current and potential competitors vary by size, product offering and geographic region and may elect to partner with each other or with focused companies to deliver service on the Microsoft platform. They include:

  •
  Microsoft advanced hosting providers;
  •
  web and application hosting service providers;
  •
  application-specific hosting service providers;
  •
  colocation providers;
  •
  managed service providers;
  •
  local, regional and international Internet service providers;
  •
  local, regional and international telecommunications companies;
  •
  systems integrators and large information technology outsourcing companies;
  •
  multimedia hosting companies; and
  •
  other hardware, software and technology companies.

    Data Return's competitors may operate in one or more of these areas and include companies such as AboveNet, AT&T, British Telecommunications, Cable & Wireless, Concentric Network, Critical Path, Dell, Digex, Exodus Communications, Globix, GTE, Genuity, IBM, Intel, HostPro, Level 3, Loudcloud, MCI Worldcom (including UUNET), Navisite, Qwest Communications International, Usinternetworking, Verio and Yahoo!

    Eprise has five primary sources of competition:

  •
  file-based content management systems from providers such as Interwoven, Inc.;
  •
  legacy document management systems from providers such as Documentum, Inc.;
  •
  specialized application servers from providers such as Vignette Corporation;
  •
  other specialized content management providers such as Stellent, Inc. (f/k/a Intranet Solutions); and
  •
  in-house development efforts by potential clients and partners.

    In addition, Eprise currently partners with a number of companies that provide complementary products such as Web tools and application servers. Any of these companies might introduce competitive product offerings in the future. Also, larger companies with broader product offerings, such as Microsoft Corporation, may bundle their products to discourage users from purchasing Eprise's products.

    The market for the sale of magazines, newspapers, journals and e-journals, books and other knowledge resources to businesses is intensely and increasingly competitive. Although RoweCom has not yet had significant direct competition from other companies offering a service for purchasing and managing the acquisition of subscriptions and books with comparable management control features, EBSCO Industries, Inc. has recently launched a desktop e-commerce service that is similar to RoweCom's kStore. Thus, we expect that significant competition will develop in the near future with respect to RoweCom's knowledge resource products, and it may adversely impact our business.

    eshare's primary competitors in the field of integrated inbound/outbound telephony-based call management systems have been Davox Corporation, SER Systeme AG, formerly EIS International, Inc., and Avaya, Inc., formerly Mosaix International, Inc. We will continue to compete primarily against Davox and Avaya in the collections segment of the outbound call management systems market, and against SER Systeme in the telemarketing and telesales segments of the inbound/outbound call management systems market. We will also compete in the computer telephony integration segment of the market, where principal competitors include Interactive Intelligence, Inc.; Genesys Telecommunications Laboratories/Alcatel; Stratasoft Corp.; Apropos Technology; Castel, Inc. and CellIT, Inc., among others. In the future, we may also face additional direct competition from private branch exchange/automatic call distribution vendors, other telecommunications equipment providers, telecommunications service providers, computer hardware and software vendors and others. Furthermore, in the Internet-based CIM industry, our competitors will include eGain Communications Corporation; Kana Software, Inc.; Cisco Systems, Inc.; Face Time Communications, Inc.; LivePerson, Inc.; People Support, Inc. and Siebel Systems, Inc.

    Open Market's primary competition in the e-business content management market includes in-house development efforts by prospective customers, other vendors of application software or application development platforms and tools directed at interactive commerce and financial services, such as Art Technology Group, Inc.; BroadVision, Inc.; Documentum, Inc.; Interwoven, Inc. and Vignette Corporation. In addition, larger companies with much broader product offerings, such as BEA Systems, Inc.; IBM Corporation; Microsoft Corporation and Oracle Corporation, may bundle their products to discourage users from purchasing Open Market's products. Companies such as IBM, BEA Systems and iPlanet E-Commerce Solutions also may add content management functionality to their application servers or introduce their own content management software.

    divine competes in various market segments that are extremely competitive, highly fragmented and subject to rapid change. While we offer an increasingly comprehensive range of advanced enterprise solutions, we compete with various providers of one or more components of our solutions. In the enterprise portal software and services segment, according to Delphi Research and the Yankee Group, the leading portal application makers in 2000 included: Plumtree Software, Inc.; Hummingbird Ltd.; Viador Inc.; Sequoia Software Corporation, acquired by Citrix Systems, Inc.; and InfoImage, Inc., among others. We believe that additional competitors in the broader advanced enterprise solutions market include: IBM Corporation; PeopleSoft, Inc.; BEA Systems, Inc.; Microsoft Corporation; Sybase, Inc.; Oracle Corporation; Computer Associates International, Inc.; Epicentric, Inc.; BroadVision, Inc.; Vignette Corporation; Citrix Systems, Inc.; Open Text Corporation; Top Tier Software, Inc.;

DataChannel, Inc.; Tibco Software Inc.; SAP AG; American Express Company and InfoSys Consulting Inc.

    If we do not expand our customer base, we may never become profitable and our stock price will likely decline.

    The market for many of our products and services is newly emerging. As a result, we cannot accurately estimate the potential demand for them. We believe that market acceptance of our products and services depends principally on our ability to:

  •
  develop or acquire products and services that meet changing customer needs in a timely fashion;
  •
  effectively market our products and our services;
  •
  hire, train, and retain a sufficient number of qualified sales and marketing personnel;
  •
  provide high-quality and reliable customer support for our products;
  •
  distribute and price our products and services in a manner that is more appealing to customers than that of our competitors;
  •
  develop a favorable reputation among our customers, potential customers and participants in the software industry; and
  •
  withstand downturns in general economic conditions or conditions that would slow corporate spending on software products and professional services.

Our inability to accomplish any of the foregoing may limit our ability to expand our customer base. If our customer base does not expand, we may never become profitable and our stock price will likely decline.

    Our success depends upon the market for Internet services, which, along with the general economy, is experiencing a downturn.

    During late 2000 and 2001, and particularly since September 11, 2001, the market for Internet services and technology has experienced a significant decline. This decline is at least partly attributable to funding difficulties experienced by many smaller companies, a general economic slowdown and instability in the financial markets. All of these developments have caused many of our current and potential clients to cancel, reduce and/or delay some projects. A prolonged economic slowdown or continued uncertainty about the future of the market for Internet services will adversely affect our business and financial results. If demand for our products and services does not improve, increased competition for business may result in significant decreases in the prices we charge for our products and services. The market for our products and services may not improve in a timely manner or to the extent necessary to allow us to achieve and sustain profitability in the near future.

    Our success will depend upon the ability of our products to work with a large variety of hardware, software, database and networking systems.

    The success of our products will depend on our ability to integrate our products and make them compatible with customer systems, particularly hardware systems, operating systems and data sources, as well as, or better than, competing products. The success of our products will also depend on the ability of our existing products to work well with one another, with new products we develop and with new software developed by third parties. We currently serve, and intend to continue to serve, a customer base with a wide variety of hardware, software, database and networking systems. If we cannot support an increasing number of systems in the future, we may not gain broad market acceptance.

    Customers will be less likely to accept our products if we are unable to introduce in a timely manner new software products and enhancements that meet industry requirements.

    The market for our software products is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render our existing products and services obsolete. As a result, unforeseen changes in customer and technological requirements for application features, functions and technologies could limit our ability to develop market share or could rapidly erode our position in those markets in which we have an established presence. Our growth and future operating results will depend in part upon our ability to develop and introduce new applications that anticipate, meet or exceed technological advances in the marketplace, meet changing customer requirements, respond to competitive products and achieve market acceptance.

    New products, platforms and language support can require long development and testing periods. New products or enhancements may not be released according to schedule or may contain defects when released. Either situation could result in adverse publicity, loss of sales, delay in market acceptance of our products or customer claims against us, any of which could harm our business. Our product acquisition, development and testing efforts have required, and are expected to continue to require, substantial investments. We may not possess sufficient resources to make these necessary investments.

    We also expect to develop and introduce new and enhanced versions of products as an integrated suite. In addition to the risks and uncertainties inherent in the development and introduction of new products, we will face significant challenges in developing and introducing new products and versions that work together effectively and allow customers to achieve the benefits of a broader product offering. We may not be able to identify or overcome these challenges.

    If we cannot cross-sell the products and services of divine, Data Return, Eprise, RoweCom, eshare and Open Market to the other companies' customers, we will not achieve one of the expected benefits of the mergers.

    Assuming completion of the Data Return merger, we intend to offer the products and services of Data Return, Eprise, RoweCom, eshare and Open Market to existing divine customers and the customers of each other acquired company, and divine's products to existing Data Return, Eprise, RoweCom, eshare and Open Market customers. One company's customers may not have an interest in the other companies' products and services. If we fail to cross-market our products and services, we will not achieve one of the expected benefits of the mergers, and this failure could have a material adverse effect on our business, financial condition and operating results.

    We expect that our future revenues and operating results will be adversely affected if the software application industry continues to evolve toward a subscription-based model.

    We expect that our revenue growth rates and operating results will be adversely affected as more customers require us to offer our products under a subscription-based application service provider model. We currently sell software application solutions on a perpetual-license basis in exchange for an up-front license fee. Many of our customers are attempting to reduce their up-front capital expenditures by purchasing software applications under a hosted subscription service model. Under the hosted model, the customer subscribes to use an application from the software provider. Generally, the application is hosted on a server managed by the software provider or a third-party hosting service. We expect that subscription-based revenues will represent a substantial portion of future revenues generated by our software applications and managed applications divisions.

    Under the subscription-based model, we generally will recognize revenue and receive payment ratably over the term of a customer's subscription. As a result, our revenue growth rate under a subscription model may be less than what our revenue growth rate would be under a license model. In addition, the price of our services will be fixed at the time of entering into the subscription agreement. If we are unable to adequately predict the costs associated with maintaining and servicing a customer's subscription, then the periodic expenses associated with a subscription may exceed the revenues we recognize for the subscription in the same period, which would adversely affect our operating results. In addition, if we are not successful in implementing the subscription-based model, or if market analysts or investors do not believe that the model is attractive relative to our existing license model, our business could be impaired and our stock price could decline.

    Our business may be adversely affected if there are defects in our software or we are unable to acquire third-party software or hardware that is error-free.

    Software products as complex as those that we offer may contain errors that could be detected at any point in the products' life cycles. divine, Data Return, Eprise, RoweCom, eshare and Open Market have, in the past, discovered software errors in certain of their products and proprietary software tools, and have experienced delays in shipment or implementation of products or services during the period required to correct these errors. Despite extensive testing by us and by current and potential customers, errors in our software may be found in the future. This could result in a loss of, or delay in, market acceptance and sales; diversion of development resources; injury to our reputation or increased service and warranty cost. In particular, the call center environment in which eshare operates is characterized by a wide variety of standard and non-standard configurations that make pre-release testing for programming or compatibility errors very difficult and time consuming and will limit our ability to uncover all defects prior to shipment and installation at a customer's location. We also license certain software used in our products from third parties, and our products are designed to operate on certain hardware platforms manufactured by third parties. Third-party software or hardware may contain errors that we are dependent upon others to correct. These errors could cause problems with the installation and operation of our products and our delivery of services, which could harm our business.

    We may face potential liability to customers if our products or systems or our customers' systems fail.

    Our network infrastructure and software, portal and application products and hosting and professional services are often critical to the operations of our customers' businesses and provide benefits that may be difficult to quantify. If one of our servers, systems or products or a customer's system fails, the customer could make a claim for substantial damages against us, regardless of our responsibility for such failure. The limitations of liability set forth in our contracts may not be enforceable in all instances and may not otherwise protect us from liability for damages. Our insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims. In addition, the insurer might disclaim coverage as to any future claim. If we experience one or more large claims against us that exceed available insurance coverage or result in changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, our business and financial results could be hurt.

    We could lose our competitive advantage if we fail to adequately protect our proprietary rights, and any related litigation could be costly and time-consuming.

    We rely on a combination of patent, copyright, trade secret and trademark laws, confidentiality procedures and contractual provisions to protect our proprietary rights in our products and technology. These measures may not be adequate to protect our trade secrets and proprietary technology. As a result, unauthorized third parties may copy or otherwise obtain and use our products or technology. We may not be able to detect all instances of infringement. Furthermore, we may be subject to additional risks as we enter into transactions in countries where intellectual property laws are not well-developed or are poorly enforced. Legal protections of our rights may be ineffective in these countries. If we must engage in litigation to defend and enforce our intellectual property rights, either domestically or in other countries, we could face substantial costs and diversion of resources, regardless of the final outcome of such litigation. Any future attempt by us to enforce our intellectual property rights might not be successful or might result in royalties that do not exceed the cost of such enforcement efforts. Even if we succeed in protecting our intellectual property, others may independently develop similar technologies or products that do not infringe on our intellectual property.

    Other companies may claim that our products infringe their intellectual property rights, which could harm our business.

    Although we believe our intellectual property is non-infringing, third parties may claim that we are infringing their intellectual property rights. We expect that the risk of infringement claims will rise as the number of products and competitors in our industry grows and the functionality of products in different industry segments overlaps. To develop our services or products, we may need to acquire licenses for intellectual property to avoid infringement of a third party's product. These licenses may not be available on commercially reasonable terms, if at all. Former employers of our present and future employees may assert claims that these employees improperly disclosed confidential or proprietary information to us. Any such claims could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays or require us to pay money damages or enter into royalty or licensing agreements. These royalty or licensing agreements may not be available on terms acceptable to us, if at all. In the event of a successful claim of product infringement against us and our failure or inability to license the infringed or similar technology on commercially reasonable terms, or at all, our business, operating results and financial condition could be materially and adversely affected.

    We may not be able to prevent online security breaches, which could interrupt our operations, damage our reputation and expose us to liability.

    A party that is able to circumvent our security systems or the security systems of our customers could steal proprietary information or cause interruptions in our operations. Security breaches could also damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies have coverage limits and exclusions that may prevent reimbursement for losses caused by security breaches. Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may need to expend significant additional capital and other resources to protect against security breaches or to alleviate problems caused by any breaches. Despite these efforts, we may not be able to prevent all security breaches.

    Future government regulation could place financial burdens on our business.

    Due to the Internet's popularity and increasing use, new laws and regulations may be adopted that could have an adverse effect on us. The enactment of any additional laws or regulations, including international laws and regulations, could impede the growth of the Internet and e-commerce, which could decrease our revenue and place additional financial burdens on our business. Federal, state or foreign agencies have also adopted, and may continue to adopt, laws or regulations affecting the use of outbound call processing systems. These laws or regulations could limit the market for eshare's products or expose us to liability, which could materially adversely affect our business, operating results and financial condition.

    Legal restrictions relating to the privacy of Internet users and the collection and use of online data could limit the utility of the personalization functionality of Eprise's, eshare's and Open Market's products and the products of Data Return's customers and, therefore, the attractiveness of those products to customers.

    One of the principal features of Eprise's, eshare's and Open Market's products and the products of Data Return's customers is the ability to develop and maintain profiles of online users to assist business managers in personalizing content and in displaying tailored commercial offers to specific online users. By limiting the means in which this feature can be utilized, proposed and existing legal restrictions on the collection and use of information relating to Internet users could materially and adversely impact Data Return's, Eprise's, eshare's and Open Market's products. For example, legislation has been proposed in some jurisdictions that would regulate the practice of placing small information files, or "cookies," on a user's hard drive to gather information. Likewise, regulation of the practice of online preference marketing is also under consideration in many jurisdictions. Moreover, legislation regulating online and offline data collection is already in place in the United States and elsewhere, including the European Union, and applicable to certain populations and in certain sectors. Although regulatory and legislative efforts in this area are relatively new and still developing, they continue to gain attention, and continued regulation and legislation in this area could adversely affect the demand for Eprise's, eshare's and Open Market's products and the products of Data Return's customers.

    If we lost the services of Andrew J. Filipowski, our business could fail.

    We believe that Andrew J. Filipowski, our chairman and chief executive officer, is critical to our success. If we lost the services of Mr. Filipowski, our ability to promote our business and raise additional capital would be severely limited, and our business could fail. We do not maintain key-man life insurance on Mr. Filipowski.

    Our key personnel have entered into non-compete agreements that could prevent us from engaging in certain activities and acquiring interests in some companies.

    Andrew J. Filipowski, our chairman and chief executive officer; Michael P. Cullinane, our executive vice president, chief financial officer and treasurer and a director; and Paul L. Humenansky, our president and chief operating officer and a director, have entered into consulting and non-compete agreements with PLATINUM technology International, inc., now a wholly owned subsidiary of Computer Associates International, Inc. These agreements prohibit Mr. Filipowski until June 29, 2007, and each of Messrs. Cullinane and Humenansky until June 29, 2004, from participating or engaging, directly or indirectly, in the development, manufacture, marketing or distribution of any products or services offered by PLATINUM as of March 29, 1999, or any products or services offered by PLATINUM after that date and in which they had actively participated. PLATINUM was, as of March 29, 1999, and continues to be, engaged in the business of developing, marketing and supporting software products for managing information technology infrastructures and providing related professional services. As of March 29, 1999, PLATINUM also offered products and services for the creation, deployment and management of Web content. Under these agreements, Messrs. Filipowski, Cullinane and Humenansky also are prohibited from soliciting, or assisting another person to solicit or attempt to solicit, persons or entities that were current customers of PLATINUM or its affiliates before the end of the respective consulting periods of Messrs. Filipowski, Cullinane and Humenansky, unless the solicitation of these customers is for goods or services unrelated to any activity that competes with PLATINUM.

    To manage divine's business effectively with respect to these agreements, divine has consulted with PLATINUM and Computer Associates before making any acquisition to confirm that a breach of these agreements would not result. PLATINUM and Computer Associates have consented to this merger. These consulting and non-compete agreements could limit our business opportunities, which could impair our success.

    Data Return relies on its strategic relationship with Level 3 Communications, LLC and if this relationship is terminated or deteriorates, our business may suffer.

    In July 1999, Data Return entered into a strategic relationship with Level 3 Communications, LLC, a communications and information services company building an advanced facilities-based communications network to provide colocation, Internet connectivity and other services. As part of this relationship, Data Return has committed to purchase a fixed amount of services from Level 3, including, among other things, bandwidth, colocation space, and installation and maintenance services, over the next three years. Data Return will incur these expenses regardless of its revenues or, in some circumstances, if the agreement is terminated. Data Return has also agreed that if Level 3 is capable of providing the services Data Return requests, and if those services are substantially similar to other services Data Return purchases, Data Return will purchase 90% of these services from Level 3 through June 2004. Data Return is required to purchase these services from Level 3 even if these services are available at lower prices from alternative vendors. Data Return routes the network traffic of its customers through multiple backbone providers to increase network performance. To do this, Data Return obtains Internet connectivity through a number of providers, and Level 3 may not be able to provide all of the connectivity services Data Return requires. As a result, Data Return may purchase less than the applicable percentage of these services from Level 3.

    Data Return also currently relies on Level 3 to provide substantially all of the data center capacity that Data Return needs to provide its hosting services, and in the future Data Return may be required to purchase most of its data center capacity from Level 3. Further, Level 3 may provide personnel at these data centers to install equipment and assist with support as necessary for Data Return to deliver service in these facilities. If Level 3 fails to provide this data center capacity or perform these services in a timely or effective manner, or at all, we would be required to make alternative arrangements. If demand for colocation space increases, Level 3 may not be able or willing to provide the data center capacity we require to deliver our services. If Data Return's relationship with Level 3 is terminated or if Level 3 does not provide the data center capacity that we need, or provide it on acceptable terms, we would be required to seek arrangements with other data center providers or construct our own data centers. We cannot be certain that alternate data center capacity will be available on commercially reasonable terms or at all. Data Return currently relies, and for the foreseeable future we will continue to rely, on Level 3 to provide a substantial part of Data Return's bandwidth and other networking services. If we were unable to obtain these services from Level 3, we would be required to seek arrangements with other providers of these services, and we cannot be certain that alternative services will be available on commercially reasonable terms or at all.

    Data Return's success depends on Microsoft's continued success, and the loss or deterioration of Data Return's relationship with Microsoft could harm our business and have an adverse impact on our revenues.

    Data Return focuses on advanced hosting services for Microsoft-based Internet technologies. If these technologies are not widely used building blocks for advanced Internet sites in the future, the demand for Data Return's services could decrease and its business would be adversely affected. The recently announced settlement of the federal antitrust case against Microsoft could cause the acceptance of Microsoft products to decrease. Except for Data Return's relationship with Microsoft as a customer, and under the Development, License, and Co-Marketing Agreement, Data Return's relationship with Microsoft is generally informal. Data Return believes this relationship provides it with access to developments in Microsoft products before they are generally available, which allows Data Return to maintain and enhance its technical expertise. If Data Return's relationship with Microsoft deteriorates or if Data Return loses some of the status or privileges it currently enjoys, our technical expertise could be adversely affected. Data Return's ability to market its services as a provider of advanced hosting services for Microsoft-based Internet technologies would also be adversely affected if Microsoft does not continue to confer certifications and designations on Data Return, or changes its current certifications or designations. Data Return does not have a written agreement with Microsoft relating to all of these certifications or designations. Some of Data Return's competitors also have received these certifications. Microsoft generally confers these certifications unilaterally and in its sole discretion and could change them at any time. We cannot be certain that Data Return will continue to enjoy them.

    If the networks through which Data Return delivers services do not have sufficient capacity, reliability or security, we could lose customers and our business would suffer.

    Data Return's success partly depends upon the capacity, reliability and security of its network infrastructure, including the capacity leased from its network suppliers. Data Return's network currently delivers service through Level 3, InterNap, AT&T, GTE, Netcom/Mindspring, PSINet, Qwest, Verio, MCI WorldCom, Inc., including UUNET Technologies, Inc., Sprint Corporation, Digex Incorporated, Cable & Wireless plc and SAVVIS Communications Enterprises, LLC. Some of these suppliers also compete with Data Return. In the future, we will be required to purchase most of our network capacity from Level 3 to the extent that it provides capacity substantially similar to the capacity of other providers. Data Return depends on these companies to provide uninterrupted and error-free service through their telecommunications networks. If our customers' usage of telecommunications capacity increases, we will need to make additional investments in our infrastructure to maintain adequate data transmission speeds, the availability of which may be limited or the cost of which may be significant. Data Return monitors all network links to prevent their being utilized in excess of their recommended capacity. If our customers' usage increases and capacity is not available to us, our network may not be able to achieve or maintain sufficiently high data transmission capacity, reliability or performance. In addition, our business would suffer if our network suppliers increased the prices for their services and we were unable to pass along these increased costs to our customers. Any failure on our part or the part of our third-party suppliers to achieve or maintain high data transmission capacity, reliability or performance could significantly reduce customer demand for our services and damage our business.

    Data Return may not be able to deliver its services and our business may suffer if our third-party suppliers do not provide us with key components of our network infrastructure.

    Data Return depends on other companies to supply key components of its network infrastructure. Any failure to obtain needed products or services in a timely fashion or at an acceptable cost could adversely affect our business. Data Return buys servers, routers and switches on an as-needed basis and therefore does not carry significant inventories of them. Data Return also has no guaranteed supply arrangements with its vendors. Currently Data Return only uses servers from Compaq and relies on Compaq to provide access to Compaq technical personnel. In July 1999, Data Return entered into an agreement with Compaq under which Data Return agreed during the immediately following three years to purchase from Compaq the lesser of 2,000 servers or the number of servers reasonably necessary to adequately operate Data Return's business consistent with its business plan. Through September 30, 2001, Data Return had purchased approximately 1,965 servers from Compaq under this agreement. In addition, Data Return relies on Cisco Systems, Inc. and others to supply equipment critical to Data Return's network, but Data Return does not have a supply agreement with any of them. If this equipment were to become unavailable on terms acceptable to us, we would be forced to find alternative equipment. The inability to obtain equipment or technical services from Compaq, Cisco or others on terms acceptable to us would force us to spend time and money selecting and obtaining new equipment, training our personnel to use different equipment and deploying alternative components needed to integrate the new equipment, and as a result our business could be adversely affected. In addition, if our sole or limited source suppliers do not provide products or components that comply with evolving Internet and telecommunications standards or that interoperate with other products or components Data Return uses, our business would be harmed.

    If Reed Elsevier or any of the other suppliers with whom RoweCom does business stops providing knowledge resources to RoweCom on favorable terms, we may not be able to satisfy customers' demands at acceptable prices.

    The primary supplier of the magazines and journals whose subscriptions RoweCom sells is Reed Elsevier, which supplied titles accounting for approximately 16% and 13% of RoweCom's sales for the year ended December 31, 1999 and 2000, respectively. RoweCom currently does not have a contract with Reed Elsevier. If Reed Elsevier stops offering RoweCom knowledge resources on favorable terms, we may not be able to offer customers competitive prices on their orders. If Reed Elsevier were to cease providing RoweCom with knowledge resources, it would not be possible to obtain replacements for many of the titles Reed Elsevier publishes at a comparable price, if at all, from another supplier. Either of these events could have a material adverse effect on our financial condition and results of operations. Similarly, if any of the other suppliers with whom RoweCom does business decides not to provide RoweCom with knowledge resources or decides to stop providing RoweCom with knowledge resources on favorable terms, it could have a material adverse effect on our financial condition and results of operations.

    We may not be able to expand RoweCom's catalog of knowledge resources.

    One of the key elements of RoweCom's strategy is to continue to expand its catalog of knowledge resources. RoweCom gains content through acquisitions and strategic alliances and through contact with various suppliers. We may not be able to continue to gain available content through strategic alliances or directly from suppliers. In the event that we are unable to continue to increase RoweCom's available content, we may:

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  be at a competitive disadvantage with respect to competitors that may compile greater libraries of available titles;

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  lose clients that rely upon RoweCom as a single-source of knowledge resources; and

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  be unable to increase the amount of revenue that is otherwise generated from particular clients.

Any of these effects could have a material adverse effect on our future results of operations and financial condition.

    Delays in sales and the implementation cycle for CIM solutions and managed applications could adversely affect us.

    If we experience delays in, or cancellation of, sales or implementations of CIM solutions and managed applications, our business and financial results could be hurt. To sell these products, we generally must provide a significant level of education to prospective customers regarding their use and benefits. In addition, prospective customers generally make a significant commitment of resources in connection with the implementation of these products. For these and other reasons, the length of time between the date of initial contact with the potential customer and the installation and use of eshare products has generally been six months or more. Our implementation cycle could be lengthened in the future by delays over which we have little or no control and increases in the size and complexity of our installations and in the number of third-party systems with which our products must integrate. In addition, any unexpected delays in individual implementations could expose us to liability claims from our customers.

    We expect that our future operating results will be significantly dependent on a limited suite of Eprise, eshare and Open Market products and the market for these products.

    Eprise has historically derived substantially all of its revenues from licenses of, and services related to, Eprise Participant Server, and expects that revenues from this product will continue to account for a significant portion of its revenues for the foreseeable future. A decline in the price of Eprise Participant Server or Eprise's inability to increase license sales of Eprise Participant Server would harm our business and operating results. In addition, our future financial performance would suffer if the successful development, introduction and customer acceptance of enhanced versions of Eprise Participant Server and future products are not achieved. Failure to deliver the enhancements or products that customers want could have a material adverse effect on our business, operating results and financial condition.

    eshare traditionally has derived a majority of its revenues from sales of its Conversations call center management product, its NetAgent Web-collaboration product and related services and support. eshare introduced Conversations in 1999 and NetAgent in 1998. eshare is currently in the process of developing next generation CIM applications and expects to begin beta trials in 2001. In the near term, we anticipate that a significant portion of our eshare-related revenue may be derived from eshare's Conversations and NetAgent product offerings and related services and support. We intend to enhance these products and develop market-specific solutions. However, any factor adversely affecting the market for call center and Internet-based solutions in general, or the Conversations and NetAgent products in particular, could hurt our business and financial results. We also may face potential charges resulting from the write-down of inventory of outdated products that we cannot sell.

    Open Market expects to derive substantially all of its product license revenues in the future from its recently announced Content Server Enterprise Edition software. Our future growth and profitability will depend on the successful release, introduction and customer acceptance of this new suite of products and future enhancements to this Open Market-related product. Any factors adversely affecting the pricing of, demand for or market acceptance of this product, including competition or technological change, could cause our revenues to decline and our business and future operating results to suffer.

    Eprise and eshare traditionally have relied on a few customers for a significant portion of their revenues.

    Eprise typically derives a significant portion of its software license revenues in each quarter from a small number of relatively large orders. Although we do not believe that the loss of any particular Eprise customer would have a material adverse effect on our business or financial condition, our operating results could be materially adversely affected if Eprise was unable to complete one or more substantial license sales in any future period. In the first, second, third and fourth quarters of 2000, Eprise's five largest customers accounted for approximately 50%, 26%, 33%, and 34%, respectively, of its total revenues in those quarters. In the first, second and third quarters of 2001, Eprise's five largest customers accounted for approximately 33%, 42%, and 35% of its total revenues, respectively.

    eshare has historically derived, and we believe that we will continue to derive, a significant portion of call center revenues in any period from a limited number of large corporate clients. In 2000, eshare's five largest customers accounted for approximately 17% of its total revenues. During 1999, eshare's five largest customers accounted for approximately 28% of its total revenues. The loss, deferral or cancellation of an order from one of these customers could have a significant impact on our operating results. eshare's current customers may not place additional orders and we may not obtain orders of similar magnitude from other customers. If we fail to retain any major customer of eshare, suffer any reduction, delay in or cancellation of orders by any such customer or fail to market successfully CIM solutions to new customers, our business and financial results could be hurt.

    Open Market is party to several securities class action lawsuits that may be costly to defend and the outcome of which is uncertain and may harm our business.

    Open Market and several of its former and present officers and directors are named as defendants in several class action complaints filed on behalf of certain of its stockholders who purchased securities between November 8, 1999 and April 18, 2000. These complaints allege violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated under the Exchange Act. In particular, they allege, among other things, that during the putative class period, the defendants sought to mislead the investing public by overstating Open Market's prospects and the quality of its products. The plaintiffs are seeking monetary damages and other appropriate relief. Any resolution of this litigation in a manner adverse to Open Market could have a material adverse effect on our business, financial condition and results of operations. In addition, the costs to us of defending this litigation or other related proceedings, even if resolved in our favor, could be substantial. This litigation could also substantially divert the attention of our management and resources in general. Uncertainties resulting from the initiation and continuation of this litigation or other related proceedings could harm our ability to compete in the marketplace.

    Our strategy to expand our international operations is subject to many risks that may prevent us from maintaining or increasing our international revenues.

    RoweCom's sales outside the United States accounted for approximately 42% and 51% of its total revenues in 1999 and 2000, respectively. eshare's sales outside the United States accounted for approximately 32% and 28% of its total revenues in 1999 and 2000, respectively. Open Market's sales outside of North America accounted for approximately 30% and 40% of its total revenues in 1999 and 2000, respectively. A significant element of our business strategy is to expand our international presence through RoweCom's, eshare's and Open Market's operations and sales channels in international markets. This projected expansion will require significant management attention and financial resources. Because of the difficulty in penetrating new markets, we may not be able to maintain or increase international revenues. Our international operations will be subject to a number of inherent risks, which will increase as we expand our international operations, including:

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  significant volatility in the level and timing of business;

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  the impact of possible recessionary environments in economies outside the United States;

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  changes in foreign legal and regulatory requirements;

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  changes in tariffs;

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  the costs of localizing products for foreign markets and integrating products with foreign system components;

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  longer accounts receivable collection periods and greater difficulty in accounts receivable collection;

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  difficulties and costs of staffing and managing foreign operations;

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  reduced protection for intellectual property rights in some countries;

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  potentially adverse tax consequences;

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  political and economic instability; and

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  the higher cost of foreign service delivery.

    Although eshare's and Open Market's expenses incurred in foreign countries typically are denominated in the local currencies, revenues generated by eshare's and Open Market's international sales typically are paid in U.S. dollars, British pounds or Euros. Although a significant portion of RoweCom's expenses in foreign countries are denominated in local currencies, a portion of the expense for both its U.S. operations and its foreign countries is denominated in currencies other than the local currency. RoweCom enters into forward currency contracts primarily in European, Australian and Canadian currencies to hedge its foreign-currency exposures. However, RoweCom does not hedge all foreign-currency exposure and existing forward currency contracts may not adequately cover intended exchange gains and losses. We could experience fluctuations in currency exchange rates in the future that would have a material adverse impact on our international operations.

    Our growth in operations will likely depend upon the successful development of direct and indirect sales channels.

    Data Return, Eprise, eshare and Open Market primarily sell their products domestically through a direct sales force and internationally through both direct and indirect sales channels. Data Return, Eprise, eshare and Open Market support customers with internal technical-support and outsourced customer-support staff. Our ability to achieve significant revenue growth in the future will greatly depend on our ability to recruit and train sufficient technical and direct sales personnel and to outsource effectively our customer-support functions. Each of Data Return, Eprise, eshare and Open Market has in the past experienced difficulty in recruiting qualified sales and technical personnel. If we are unable to rapidly and effectively expand Data Return's, Eprise's, eshare's and Open Market's technical staff and direct sales force, our business and financial results could be hurt.

    We believe that our future growth will also depend on our ability to continue to develop and maintain Data Return's, Eprise's, eshare's and Open Market's indirect sales channels, including value added resellers, or VARs, and distributors. Additionally, our investment of significant resources to develop these indirect channels could adversely affect our operating results if these efforts do not generate sufficient additional revenues.

    If we are unable to recruit and retain qualified VARs and distributors, our results of operations could be adversely affected. Increased indirect sales also could adversely affect our average selling prices and result in lower gross margins because lower unit prices typically are charged on sales made through indirect channels. Sales of Eprise, eshare and Open Market products through indirect channels will reduce our gross profits from our services because the VARs and distributors provide these services.

    As indirect sales increase, our direct contact with Eprise's and eshare's customer bases will decrease, and we may have more difficulty accurately forecasting sales, evaluating customer satisfaction and recognizing emerging customer requirements. In addition, VARs and distributors may develop, acquire or market products competitive with our products. Our strategy of marketing products directly to customers and indirectly through VARs and distributors may result in distribution channel conflicts. Our direct sales efforts may compete with those of our indirect channels and, to the extent different VARs and distributors target the same customers, VARs and distributors may also come into conflict with each other. Any channel conflicts that develop may have a material adverse effect on our relationships with VARs and distributors or hurt our ability to attract new VARs and distributors.

Risks Relating to Owning divine Common Stock

    If divine common stock is delisted from the Nasdaq National Market, the liquidity, visibility and price of divine common stock may decrease.

    Since divine's initial public offering in July 2000, divine common stock has been listed on the Nasdaq National Market. Shares of divine common stock could be delisted from the Nasdaq National Market if we fail to satisfy the continued listing requirements of the Nasdaq National Market, including the minimum bid price of $1.00. As of December 3, 2001, the closing bid price of our common stock had been below $1.00 for 59 consecutive trading days. If divine common stock is delisted from the Nasdaq National Market, we would be forced to list divine common stock on the OTC Bulletin Board or some other quotation medium, depending upon our ability to meet the specific listing requirements of those quotation systems. If this happens, an investor might find it more difficult to buy and sell, or to obtain accurate price quotations for, shares of divine common stock. This lack of visibility and liquidity could further decrease the price of divine common stock. In addition, delisting from the Nasdaq National Market might negatively impact our reputation and, as a consequence, our business. On September 27, 2001, Nasdaq announced that it had suspended until January 2, 2002 its $1.00 minimum bid price requirement for continued listing on the Nasdaq National Market.

    The merger agreement requires divine to deliver shares of its common stock that have been authorized for listing on the Nasdaq National Market as a condition to closing the merger. If divine common stock is delisted from the Nasdaq National Market, Data Return can (1) terminate the merger agreement or (2) continue with the merger with holders of common shares of Data Return receiving shares of divine common stock that may have diminished liquidity and visibility.

    The market price of divine common stock has been and may continue to be volatile, which could cause litigation against us and prevent you from reselling your shares at or above the price at which you acquire them in the merger.

    From divine's initial public offering in July 2000 through the date of this proxy statement/ prospectus, the price per share of divine common stock has ranged from a high of $12.44 to a low of $0.42. The market price of divine common stock has been, and is likely to continue to be, highly volatile and subject to wide fluctuations due to various factors, many of which are beyond our control, including:

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  quarterly variations in operating results;

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  volatility in the stock market;

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  volatility in the general economy;

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  changes in interest rates;

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  announcements of acquisitions, technological innovations or new software, services or products by us or our competitors; and

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  changes in financial estimates and recommendations by securities analysts.

In addition, there have been large fluctuations in the prices and trading volumes of securities of many technology, Internet and CIM product and related professional-service companies.

Broad market and industry factors may decrease the market price of our common stock. As a result, you may be unable to resell your shares of divine common stock that you receive in the merger at or above the prices at which you acquired them. In the past, volatility in the market price of a company's securities has often led to securities class action litigation. Such litigation could result in substantial costs to us and divert our attention and resources, which could harm our business. Declines in the market price of divine common stock or failure of the market price to increase could also harm our ability to retain key employees, our access to capital and other aspects of our business.

    Our stockholders rights plan and provisions in our certificate of incorporation, our bylaws and Delaware law could delay or deter tender offers or takeover attempts that may offer you a premium for your common stock, which could adversely affect our stock price.

    Our stockholders rights plan and provisions in our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire control of us, even if the change in control would be beneficial to you. These impediments include:

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  the rights issued in connection with the stockholders rights plan that will substantially dilute the ownership of any person or group that acquires 15% or more of our common stock unless the rights are first cancelled or redeemed by our board of directors, in its discretion;

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  the classification of our board of directors into three classes serving staggered three-year terms;

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  the ability of our board of directors to issue shares of preferred stock with rights as it deems appropriate without stockholder approval;

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  a requirement that special meetings of our stockholders may be called only by our chairman, president or a majority of our board of directors;

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  a prohibition against action by written consent of our stockholders;

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  a requirement that our stockholders comply with advance-notice provisions to bring director nominations or other matters before meetings of our stockholders; and

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  the adoption of a provision of Delaware law that prohibits us from entering into some business combinations with interested stockholders without the approval of our board of directors.

The existence of the stockholders rights plan and these provisions may deprive you of an opportunity to sell your shares at a premium over prevailing prices. The potential inability of our stockholders to obtain a control premium could adversely affect the market price of our common stock.

    Our stock price may decline if a large number of shares are sold or there is a perception that these sales may occur.

    The market price of our stock could decline as a result of additional sales of common stock, or the perception that these sales could occur. As of December 3, 2001, there was an aggregate of 164,250,657 shares of restricted divine common stock that could be resold only through registration under the Securities Act or under an available exemption from registration, including the exemption provided by Rule 144. As of December 3, 2001, of those shares, 19,216,903 shares could be resold immediately under an effective registration statement on Form S-3; 83,899,310 were eligible for sale subject to the volume, manner of sale and other limitations of Rule 144; and the remaining 61,134,444 shares will become eligible for sale between December 3, 2001 and August 2002, subject to certain lock-up agreements described below.

    Aleksander Szlam, the chairman and chief executive officer of eshare, and Szlam Partners have agreed with divine that, until October 23, 2002 they will not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to the approximately 34,780,000 shares of divine common stock they received in connection with the eshare merger, other than their right to sell shares directly to divine pursuant to the terms of their stockholder agreement with divine. Similarly, in connection with divine's acquisition of Emicom Group, Inc., certain of the founders of Emicom have agreed that, until July 17, 2002, they will not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to the 6,179,104 shares of divine common stock they received in that transaction. Further, in connection with divine's acquisition from UBS AG of a 21% equity interest in Parlano, Inc., UBS has agreed that, until September 28, 2002, UBS will not transfer during any three-month period more than 15% of the 3,596,007 shares of divine common stock it received in that transaction. An early waiver of these lock-up agreements by us could permit sales of a substantial number of shares of our common stock and could adversely affect the trading price of our common stock.

    The market price of divine common stock could decline as a result of the large number of shares that will become eligible for sale upon completion of this merger together with the shares that have become eligible for sale in connection with the recently completed Eprise merger.

    divine issued approximately 53,968,000 shares of divine common stock in connection with the Eprise merger. Therefore, together with the shares of divine common stock to be issued in this merger, an aggregate of approximately 96,948,527 shares of divine common stock issued in this merger and the Eprise merger will be eligible for sale in the public market without restriction under the Securities Act, and an aggregate of approximately 28,948,981 shares of divine common stock issued in this merger and the Eprise merger to affiliates of Data Return and Eprise will be eligible for sale subject to the volume, manner of sale and other limitations of Rule 145 or Rule 144 under the Securities Act. The market price of divine common stock could decline as a result of these sales or the perception that these sales could occur. Under the terms of the merger agreement, divine will register the shares of divine common stock issued to affiliates on a registration statement on Form S-3 to be filed with the SEC within 30 days after the completion of the merger.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement/prospectus contains and incorporates by reference forward-looking statements about divine, Data Return and the combined company, including Eprise, RoweCom, eshare and Open Market, within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding:

•	synergies;	•	capital productivity;
•	efficiencies;	•	capital spending;
•	cost savings;	•	the timetable for completing the merger; and
•	revenue enhancements;	•	integration of operations.
•	product integration;

These statements may be made expressly in this document or may be incorporated by reference to other documents that divine has filed with the SEC. Forward-looking statements may be identified by words such as "anticipates," "believes," "estimates," "expects," "intends," "plans" or similar expressions as they relate to divine, Data Return or their management or by the fact that their truth or accuracy cannot be fully discerned without reference to future events.

    We believe that our expectations are based on reasonable assumptions. You should understand, however, that these forward-looking statements are subject to numerous known and unknown risks, uncertainties and contingencies, many of which are beyond divine's, Data Return's and the combined company's control, that may cause actual results, performance or achievements to differ materially from those expressed in, or implied by, our forward-looking statements. These factors include the specific risk factors identified and discussed under the caption "Risk Factors" on pages 26 through 48 of this proxy statement/prospectus and in "Information Regarding Data Return—Management's Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors" on pages 135 through 152, as well as:

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  economic and industry conditions—including adverse changes in industry or economic conditions generally or in the markets served by divine, Data Return, Eprise, RoweCom, eshare and Open Market, and product and labor prices; and fluctuations in exchange rates and currency values, capital expenditures requirements and volatility in the stock market;
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  operating factors—including changes in operating conditions and costs, interest rates and access to capital markets;
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  political and governmental factors—including political developments and law and regulations and political stability in relevant areas of the world; and
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  competitive factors and technology advances—including the actions of competitors and the development and use of new technology.

    You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference, the date of the referenced document.

    The risk factors and cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that divine, Data Return or persons acting on either company's behalf may issue. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this proxy statement/prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this proxy statement/prospectus.

THE DATA RETURN SPECIAL MEETING

Proxy Statement/Prospectus

    This proxy statement/prospectus is being mailed on or about December 7, 2001 to holders of record of Data Return common shares as of the close of business on December 3, 2001, and constitutes notice of the Data Return special meeting in conformity with the requirements of the Texas Business Corporation Act. It is accompanied by a proxy card furnished in connection with the solication of proxies by the Data Return board of directors for use at the special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Special Meeting

    The special meeting of Data Return's shareholders will be held on January 9, 2002, at 10:00 a.m., local time, at the Marriott Hotel located at 223 West Las Colinas Boulevard, Irving, Texas.

Matters to be Considered at the Special Meeting

    The purpose of the special meeting of Data Return's shareholders is to consider and vote upon a proposal to approve and adopt the merger agreement and the merger. Holders of Data Return common shares may also consider and vote upon such other matters as may be properly brought before the Data Return special meeting, including any adjournment or postponement of the special meeting. The merger cannot occur unless the holders of two-thirds of Data Return's common shares outstanding as of the record date vote in favor of the proposal to approve and adopt the merger agreement and the merger.

    The Data Return board of directors unanimously approved the merger agreement and the merger, and recommends that Data Return shareholders vote FOR the approval and adoption of the merger agreement and the merger.

Record Date for the Special Meeting; Voting Rights

    Only holders of record of Data Return common shares at the close of business on the record date, December 3, 2001, are entitled to notice of and to vote at the special meeting. At the close of business on the record date, there were 36,189,164 common shares of Data Return outstanding held by approximately 115 holders of record. Each holder of record of Data Return common shares on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting. As of the record date, Data Return's directors and executive officers and their affiliates held 7,400,000 common shares of Data Return. Certain shareholders, including directors, officers and their affiliates holding approximately 36% of Data Return's common shares as of the record date have executed a shareholder voting agreement with divine and agreed to vote their shares in favor of the approval and adoption of the merger agreement and the merger.

Quorum; Required Vote

    The presence, in person or by proxy, of the holders of a majority of the outstanding common shares of Data Return entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker non-votes, which are executed proxies returned by a broker holding shares in a street name that indicate that the broker has not received voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote the shares with respect to the approval and adoption of the merger agreement and the merger, will be counted for purposes of determining whether a quorum exists. The special meeting may be adjourned to a later time to permit further solicitation of proxies, if necessary to establish a quorum or to obtain additional votes in favor of the proposed transaction.

    Adoption and approval of the merger agreement and the merger requires the affirmative vote of two-thirds of the common shares of Data Return outstanding as of the record date.

Proxies

    All properly executed proxies delivered and not properly revoked will be voted at the special meeting as specified in such proxies. If a shareholder does not specify a choice, that shareholder's shares represented by a signed proxy will be voted "FOR" the adoption and approval of the merger agreement and the merger.

    Because the required vote of the Data Return shareholders is based on the number of common shares of Data Return outstanding, abstentions and broker non-votes will have the same effect as a vote "AGAINST" the adoption and approval of the merger agreement and the merger.

Solicitation of Proxies

    To vote by proxy, shareholders should complete the enclosed proxy card and mail it in the enclosed postage-paid envelope. If your shares are held in an account at a brokerage firm or bank, you must direct them on how to vote such shares. A broker or bank will vote shares only if given directions on how to vote by following the instructions provided by the broker or bank.

    Data Return does not expect that any matter other than the approval and adoption of the merger agreement and the merger will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

    The cost of the solicitation of proxies from holders of Data Return common shares and all related costs will be borne by Data Return. In addition, Data Return may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telecopy, e-mail or personal solicitation by directors, officers or other regular employees of Data Return. No additional compensation will be paid to directors, officers or other regular employees for these services.

    Data Return has retained Georgeson Shareholder Communications to assist in the solicitation of proxies. Data Return will pay Georgeson a fee of approximately $8,000 and will reimburse Georgeson for its reasonable out-of-pocket expenses. Data Return has also agreed to indemnify Georgeson against certain liabilities arising out of its engagement.

    You should not send in any Data Return share certificates with the proxy card. The exchange agent will mail a transmittal letter to you containing instructions for the surrender of Data Return share certificates as soon as practicable after completion of the merger.

Revocability of Proxies

    If you are a shareholder of record and are giving a proxy pursuant to this solicitation, you have the power to revoke and change your vote at any time by (1) notifying Data Return in writing, at its principal offices, that you would like to revoke your proxy; (2) submitting another proxy with a later date; or (3) attending the special meeting and voting in person (merely attending the special meeting will not revoke your previously granted proxy and change vote; you must cast a vote at the special meeting to revoke a proxy and change the vote).

    If your shares are held in the name of a bank, broker or other fiduciary, you may change your vote by submitting new voting instructions to such person or entity.

THE MERGER

    This section of the proxy statement/prospectus describes material aspects of the proposed merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all the information that is important to you. You should, therefore, carefully read this entire proxy statement/prospectus and the other documents we refer to, including the merger agreement attached as Appendix A, and incorporate by reference for a more complete understanding of the merger.

Structure of the Merger

    If the Data Return shareholders adopt and approve the merger agreement and the merger, and all other conditions to the merger agreement are satisfied, TD Acquisition Corp., a wholly-owned subsidiary of divine, will merge into Data Return. As a result, TD Acquisition Corp. will cease its separate corporate existence and become a part of Data Return, the surviving corporation, which will be a wholly-owned subsidiary of divine. We currently anticipate that we will complete the merger in January 2002.

Background of the Merger

    Data Return completed its initial public offering in October 1999. Approximately six months later—in the second quarter of 2000—the economic climate in general and in particular for providers of information technology related goods and services began to deteriorate. As that deterioration accelerated, information technology spending by Data Return's customers and prospective customers decreased substantially. This decrease adversely affected Data Return's ability to maintain and increase its sales. The resulting operating losses and negative cash flows, coupled with a significant downturn in the public equity markets, significantly reduced Data Return's market capitalization and adversely affected its long-term prospects. The pervasiveness of the declining market for providers of Web hosting services is demonstrated by the 98% decline in the "Web Hosting Stock Index" since September 2000. Data Return has experienced operating losses and negative cash flows from operations in each quarterly and annual period since the company was incorporated in 1997. As of September 30, 2001, Data Return had an accumulated deficit of approximately $90.9 million. For additional information concerning Data Return's financial condition and results of operations during prior periods, see "Information Regarding Data Return—Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 120. For additional information concerning the risks and uncertainties associated with Data Return as a stand-alone company see "Information Regarding Data Return—Management's Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors" beginning on page 135.

    As market and economic conditions began to deteriorate and to adversely affect the company in calendar 2000, Data Return's senior management team and board of directors began to review and discuss various strategic alternatives that would enable the company to maximize shareholder value. In October 2000, Mr. Michael S. Shiff, an Executive Vice President of Data Return, was approached by an executive of a subsidiary of a large telecommunications company about the possibility of Data Return entering into a strategic relationship with that subsidiary. Mr. Shiff discussed the matter with other members of Data Return's senior management team, and, after consultation with Data Return's board of directors, the senior management team decided to meet with representatives of the telecommunications company. At this meeting, which occurred in November 2000, the telecommunications company suggested that it would be interested in acquiring Data Return as part of its business strategy. Data Return's Chairman and Chief Executive Officer, Mr. Sunny C. Vanderbeck, informed the telecommunications company that Data Return was not looking to sell the company, but would be willing to consider any strategic proposal that the telecommunications company might wish to make.

    At a special meeting held on November 9, 2000, the Data Return board of directors decided to engage Bear Stearns & Co., Inc. as a financial advisor to assist Data Return in reviewing any proposal submitted by the telecommunications company and in identifying other possible strategic alternatives. Bear Stearns had previously worked with Data Return as the lead manager for its initial public offering. Bear Stearns' knowledge of Data Return, its technology, products and markets, as well as Bear Stearns' reputation, background and experience, were important factors in the board's decision to engage Bear Stearns for this purpose.

    After retaining Bear Stearns, Data Return's senior management asked Bear Stearns to approach certain third parties so that Data Return's board of directors could compare any strategic transaction that might be proposed by the telecommunications company to other strategic alternatives that might exist, including potential alliances or other strategic commercial relationships and potential business combinations.

    Beginning in November 2000, Data Return's senior management and other employees began meeting with representatives of Bear Stearns to review information about Data Return's business and financial condition, as well as a list of parties that might be interested in pursuing an alliance or other strategic commercial relationship or business combination with Data Return.

    Throughout November and December 2000, Data Return continued to engage in preliminary discussions with the telecommunications company regarding a potential strategic relationship, and Bear Stearns began to contact other parties to explore their interest in a strategic relationship with Data Return.

    By January 2001, it was apparent that Data Return and the telecommunications company would not enter into serious discussions regarding a strategic transaction because the telecommunications company was involved in other strategic initiatives. However, by this time Bear Stearns had contacted a number of other parties and Data Return had engaged in preliminary meetings with several of them. As a result, Data Return's senior management and board of directors determined that Bear Stearns should be allowed to continue to explore those possibilities.

    Between November 2000 and August 2001, Data Return or its financial advisors contacted more than 80 potential strategic and financial partners, about a possible relationship or transaction with Data Return. Of these companies, Data Return had preliminary meetings with more than 20 companies and 16 companies conducted some level of legal and financial due diligence. Data Return engaged in substantive contractual negotiations with two of these companies—divine and the telecommunications company described below with whom Data Return was not able to reach agreement on fundamental terms and conditions for a transaction. At its regular meetings throughout this period, Data

Return's board of directors was kept apprised of the foregoing activities by senior management and the company's financial advisors.

    In June 2001, Data Return became involved in substantive negotiations with another large telecommunications company that was introduced to Data Return by Bear Stearns. From July through September 2001, Data Return and this company held a series of meetings and discussions regarding the proposed terms of a strategic acquisition of Data Return. This company also engaged in legal and financial due diligence relating to Data Return. In September and early October 2001, Data Return and its outside legal counsel, Baker Botts L.L.P., participated in a series of negotiations regarding the terms of proposed definitive agreements with respect to the acquisition of Data Return by this company. Data Return's board of directors met on October 2, 2001 to discuss a possible transaction with this company and to be briefed on the material terms and conditions of that transaction. The Data Return board of directors also discussed other alternatives, including a potential business combination with divine. As a result of Data Return's inability to reach agreement with the telecommunications company on certain fundamental terms and conditions for the transaction, negotiations were terminated on October 5, 2001.

    In July 2001, Data Return engaged ABN AMRO Incorporated as a financial advisor to provide additional guidance as the company continued to consider its strategic alternatives.

    On July 31, 2001, Andrew Pojani of Adams, Harkness & Hill, Inc., divine's financial advisor, contacted Mr. Vanderbeck to ask him if Data Return would be interested in talking to divine about entering into a strategic relationship with the company. Mr. Vanderbeck told Mr. Pojani that Data Return was reviewing its strategic alternatives and, although Data Return was not looking for a buyer, it would be willing to consider any credible strategic proposal that divine might make. Mr. Pojani relayed this information to divine, and after receiving an indication that divine was interested in discussions with Data Return, contacted Mr. Vanderbeck to schedule a subsequent meeting between the parties. Prior to Mr. Pojani's conversations with Mr. Vanderbeck, Data Return and divine had had no prior dealings or commercial relationships.

    On August 6, 2001, divine and Data Return entered into a customary confidentiality agreement. On August 10, 2001, Mr. Vanderbeck, Mr. Stuart A. Walker, Data Return's Senior Vice President and Chief Financial Officer and Mr. Robert Stovall, Data Return's Vice President for financial planning, met with Mr. Alex Walker, divine's Senior Vice President for mergers and acquisitions, Mr. Jim Dennedy, President of divine Managed Services, and Mr. Pojani at Data Return's headquarters in Irving, Texas. The parties presented their respective business strategies and discussed the potential benefits of a combination of the two companies.

    On August 16, 2001, Mr. Alex Walker sent a letter to Mr. Vanderbeck indicating divine's interest in pursuing an acquisition of Data Return and outlining certain of the proposed terms of such an acquisition. The letter also contained an exclusivity provision that would have precluded Data Return from talking with other parties concerning certain strategic transactions. Data Return, through ABN AMRO, informed Mr. Pojani that Data Return was not interested in entering into an exclusivity agreement at that time but that the management team at Data Return was willing to continue to meet with divine and discuss the possibilities and benefits of a strategic transaction. The parties did not engage in substantive negotiations of the terms of a transaction at that time. In addition, it was understood by both parties that any transaction that might eventually result from further discussions between the parties would be subject to the approval of the boards of directors of both parties.

    On August 23, 2001, Mr. Vanderbeck, Mr. Shiff, Mr. Jason A. Lochhead, Data Return's Chief Technology Officer, Mr. Stovall and representatives of ABN AMRO met with Mr. Andrew Filipowski, Chairman and Chief Executive Officer of divine, Mr. Michael Cullinane, Chief Financial Officer of divine, Mr. Buster Brown, divine's Vice President of Sales, Ms. Katherine Wolanyk, divine's Chief Alliance Officer, Mr. Alex Walker, and Mr. Dennedy in divine's offices in Lisle, Illinois. The next day, on August 24, 2001, Mr. Dennedy and Mr. Pojani met with Mr. Vanderbeck, Ms. Michelle Chambers, Data Return's President, Mr. Shiff, Mr. Robert Prosen, Data Return's Chief Operating Officer, Mr. Todd Steitle, Data Return's Senior Vice President of product development, Mr. Stovall, Data Return's Vice President of financial planning, Mr. Dave Kramer, Data Return's director of technology, and representatives of ABN AMRO at Data Return's offices in Irving, Texas. At these meetings, the Data Return team made various financial, sales and product presentations to the divine team, and representatives of divine presented to Data Return's management divine's strategy and business plan.

    On September 20, 2001, Mr. Vanderbeck and Mr. Stuart Walker had a conference call with Mr. Alex Walker to discuss the potential deal terms, including the general terms of certain interim financing to be provided during the pendency of the transaction.

    Mr. Alex Walker sent Mr. Vanderbeck a proposed term sheet on September 22, 2001, setting forth the principal terms and conditions upon which divine proposed to acquire Data Return, including a proposed structure of the transaction as a stock-for-stock merger of a subsidiary of divine into Data Return, a proposed method for calculating a fixed exchange ratio for the newly issued shares of divine to be exchanged in the merger for outstanding shares of Data Return and the general terms of certain interim financing proposed to be provided by divine to Data Return during the pendency of the merger transaction.

    Mr. Vanderbeck and other members of Data Return's senior management team spent the next several days reviewing and analyzing the proposal with the company's legal and financial advisors. In addition, from September 20, 2001 through October 5, 2001, representatives of ABN AMRO engaged in discussion with representatives of Adams, Harkness & Hill regarding a strategic transaction between Data Return and divine.

    On October 4, 2001, Data Return's board of directors held a special board meeting at which they discussed the various strategic alternatives available to Data Return, including the proposal from divine. Also participating in this meeting were Mr. Stuart Walker and Mr. Mark Gunnin, Data Return's Vice President and General Counsel, and representatives of ABN AMRO, Bear Stearns and Baker Botts. The board reviewed and discussed the basic terms of the transaction that had been proposed by divine. Mr. Vanderbeck noted that divine had required, as a condition to proceeding with further discussions with Data Return regarding a possible transaction, that Data Return execute another mutual confidentiality agreement that contained an exclusivity agreement that would be effective through October 26, 2001, unless divine proposed to alter any of the proposed terms. The board authorized Data Return's management to execute the mutual confidentiality agreement and the exclusivity agreement and to proceed with appropriate due diligence efforts and the negotiation of definitive agreements. It was understood that execution of any definitive agreement with respect to the proposed transaction would be subject to, among other things, the negotiation of mutually satisfactory definitive agreements, as well as approval by Data Return's and divine's respective boards of directors.

    On October 5, 2001, Messrs. Vanderbeck, Stuart Walker, Gunnin, Ms. Chambers and representatives of ABN AMRO had a conference call with Messrs. Alex Walker and Dennedy and other representatives of divine to discuss final issues on the proposed terms and a timeline for completion of due diligence by each party and other items that were required to be completed before a transaction could be submitted to the boards of directors of divine and Data Return. After the call, Data Return and divine each executed the mutual confidentiality agreement and the exclusivity agreement described above.

    During the week of October 8, 2001, representatives of divine met with representatives of Data Return in Dallas, Texas for business and legal due diligence concerning Data Return. On October 11, 12, 15, 16 and 17, 2001, representatives of Data Return met with representatives of divine in Lisle, Illinois for business and legal due diligence concerning divine.

    On October 10, 2001, Bell, Boyd & Lloyd LLC, outside legal counsel to divine, circulated the first draft of a definitive merger agreement for the acquisition of Data Return to Data Return and Baker Botts. On October 11, 2001, Bell, Boyd & Lloyd circulated to Data Return and Baker Botts initial drafts of a credit agreement and related documents germane to the interim financing to be provided by divine to Data Return during the pendency of the merger transaction. On October 18, 2001, Bell, Boyd & Lloyd circulated to Data Return and Baker Botts an initial draft of a shareholder voting agreement pursuant to which certain significant shareholders of Data Return would agree to vote their Data Return shares in favor of the merger with divine and against any competing transaction.

    Between October 10 and October 26, 2001, representatives of divine and Data Return and their respective legal counsel engaged in a series of discussions to negotiate the terms and conditions of the definitive merger agreement, shareholder voting agreement, credit agreement and other ancillary agreements. Throughout this period, both parties and their legal, financial and accounting advisors continued their due diligence review of the other party's business, financial condition and operations.

    On October 26, 2001, Data Return's board of directors held a special meeting to review and discuss in detail the proposed transaction with divine. Also present were Messrs. Stuart Walker and Gunnin and representatives from Baker Botts, ABN AMRO and Bear Stearns. At the meeting, Mr. Vanderbeck reviewed in detail the company's efforts to investigate, analyze and pursue strategic alternatives and the factors underlying management's recommendation that Data Return should continue to pursue and enter into the proposed transaction with divine. Representatives of ABN AMRO and Bear Stearns reviewed the history of their respective efforts to solicit alternative strategic transactions for Data Return, and the ABN AMRO representatives reviewed and commented on the financial terms of the transaction proposed by divine, as well as the financial and stock price performance of divine. In addition, ABN AMRO stated that it was prepared to deliver its opinion that, subject to various assumptions, matters considered and limitations, the proposed exchange ratio for the merger would from a financial point of view be fair to the shareholders of Data Return. Mr. Stuart Walker and Mr. Gunnin also presented to the board the results of Data Return's due diligence review of divine. In addition, there was extensive discussion among the directors and management of Data Return of the merger agreement, the shareholder voting agreement and the credit documents, which included Mr. Gunnin and representatives of Baker Botts discussing the material terms of these agreements, representatives of Baker Botts describing the directors' legal and fiduciary duties in connection with the proposed merger and Mr. Vanderbeck and others responding to the questions posed by the directors relating to the proposed transaction.

    During this board meeting, representatives of ABN AMRO, Bear Stearns and Baker Botts met separately with the independent directors of Data Return to review the terms of the transaction and its effect under existing employment agreements of certain officers of the company. Following this executive session, the independent directors advised the full board of directors that the independent directors were unanimously in favor of proceeding with the transaction with divine. Following further discussions and consideration of the factors and reasons described below under "—Reasons for the Merger; Recommendation of the Data Return Board of Directors," the Data Return board unanimously determined that Data Return should proceed with the proposed transaction with divine.

    Between October 26 and October 31, 2001, representatives of divine and Data Return and their respective legal counsel continued negotiations with respect to the definitive agreements and related disclosure schedules.

    On October 31, 2001, the divine board of directors held a special meeting to consider the terms of the proposed Data Return transaction and additional due diligence findings. Representatives of divine's senior management also participated in the meeting. divine's transaction team led the discussion by summarizing the additional due diligence findings and reporting on the status of the Data Return merger negotiations. After full discussion, divine's board of directors unanimously adopted and approved the Data Return merger agreement, related ancillary agreements and the transactions contemplated by all of the foregoing, and unanimously recommended that, if necessary, the stockholders of divine approve the issuance of shares of divine common stock in the Data Return merger.

    On November 1, 2001, the Data Return board of directors held a special meeting to review and consider the final terms of the proposed transactions with divine. Messrs. Stuart Walker and Gunnin, as well as representatives of ABN AMRO, Bear Stearns and Baker Botts, also participated in the meeting. Mr. Gunnin reviewed the final changes to the merger agreement, the credit agreement and related documents. Representatives of ABN AMRO orally expressed their opinion that, as of November 1, 2001 and based on and subject to various assumptions, matters considered and limitations described in a written version of their opinion that would be forthcoming, the exchange ratio set forth in the definitive merger agreement was fair from a financial point of view to the shareholders of Data Return. This opinion was subsequently confirmed in a letter delivered by ABN AMRO to Data Return, a copy of which is attached to this proxy statement/prospectus as Appendix C. Following the presentations and further discussions, the Data Return board unanimously determined that the merger agreement, the credit agreement and the transactions contemplated thereby were advisable, fair to and in the best interests of Data Return and its shareholders, unanimously adopted and approved the merger agreement, the related agreements and the transactions contemplated thereby, and unanimously recommended that the shareholders of Data Return adopt and approve the merger agreement and the merger.

    During the evening of November 1, 2001, the merger agreement, the shareholder voting agreement, the credit agreement and the other ancillary documents were executed.

    On November 2, 2001, prior to the opening of the Nasdaq National Market, divine and Data Return issued a joint press release announcing the execution of the merger and related agreements.

Reasons for the Merger; Recommendation of the Data Return Board of Directors

    Joint Reasons for the Merger.  The boards of directors of divine and Data Return independently concluded that they expect that the proposed merger will:

  •
  afford to each company the complementary strengths of the two individual companies;

  •
  provide the combined company significant potential advantages and resources; and

  •
  enable the combined company to address emerging strategic opportunities more quickly and effectively.

divine and Data Return have each identified additional reasons for the merger, as discussed below. You should note, however, that the potential benefits of the merger may not be fully realized, if at all. See "Risk Factors" beginning on page 26.

    divine's Reasons for the Merger.  In addition to the anticipated joint benefits described above, divine believes that Data Return's services, technology and client base are compatible with divine's enterprise Web solutions business strategy. divine also believes that the combination of Data Return's advanced hosting services with divine's professional services, software services, software applications and sales and marketing infrastructure will enable the combined company to further its strategy of providing Web-based technology, professional services, and managed applications that help global enterprises conveniently and cost-effectively manage information resources and engage their constituencies.

    Data Return's Reasons for the Merger; Recommendation of the Data Return Board of Directors.  The Data Return board of directors has unanimously determined that the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Data Return and its shareholders and has unanimously approved the merger agreement and the merger. Accordingly, the Data Return board of directors unanimously recommends that the shareholders vote "FOR" adoption and approval of the merger agreement and the merger.

    In reaching its determination, the Data Return board of directors considered a number of factors, including, without limitation, the following:

  •
  the financial condition, results of operations, cash flows, net losses, assets, liabilities and prospects of Data Return, if it remains an independent company;

  •
  the financial and related terms of the merger and the merger agreement, including the fact that the provisions of the merger agreement are designed to provide that Data Return's shareholders participate fully in any increase in the value of divine common stock;

  •
  the fact that the market value of the shares of divine's class A common stock, based on the exchange ratio and the closing price of such shares on the Nasdaq National Market on October 31, 2001, to be exchanged for each Data Return common share pursuant to the merger represents a premium of approximately 31.9% over the closing price of the Data Return common shares on the Nasdaq National Market on October 31, 2001, and

    a premium of approximately 59.1% over the average of the closing prices of the Data Return common shares for the last 30 days of trading prior to October 31, 2001;

  •
  the presentations of ABN AMRO Incorporated and Bear Stearns & Co., Inc., and the opinion of ABN AMRO Incorporated that, as of November 1, 2001, and based on and subject to various assumptions, matters considered and limitations described in its opinion, the exchange ratio set forth in the merger agreement is fair from a financial point of view to the shareholders of Data Return (Bear Stearns & Co., Inc. was not requested to provide an opinion with respect to the exchange ratio);

  •
  the interim funding arrangements that divine has agreed to in the credit agreement between divine and Data Return, thereby providing assurance to Data Return of its ability to finance its operations during the pendency of the merger transaction, and the fact that Data Return's shareholders will suffer no reduction in the exchange ratio tied to the level of any interim borrowings from divine;

  •
  the recent and historical stock price performance of the Data Return common shares and divine common stock;

  •
  the potential strategic alternatives available to Data Return and the viability and risks associated with each alternative, including the prospects for Data Return on a stand-alone basis and the substantial risks associated with obtaining additional capital and achieving and executing upon Data Return's business plan, both short-term and long-term;

  •
  the belief of Data Return's management that, based on its lengthy review of strategic alternatives and on the feedback from recent contacts with a number of third parties in the Internet hosting, telecommunications and information technology industries to ascertain their level of interest in engaging in a business combination with Data Return, it is unlikely that any party would propose an alternative transaction that would be more favorable to Data Return and its shareholders, and have the same likelihood of consummation, as the merger;

  •
  the fact that the merger will present the opportunity for the holders of Data Return common shares to participate in a significantly larger and more diversified company and, as stockholders of the combined company, to benefit from any future growth of the combined company;

  •
  the terms and conditions of the merger agreement and the conditions to closing of the merger, including the absence of a condition based solely on a material adverse change in Data Return's business following the announcement of the transaction, and the nature of the arm's-length negotiation of the merger agreement;

  •
  the fact that, while the merger agreement prohibits Data Return from soliciting proposals concerning an acquisition of Data Return, the Data Return board of directors, in the exercise of its fiduciary duties, would be able to provide information to, and engage in negotiations with, a third party that makes an unsolicited superior acquisition proposal, and that the Data Return board of directors would be able to withdraw its recommendation of the merger agreement and the merger to the Data Return shareholders, if the board of directors determined that its fiduciary duties so required;

  •
  the likelihood that the merger would be consummated, including the limited nature of the conditions to closing the merger and the experience, reputation and financial condition of divine and its history of successfully closing significant business combination transactions;

  •
  the consents and approvals to consummate the merger, including the need for clearance of an S-4 Registration Statement by the Securities and Exchange Commission, the need for two-third's of Data Return's shareholders to approve the merger, the favorable prospects for receiving such consents and approvals, and the likely absence of any required Hart-Scott-Rodino clearance;

  •
  the fact that the merger has been structured in a manner so that it should qualify as a reorganization for federal income tax purposes, in which case Data Return's shareholders generally would not recognize gain or loss;

  •
  the strengths and weaknesses of divine's businesses and key attributes of the combined company in terms of, among other things, product and service offerings, sales, customers, management and competitive position; and

  •
  the risks and uncertainties associated with Data Return as a stand-alone company described under "Information Regarding Data Return—Management's Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors" beginning on page 135.

    The Data Return board of directors believed that each of the above factors generally supported its determination and recommendation. The Data Return board of directors also considered a number of potentially negative factors in its deliberations concerning the proposed merger, including:

  •
  the possibility that the merger would not be consummated;

  •
  the amount of the termination fee and the events triggering payment of the termination fee under the merger agreement;

  •
  the fact that the exchange ratio is fixed and will not change with decreases in the market price of divine's stock before the closing, provided that if the market price of divine's class A common stock declines below $0.329 and remains at or below that level for 10 consecutive trading days, Data Return could terminate the merger agreement;

  •
  the fact that divine's stock has experienced substantial price volatility over the past year;

  •
  the fact that divine is curently trading below $1.00 per share and the risks associated with such market price, including the risk that divine could be de-listed from the Nasdaq National Market and the risk that divine may declare a reverse stock split to increase its stock price;

  •
  the risk that the combined company would perform significantly below expectations; and

  •
  the risks described under "Risk Factors" beginning on page 26.

    The Data Return board of directors did not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential advantages of the merger.

The foregoing discussion of the information and the factors considered by the Data Return board of directors is not meant to be exhaustive, but includes the material factors considered by the Data Return board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, the Data Return board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. In addition, individual members of Data Return's board of directors may have given different weights to different factors.

Opinion of Financial Advisor to the Data Return Board of Directors

    On November 1, 2001, ABN AMRO delivered its oral opinion to the board of directors of Data Return that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the exchange ratio set forth in the Data Return merger agreement was fair from a financial point of view to the shareholders of Data Return. ABN AMRO subsequently confirmed its oral opinion by delivery of its written opinion dated as of November 1, 2001.

    The full text of the written opinion of ABN AMRO, dated as of November 1, 2001, which sets forth the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C to this proxy statement/prospectus and is incorporated herein by reference. ABN AMRO provided its opinion for the information and assistance of Data Return's board of directors in connection with its consideration of the merger. The ABN AMRO opinion is directed only to the fairness from a financial point of view to the shareholders of Data Return of the exchange ratio. The opinion does not address Data Return's business decision to effect the merger or constitute a recommendation as to how any holder of Data Return shares should vote with respect to the transaction. We urge you to read the opinion, including its assumptions, matters considered and qualifications, in its entirety. The summary of ABN AMRO's opinion set forth below is qualified in its entirety by reference to the full text of the opinion.

    In connection with its opinion, ABN AMRO:

  i.
  reviewed the structure of the merger;

  ii.
  reviewed an execution form of the merger agreement and certain related documents referred to therein and the financial terms of the merger;

  iii.
  reviewed Data Return's Annual Report on Form 10-K for each of the fiscal years ended March 31, 2001 and March 31, 2000, and Data Return's Quarterly Reports on Form 10-Q for the periods ended June 30, 2001, December 31, 2000, September 30, 2000 and June 30, 2000, and Data Return's unaudited quarterly financials for the period ended September 30, 2001, and other business information relating to Data Return prepared and provided to ABN AMRO by the management of Data Return;

  iv.
  reviewed divine's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and divine's Quarterly Report on Form 10-Q for the period ended June 30, 2001, and divine's preliminary unaudited quarterly financials for the period ended September 30, 2001, and other business information relating to divine prepared and provided to ABN AMRO by the management of divine;

  v.
  reviewed certain other publicly available information concerning both Data Return and divine and the trading markets for their common stocks;

  vi.
  reviewed certain internal information and other data relating to Data Return and divine, respectively, and their respective businesses and prospects, including forecasts and projections, prepared by and provided to ABN AMRO by the respective managements of Data Return and divine;

  vii.
  participated in discussions with Data Return and divine concerning the operations, business strategy, financial performance and prospects for Data Return and divine, respectively;

  viii.
  analyzed certain other proposals and indications of interest received by Data Return relating to potential strategic transactions other than the merger;

  ix.
  reviewed certain publicly available information concerning certain of divine's pending transactions;

  x.
  analyzed the terms of certain prior acquisitions by divine and forecasts and projections on these acquisitions prepared and provided to ABN AMRO by the management of divine;

  xi.
  compared certain publicly available information concerning certain other companies engaged in businesses which ABN AMRO believed to be generally comparable to both Data Return and divine and the trading markets for certain of such other companies' securities;

  xii.
  compared the proposed financial terms of the merger with the financial terms of certain other public transactions that ABN AMRO considered to be relevant;

  xiii.
  analyzed the recent reported closing prices and trading activity for Data Return common stock and divine common stock;

  xiv.
  reviewed equity research analyst reports for Data Return and divine;

  xv.
  met with certain of the respective officers and employees of Data Return and divine concerning their respective businesses and operations, assets, present conditions and prospects, and undertook such studies, analyses and investigations, as ABN AMRO deemed appropriate; and

  xvi.
  discussed the strategic rationale for the proposed business combination with the respective managements of Data Return and divine.

    In rendering its opinion, ABN AMRO assumed and relied upon the accuracy and completeness of the financial and other information that it reviewed, and did not obtain, nor did it make or assume responsibility for undertaking, any independent verification of such information. ABN AMRO assumed that financial data had been reasonably prepared on bases reflecting the best then available estimates and judgment of Data Return and divine as to the future financial performance of both Data Return and divine. ABN AMRO also relied upon, without independent verification, the assessment by the respective managements of Data Return and divine of the strategic and other benefits expected to result from the merger. In addition, ABN AMRO assumed that the merger, as well as divine's pending transactions as described in its registration statements, would be consummated in accordance with the terms set forth in the respective merger agreements, without default, waiver, modification or amendment of any material term, condition or agreement. ABN AMRO also assumed that the merger would be treated as a tax-free reorganization for federal income tax purposes.

    ABN AMRO did not make an independent evaluation or appraisal of the assets and liabilities of Data Return or divine, nor was it furnished with such evaluations or appraisals. ABN AMRO's opinion was necessarily based on the economic, monetary, market and other conditions as in effect on, and the information made available to ABN AMRO as of, the date of its opinion. ABN AMRO reserved, however, the right to withdraw, revise or modify its opinion based upon additional information that may be provided to or obtained by it after the issuance of the opinion that suggests, in ABN AMRO's judgment, a material change in the assumptions upon which its opinion was based; provided that ABN AMRO disclaims any obligation to withdraw, revise or modify its opinion or to advise any person of any such additional information.

    ABN AMRO was not asked to, nor did it, offer any opinion as to the material terms of the merger agreement (other than the exchange ratio) or any related documents or the obligations thereunder, or the form of the merger. Furthermore, ABN AMRO did not express any opinion as to (i) the prices at which divine's common stock will trade following the announcement or consummation of the merger, (ii) the continued listing of divine's common stock on the Nasdaq National Market, (iii) the availability to divine after the merger of any additional capital resources and liquidity necessary to permit it to achieve its business plans, forecasts and projections or (iv) the ability of divine to remain a going concern after giving effect to the merger.

    As of October 31, 2001, one day prior to the date that ABN AMRO delivered its opinion to the board of directors of Data Return, the exchange ratio represented a fully diluted equity value for Data Return of approximately $34.9 million and a fully diluted equity value per share of Data Return of approximately $0.86 per share (i.e., assuming conversion of all in-the-money options outstanding under the treasury method), based on the closing price of divine Class A common stock of $0.43 on October 31, 2001. The offer represented an "enterprise value" (defined as fully diluted equity value plus debt, adjusted for the market value of public debt when appropriate, less cash) to book value per share multiple of 2.1x, a latest quarter annualized, or LQA, revenue multiple of 1.15x, an estimated 2001 calendar year, or CY2001E, revenue multiple of 1.07x, a projected 2002 calendar year, or CY2002P, revenue multiple of 1.08x and a CY2002P earnings before interest, taxes, depreciation and amortization, or EBITDA, multiple of 13.4x.

    Data Return can terminate the merger agreement prior to the effective time of the merger if the closing sale price per share of divine class A common stock as reported on the Nasdaq National Market is equal to or less than 70% of the closing price on November 1, 2001 (i.e., $0.329) for ten consecutive trading days. For the purpose of its "walk-away" valuation analysis, ABN AMRO used a valuation equivalent to 70% of divine's closing share price as of October 31, 2001 (i.e., $0.30). The termination, or "walk-away", valuation, as of October 31, 2001, represented a fully diluted equity value for Data Return of approximately $24.3 million and a fully diluted equity value per share of Data Return common shares of approximately $0.60 per share. The walk-away valuation represented an enterprise value to book value per share multiple of 1.5x, an LQA revenue multiple of 0.93x, a CY2001E revenue multiple of 0.87x, a CY2002P revenue multiple of 0.87x and a 2002P EBITDA multiple of 10.8x.

    Furthermore, the market value of the shares of divine's class A common stock, based on the exchange ratio and the closing price of such shares on the Nasdaq National Market on October 31, 2001, to be exchanged for each share of Data Return common shares pursuant to the merger represents a premium of approximately 31.9% over the closing price of Data Return common shares on the Nasdaq National Market on October 31, 2001 of $0.65 per share and a premium of approximately 59.1% over the average of the closing prices of Data Return common shares for the last 30 days of trading prior to October 31, 2001. At the walk-away valuation, the market value of the shares of divine's class A common stock, based upon the exchange ratio and the closing price of such shares on the Nasdaq National Market on October 31, 2001, to be exchanged for each share of Data Return common shares pursuant to the merger represents a discount of approximately (7.6%) over the closing price of Data Return common shares on the Nasdaq National Market on October 31, 2001, and a premium of approximately 11.3% over the average of the closing prices of Data Return common shares for the last 30 days of trading prior to October 31, 2001.

    The material financial analyses used by ABN AMRO in connection with providing its November 1, 2001 opinion to Data Return's board of directors were:

  •
  a comparable public company analysis;

  •
  a comparable transaction analysis;

  •
  a discounted cash flow analysis;

  •
  a takeover premium analysis;

  •
  a relative contribution analysis;

  •
  a "has/gets" analysis; and

  •
  a historical exchange ratio analysis.

    The following is a summary of these financial analyses, but is not a complete description of all the analyses performed and factors considered by ABN AMRO in connection with its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create an incomplete view of the processes underlying ABN AMRO's opinion. In arriving at its fairness determination, ABN AMRO considered the results of all such analyses. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned. In addition, no company or transaction considered in the analyses described below is directly comparable to Data Return or divine or their contemplated transaction.

    The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. In order to fully understand ABN AMRO's financial analyses, the tables must be read together with the text of each summary. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of ABN AMRO's financial analyses. Unless otherwise indicated, estimated financial data for divine and Data Return were based on internal estimates of their respective managements.

Comparable Public Company Analysis

    ABN AMRO reviewed and compared certain financial information for Data Return to corresponding financial information, ratios and public market multiples for the following eight publicly traded corporations in the Web hosting industry, each of which is different, in certain respects, from Data Return:

  •
  Digex Inc.

  •
  Equinix Inc.

  •
  Exodus Communications Inc.

  •
  Genuity, Inc.

  •
  Globix Corp.

  •
  Interland Inc.

  •
  Loudcloud Inc.

  •
  NaviSite Inc.

    The valuation multiples for Data Return were calculated using the Data Return closing price on October 24, 2001 (the day before ABN AMRO's first presentation to Data Return's board of directors). The multiples for Data Return were based on publicly available information and information provided by Data Return's management. The multiples for each of the selected companies were based on the most recent publicly available information and projections from equity analyst reports. With respect to the selected companies, ABN AMRO considered the following multiples, adjusted for the market value of public debt when appropriate:

  •
  Enterprise value as a multiple of LQA revenues,

  •
  Enterprise value as a multiple of CY2001E revenues, and

  •
  Enterprise value as a multiple of CY2002P revenues.

    The results of these analyses are summarized as follows:

Enterprise Value as a Multiple of:	Range	Median
LQA revenues	NM-1.06x	0.56x
CY 2001E revenues	NM-1.11x	0.67x
CY 2002P revenues	NM-0.93x	0.53x

    The following table presents the median implied per share values and the range of implied per share values of Data Return's common shares, calculated by using the multiples shown above and the appropriate Data Return operating metric:

	Implied per Share
	Range		Median
LQA revenues	NM-$	0.75	$0.16
CY 2001E revenues	NM-$	0.91	$0.34
CY 2002P revenues	NM-$	0.67	$0.16

Comparable Transaction Analysis

    ABN AMRO considered ratios of enterprise value to selected historical operating results in order to indicate multiples acquirors have been willing to pay for companies in the Web hosting industry. In order to perform this analysis, ABN AMRO reviewed a number of transactions that it considered comparable to the merger. ABN AMRO selected these transactions by choosing recent transactions involving sellers in the Web hosting market as well as markets that ABN AMRO found to be similar to Web hosting. For this analysis, ABN AMRO examined publicly available information. These transactions consisted of the acquisitions of:

  •
  Integra SA by Genuity Inc.

  •
  Digital Island Inc. by Cable & Wireless Plc

  •
  Interland Inc. by Micron Electronics Inc.

  •
  ISION Internet AG by Energis Plc

  •
  GlobalCenter by Exodus Communications

  •
  Intermedia Communications Inc. by WorldCom Inc.

  •
  Verio Inc. by NTT Communications Corp.

  •
  Concentric Network Corp. by NEXTLINK Communications Inc.

  •
  AboveNet Communications Inc. by MetroMedia Fiber Network Inc.

    Although ABN AMRO considered all the above transactions, for its analyses and valuation it focused on those transactions that it considered to be the most relevant based upon business mix and market conditions. These transactions were the acquisitions of:

  •
  Integra SA by Genuity Inc.

  •
  Digital Island Inc. by Cable & Wireless Plc

  •
  Interland Inc. by Micron Electronics Inc.

    The following table presents the median and range of enterprise value revenue multiples:

Enterprise Value as a Multiple of:	Range	Median
LQA revenues	0.44x-0.98x	0.77x

    These multiples reflect the actual multiples at the time these three relevant deals were announced, adjusted for the decline in an index of Web hosting companies (comprised of Digex, Equinix, Exodus Communications, Genuity, Globix, Interland, Loudcloud and NaviSite) from the date of announcement of the three deals to October 24, 2001.

    The following table presents, as of October 24, 2001, the median implied per share values and the range of implied per share values of Data Return's common shares, calculated by using the revenue multiples shown above, which have been adjusted for the decline in the index of Web hosting companies, and Data Return's LQA revenues:

	Implied per Share
	Range	Median
LQA revenues	$0.01-$0.66	$0.41

    If ABN AMRO had not adjusted the three relevant transactions for the decline in the index of Web hosting companies, the median LQA revenue multiple would have been 2.33x, and the implied median value per share, based on that higher median LQA revenue multiple, would have been $2.26.

    None of the transactions used in the foregoing analysis is identical to the merger. In evaluating the transactions, ABN AMRO made numerous assumptions with respect to the Web hosting industry's performance and general economic conditions, many of which are beyond the control of Data Return or divine. Mathematical analysis, such as determining the median or range, is not in itself a meaningful method of using comparable transaction data.

Discounted Cash Flow Analysis

    ABN AMRO performed a discounted cash flow analysis, using estimates provided by Data Return management, in order to derive an implied equity value per share reference range and compared this range with the proposed offer price in the merger. This analysis was based on:

  •
  the present value of the estimated, unlevered, after-tax free cash flows that Data Return could generate over the five-year period of fiscal year 2002 through fiscal year 2006, and

  •
  the terminal value of Data Return based on a range of multiples applied to estimated 2006 EBITDA.

    For purposes of this analysis, ABN AMRO used discount rates of 20.0% to 30.0%, which were based on ABN AMRO's judgment of Data Return's estimated weighted average cost of capital and the current yield to maturity on the public debt of comparable public companies including: Equinix, Exodus and Globix, and terminal 2006 EBITDA multiples of 4.0x to 8.0x, which were derived by assuming perpetuity growth rates of 4.0% to 6.0% after fiscal year 2006. This analysis implied an equity value per share reference range for Data Return of approximately $0.56 to $2.96. ABN AMRO noted that the proposed exchange ratio implied an offer price in the merger of $0.86 based on divine's closing stock price on October 31,

2001, which was within the implied equity value per share reference range for Data Return. Although ABN AMRO employed a discounted cash flow analysis, it advised the board of directors of Data Return that this analysis could be misleading due to the unknown predictability of future cash flows.

Takeover Premium Analysis

    ABN AMRO considered the premiums paid above a seller's share price in order to determine the additional value that acquirors, when compared to public stockholders, are willing to pay for companies in a particular market segment. In order to perform this analysis, ABN AMRO reviewed a number of transactions involving publicly-held telecommunications and technology companies. ABN AMRO selected these transactions by choosing transactions since January 1, 2001 with an enterprise value of $100 million or less. These transactions consisted of the acquisition of:

  •
  Eprise Corp by divine, inc.

  •
  eMusic.com Inc. by Universal Music Group (Vivendi Universal SA)

  •
  eShare Technologies Inc. by divine, inc.

  •
  Data Dimensions Inc. by Lionbridge Technologies

  •
  Autologic Information International Inc. by Agfa-Gevaert NV

  •
  Healthcare.com Corp. by Xcare Net Inc.

  •
  Microtest Inc. by Fluke Networks (Fluke Corp.)

  •
  Data Research Associates Inc. by SIRSI Corp.

  •
  Exigent International Inc. by Harris Corp.

  •
  Autoweb.com Inc. by Autobytel.com Inc.

  •
  Command Systems Inc. by ICICI Infotech Inc.

  •
  Cobalt Group Inc. by Warburg Pincus Equity Partners

  •
  Data Critical Corp by GE Medical Systems (General Electric Company)

  •
  Egreetings Network Inc. by AmericanGreetings.com Inc.

  •
  Interland Inc. by Micron Electronics Inc.

  •
  Fourth Shift Corp by AremisSoft Corp.

  •
  NetSpeak Corp. by Adir Technologies Inc.

  •
  MyPoints.com Inc. by United NewVentures Inc.

  •
  Launch Media Inc. by Yahoo! Inc.

  •
  IVI Checkmate Corp. by Ingenico Fortronic (Ingenico SA)

  •
  NetRadio Corp. by Advisory Board Inc.

  •
  Credit Management Solutions Inc. by First American Corp.

  •
  CUseeMe Networks Inc. by First Virtual Communications Inc.

  •
  Uproar Inc. by Flipside (Vivendi Universal SA)

  •
  Medialink Worldwide Inc. by United Business Media Plc

  •
  Ashford.com Inc. by Global Sports Inc.

  •
  C-bridge Internet Solutions Inc. by eXcelon Corp.

  •
  Mediaplex Inc. by Valueclick Inc.

  •
  Eagle Point Software Corp. by JB Acquisitions LLC

  •
  Microwave Systems Corp. by RadiSys Corp.

  •
  Renaissance Worldwide Inc. by undisclosed acquiror

  •
  Tab Products Company by Investor Group

  •
  Lifeminders Inc. by Cross Media Marketing Corp.

  •
  Mainspring Inc. by IBM Corp.

  •
  Aris Corp. by CIBER Inc.

  •
  Broadbase Software Inc. by Kana Communications Inc.

  •
  Avert Inc. by Automatic Data Processing Inc.

  •
  Integra SA by Genuity Inc.

  •
  Total Research Corp. by Harris Interactive Inc.

  •
  Prime Response Inc. by Chordiant Software Inc.

  •
  TravelNow.com Inc. by Hotel Reservations Network Inc.

  •
  TCI International Inc. by Dielectric Communications (SPX Corp.)

  •
  Datron Systems Inc. by Titan Corp.

  •
  Juno Online Services Inc. by Netzero Inc.

    The following table presents the median premium and the range of premiums for these transactions calculated by dividing:

    (1) the offer price per share minus the closing share price of the seller's common stock one trading day or thirty trading days prior to the public announcement of the transaction; by

    (2) the closing share price of the seller's common stock one trading day or thirty trading days prior to the public announcement of the transaction:

	Range	Median
Premium Paid to Seller's Price One Trading Day Prior to Announcement	5.9%-173.2%	51.2%
Premium Paid to Seller's Price Thirty Trading Days Prior to Announcement	(55.1%)-200.0%	65.1%

    The following table presents the median implied value and the range of implied values of Data Return common shares, calculated by using the premiums shown above and Data Return's share price one trading day or thirty trading days prior to October 25, 2001:

	Implied per Share
	Range	Median
Premium Paid to Seller's Price One Trading Day Prior to Announcement	$0.66-$1.69	$0.94
Premium Paid to Seller's Price Thirty Trading Days Prior to Announcement	$0.22-$1.47	$0.81

    None of the transactions used in the foregoing analysis is identical to the merger. In evaluating the transactions, ABN AMRO made numerous assumptions with respect to the industry performance and general economic conditions, many of which are beyond the control of Data Return or divine. Mathematical analysis, such as determining the median or range, is not in itself a meaningful method of using takeover premium data.

Relative Contribution Analysis

    ABN AMRO reviewed estimated future operating revenues and other operating metrics for Data Return and divine provided by Data Return's and divine's managements to determine the contribution of each of Data Return and divine to the combined company's operations, giving effect to divine's then pending acquisitions of Eprise, Open Market, eshare Communications and RoweCom. During the preparation of these analyses, divine closed on the acquisitions of Open Market and eshare on October 19, 2001 and October 31, 2001, respectively. Furthermore, on October 25, 2001, RoweCom shareholders approved the divine merger, thus giving the transaction a high probability of closure. ABN AMRO also reviewed such estimated future operating revenues and other operating metrics without giving effect to the pending acquisitions of RoweCom and Eprise to determine the contribution of each of Data Return and divine to the combined company's operations.

    The following table presents the relative contribution of Data Return and divine to the combined company, giving effect to divine's acquisitions of Eprise, Open Market, eshare and RoweCom:

	Contribution
	divine	Data Return	Implied Exchange Ratio	Exchange Ratio as of 10/31/01
CY 2001E Revenues	92.3%	7.7%	0.71x	1.9876x
CY 2002P Revenues	94.2%	5.8%	0.53	1.9876
Cash	97.6%	3.4%	0.30	1.9876
Book Value	93.0%	3.3%	0.29	1.9876
Tangible Book Value	95.5%	5.3%	0.48	1.9876
CY 2002P EPS-Diluted	NM	NM	NM	1.9876

    The following table presents the relative contribution of Data Return and divine to the combined company, giving effect only to divine's acquisitions of Open Market and eshare:

	Contribution
	divine	Data Return	Implied Exchange Ratio	Exchange Ratio as of 10/31/01
CY 2001E Revenues	84.7%	15.3%	1.25x	1.9876x
Cash	96.9%	4.4%	0.32x	1.9876x
Book Value	91.7%	3.8%	0.27x	1.9876x
Tangible Book Value	95.3%	5.6%	0.41x	1.9876x

"Has/Gets" Analysis

    ABN AMRO compared the pre-transaction value per common share of Data Return for a number of operating metrics with the value per common share of Data Return after giving effect to the merger. During the preparation of these analyses, divine closed on the acquisitions of Open Market and eshare on October 19, 2001 and October 31, 2001, respectively. Furthermore, on October 25, 2001, RoweCom shareholders approved the divine merger, thus giving the transaction a high probability of closure. ABN AMRO also calculated the pro forma impact of the merger on the value per common share of Data Return giving effect only to divine's pending acquisitions of Open Market and eshare.

    The following table presents the value per common share of Data Return for each metric giving effect to divine's acquisitions of Eprise, Open Market, eshare and RoweCom.

	Pre- Transaction	Post- Transaction		Post- Transaction
	Per Data Return Share	Per divine Share	Exchange Ratio	Per Data Return Share Equivalent	% Change
CY 2001E Revenues	$1.19	$1.48	1.9876x	$2.94	146.9%
CY 2002P Revenues	$1.27	$2.07	1.9876x	$4.11	223.8%
Cash	$0.21	$0.58	1.9876x	$1.15	450.1%
Book Value	$0.40	$1.17	1.9876x	$2.32	476.4%
Tangible Book Value	$0.40	$0.72	1.9876x	$1.44	257.8%
CY2002P EPS-
Diluted	($0.57)	($0.05)	1.9876x	($0.11)	81.1%

    The following table presents the value per Data Return common share for each metric giving effect only to divine's acquisitions of Open Market and eshare.

	Pre- Transaction	Post- Transaction		Post- Transaction
	Per Data Return Share	Per divine Share	Exchange Ratio	Per Data Return Share Equivalent	% Change
CY 2001E Revenues	$1.19	$0.87	1.9876x	$1.73	45.6%
CY 2002P Revenues	$1.27	NA	1.9876x	NA	NA
Cash	$0.21	$0.54	1.9876x	$1.07	410.3%
Book Value	$0.40	$1.19	1.9876x	$2.36	485.9%
Tangible Book Value	$0.40	$0.81	1.9876x	$1.60	297.8%
CY2002P EPS-
Diluted	($0.57)	NA	1.9876x	NA	NA

Historical Exchange Ratio Analysis

    ABN AMRO reviewed the historical daily trading prices for Data Return's common shares and divine's common stock for the period from January 2, 2001 to October 24, 2001. Set forth below is a graph of the historical Data Return share price divided by divine's share price over such period. ABN AMRO's analysis indicated that the sixty-day average of the historical Data Return share price divided by divine's share price was 0.72x, the sixty-day high was 1.24x, and the sixty day low was 0.36x, compared to the exchange ratio of 1.9876x proposed in the merger.

Miscellaneous

    The analyses described above were prepared solely for the purpose of ABN AMRO providing its opinion to the Data Return board of directors as to the fairness from a financial point of view of the exchange ratio to the shareholders of Data Return. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results or values are not necessarily indicative of actual future results or values, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Data Return, divine, ABN AMRO or any other person assumes responsibility if future results or values are materially different from those forecast.

    None of the analyses performed by ABN AMRO was assigned greater significance by ABN AMRO than any other. ABN AMRO arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole. ABN AMRO did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.

    ABN AMRO did not make any recommendation with respect to the exchange ratio, which was determined through negotiation between Data Return and divine. As described above, ABN AMRO's opinion to the board of directors of Data Return was only one of many factors taken into consideration by the Data Return board of directors in its evaluation of the Data Return merger agreement and should not be viewed as determinative of the views of the Data Return board of directors or management with respect to the merger or the exchange ratio provided for in the merger agreement.

    Data Return selected ABN AMRO as its financial advisor because it is an internationally recognized full service securities firm that engages in securities trading and brokerage activities, in addition to providing investment banking services, with substantial experience in similar transactions, and is familiar with Data Return and its business. In the ordinary course of its business, ABN AMRO may actively trade or otherwise effect transactions in the securities of Data Return and divine and, accordingly, may hold a long or short position in such securities. Furthermore, certain ABN AMRO employees may own Data Return and/or divine common stock. LaSalle Bank National Association, a wholly-owned subsidiary of ABN AMRO, is a lender to divine and has received or will receive customary compensation as such. Moreover, divine provides certain software-related services to ABN AMRO, namely MindAlign, for which ABN AMRO pays customary compensation to divine.

    ABN AMRO acted as financial advisor to Data Return in connection with the merger and will receive a customary fee for its services, a significant portion of which is contingent upon consummation of the merger. Data Return has also agreed to reimburse ABN AMRO for its reasonable out-of-pocket expenses, subject to certain limitations, and to indemnify ABN AMRO and related parties against liabilities, including liabilities under federal securities laws, relating to its engagement.

Accounting Treatment

    divine will record the merger using the purchase method of accounting in accordance with U.S. generally accepted accounting principles. This means that for financial reporting purposes, divine will treat both companies as one company beginning as of the date we complete the merger. In addition, under this method of accounting, divine will record the fair value of Data Return's net assets on its consolidated financial statements, with the remaining purchase price in excess of the fair value of Data Return's net assets recorded as goodwill. See "Unaudited Pro Forma Condensed Combined Financial Statements" beginning on page 95.

Interests of Certain Persons in the Merger

    In considering the recommendation of the Data Return board of directors that Data Return shareholders adopt and approve the merger agreement and the merger, you should be aware that certain directors and officers of Data Return have interests in the merger that are different from, or in addition to, your interests as shareholders of Data Return. The Data Return board of directors was aware of these interests and considered them, among other matters, in adopting and approving the merger agreement and the merger.

  Payment for Common Stock and Options

    Each common share of Data Return held by officers and directors of Data Return will be treated like all other common shares of Data Return and will be converted into the right to receive 1.9876 shares of divine common stock (subject to adjustment in certain limited circumstances). Stock options held by officers and directors of Data Return will also be treated like all other options to purchase Data Return common shares, except for the acceleration of some options held by officers and directors pursuant to employment and retention agreements, as described more fully below. Upon completion of the merger, each outstanding Data Return option will, to the fullest extent permitted by the applicable plans and option agreement, be terminated if the result of dividing the exercise price of the Data Return option by the exchange ratio is greater than the closing sale price of divine's common stock on the trading day immediately preceding the effective time of the merger. The merger agreement also provides that outstanding employee stock options that are terminated will be replaced by options to purchase divine common stock. If the result of dividing the exercise price of the Data Return option by the exchange ratio is less than or equal to the closing sale price of divine's stock on the trading day immediately preceding the effective time of the merger, that option will automatically become an option to purchase divine common stock. Each such divine option will represent an option to purchase the number of shares of divine common stock equal to the number of common shares of Data Return purchasable by the Data Return option multiplied by the exchange ratio at an exercise price per share equal to the exercise price of the Data Return option divided by the exchange ratio.

  Employment Agreements

    A total of 18 officers of Data Return are parties to employment agreements with Data Return. Each of Sunny C. Vanderbeck, Chairman and Chief Executive Officer, Michelle R. Chambers, President, Robert A. Prosen, Chief Operating Officer, Stuart A. Walker, Senior Vice President—Chief Financial Officer, Jason A. Lochhead, Vice President—Chief Technology Officer, Mark C. Gunnin, Vice President—General Counsel, Mark Bowles, Vice President—Operational Effectiveness, and Mark Warren, Vice President—Software Development, has an employment agreement with Data Return. If any of these officers' employment with Data Return is terminated without cause (including constructive termination) within the 27 month period beginning three months prior to the merger and ending 24 months after the merger, he or she will be entitled to a lump sum payment equal to one times (or in the case of Mr. Vanderbeck, Ms. Chambers, Mr. Prosen and Mr. Walker three times) the following items:

  •
  the highest annualized base salary earned during his or her employment with Data Return;

  •
  the greater of (1) two times his or her largest bonus during the last two years and (2) 60% of the highest annualized base salary;

  •
  any unpaid expense, reimbursement or accrued but unpaid salary or benefit; and

  •
  the estimated cost of insurance coverage for the twelve months following termination.

    If the termination following the merger is voluntarily initiated by the officer, the base salary component of these cash severance payments will, in the case of Mr. Vanderbeck, Ms. Chambers, Mr. Prosen, Mr. Walker and Mr. Gunnin, equal 75% and, in the case of Mr. Bowles, Mr. Lochhead and Mr. Warren equal 25%, of the severance payment described above.

    In addition, upon consummation of the merger, 100% of the unvested options held by Mr. Vanderbeck, Ms. Chambers, Mr. Walker, Mr. Prosen and Mr. Gunnin will automatically vest. In the case of Mr. Bowles, Mr. Lochhead and Mr. Warren, the portion of their unvested options that would have vested on the next vesting date will immediately vest upon consummation of the merger, and the remainder of their unvested options shall be accelerated by one year. If Mr. Bowles, Mr. Lochhead or Mr. Warren is constructively terminated or terminated without cause within the 27 month period beginning three months prior to the merger and ending 24 months after the merger, his unvested options shall vest immediately.

    Data Return also has employment agreements with Tom Blair, Vice President—North American Sales, Lambert Mathieu, Vice President—Financial Operations, Ken Pedersen, Vice President—Customer Service Delivery, Alonso Perales, Group Vice President—Global Alliances, Ed Pierson, Vice President—Systems Operations, Rob Stovall, Vice President—Financial Planning, and Rick Carey, Vice President—People and Organizational Development. Pursuant to these employment agreements, if any of these officers is terminated without cause (including constructive termination) within the 27 month period beginning three months prior to the merger and ending 24 months after the merger, each would be entitled to a lump sum payment equal to three months' salary and three months of insurance coverage (except for Mr. Perales, who would be entitled to nine months' salary and nine months of insurance coverage). In addition, if any of these officers is employed 180 days after the merger is consummated or has been terminated other than for cause before that date, 100% of his unvested options will immediately vest.

    Data Return also has employment agreements with Todd Steitle, Senior Vice President—Product Development, Michael Shiff, Executive Vice President, and Ken Garber, Senior Vice President—Marketing, Worldwide Sales and Business Development. Upon consummation of the merger, all of Mr. Shiff's unvested options will vest immediately, 50% of Mr. Garber's outstanding unvested options will vest immediately and the remaining 50% will vest one year later, and all of Mr. Steitle's unvested options will vest immediately. In addition, Mr. Garber is entitled to 12 months of salary and 100% of his unvested options will immediately vest if he is terminated without cause following consummation of the merger.

    Assuming all 18 of the officers with employment agreements are terminated immediately following the consummation of the merger, Data Return will be obligated to make lump sum cash payments totaling approximately $4.9 million.

    divine has indicated that it intends to offer to enter into amendments to the employment agreements with certain of these officers but that it has not yet determined which officers or the terms of the amendments. However, the merger agreement provides that divine will honor all employment agreements of Data Return currently in place, unless otherwise amended by the parties.

  Retention Agreements

    In addition to the employment agreements described above, Data Return has entered into retention agreements with four employees. These agreements provide that if the applicable employee is employed 180 days after the merger or has been terminated other than for cause, 100% of his options will become immediately vested.

  Indemnification and Insurance.

    Upon completion of the merger, the surviving corporation will fulfill and honor all of Data Return's existing obligations to indemnify the officers and directors of Data Return and its subsidiaries. In addition, the surviving corporation will indemnify Data Return's officers and directors for acts or omissions in such capacity occurring prior to the completion of the merger. Further, for six years after the completion of the merger, the surviving corporation's articles of incorporation and bylaws will contain indemnification provisions as favorable to the officers and directors of Data Return or its subsidiaries as the indemnification provisions in Data Return's current articles of incorporation and bylaws.

    Upon completion of the merger, the surviving corporation will provide for six years directors' and officers' liability insurance covering those persons who were covered by Data Return's directors' and officers' liability insurance policy as of the date of the merger agreement. However, the surviving corporation will not be required to spend more than 200% of the annual premium currently paid by Data Return for that coverage.

  Shareholder Voting Agreements

    divine has entered into shareholder voting agreements with Mr. Vanderbeck, Ms. Chambers, Mr. Lochhead, Mr. Walker and certain other shareholders of Data Return. Each of these officers and directors has agreed, subject to certain terms and conditions of the voting agreements, to vote all of the common shares of Data Return owned by him or her in favor of approval of the merger agreement and the merger and against any competing transaction.

  Affiliate Registration Statement

    divine has agreed to file a Form S-3 registration statement with the SEC within 30 days of the effective date of the merger in order to register the shares of divine common stock issued to affiliates of Data Return, including executive officers and directors, in the merger. divine has agreed to maintain the effectiveness of the registration statement for a period of one year after the effective time, unless divine reasonably determines that the Data Return affiliates will be able to sell all of their shares of divine common stock without the registration statement within the three-month period following the termination of the effectiveness of the registration statement.

  Guarantee of Loan

    In January 2001, Data Return entered into a guarantee with a financial institution pursuant to which Data Return guaranteed up to $5.0 million of the margin debt of a Texas family limited partnership (an estate planning entity) controlled by Sunny C. Vanderbeck, the Chairman of the Board and Chief Executive Officer of Data Return. In June 2001, this guarantee was replaced with a new guarantee that reduced the amount to $2.0 million. On October 26, 2001, the financial institution sold the last of the stock securing the margin debt and, on November 6, 2001, exercised its rights under the guarantee and took possession of the $2.0 million of Data Return cash and cash equivalents previously pledged to secure the guarantee. Data Return has no further obligations with respect to this guarantee. Pursuant to a letter agreement with the limited partnership and Mr. Vanderbeck, the limited partnership and Mr. Vanderbeck are required to repay the $2.0 million paid by Data Return under the guarantee. Mr. Vanderbeck has also granted to Data Return a security interest in certain properties to secure this repayment obligation. This repayment obligation will survive the merger and continue to be an asset of the surviving corporation.

Stock Ownership Following the Merger

    As of December 3, 2001, divine had approximately 293,199,779 shares of common stock issued and outstanding. Based upon 36,189,164 common shares of Data Return issued and outstanding on December 3, 2001 and the 1.9876 exchange ratio, divine will issue approximately 71,929,582 shares of divine common stock upon completion of the Data Return merger. As a result, following completion of the merger, and including the approximately 53,968,000 shares of divine common stock issued in the Eprise merger, but otherwise assuming divine does not issue any additional shares of its common stock, Data Return shareholders would own approximately 17.2% of the issued and outstanding shares of divine common stock. Assuming that divine (1) issues 8,196,721 shares of divine common stock in connection with the HostOne Acquisition, (2) issues 5,500,000 shares of divine common stock in connection with the Synchrony Acquisition, and (3) does not issue any other shares of divine common stock prior to the closing of this merger, the existing holders of these common shares of Data Return collectively will hold approximately 16.6% of divine common stock issued and outstanding after the merger.

Regulatory Matters

    The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire. Because the value of the Data Return common shares to be acquired in the merger is, as of December 3, 2001, less than $50 million, no information or materials are required to be so filed. If the value of the divine common stock to be issued in the merger were to increase and to exceed $50 million for at least 45 consecutive days prior to the closing of the merger, we would be required to make the relevant filings, and the closing of the merger would be delayed until the specified waiting periods from the time of filing had terminated or expired.

    The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds, either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. We cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

Dissenters' Rights

    You are not entitled to dissenters' rights or appraisal rights under Texas law in connection with the merger.

Federal Securities Laws Consequences

    The shares of divine common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of divine common stock issued to any person who is deemed to be an "affiliate" of Data Return on the date of the special meeting or of divine following completion of the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of Data Return or divine, as applicable, and may include executive officers, directors and significant stockholders of Data Return or divine, as applicable. Affiliates of Data Return may not sell their shares of divine common stock acquired in connection with the merger except pursuant to:

  •
  an effective registration statement under the Securities Act covering the resale of those shares;

  •
  Rule 145 (or, for Data Return shareholders who become affiliates of divine, Rule 144) under the Securities Act; or

  •
  any other applicable exemption under the Securities Act.

    The merger agreement provides that Data Return will use its reasonable efforts to obtain from each of its affiliates (for purposes of Rule 145 under the Securities Act) a written agreement providing that the affiliate will not sell, pledge, transfer or otherwise dispose of any divine common stock issued to the affiliate pursuant to the merger, except in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

    divine's registration statement, of which this proxy statement/prospectus is a part, does not cover the resale of shares of divine common stock to be received by Data Return affiliates in the merger. However, the merger agreement provides that the shares of divine common stock issued to Data Return affiliates will be registered on a registration statement on Form S-3 filed with the SEC within 30 days after the completion of the merger. divine has agreed to maintain the effectiveness of the registration statement on Form S-3 for 12 months following the merger unless divine reasonably determines that all of the affiliates' shares could be sold without the registration statement during the three month period following the termination of the effectiveness of the registration statement.

Nasdaq National Market

    The shares of divine common stock to be issued in connection with the merger are required to be approved for quotation on the Nasdaq National Market, subject to official notice of issuance, before the completion of the merger. When the merger is completed, common shares of Data Return will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934. For a discussion of the risks associated with the possible delisting of divine common stock on the Nasdaq National Market see "Risk Factors—Risks Relating to Owning divine Common Stock" on page 46.

Material United States Federal Income Tax Consequences

    The following are the material United States federal income tax consequences of the merger. This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this joint proxy statement/prospectus, all of which may change, possibly with retroactive effect.

    This discussion only addresses United States federal income tax consequences of those shareholders who hold their Data Return common shares as capital assets. It does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to special rules, such as:

  •
  you are not a citizen or resident of the United States;

  •
  you are a financial institution or insurance company;

  •
  you are a tax-exempt organization;

  •
  you are a dealer or broker in securities;

  •
  you hold your Data Return shares as part of a hedge, appreciated financial position, straddle or conversion transaction; or

  •
  you acquired your Data Return shares by exercising options or otherwise as compensation.

    This discussion of material federal income tax consequences is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger.

    We strongly urge you to consult your own tax advisor to determine the particular United States federal, state, local or foreign tax consequences of the merger to you.

    Tax Opinion.  The obligation of Data Return to consummate the merger is conditioned upon the receipt of a legal opinion from Thompson & Knight L.L.P., special tax counsel to Data Return, that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code, and that this opinion of counsel shall not have been withdrawn prior to closing. However, the merger agreement provides that if Thompson & Knight L.L.P. does not render this tax opinion, this condition will nonetheless be deemed satisfied if regular counsel for Data Return or counsel to divine delivers a tax opinion to Data Return. The opinion of Thompson & Knight L.L.P. will rely on customary factual assumptions and customary representations made by Data Return and divine. If any of the factual assumptions or representations relied upon by Thompson & Knight L.L.P. are inaccurate, the opinion may not accurately describe the federal income tax treatment of the merger, and this discussion may not accurately describe the tax consequences of the merger. The opinion of Thompson & Knight L.L.P is not binding upon the Internal Revenue Service or the courts, and it is possible that the Internal Revenue Service or the courts will disagree with the opinion of Thompson & Knight L.L.P. Further, neither divine nor Data Return intends to obtain an IRS ruling on the tax consequences of the merger.

    Federal Income Tax Treatment of the Merger.  The merger is intended to qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code. The discussion immediately below— "Federal Income Tax Consequences to Data Return Shareholders"— assumes that the merger will qualify as a reorganization.

    Federal Income Tax Consequences to Data Return Shareholders.  Provided that the merger qualifies as a reorganization, then for federal income tax purposes, subject to the assumptions, limitations and qualifications referred to herein:

  •
  You will not recognize any gain or loss upon the exchange of your Data Return common shares for shares of divine common stock in the merger.

  •
  You will have a tax basis in the divine common stock you receive in the merger equal to the aggregate tax basis of the Data Return common shares you surrender in the merger.

  •
  The holding period for shares of divine common stock you receive in exchange for Data Return common shares in the merger will include the holding period for the Data Return common shares you surrender in the merger.

    Federal Income Tax Consequences to divine Stockholders.  For federal income tax purposes, holders of divine common stock will not recognize gain or loss on their divine common stock as a result of the merger.

    Net Operating Losses.  As of the effective date of the merger, Data Return estimates that it will have a net operating loss carry forward of approximately $89.0 million for U.S. federal income tax purposes. The ability of the divine consolidated group to utilize pre-merger net operating losses of Data Return may be limited because former Data Return shareholders will own less than fifty percent (50%) of the capital stock of divine after the merger. Accordingly, the merger will result in an "ownership change" of Data Return as that term is defined in Section 382 of the Internal Revenue Code and utilization of any net operating losses of Data Return will be subject to the limitations imposed by Section 382 of the Internal Revenue Code.

    The preceding discussion is intended only as a summary of material United States federal income tax consequences of the merger and does not purport to be a complete analysis or discussion of all potential tax effects relevant thereto. Thus, you are urged to consult your own tax advisors as to the specific tax consequences to you of the merger, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in tax laws.

THE MERGER AGREEMENT

    The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. The following is not a complete statement of all provisions of the merger agreement. Statements made in this proxy statement/prospectus with respect to the terms of the merger agreement are qualified in their entirety by reference to the more detailed information set forth in the merger agreement.

The Merger

    Following the approval and adoption of the merger agreement and the merger by Data Return's shareholders and the satisfaction or waiver of the other conditions to the merger, TD Acquisition Corp., a wholly-owned subsidiary of divine, will merge with and into Data Return. As a result of the merger, TD Acquisition Corp. will cease to exist, Data Return will become a wholly-owned subsidiary of divine and you will become a stockholder of divine. The merger will become effective upon the filing of articles of merger with the Texas Secretary of State or at any later time as may be specified in the articles of merger. We will file the articles of merger as soon as practicable after satisfaction or waiver of the conditions to complete the merger, unless divine and Data Return agree otherwise. We cannot assure you, however, that the conditions to the merger will be satisfied or waived or that the merger agreement will not be terminated. See "—Conditions of the Merger" and "—Termination."

    After the merger:

  •
  Data Return's articles of incorporation will be amended to read as set forth in Exhibit C to the merger agreement, and will govern the surviving corporation;

  •
  the bylaws of TD Acquisition Corp. will become the bylaws of Data Return; and

  •
  the officers and directors of TD Acquisition Corp. will become the officers and directors of Data Return.

Consideration to be Received in the Merger

    Upon completion of the merger, each issued and outstanding common share of Data Return will be exchanged for 1.9876 shares of divine common stock, subject to adjustment. If the total number of common shares of Data Return outstanding immediately prior to the merger is greater than 36,350,372, the exchange ratio will be adjusted to equal the quotient of (A) 72,250,000 divided by (B) the total number of common shares of Data Return outstanding at that time. Because there were only 36,189,164 common shares of Data Return outstanding as of December 3, 2001, an additional 161,209 common shares of Data Return would have to be issued in order to trigger an adjustment in the exchange ratio. Data Return is prohibited under the terms of the merger agreement from issuing additional shares except upon the exercise of outstanding options and warrants and except to the extent approved by divine. Certain holders of options that are currently in-the-money have contractually agreed not to exercise their options prior to the merger and none of Data Return's outstanding warrants are currently in-the-money.

No Fractional Shares

    divine will not issue fractional shares of divine common stock in the merger. Instead, any holder of Data Return common shares that would otherwise be entitled to receive a fraction of a divine share in the merger will receive a number of divine shares rounded up or down to the nearest whole number (with fractions equal to or greater than 0.5 being rounded up).

Procedures for Exchange of Certificates

    As soon as practicable after the merger, the exchange agent will mail to each registered holder of Data Return common shares (1) a letter of transmittal and (2) instructions for surrendering Data Return share certificates in exchange for certificates representing shares of divine common stock. Upon surrendering to the exchange agent a Data Return share certificate along with a duly executed letter of transmittal and any other required documents, you will be entitled to receive a certificate representing the whole number of shares of divine common stock that you have the right to receive.

    If any Data Return share certificate has been lost, stolen, mutilated or destroyed, divine will require the owner of that lost, stolen, mutilated or destroyed Data Return share certificate to provide an appropriate affidavit and may require the owner to deliver a bond as indemnity against any claim that may be made against the exchange agent, divine or Data Return with respect to such Data Return share certificate.

    You should not surrender your Data Return share certificates for exchange until you receive a letter of transmittal and instructions from the exchange agent.

Treatment of Outstanding Options

    Each outstanding option to purchase common shares of Data Return under Data Return's stock option plans with an exercise price that, when divided by the exchange ratio, is greater than the closing sale price of divine common stock on the trading day immediately prior to the completion of the merger, will be canceled to the extent permitted by the applicable option agreement and option plan and applicable law. Each outstanding Data Return option with an exercise price that, when divided by the exchange ratio, is less than or equal to the closing sale price of divine common stock on the trading day immediately preceding the completion of the merger, will be converted into an option to purchase divine common stock with an exercise price equal to the exercise price of the Data Return option divided by the exchange ratio, for a number of shares of divine common stock determined by multiplying the number of common shares of Data Return subject to the Data Return option by the exchange ratio. For those out-of-the money Data Return options that are terminated, divine will grant replacement options to purchase a total of approximately 14,383,000 shares of divine common stock, less the number of shares of divine common stock that are subject to options issued upon conversion of in-the-money Data Return options and less the product of the exchange ratio multiplied by the number of common shares of Data Return issued upon exercise of Data Return options between November 1, 2001 and the date the merger is consummated. As of December 3, 2001, Data Return had outstanding options to purchase an aggregate of approximately 9,450,000 common shares of Data Return, with exercise prices ranging from $0.02 to $84.81. Based on the 1.9876 exchange ratio and the closing sale price of divine common stock of $0.60 as of December 3, 2001, only 5,185,585 of those options were in-the-money at that time.

    In addition, the merger agreement provides that the shares of divine common stock issuable upon exercise of these options will be registered on a registration statement on Form S-8 filed with the SEC within 30 days after the completion of the merger.

Treatment of Outstanding Warrants

    Upon completion of the merger, each outstanding warrant to purchase common shares of Data Return will be converted into a warrant to purchase a number of shares of divine common stock at an exercise price as determined in accordance with the terms of the warrant. As of December 3, 2001, Data Return had outstanding warrants to purchase (1) 340,910 common shares of Data Return at an exercise price of $11.00 per share, and (2) 5,000 common shares of Data Return at an exercise price of $49.1875 per share. Upon completion of the merger, assuming an exchange ratio of 1.9876, the first warrant will convert into a warrant to purchase approximately 677,593 shares of divine common stock at an exercise price of approximately $5.53 per share and the second warrant will convert into a warrant to purchase approximately 9,938 shares of divine common stock at an exercise price of approximately $24.75 per share.

Representations and Warranties

    The merger agreement contains customary representations and warranties by divine and Data Return relating to, among other things:

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  the corporate organization, good standing and power of divine and Data Return;

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  the capital structure of divine and Data Return;

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  the listing of divine common stock and Data Return common shares on the Nasdaq National Market;

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  each of divine's and Data Return's authority to enter into, and the enforceability of, the merger agreement;

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  each of divine's and Data Return's ability to enter into and consummate the merger agreement without violation of, or conflict with, its respective organizational documents, contracts or laws;

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  documents filed by divine and Data Return with the SEC and the accuracy of information contained in those documents;

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  absence of certain material changes or events with respect to divine or Data Return since June 30, 2001;

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  absence of material undisclosed liabilities or obligations of divine or Data Return;

  •
  Data Return's title to its assets;

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  absence of any unlawful contributions or payments by divine and Data Return;

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  intangible property of divine and Data Return;

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  each of divine's and Data Return's material contracts;

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  insurance policies and claims relating to Data Return;

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  each of divine's and Data Return's litigation matters;

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  each of divine's and Data Return's tax filings and the accuracy of information contained in those documents;

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  divine not being classified as an investment company under the Investment Company Act of 1940;

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  the accuracy of information provided by divine and Data Return in this proxy statement/prospectus and the registration statement of which it is a part;

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  Data Return's receipt of a fairness opinion from ABN AMRO;

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  Data Return's and divine's engagement of, and payment of fees to, brokers, investment bankers, finders and financial advisors in connection with the merger agreement;

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  matters relating to Data Return benefit plans and its compliance with the Employee Retirement Income Security Act of 1974;

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  environmental matters affecting Data Return;

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  labor agreements of, and material labor disputes involving, Data Return;

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  each of divine's and Data Return's compliance with applicable obligations and laws;

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  each of divine's and Data Return's transactions with its affiliates;

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  government and third-party approvals necessary for divine and Data Return to enter into the merger agreement or consummate the merger;

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  the inapplicability of takeover statutes (under Delaware law and Texas law) to each of divine and Data Return in connection with the merger;

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  each of divine's and Data Return's possession and validity of all permits and licenses;

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  each of divine and Data Return not being an affiliated shareholder or interested stockholder (as defined under Texas and Delaware law, respectively) in each other;

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  absence of a triggering event under divine's stockholder's rights plan and amendment to Data Return's shareholder rights plan;

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  as to divine, the operations of TD Acquisition Corp.; and

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  termination fees, severance payments, or other rights under agreements to which Data Return is a party.

Covenants and Agreements

    Conduct of Business of Data Return Pending the Merger.  The merger agreement provides that, until the effective time of the merger or termination of the merger agreement and unless divine consents otherwise, Data Return will conduct its business in the ordinary course consistent with past practices and will use commercially reasonable efforts consistent with past practices and policies to preserve substantially intact its business organization, to keep available the services of its officers and employees, and to preserve its present relationships with customers and with other persons and entities with whom it has business relationships to the end that its goodwill and ongoing business will be unimpaired when we complete the merger.

    Data Return has also agreed that prior to the completion of the merger, it will not do any of the following without divine's consent:

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  make changes to the exercise period of, reprice, or authorize cash payments in exchange for options granted under Data Return's option plans;

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  enter into material partnership arrangements or strategic alliances, except under certain circumstances;

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  transfer, license, sell or modify rights to any Data Return intellectual property, except under certain circumstances;

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  commence any material litigation other than for routine collection of bills, software piracy or where Data Return determines in good faith that the failure to commence litigation would materially impair Data Return's business;

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  issue or sell capital stock and related securities or grant stock options except in connection with outstanding stock options or warrants;

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  amend its articles of incorporation or bylaws;

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  effect a stock split, combination, or reclassification of its securities;

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  declare or pay dividends;

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  repurchase or redeem its shares;

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  terminate any executive officer or other employee with whom Data Return has entered into a retention agreement or grant severance or termination pay to any executive officer or employee unless required by law or in connection with agreements already in existence or where consistent with Data Return's past practice and policy;

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  sell, lease, license, encumber or dispose of assets;

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  terminate or waive any contracts, claims or rights;

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  incur any material indebtedness;

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  write off inventory, compromise indebtedness or otherwise revalue assets;

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  make material changes in its accounting policies, except as required by a concurrent change in GAAP;

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  make expenditures in excess of $100,000 in any one instance or $400,000 in the aggregate, except as and when required under certain agreements;

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  except as required by law, adopt or amend any employee benefit plan or increase the salaries or wage rates of any of its employees, except for wage increases in the ordinary course of business and consistent with past practices;

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  except as required by law, take certain actions in connection with its taxes;

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  take any action to exempt or make any person, entity or action not subject to the provision of any potentially applicable anti-takeover or similar statute or regulation;

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  release or permit the release of any person from, or waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of Data Return or any of its subsidiaries is a party; or

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  purchase or renew any insurance, except in compliance with certain requirements.

    No Solicitation of Alternative Transactions.  Until completion of the merger or the termination of the merger agreement, Data Return has agreed not to:

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  solicit, initiate or take any action to facilitate or encourage a "company acquisition proposal," as defined below; or

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  engage in, or enter into, any negotiations or discussions concerning any company acquisition proposal.

    However, prior to approval of the merger agreement by Data Return's shareholders, in response to an unsolicited company acquisition proposal (1) that is, or may lead to, a company superior proposal, as defined below, (2) that did not result from Data Return's breach of its obligations not to solicit alternative transactions, and (3) that the board of directors of Data Return determines in good faith (after consultation with and based upon the advice of its outside counsel) that in light of such company acquisition proposal, if Data Return fails to participate in such discussions and negotiations with, or provide nonpublic information to, the party making such proposal, there is a reasonable probability that the board of directors of Data Return would be in violation of its fiduciary duties under applicable law, and provided that Data Return promptly (in any event within 24 hours) provides notice to divine of its intent to do so, Data Return may participate in discussions regarding any company acquisition proposal, and may provide nonpublic information to the other party making the company acquisition proposal, in order to be informed and make a determination with respect to that proposal. In such event, Data Return shall promptly inform divine of the material terms and conditions of such company acquisition proposal, including the identity of the person or entity making such company acquisition proposal, and promptly keep divine informed of the status, including any material change to the terms, of any such company acquisition proposal.

    A "company acquisition proposal" means any inquiry, proposal or offer by a third party relating to any:

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  merger, consolidation, business combination, or similar transaction involving Data Return or any subsidiary of Data Return;

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  sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of Data Return or any subsidiary of Data Return in one or more transactions;

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  issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of Data Return or any subsidiary of Data Return;

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  liquidation, dissolution, recapitalization or other similar transaction with respect to Data Return or any of its subsidiaries; or

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  tender offer or exchange offer for Data Return securities;

that would result in a third party (or its stockholders) acquiring more than 50% of the voting power of Data Return, or assets representing more than 50% of Data Return's consolidated net income, net revenue or assets, or any transaction similar in form, substance or purpose to any transaction listed above; or any public announcement of an agreement, proposal, plan or intention to enter into any transaction listed above.

    A "company superior proposal" means any offer, not solicited by Data Return after the date of the merger agreement, to engage in a tender offer, exchange offer, merger, consolidation or similar transaction that would result in a third party owning more than fifty percent of the common shares of Data Return (or the common shares of the surviving company in a merger), or all or substantially all of the assets of Data Return, and that the Data Return board of directors determines in good faith has a reasonable likelihood of closing and otherwise on terms that the Data Return board of directors determines in good faith (after consultation with a financial advisor of nationally recognized reputation and considering other matters that it deems relevant) would, if consummated, result in a transaction more favorable to Data Return shareholders than the merger, taking into account, in the reasonable good faith judgment of the Data Return board of directors after consultation with its financial advisor, the availability to the person making the company superior proposal of the financial means to conclude the transaction.

    Neither the Data Return board of directors nor any committee thereof may, except as required by its fiduciary duties as determined in good faith thereby (after consultation with and based on the advice of its outside counsel), (1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to divine, the approval or recommendation by the Data Return board of directors of the merger and the merger agreement, (2) approve, recommend or otherwise support or endorse any company acquisition proposal, or (3) cause Data Return to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any company acquisition proposal. Data Return is not prohibited from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Data Return shareholders if, in the good faith judgment of the Data Return board of directors (after consultation with and based upon the advice of its outside counsel), such disclosure is necessary for the board of directors to comply with its fiduciary duties under applicable law.

    Other Covenants.  The merger agreement contains certain other covenants and agreements, including agreements relating to preparation and distribution of this proxy statement/prospectus, access to information, public announcements, maintenance of insurance and cooperation regarding certain filings with governmental and other agencies and organizations. In addition, the merger agreement contains a general covenant requiring each of the parties to use its commercially reasonable efforts to effectuate the merger and to ensure that the merger is treated as a tax-free reorganization. The merger agreement also contains covenants regarding Data Return's benefit plans and other employment matters.

Conditions to the Merger

    The obligations of divine, TD Acquisition Corp. and Data Return to consummate the merger are subject to a number of customary conditions, including the following:

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  adoption and approval of the merger agreement and merger by the requisite vote by the shareholders of Data Return and, if necessary, approval by the stockholders of divine of the issuance of shares of divine common stock in the merger;

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  effectiveness of the registration statement of which this proxy statement/prospectus is a part and the absence of any stop order or proceeding seeking a stop order;

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  the absence of any provision of any applicable law or regulation, or any judgment, injunction, order or decree, that prohibits completion of the merger;

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  authorization for listing on the Nasdaq National Market, subject to official notice of issuance, of the shares of divine common stock to be issued to Data Return shareholders under the merger agreement; and

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  the making of all necessary filings and receipt of all material approvals or consents of any governmental entity or third party, subject to certain exceptions.

    In addition, the obligation of Data Return to consummate the merger is subject to the condition that Data Return shall have received a written opinion from its special tax counsel stating that the merger will constitute a tax-free reorganization for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code, and that opinion shall not have been withdrawn; however, if special tax counsel to Data Return does not render that opinion, the condition shall be deemed to be satisfied with respect to Data Return if Data Return's regular counsel or if counsel for divine renders such opinion.

    In addition, the obligations of each of divine and Data Return to consummate the merger are subject to the condition that:

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  at or prior to the effective time the other party's representations and warranties set forth in the merger agreement that are qualified as to materiality or material adverse effect shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, in each case except as contemplated by the merger agreement, except, in all cases where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on the other party;

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  the other party shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under the merger agreement as of or prior to the completion of the merger; and

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  each party shall have received a certificate from an executive officer of the other party to the effect that the foregoing conditions have been satisfied.

Indemnification and Insurance

    The merger agreement provides that after we complete the merger, the surviving corporation will honor existing indemnification obligations of Data Return, indemnify directors and officers of Data Return or its subsidiaries for acts or omissions occurring prior to the merger and provide indemnification arrangements for Data Return's officers and directors that are at least as favorable as those in Data Return's current articles of incorporation and bylaws for a period of six years after the merger. In addition, the surviving corporation will provide for six years after the merger directors' and officers' liability insurance covering those persons who were covered by Data Return's directors' and officers' liability insurance policy as of the date of the merger agreement. However, the surviving corporation will not be required to spend more than 200% of the annual premium currently paid by Data Return for that coverage.

Termination

    Termination by Mutual Consent.  Data Return and divine may mutually terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, before or after receiving the approval of the Data Return shareholders and, if necessary, the divine stockholders.

    Termination by either divine or Data Return.  Either divine or Data Return may terminate the merger agreement and abandon the merger if:

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  the merger has not been consummated on or before February 28, 2002 (subject to extension under certain circumstances);

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  any applicable law or regulation or final and nonappealable judgment, injunction, order or decree makes completion of the merger illegal or prohibits the closing of the merger;

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  the other party has breached or failed to comply in any material respect with any of its obligations under the merger agreement, or any representation or warranty made by the other party in the merger agreement is incorrect in any material respect, and such breach, failure, or misrepresentation is not, or is not capable of being, cured within 20 business days of notice;

  •
  the requisite Data Return shareholder approval has not been obtained at the special meeting; provided, however, Data Return does not have the right to terminate in this situation if it has violated its non-solicitation covenant contained in the merger agreement or Data Return's board of directors has withdrawn its recommendation in favor of the merger and the merger agreement. See "—Covenants and Agreements—No Solicitation of Alternative Transactions"; or

  •
  the approval of divine's stockholders is needed under the rules of Nasdaq in order for divine to issue shares of its common stock to Data Return shareholders in the merger and that approval is not obtained; provided, however, divine does not have the right to terminate in this situation if its board of directors has failed to recommend the transaction to divine's stockholders.

    Termination by divine.  divine may terminate the merger agreement and abandon the merger at any time prior to the completion of the merger, before or after the approval, if required, by divine's stockholders, if:

  •
  the Data Return board of directors or any committee of the board withdraws or modifies in a manner adverse to divine its approval or recommendation of the merger or the merger agreement;

  •
  Data Return shall have failed to include in this proxy statement/prospectus the recommendation of the Data Return board of directors in favor of adoption of the merger agreement;

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  in connection with a third-party tender offer or exchange offer made to Data Return, the board of directors of Data Return takes any action other than a rejection of the offer;

  •
  the Data Return board of directors or any committee of the board recommends any company acquisition proposal;

  •
  Data Return consummates a company acquisition proposal or signs an agreement with respect to a company acquisition proposal; or

  •
  the Data Return board of directors resolves to do any of the foregoing.

    Termination by Data Return.  Data Return may terminate the merger agreement and abandon the merger at any time prior to completion of the merger, before or after the approval by Data Return's shareholders, if the approval of divine's stockholders is needed in order for divine to issue shares of its common stock to Data Return shareholders in the merger and the board of directors of divine, or any committee thereof, shall have withdrawn or modified in a manner adverse to Data Return its approval or recommendation of the merger or the merger agreement or if divine fails to include in this proxy statement/prospectus the recommendation of the divine board of directors in favor of the approval of the merger agreement and merger. In addition, Data Return may terminate the merger agreement and abandon the merger at any time prior to completion of the merger, before or after the adoption of the merger agreement by Data Return's shareholders, if the closing sale price per share of divine common stock as reported on the Nasdaq National Market is equal to or less than $0.329 for ten consecutive trading days.

Termination Fee

    Termination Fee Payable by Data Return to divine.  Data Return will be required to pay divine a termination fee of $1,700,000 if:

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  divine or Data Return terminates the merger agreement because the merger is not completed by February 28, 2002, solely as a result of the special meeting not occurring because of a company acquisition proposal;

  •
  divine or Data Return terminates the merger agreement because the Data Return shareholders do not adopt and approve the merger agreement and the merger;

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  divine terminates the merger agreement because Data Return has breached or failed to perform any of the covenants or other agreements in the merger agreement or any representation or warranty of Data Return has become untrue such that, in either case, certain conditions to the merger would not be satisfied, and such breach or failure to be true has not been or is not capable of being cured within 20 business days following receipt by Data Return of notice of such failure or breach;

  •
  divine terminates the merger agreement because Data Return's board of directors or a committee of the board withdraws or modifies its approval or recommendation of the merger and the merger agreement;

  •
  divine terminates the merger agreement because Data Return fails to include in this proxy statement/prospectus the recommendation of the board of directors of Data Return in favor of the adoption of the merger agreement;

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  divine terminates the merger agreement because in response to a third-party tender offer or exchange offer, Data Return's board of directors takes any action other than rejection of the offer;

  •
  divine terminates the merger agreement because Data Return's board of directors recommends any company acquisition proposal; or

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  divine terminates the merger agreement because Data Return enters into an agreement regarding, or consummates, any company acquisition proposal with a party other than divine.

    Termination Fee Payable by divine to Data Return.  divine must pay Data Return a termination fee of $1,700,000 if Data Return terminates the merger agreement because the approval of divine's stockholders is needed in order for divine to issue shares of its common stock to you to complete the merger, and divine's board of directors or a committee of the board withdraws or modifies its approval or recommendation of the merger or the merger agreement or fails to include in this proxy statement/prospectus the recommendation of divine's board of directors in favor of the merger agreement and the merger.

    Conversion of Loans Under Credit Agreement.  In the event that: (1) either divine or Data Return terminates the merger agreement because the approval of divine's stockholders is needed in order for divine to issue shares of its common stock to you in order to complete the merger, and divine has not obtained this approval; (2) Data Return terminates the merger agreement because divine breached or failed to perform any of the covenants or other agreements contained in the merger agreement, or if any representation or warranty of divine shall have become untrue such that, in either case, certain conditions to the merger would not be satisfied, and such breach or failure to be true has not been or is not capable of being cured within 20 business days following receipt by divine of notice of such failure or breach; or (3) Data Return terminates the merger agreement because the approval of divine's stockholders is needed in order for divine to issue shares of its common stock to you to complete the merger, and divine's board of directors or a committee of the board withdraws or modifies its approval or recommendation of the merger and the merger agreement, or fails to include in this proxy statement/prospectus the recommendation of divine's board in favor of approval of the merger and the merger agreement, then all loans and obligations owed by Data Return to divine under the credit agreement will automatically convert into the number of Data Return common shares equal to the aggregate amount of these loans and obligations (without duplication) then outstanding, divided by $0.94.

Expenses

    If the merger agreement is terminated by Data Return (1) because divine breaches or fails to perform any of the covenants or other agreements contained in the merger agreement, or any representation or warranty of divine becomes untrue such that, in either case, certain conditions to the merger would not be satisfied, and such breach or failure to be true has not been or is incapable of being cured within 20 business days of receipt of notice by divine of such breach or failure, or (2) because the approval of divine's stockholders is needed in order for divine to issue shares of its common stock to you to complete the merger, and divine's board of directors or a committee of the board withdraws or modifies its approval or recommendation of the merger or fails to include in this proxy statement/prospectus the recommendation of divine's board of directors in favor of the merger agreement and the merger, then divine must pay Data Return's expenses incurred in connection with the merger agreement, up to a maximum of $500,000.

    If the merger agreement is terminated:

  •
  by either divine or Data Return because the shareholders of Data Return do not approve the merger at the special meeting;

  •
  by Data Return because the closing sale price of divine common stock as reported on the Nasdaq National Market is equal to or less than $0.329 for ten consecutive trading days;

  •
  by divine because Data Return breaches or fails to perform any of the covenants or other agreements contained in the merger agreement, or any representation or warranty of Data Return becomes untrue such that, in either case, certain conditions to the merger would not be satisfied, and that breach or failure to be true has not been or is incapable of being cured within 20 business days of receipt of notice by Data Return of such breach or failure; or

  •
  by divine because (1) Data Return's board of directors or a committee of the board withdraws or modifies its approval or recommendation of the merger or the merger agreement, (2) Data Return fails to include in this proxy statement/prospectus the recommendation of its board of directors in favor of the adoption of the merger agreement, (3) any third-party tender offer or exchange offer, (4) Data Return's board of directors recommends any company acquisition proposal, (5) the board of directors of Data Return resolved to do any of the foregoing or (6) Data Return enters into an agreement regarding, or consummates, any acquisition transaction with a party other than divine;

then Data Return must pay divine's expenses incurred in connection with the merger agreement, up to a maximum of $500,000.

    Except in the situations described above, each of divine and Data Return will bear its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby.

Amendments

    Subject to the applicable provisions of Texas corporate law, at any time prior to completion of the merger, divine and Data Return, by resolution of their respective boards of directors, may modify or amend the merger agreement by written agreement executed and delivered by duly authorized officers of each company. The merger agreement provides, however, that after approval of the merger by Data Return's shareholders, no amendment that requires further shareholder approval can be made without approval of Data Return's shareholders.

AGREEMENTS RELATED TO THE MERGER

    The following summary of certain agreements related to the Data Return merger agreement is qualified in its entirety by the full text of the agreements. This summary may not contain all of the information that is important to you. We therefore urge you to read the full text of these agreements.

The Shareholder Voting Agreements

    As an inducement for divine and TD Acquisition Corp. to enter into the merger agreement, each of Nathan Landow Family Limited Partnership, DCR Technology Fund I, Ltd., OHG Technology, Ltd., Sunny C. Vanderbeck, Michelle R. Chambers, Jason A. Lochhead, Stuart A. Walker, and Level 3 Communications, LLC, as beneficial owners of common shares of Data Return, have entered into shareholder voting agreements with divine. Under the shareholder voting agreements, these shareholders agreed to vote all of the common shares covered by the shareholder voting agreements in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement. In addition, these shareholders each irrevocably appointed divine as his, her or its lawful attorney and proxy. The proxy grants divine, or any nominee of divine, the limited right to vote all of the common shares of Data Return covered by the shareholder voting agreements in favor of the approval and adoption of the merger agreement and any transactions contemplated by the merger agreement. In addition, these shareholders have further agreed, with limited exception, not to offer, sell, pledge, encumber or otherwise dispose of any of their common shares of Data Return until the termination of the shareholder voting agreements, which will occur upon the termination of the merger agreement. As of December 3, 2001, the shares subject to the shareholder voting agreements represented approximately 36% of the outstanding common shares of Data Return that are entitled to vote at the special meeting.

    The shareholder voting agreements are incorporated by reference in this proxy statement/prospectus, and copies are attached as Appendix B to this proxy statement/prospectus.

The Credit Agreement

    In connection with the merger agreement, divine and Data Return entered into a credit agreement, pursuant to which divine has made loans to Data Return of approximately $7.0 million and will, upon request, make additional loans to Data Return up to an aggregate of $12,800,000, subject to Data Return's compliance with certain financial covenants. To evidence the loan, Data Return executed and delivered to divine a note in the principal amount of $12,800,000. Any amount that is outstanding under the credit agreement accrues interest at an annual rate of the lower of 10% or the maximum amount allowed by law. As security for the funds loaned by divine to Data Return under this credit agreement, Data Return executed a security agreement granting divine security interests in certain assets and property of Data Return.

    In the event that the merger agreement is terminated because (1) divine breaches or fails to perform any of the covenants or other agreements contained in the merger agreement, or any representation or warranty of divine becomes untrue such that, in either case, certain conditions to the merger would not be satisfied, and such breach or failure to be true has not been or is incapable of being cured within 20 business days following notice or, (2) if the vote of divine's stockholders is necessary, divine's stockholders do not approve the merger or the board of directors of divine fails to recommend the merger to divine's stockholders, the amounts owed to divine under the credit agreement would be converted into the number of common shares of Data Return equal to the outstanding principal amount of the loans, plus accrued interest, divided by $0.94, which is the product of (A) the trailing five-day volume weighted average price of divine common stock as of November 1, 2001, multiplied by (B) the exchange ratio of 1.9876. If the merger agreement is terminated because (1) Data Return's shareholders do not approve the merger; (2) Data Return breaches the merger agreement; (3) the board of directors of Data Return withdraws or modifies its recommendation of the merger and the merger agreement to the shareholders of Data Return; (4) Data Return fails to include in the proxy statement/prospectus the recommendation of its board of directors in favor of adoption of the merger agreement; (5) in response to a third-party tender offer or exchange offer, Data Return's board of directors takes any action other than rejection of the offer; (6) Data Return's board of directors recommends an alternative acquisition proposal; (7) Data Return's board of directors resolves to do any of the foregoing; (8) Data Return enters into an agreement regarding, or consummates, an acquisition transaction with a party other than divine; or (9) the merger is not consummated by February 28, 2002 (March 31, 2002, in certain circumstances), the amounts owed to divine under the credit agreement would become due 90 days from the date of that termination. If Data Return terminates the merger agreement because the closing sale price of divine common stock as reported on the Nasdaq National Market is equal to or less than $0.329 for ten consecutive trading days, the amounts owed to divine under the credit agreement would become due 180 days from the date of such termination.

    The amount available to be borrowed by Data Return under the credit agreement from time to time equals $12,800,000 less the sum of (1) the principal amount of all loans made under the agreement (regardless of whether such amounts have been repaid or remain outstanding) and (2) the Available Amount. The "Available Amount" means (A) from the date of the credit agreement to but excluding November 15, 2001, $5,500,000, (B) from November 15, 2001 to but excluding December 15, 2001, $2,750,000 and (C) from December 15, 2001 to and including the termination date, $0. The credit agreement is incorporated by reference in this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS

    The following unaudited pro forma condensed combined financial statements describe the pro forma effect of divine's proposed acquisition of Data Return on the:

  •
  statements of operations for the nine months ended September 30, 2001 and the year ended December 31, 2000 of divine; and

  •
  balance sheet as of September 30, 2001 of divine.

Because Data Return's fiscal year ends on March 31, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2000 includes Data Return's historical information for its year ended March 31, 2001. The following unaudited pro forma condensed combined financial statements also describe the pro forma effect of divine's acquisition of Eprise Corporation and its recently completed acquisitions of RoweCom Inc., eshare communications, Inc., and Open Market, Inc. discussed below. The purpose of these pro forma financial statements is to demonstrate how the combined financial statements of these businesses might have appeared if each of the mergers had been completed at the beginning of the periods presented, or when otherwise indicated.

    In addition to the pending merger between divine and Data Return, on September 17, 2001, divine entered into an agreement and plan of merger and reorganization with Eprise Corporation, which is a provider of software products and design and consulting services that enable businesses to create and publish Web content (divine completed its acquisition of Eprise on December 5, 2001). On October 19, 2001, divine completed its acquisition of Open Market, which provides content-driven e-business solutions to enterprises. Also on October 23, 2001, divine completed its acquisition of eshare, which provides customer interaction management products and services. Further, on November 6, 2001, divine completed its acquisition of RoweCom, which is a business-to-business provider of e-commerce solutions for purchasing and managing the acquisition of magazines, newspapers, journals and e-journals, books and other printed sources of commercial, scientific and general interest information and analysis. The following unaudited pro forma condensed combined financial statements reflect the acquisition of Data Return alone, the acquisition of Data Return together with the other completed acquisitions, and the acquisition of Data Return together with the acquisition of Eprise and the other completed acquisitions.

    divine has prepared the unaudited pro forma condensed combined financial statements using the purchase method of accounting for all these transactions. Because the unaudited pro forma condensed combined financial statements are based upon the financial condition and operating results of Data Return, Eprise, RoweCom, eshare and Open Market during periods when they were not under the control, influence or management of divine, the information presented may not be indicative of the results that would have actually occurred had the acquisitions been completed as of the respective periods presented, nor is it indicative of future financial or operating results. divine expects to incur reorganization and integration expenses as well as potential operating efficiencies as a result of the acquisitions of Data Return, Eprise, RoweCom, eshare and Open Market. The unaudited pro forma condensed combined financial statements do not give effect to any synergies that may occur due to the integration of Data Return, Eprise, RoweCom, eshare and Open Market with divine, nor do they take into account the effect of any potential changes to accounting policies, including with respect to the recognition of revenues, of the acquired entities after the mergers due to the integration of their businesses into divine's business model. The unaudited pro forma condensed combined financial statements should be read along with the historical financial statements of divine and the related notes, incorporated by reference in this proxy statement/prospectus, and the historical financial statements of Data Return and the related notes, included elsewhere in this proxy statement/prospectus.

    Certain assets and liabilities in the consolidated balance sheets of Data Return, Eprise, RoweCom, eshare and Open Market have been reclassified to conform to the divine line item presentation in the unaudited pro forma condensed combined balance sheet. Certain expenses and other deductions in the consolidated statements of operations of Data Return, Eprise, RoweCom, eshare and Open Market have been reclassified to conform to the divine line item presentation in the unaudited pro forma condensed combined statements of operations.

divine, inc.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2001
(in thousands)

	divine	Data Return	Data Return Pro Forma Adjustments		divine/Data Return Pro Forma Combined	RoweCom	RoweCom Pro Forma Adjustments		eshare	eshare Pro Forma Adjustments		Open Market	Open Market Pro Forma Adjustments		divine/Data Return/RoweCom/ eshare/Open Market Pro Forma Combined	Eprise	Eprise Pro Forma Adjustments		divine/ Data Return/ Eprise/ RoweCom/ eshare/Open Market Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$170,026	$8,576	$(12,800 (500	)(a) )(c)	$165,302	$7,902	$(405	)(c)	$8,326	$(5,750 (1,047	)(j) )(c)	$3,364	$(1,500 (1,252	)(k) )(c)	$174,940	$47,906	$(500	)(c)	$222,346
Restricted cash	4,630	2,000	—		6,630	668	—		—	—		—	—		7,298	—			7,298
Accounts receivable	46,072	5,779	—		51,851	62,121	—		22,369	—		9,193	—		145,534	2,662	—		148,196
Available-for-sale securities	1,112	—	—		1,112	14,365	—		4,402	—		1,855	—		21,734	—	—		21,734
Note receivable	3,427	—	—		3,427	—	—		—	—		—	—		3,427	—	—		3,427
Inventory	—	—	—		—	—	—		1,499	—		—	—		1,499	—	—		1,499
Deferred taxes	—	—	—		—	—	—		1,394	(1,394	)(g)	—	—		—	—	—		—
Other current assets	18,438	1,380	—		19,818	3,245	—		1,908	—		3,930	—		28,901	1,188	—		30,089

Total current assets	243,705	17,735	(13,300)		248,140	88,301	(405)		39,898	(8,191)		18,342	(2,752)		383,333	51,756	(500)		434,589
Property and equipment, net	43,728	39,060	—		82,788	8,406	—		8,747	—		6,741	—		106,682	4,277	(4,277	)(m)	106,682
Deferred taxes	—	—	—		—	544	(544	)(f)	10,505	(10,505	)(g)	—	—		—	—	—		—
Goodwill and other intangible assets, net	43,822	—	28,830 5,768 500	(a) (b) (c)	78,920	15,528	59,798 (15,528 952 1,381 544	(d) )(d) (c) (e) (f)	3,302	(994 (3,302 1,649 11,899 1,642	)(g) )(g) (c) (g) (h)	—	59,390 6,766 1,309	(k) (l) (c)	223,256	—	—		223,256
Ownership interests in associated companies	11,993	—	—		11,993	—	—		—	—		—	—		11,993	—	—		11,993
Other non-current assets	19,589	2,384	—		21,973	24	(547	)(c)	119	5,750 (602	(j) )(c)	1,226	(5,000 (57	)(k) )(c)	22,886	102	(102	)(m)	22,886

Total Assets	$362,837	$59,179	$21,798		$443,814	$112,803	$45,651		$62,571	$(2,654)		$26,309	$59,656		$748,150	$56,135	$(4,879)		$799,406

Liabilities
Current liabilities
Accounts payable	12,660	2,345	—		15,005	21,797	—		4,318	(1,342	)(i)	3,142	—		42,920	346	—		43,266
Accrued payroll expenses	9,602	—	—		9,602	1,388	—		—	—		—	—		10,990	2,179	—		13,169
Accrued vacation	3,852	—	—		3,852	—	—		—	—		—	—		3,852	—	—		3,852
Accrued professional fees	669	—	—		669	—	—		—	—		—	—		669	—	—		669
Current portion of facilities impairment	1,494	—	—		1,494	—	—		—	—		—	—		1,494	—	—		1,494
Current portion of capital leases	3,729	15,985	—		19,714	—	—		—	—		—	—		19,714	—	—		19,714
Other accrued expenses and current liabilities	12,786	6,824	—		19,610	37,012	—		7,485	—		10,774	—		74,881	1,747	—		76,628
Notes payable—current	5,890	—	—		5,890	22,561	—		—	—		5,000	—		33,451	14	—		33,465
Deferred revenue	7,735	4,384	—		12,119	59,687	—		10,886	—		4,271	—		86,963	2,111	—		89,074

Total current liabilities	58,417	29,538	—		87,955	142,445	—		22,689	(1,342)		23,187	—		274,934	6,397	—		281,331
Long-term debt	58,473	—	—		58,473	—	—		—	—		—	—		58,473	—	—		58,473
Capital leases	4,232	13,381	—		17,613	—	—		—	—		—	—		17,613	—	—		17,613
Other noncurrent liabilities	424	—	—		424	—	—		—	—		—	—		424	—	—		424
Long-term facilities impairment	2,455	—	—		2,455	—	—		—	—		—	—		2,455	—	—		2,455
Minority interest	6,488	—	—		6,488	—	—		—	—		—	—		6,488	—	—		6,488
Redeemable preferred stock	—	—	—		—	—	—		—	—		577	(577	)(k)	—	—	—		—
Stockholders' equity
Common stock	161	—	72	(a)	233	—	10	(d)	—	68	(g)	—	44	(k)	355	—	54	(m)	409
Additional paid-in capital	994,681	—	32,218 5,768	(a) (b)	1,032,667	—	14,618 1,381	(d) (e)	—	35,518 1,642	(g) (h)	—	55,968 6,766	(k) (l)	1,148,560	—	38,270 3,071	(m) (n)	1,189,901
Notes receivable from exercise of options	(3,130)	—	—		(3,130)	—	—		—	—		—	—		(3,130)	—	—		(3,130)
Unearned stock-based compensation	(19,154)	—	—		(19,154)	—	—		—	—		—	—		(19,154)	—	—		(19,154)
Accumulated other comprehensive loss	(20,150)	—	—		(20,150)	—	—		—	—		—	—		(20,150)	—	—		(20,150)
Treasury stock, at cost	(9,639)	—	—		(9,639)	—	—		—	—		—	—		(9,639)	—	—		(9,639)
Accumulated deficit	(710,421)	—	—		(710,421)	—	—		—	1,342	(i)	—	—		(709,079)	—	7,035 (3,071 (500	(m) )(n) )(c)	(705,615)
Acquired and to be acquired company equity	—	16,260	(16,260	)(a)	—	(29,642)	29,642	(d)	39,882	(39,882	)(g)	2,545	(2,545	)(k)	—	49,738	(49,738	)(m)	—

Total stockholders' equity	232,348	16,260	21,798		270,406	(29,642)	45,651		39,882	(1,312)		2,545	60,233		387,763	49,738	(4,879)		432,622

Total liabilities and stockholders' equity	$362,837	$59,179	$21,798		$443,814	$112,803	$45,651		$62,571	$(2,654)		$26,309	$59,656		$748,150	$56,135	$(4,879)		$799,406

divine, inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
(in thousands, except share and per share data)

	divine	Data Return	Data Return Pro Forma Adjustments	divine/Data Return Pro Forma Combined	RoweCom	RoweCom Pro Forma Adjustments	eshare Communications	eshare Pro Forma Adjustments	Open Market	Open Market Pro Forma Adjustments	divine/Data Return/RoweCom/eshare/Open Market Pro Forma Combined	Eprise	Eprise Pro Forma Adjustments	divine/Data Return/Eprise/RoweCom eshare/Open Market Pro Forma Combined
Revenues	$119,118	$40,129	$—	$159,247	$174,117	$—	$54,943	$—	$35,694		$424,001	$11,199	$—	$435,200
Operating expenses:
Cost of revenues	96,826	37,124	—	133,950	157,983	—	20,810	—	15,980	—	328,723	8,266	—	336,989
Selling, general and administrative	147,710	39,770	8,775 (s)	196,255	35,376	11,330 (s)	34,383	2,655 (s)	34,317	16,416 (s)	330,732	20,486	—	351,218
Research and development	13,520	3,690	—	17,210	4,486	—	7,355	—	12,459	—	41,510	5,925	—	47,435
Acquired technology—in-process research and development	1,196	—	—	1,196	—	—	—	—	—	—	1,196	—	—	1,196
Impairment of investment in consolidated associated companies	3,024	—	—	3,024	—	—	—	—	—	—	3,024	—	—	3,024
Impairment of prepaid co-location and bandwidth services	25,000	—	—	25,000	—	—	—	—	—	—	25,000	—	—	25,000
Amortization of stock-based compensation	7,672	95	—	7,767	—	—	—	—	—	—	7,767	—	—	7,767

Total operating expenses	294,948	80,679	8,775	384,402	197,845	11,330	62,548	2,655	62,756	16,416	737,952	34,677	—	772,629

Operating loss	(175,830)	(40,550)	(8,775)	(225,155)	(23,728)	(11,330)	(7,605)	(2,655)	(27,062)	(16,416)	(313,951)	(23,478)	—	(337,429)
Other income (expense):
Interest income	7,638	1,171	—	8,809	—	—	—	—	357	—	9,166	2,142	—	11,308
Interest expense	(2,189)	(2,484)	—	(4,673)	—	—	—	—	(681)	—	(5,354)	(17)	—	(5,371)
Other income (loss), net	10,120	(8)	—	10,112	(4,039)	—	354	—	4,917	—	11,344	—	—	11,344

Total other income (expense)	15,569	(1,321)	—	14,248	(4,039)	—	354	—	4,593	—	15,156	2,125	—	17,281
Loss before minority interest, net gain of stock transactions of associated companies, equity in losses of associated companies, and impairment of investment in equity method and cost method associated companies	(160,261)	(41,871)	(8,775)	(210,907)	(27,767)	(11,330)	(7,251)	(2,655)	(22,469)	(16,416)	(298,795)	(21,353)	—	(320,148)
Minority interest	4,269	—	—	4,269	—	—	—	—	—	—	4,269	—	—	4,269
Net gain of stock transactions of associated companies	663	—	—	663	—	—	—	—	—	—	663	—	—	663
Equity in losses of associated companies	(15,443)	—	—	(15,443)	—	—	—	—	—	—	(15,443)	—	—	(15,443)
Impairment of investment in equity method and cost method associated companies	(30,381)	—	—	(30,381)	—	—	—	—	—	—	(30,381)	—	—	(30,381)

Loss before income taxes	(201,153)	(41,871)	(8,775)	(251,799)	(27,767)	(11,330)	(7,251)	(2,655)	(22,469)	(16,416)	(339,687)	(21,353)	—	(361,040)
Income tax (benefit) provision	—	—	—	—	(921)	921 (t)	(2,593)	2,593 (t)	541	—	541	41	—	582

Net loss from continuing operations	(201,153)	(41,871)	(8,775)	(251,799)	(26,846)	(12,251)	(4,658)	(5,248)	(23,010)	(16,416)	(340,228)	(21,394)	—	(361,622)
Accretion of redeemable preferred stock dividends	—	—	—	—	—	—	—	—	(518)	518 (u)	—	—	—	—

Net loss from continuing operations applicable to common shareholders	$(201,153)	$(41,871)	$(8,775)	$(251,799)	$(26,846)	$(12,251)	$(4,658)	$(5,248)	$(23,528)	$(15,898)	$(340,228)	$(21,394)	$—	$(361,622)

Basic and diluted net loss per share applicable to common stockholders	$(1.38)			$(1.15)							$(1.00)			$(0.91)
Shares used in computing basic and diluted net loss per share	146,510,593			218,426,807							341,475,174			395,452,180

divine, inc.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2000
(in thousands, except share and per share data)

	divine, inc.	Data Return	Data Return Pro Forma Adjustments	divine/Data Return Pro Forma Combined	RoweCom Inc.	RoweCom Pro Forma Adjustments	eshare Communications Inc.	eshare Pro Forma Adjustments		Open Market	Open Market Pro Forma Adjustments	divine/Data Return/RoweCom eshare/Open Market Pro Forma Combined	Eprise	Eprise Pro Forma Adjustments		divine/Data Return/Eprise/RoweCom eshare/Open Market Pro Forma Combined
Revenues	$44,079	$50,068	$—	$94,147	$347,581	$—	$83,956	$(1,815	)(p)	$88,981	$—	$612,850	$19,028	$—		$631,878
Operating expenses:
Cost of Revenues	42,266	45,444	—	87,710	316,498	—	31,122	—		44,846	—	480,176	7,520	—		487,696
Selling, general and administrative	175,663	47,910	11,700 (o)	235,273	57,311	11,972 (o)	61,249	(403 3,711	)(p) (o)	70,555	19,743 (o)	459,411	24,820	—		484,231
Research and development	12,036	4,778		16,814	9,861	—	10,658	—		24,801	—	62,134	5,560	—		67,694
Impairment of investment in consolidated associated companies	57,626	—	—	57,626	30,082	—	—	(1,412	)(p)	—	—	86,296	—	—		86,296
Impairment of facilities	10,961	—	—	10,961	—	—	—	—		—	—	10,961	—	—		10,961
Amortization of stock-based compensation	48,069	171	—	48,240	—	—	—	—		—	—	48,240	1,881	—		50,121

Total operating expenses	346,621	98,303	11,700	456,624	413,752	11,972	103,029	1,896		140,202	19,743	1,147,218	39,781	—		1,186,999

Operating loss	(302,542)	(48,235)	(11,700)	(362,477)	(66,171)	(11,972)	(19,073)	(3,711)		(51,221)	(19,743)	(534,368)	(20,753)	—		(555,121)
Other income (expense):
Interest income	15,583	3,749	—	19,332	—	—	—	—		1,326	—	20,658	4,144	—		24,802
Interest expense	(1,857)	(2,658)	—	(4,515)	(5,354)	—	—	—		(447)	—	(10,316)	(48)	—		(10,364)
Other income (loss), net	(301)	(8)	—	(309)	—	—	414	—		13,208	—	13,313	—	—		13,313

Total other income (expense)	13,425	1,083	—	14,508	(5,354)	—	414	—		14,087	—	23,655	4,096	—		27,751
Loss before minority interest, net gain of stock transactions of associated companies, equity in losses of associated companies, and impairment of investment in equity method and cost method associated companies	(289,117)	(47,152)	(11,700)	(347,969)	(71,525)	(11,972)	(18,659)	(3,711)		(37,134)	(19,743)	(510,713)	(16,657)	—		(527,370)
Minority interest	18,169	—	—	18,169	—	—	—	—		—	—	18,169	—	—		18,169
Net gain of stock transactions of associated companies	4,375	—	—	4,375	—	—	—	—		—	—	4,375	—	—		4,375
Equity in losses of associated companies	(90,621)	—	—	(90,621)	—	—	—	—		—	—	(90,621)	—	—		(90,621)
Impairment of investment in equity method and cost method associated companies	(113,125)	—	—	(113,125)	—	—	—	—		—	—	(113,125)	—	—		(113,125)

Loss before income taxes	(470,319)	(47,152)	(11,700)	(529,171)	(71,525)	(11,972)	(18,659)	(3,711)		(37,134)	(19,743)	(691,915)	(16,657)	—		(708,572)
Income tax (benefit) provision	—	—	—	—	3,661	—	(7,542)	7,542	(q)	662	—	4,323	47	—		4,370

Net loss from continuing operations	(470,319)	(47,152)	(11,700)	(529,171)	(75,186)	(11,972)	(11,117)	(11,253)		(37,796)	(19,743)	(696,238)	(16,704)	—		(712,942)
Accretion of redeemable preferred stock dividends	(8,037)	—	—	(8,037)	—	—	—	—		—	—	(8,037)	(94)	94	(r)	(8,037)
Accretion of preferred stock dividends	(9,070)	—	—	(9,070)	—	—	—	—		—	—	(9,070)	—	—		(9,070)
Deemed dividends	(40,756)	—	—	(40,756)	—	—	—	—		—	—	(40,756)	—	—		(40,756)

Net loss from continuing operations applicable to common shareholders	$(528,182)	$(47,152)	$(11,700)	$(587,034)	$(75,186)	$(11,972)	$(11,117)	$(11,253)		$(37,796)	$(19,743)	$(754,101)	$(16,798)	$94		$(770,805)

Basic and diluted net loss per share applicable to common stockholders	$(7.84)			$(4.21)								$(2.87)				$(2.44)
Shares used in computing basic and diluted net loss per share	67,390,746			139,306,960								262,355,327				316,332,333

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.
Basis of Presentation

    The unaudited pro forma condensed combined balance sheet as of September 30, 2001 gives effect to the acquisitions of Data Return, Eprise, RoweCom, eshare and Open Market as if they occurred on that date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2000 and the nine months ended September 30, 2001 give effect to the acquisitions of Data Return, Eprise, RoweCom, eshare, and Open Market as if they had occurred on January 1, 2000.

    The following summarizes information concerning the estimated purchase price allocation for the acquisitions of Data Return, Eprise, RoweCom, eshare and Open Market.

Company	Purchase price	Fair value of tangible net assets (liabilities)	Goodwill and other intangible assets (extraordinary gain)
Data Return	$51,359,000	$16,260,000	$35,099,000
Eprise	41,894,000	45,359,000	(3,465,000)
RoweCom	16,961,000	(45,714,000)	62,675,000
eshare	38,878,000	24,681,000	14,197,000
Open Market	70,587,000	3,122,000	67,465,000

    The purchase prices of Data Return and Eprise each include $500,000 of estimated acquisition costs. The RoweCom, eshare, and Open Market purchase prices include acquisition costs of $952,000, $1,649,000, and $1,308,000 respectively, which represents actual acquisition costs for which divine had been billed as of November 30, 2001. The Data Return purchase price also includes up to $12,800,000 in temporary financing expected to be paid by divine to Data Return in conjunction with a secured credit facility signed in connection with the Data Return merger agreement. As of the date of this prospectus, divine had funded $7,050,000 of this credit facility. The Open Market purchase price also includes $6,150,000 paid by divine to Open Market in conjunction with a secured credit facility signed in connection with the Open Market merger agreement.

    In the Data Return merger, divine will issue 1.9876 shares of divine common stock for each outstanding share of Data Return common stock. Additionally, outstanding "in the money" Data Return options will be converted, at the 1.9876 exchange ratio, to options to buy shares of divine common stock. Additional options to buy shares of divine common stock will be granted to holders of "out of the money" Data Return options. Per the Data Return merger agreement, the number of divine options given as consideration in this merger will not exceed 14,382,923. For purposes of the unaudited pro forma condensed combined financial statements, the assumed fair value of divine common stock issued in the Data Return merger for purchase accounting purposes is $0.45, which represents the average of the closing price of divine's common stock on the first day the agreed upon terms of the Data Return merger were announced by divine (November 2, 2001) and the three business days before and after the announcement date.

    In the Eprise merger, divine will issue 2.4233 shares of divine common stock for each outstanding share of Eprise common stock. Additionally, outstanding Eprise warrants and options will generally be converted to warrants or options to buy shares of divine common stock, generally at the 2.4233 exchange ratio. For purposes of the unaudited pro forma condensed combined financial statements, the number of shares, options and warrants assumed to be issued by divine in the Eprise merger has been calculated based on the number of Eprise shares, options and warrants outstanding as of December 3, 2001. For the Eprise merger, the assumed fair value of divine common stock for purchase accounting purposes is $0.71, which represents the average of divine's closing price on the first day the agreed upon terms of the Eprise merger were announced by divine (September 18, 2001) and the three business days before and after the announcement date.

    In the RoweCom merger, divine issued approximately 10,158,000 shares of divine common stock and assumed options and warrants to purchase shares of divine common stock, with exercise prices ranging from $0.45 to $9.68 per share. For purposes of the unaudited pro forma condensed combined financial statements, the assumed fair value of divine common stock issued in the RoweCom merger for purchase accounting purposes is $1.44, which represents the average of the closing price of divine's common stock on the first day the agreed upon terms of the RoweCom merger were announced by divine (July 9, 2001) and the three business days before and after the announcement date.

    The merger between divine and eshare was a stock-for-stock transaction. A total of approximately 68,435,000 shares of divine common stock were issued in the eshare merger and fully vested options to purchase a total of approximately 3,681,000 shares of divine common stock were issued in the eshare merger, with exercise prices ranging from $0.14 to $0.56 per share. For purposes of the unaudited pro forma condensed combined financial statements, the assumed fair value of divine common stock issued in the eshare merger for purchase accounting purposes is $0.52, which is the "divine average closing price", or the average of the closing sale price per share of divine's common stock as reported on the Nasdaq National Market for the ten consecutive trading days ending two trading days prior to the closing date of the eshare merger (October 23, 2001). The divine average closing price was used to determine the conversion ratio for eshare shares in the eshare merger.

    In the Open Market merger, divine issued approximately 44,455,000 shares of divine common stock and assumed options and warrants to purchase a total of approximately 9,787,000 shares of divine common stock, with exercise prices ranging from $0.63 to $66.06 per share. For purposes of the unaudited pro forma condensed combined financial statements, the assumed fair value of divine common stock issued in the Open Market merger for purchase accounting purposes is $1.26, which represents the average of the closing price of divine's common stock on the first day the agreed upon terms of the Open Market merger were announced by divine (August 16, 2001) and the three business days before and after the announcement date.

    The effects of the Data Return, Eprise, RoweCom, eshare and Open Market mergers have been presented using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best preliminary estimate of fair value with any excess purchase price being allocated to goodwill or other identifiable intangibles. In the Eprise merger, the excess fair value of net assets acquired over the purchase price has been applied first to the writedown of noncurrent assets, with the remainder recorded in retained earnings, reflecting the extraordinary gain generated by negative goodwill and that would have been realized by divine had the merger been completed on September 30, 2001. This gain is not reflected in the unaudited pro forma condensed combined statements of operations. The preliminary allocation of the purchase price may be subject to further adjustments, as divine finalizes its allocation of purchase price in accordance with generally accepted accounting principles. The pro forma adjustments related to the purchase price allocation of the acquisitions represent management's best estimate of the effects of these transactions.

2.
Pro Forma Balance Sheet Adjustments
(a)
Reflects the assumed issuance of 71,929,582 shares of divine common stock and the elimination of Data Return's equity in consolidation. Also reflects the establishment by divine of goodwill and other intangible assets of $28,830,000, which represents the value of shares of divine common stock issued, and cash assumed to be paid by divine under a secured credit facility with Data Return, in excess of the estimated fair value of Data Return's tangible net assets as of September 30, 2001.
(b)
Reflects the issuance of options to purchase 14,376,197 shares of divine common stock, which represents the number of Data Return options as of December 3, 2001, as converted per the merger agreement. The Black-Scholes fair value of these options was $5,832,000 and has been included as a component of the purchase price. Based on the number and intrinsic value of "in-the-money" Data Return options on December 3, 2001, up to approximately $264,000 of the goodwill and other intangible assets recorded as a result of the option conversion may be reclassified to unearned stock-based compensation, depending on the remaining vesting period of each "in-the-money" option. For purposes of the unaudited pro forma condensed combined financial statements, none of the intrinsic value of these options has been recorded as unearned stock-based compensation.
(c)
Reflects divine's estimated acquisition costs of $500,000 for each of the Data Return and Eprise acquisitions. Also reflects actual acquisition costs billed to date for the RoweCom, eshare, and Open Market acquisitions. To the extent that these acquisition costs were capitalized on divine's historical balance sheet as of September 30, 2001, they are shown as a reduction in other non-current assets in the unaudited pro forma condensed combined balance sheet. Acquisition costs that were not capitalized on divine's historical balance sheet as of September 30, 2001, but for which invoices were received by divine as of November 30, 2001 are shown as a reduction in cash in the unaudited pro forma condensed combined balance sheet.
(d)
Reflects the issuance of 10,158,420 shares of divine common stock and the elimination of RoweCom's equity in consolidation. Also reflects the elimination of RoweCom's stand-alone goodwill and other intangible assets of $15,528,000 and the establishment by divine of goodwill and other intangible assets of $59,798,000, which represents the value of shares of divine common stock assumed to be issued in excess of the estimated fair value of RoweCom's tangible net assets as of September 30, 2001.
(e)
Reflects the issuance of warrants to purchase 3,752,602 shares of divine common stock, representing the number of RoweCom warrants outstanding as of November 6, 2001, as converted per the merger agreement. The Black-Scholes fair value of these warrants is $1,381,000 and has been included as a component of the purchase price.
(f)
Reflects the elimination of RoweCom's deferred tax asset, and the establishment by divine of goodwill and other intangible assets, of $544,000.
(g)
Reflects the issuance of 68,435,432 shares of divine common stock and the elimination of eshare's equity in consolidation. Also reflects the elimination of eshare's deferred tax assets of $11,899,000 and stand-alone goodwill and other intangible assets of $3,302,000, and the establishment by divine of goodwill and other intangible assets of $10,905,000, which represents the value of shares of divine common stock issued in excess of the estimated fair value of eshare's tangible net assets as of September 30, 2001.

  (h)
  Reflects the issuance of options to purchase 3,681,285 shares of divine common stock. This is the number of "in-the-money" eshare options as of October 23, 2001, as converted per the merger agreement. The Black-Scholes fair value of these options is $1,642,000 and has been included as a component of the purchase price.
  (i)
  Accounts payable and accumulated deficit have been adjusted to eliminate the unpaid balance for software sold by eshare to Brandango, a consolidated associated company of divine that ceased operations in 2000. Accumulated deficit is affected instead of accounts receivable, because eshare wrote off this unpaid balance prior to September 30, 2001.
  (j)
  Reflects the effect of real estate options which were effective at the closing of the merger of divine with eshare. divine has entered into agreements with Szlam Partners, L.P. and Melita House, Inc., pursuant to which divine has paid approximately $3,703,000 and $2,047,000, respectively, for ten-year options to purchase eshare's U.S. and United Kingdom headquarters.
  (k)
  Reflects the issuance of 44,454,515 shares of divine common stock and the elimination of Open Market's equity and redeemable preferred stock in consolidation. Also reflects the establishment by divine of goodwill and other intangible assets of $59,390,000, which represents the value of shares of divine common stock issued, and cash paid by divine under a secured credit facility with Open Market, in excess of the estimated fair value of Open Market's tangible net assets as of September 30, 2001.
  (l)
  Reflects the issuance of options to purchase 8,331,655 shares of divine common stock, which represents the number of Open Market options outstanding as of October 19, 2001, as converted per the merger agreement. Also reflects the issuance of 1,460,557 warrants to purchase divine common stock, which represents the number of Open Market warrants outstanding as of October 19, 2001, as converted per the merger agreement. The Black-Scholes fair value of these options and warrants was $6,766,000 and has been included as a component of the purchase price.
  (m)
  Reflects the assumed issuance of 53,977,006 shares of divine common stock and the elimination of Eprise's equity in consolidation. Also reflects the elimination of Eprise's noncurrent assets of $4,379,000 and the realization by divine of an extraordinary gain of $7,035,000 (prior to the reduction in extraordinary gain described in adjustment (n) below), which represents the estimated fair value of Eprise's tangible net current assets as of September 30, 2001 in excess of the value of shares of divine common stock, and options and warrants to purchase divine common stock, assumed to be issued.
  (n)
  Reflects the issuance of options and warrants to purchase 5,171,052 shares of divine common stock, which represents the number of Eprise options and warrants outstanding as of November 29, 2001, as converted per the merger agreement. The Black-Scholes fair value of these options and warrants, which reduces the extraordinary gain recorded in adjustment (m) above, is $3,071,000 and has been included as a component of the purchase price. Based on the number and intrinsic value of "in-the-money" Eprise options on November 29, 2001, up to approximately $668,000 of the reduction of extraordinary gain recorded as a result of the option conversion may be reclassified to unearned stock-based compensation, depending on the remaining vesting period of each "in-the-money" option. For purposes of the unaudited pro forma condensed combined financial statements, none of the intrinsic value of these options has been recorded as unearned stock-based compensation.

3.
Pro Forma Statement of Operations Adjustments

    The pro forma statement of operations adjustments for the year ended December 31, 2000 consist of:

  (o)
  Selling, general and administrative expenses have been adjusted to reflect the amortization of goodwill and other intangible assets associated with the Data Return, RoweCom, eshare, and Open Market acquisitions over an estimated useful life of three years, and to eliminate the historical amortization of goodwill and other intangible assets recorded by RoweCom, eshare and Open Market. Under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, approved by the Financial Accounting Standards Board on June 29, 2001, goodwill acquired in transactions completed after June 30, 2001 will not be amortized. As the eshare, Open Market, and RoweCom acquisitions were completed in the fourth quarter of 2001, and the Data Return acquisition is expected to be completed in the first quarter of 2002, divine's operating results will not reflect any goodwill amortization expense related to these acquisitions. Note that SFAS No. 142 will require the amortization of intangible assets with determinable useful lives, which are generally intangible assets other than goodwill, over the estimated useful life of those assets. The excess purchase price over the estimated fair values of the tangible net assets of Data Return, RoweCom, eshare and Open Market have not yet been allocated between in-process research and development charges, goodwill, and other intangible assets. For purposes of the pro forma condensed combined statements of operations, the entire excess purchase price is considered to be other intangible assets and therefore is amortizable.
  (p)
  Product revenues have been adjusted to reflect the sale, during 2000, of software by eshare to Brandango. The sale price of the software was approximately $1,815,000. Of this amount, $403,000 had been depreciated and $1,412,000 had been written off to impairment expenses when Brandango ceased operations later in 2000.
  (q)
  Reflects the removal of the income tax benefit of eshare, which would not have been recorded if the eshare merger had occurred on January 1, 2000.
  (r)
  Reflects the elimination of the accretion of dividends on Eprise's redeemable preferred stock.

    The pro forma statement of operations adjustments for the nine months ended September 30, 2001 consist of:

  (s)
  Selling, general and administrative expenses have been adjusted to reflect the amortization of goodwill and other intangible assets associated with the Data Return, RoweCom, eshare and Open Market acquisitions over a useful life of three years, and to eliminate the historical amortization of goodwill and other intangible assets recorded by RoweCom, eshare and Open Market. Under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, approved by the Financial Accounting Standards Board on June 29, 2001, goodwill acquired in transactions completed after June 30, 2001 will not be amortized. As the eshare, Open Market, and RoweCom acquisitions were completed in the fourth quarter of 2001 and the Data Return acquisition is expected to be completed in the first quarter of 2002, divine's operating results will not reflect any goodwill amortization expense related to these acquisitions. Note that SFAS No. 142 will require the amortization of intangible assets with determinable useful lives, which are generally intangible assets other than goodwill, over the estimated useful life of those assets. The excess purchase price over the estimated fair values of the tangible net assets of Data Return, RoweCom, eshare and Open Market have not yet been allocated between in-process research and development charges, goodwill, and other intangible assets. For purposes of the pro forma condensed combined statements of operations, the entire excess purchase price is considered to be other intangible assets and therefore is amortizable.

  (t)
  Reflects the removal of the income tax benefits of RoweCom and eshare, which would not have been recorded if the RoweCom merger and eshare merger had occurred on January 1, 2000.
  (u)
  Reflects the elimination of the accretion of dividends on Open Market's redeemable preferred stock.

INFORMATION REGARDING DIVINE

Overview

  Business

    divine, inc. provides a combination of Web-based technology, professional services and managed applications capabilities designed to allow clients to deploy advanced Web solutions for the extended enterprise that are integrated with their business strategies and existing software and technical systems. Our enterprise Web solutions offer businesses the ability to improve collaboration, workflow and business relationships. We provide technology, software, professional services and managed applications through four business units:

  •
  divine Enterprise Portal Solutions—uses business portal platform technology to provide businesses with real-time, integrated access to internal and external information to create industry-specific solutions that streamline data searching and retrieval over intranets, extranets, company databases and the Internet.

  •
  divine Software Applications—deploys products that focus on collaboration, workflow and relationship management. Our robust platform supports effective customer interaction, improved management of the flow of information and powerful enterprise collaboration.

  •
  divine Professional Services—applies expertise in technology, infrastructure and marketing services across a broad spectrum of leading technologies combined with an understanding of how to design and deploy solutions that drive business results.

  •
  divine Managed Applications—builds, hosts, manages, monitors and secures an enterprise's critical applications with an emphasis on customers that require assurance of high availability of applications and a single point of accountability.

    We focus on Global 5000 and high-growth middle market companies, and government agencies and educational institutions, and currently serve over 20,000 customers. We expect that our revenues in future periods will be generated principally through these core operations.

    Our principal offices are located at 1301 North Elston Avenue, Chicago, Illinois 60622, telephone (773) 394-6600. Our home page is located on the Web at http://www.divine.com, where you can find additional information about us and our associated companies; however, that information generally is not targeted at investors and is not part of this proxy statement/prospectus. All references to "we," "us," "our" and "divine" refer to divine, inc. and its consolidated subsidiaries.

  Historical Information

    We began as divine interVentures, inc. on June 30, 1999, engaging in business-to-business e-commerce through a community of associated companies in which we invested. From September 30, 1999 to December 31, 2000, we acquired interests in 40 associated companies, established a total of 13 associated companies when we identified opportunities consistent with our business strategy, and also further developed our operational procedures and capabilities.

    In February 2001, we announced our strategy to primarily focus on enterprise Web solutions, and changed our name to divine, inc. We no longer reflect separately our interests in our remaining associated companies that provide Web-based technology, software, professional services and managed applications. Instead, the operations of these businesses are a part of our core business strategy. Other of our associated companies offer software and services focused on e-commerce and vertical markets, which we include in our divine interVentures segment. As of September 30, 2001, there were 23 companies in our divine interVentures segment.

  Our Strategy

    Our objective is to become the leading provider of enterprise Web solutions that offer global businesses the ability to improve collaboration, workflow and business relationships by delivering a powerful combination of technology, software, services and managed applications capabilities. As the flow of information becomes more liberated and more complex, we believe that a new type of solution provider is required to unite all of the skills and emerging technologies needed to create advanced enterprise Web solutions that position companies to go beyond the processing of transactions and operate at the leading edge of their industries. In order to achieve this objective, we have adopted the following key elements of our strategy:

  •
  Become a recognized leader in advanced enterprise solutions. We currently serve over 20,000 customers consisting of predominantly Global 5000 and high-growth middle-market companies, and government agencies and educational institutions. These customers are serviced by one or more of our four principal business units. By expanding our relationships with these customers, we can enhance our reputation and visibility and capitalize on cross-selling opportunities with their customers, suppliers, partners and distributors.

  •
  Develop, acquire and integrate offerings and solutions. We plan to focus on the development, acquisition and integration of components that can be combined to form a powerful set of services, technology and hosting capabilities that can advance and extend our customers' businesses to include external and internal business communities.

  •
  Target a specific customer base. We plan to target customers whom we believe can benefit most readily from greater collaboration, more efficient workflow and better management of business relationships between their customers, employees, partners, suppliers, prospects and sources of information. We believe that these customers are primarily concentrated in information-intensive businesses such as the financial services, insurance, energy, pharmaceutical, biotechnology and telecommunications industries.

  •
  Support and complement our solutions through alliances with business partners. We intend to establish strategic alliances with a number of companies like our strategic alliance with Computer Associates International, Inc., or CA, which is also one of our strategic investors. CA's professional expertise enhances the range and quality of our Professional Services and CA's Jasmineii Portal Software is a key component of our Enterprise Portal Solutions. We believe that strategic alliances will enable us to improve our ability to attract and retain customers who prefer to deal with larger, more stable solutions providers, provide additional channels for our products, and enable us to build industry-specific solutions for our customers.

  •
  Position divine as a technology owner and solutions integrator. We plan to differentiate divine from other solutions delivery organizations by positioning divine as a technology owner and solutions integrator. We intend to gain a strategic advantage by acquiring and developing innovative technologies and making these part of our broader solutions in order to leverage their full potential.

Recent Developments

  Open Market Acquisition

    In October 2001, we completed our acquisition of Open Market, Inc., pursuant to an agreement and plan of merger we entered into with Open Market in August 2001. Open Market is a provider of enterprise content management and delivery application software. Companies use Open Market's software to build and operate websites, rich product catalogs, self-service applications, and web services for their distribution channels, marketplaces, and customers. Under the terms of the Open Market merger agreement, we issued a total of approximately 44,455,000 shares of our common stock in exchange for all of the outstanding Open Market common and preferred stock, and Open Market became one of our wholly-owned subsidiaries.

  eshare communications Acquisition

    In October 2001, we completed our acquisition of eshare communications, Inc., pursuant to an agreement and plan of merger we entered into with eshare in July 2001. eshare is a provider of customer interaction management, or CIM, software products and services. These CIM software applications enable eshare's customers to effectively manage new and existing customers across multiple communications channels, including voice, email, interactive web chat, and voice-over-internet protocol. Under the terms of the eshare merger agreement, we issued a total of approximately 68,435,000 shares of our common stock in exchange for all of the outstanding eshare common shares, and eshare became one of our wholly-owned subsidiaries.

  HostOne Acquisition

    In October 2001, we acquired, through divine/Whittman-Hart, inc., one of our wholly-owned subsidiaries, the assets of marchFIRST, Inc.'s HostOne application hosting unit. We purchased these assets in exchange for providing operating funds to HostOne from April 12, 2001, the date that marchFIRST filed for bankruptcy, to October 22, 2001, the date we acquired the HostOne assets. In addition, we agreed to issue to Microsoft Corporation a total of 8,196,722 shares of our common stock in exchange for the cancellation of debt owed by marchFIRST to Microsoft.

  Intira Acquisition

    In October 2001, we completed our purchase of substantially all of the assets of Intira Corporation. Intira provides information technology and network infrastructure for online business applications and is based in Pleasanton, California. In exchange for these assets we paid $1 million in cash, provided Intira with a $6.8 million debtor-in-possession credit facility during its bankruptcy, and assumed certain obligations, which we intend to restructure on more favorable terms. We expect the acquisition of the Intira assets to add to our capabilities in our Managed Applications business unit and other business units.

  Synchrony Acquisition

    In October 2001, we acquired Synchrony Communications, Inc., a leading customer relationship management suite provider. Synchrony's Internet-architected software and remote-hosted services are used by Fortune 1000 companies and some of the world's largest outsourced teleservices providers. Synchrony's Hosted Anywhere solution provides the market's only remote-hosted and licensed technology, enabling consistent, high-quality customer service, sales, and marketing across multiple communications channels that include analog phone, fax, email, and chat. In exchange for all of the outstanding stock of Synchrony, we issued promissory notes to the former stockholders of Synchrony in the aggregate principal amount of approximately $6.88 million. The notes are due and payable on or before December 31, 2001. We have the option to pay the notes with cash, or by issuing a total of approximately 5,500,000 shares of our common stock to the former Synchrony stockholders. We agreed that, if we elect to pay the notes with our common stock, we will, under certain circumstances, register these shares under the Securities Act. In addition, we issued warrants to purchase 2,000,000 shares of our common stock to the former stockholders of Synchrony.

  RoweCom Acquisition

    In November 2001, we completed our acquisition of RoweCom Inc. pursuant to an agreement and plan of merger and reorganization we entered into with RoweCom in July 2001. RoweCom is a leading business-to-business provider of high quality service and e-commerce solutions for purchasing and managing the acquisition of magazines, newspapers, journals and e-journals, books, and other printed sources of commercial, scientific, and general interest information and analysis. RoweCom targets clients in knowledge-intense industries, such as business and financial services; biomedical; academia and the federal government; and corporate and professional services. Under the terms of the RoweCom merger agreement, we issued approximately 10,158,000 shares of our common stock in exchange for all of the outstanding RoweCom common stock, and RoweCom became one of our wholly-owned subsidiaries.

  Latin American Econetworks Acquisition

    In November 2001, we acquired the 63% of the equity interests of Latin American Econetworks N.V. that we did not already own in exchange for 8,000,000 shares of our common stock. Latin American Econetworks (also known as Dolphin Interventures) had been one of our associated companies since July 2000, when we acquired a 37% interest in it. Latin American Econetworks is an interdisciplinary venture capital firm focused on the telecommunications, media and technology sector in Latin America. As a result of this transaction, Latin American Econetworks became one of our wholly-owned subsidiaries.

    We anticipate that the integration of these companies into our products and services offering will help us to deliver a combination of software, technology-based solutions, professional services, and hosting/managed applications that allow businesses to increase efficiency, generate revenue, advance their brand, and build customer loyalty.

  Eprise Acquisition

    In December 2001, we completed our acquisition of Eprise Corporation pursuant to an agreement and plan of merger we entered into with Eprise in September 2001. Eprise is a provider of enterprise content management and delivery application software. Eprise provides software products and design and consulting services that enable businesses to create and publish effective Web content quickly and easily. Its core product, Eprise Participant Server, enables a business organization to distribute this Web content management function among the appropriate individuals within the enterprise who have responsibility for particular aspects of that Web content. These individuals need no knowledge of programming languages or other technical skills to use Eprise Participant Server, thereby minimizing a customer's reliance on information technology professionals and other consultants. Under the terms of the Eprise merger agreement, we issued a total of approximately 54,000,000 shares of our common stock in exchange for all of the outstanding Eprise common stock, and Eprise became one of our wholly-owned subsidiaries.

INFORMATION REGARDING DATA RETURN

BUSINESS

Company Overview

    Data Return provides advanced managed hosting services based on Microsoft technologies. Data Return provides these services to businesses seeking to outsource the deployment, maintenance and support of their complex web sites. Data Return's services include providing, configuring, operating and maintaining the hardware, software and network technologies necessary to implement and support these web sites. It also offers additional services options, such as scalability and architecture testing, storage solutions and a suite of security services, including firewalls.

    Data Return was incorporated in August 1997 by three former Microsoft product support engineers, and, as of September 30, 2001, hosted applications for approximately 707 customers across many industries. Its customers range in size from large Fortune 500 companies to smaller businesses, both conventional and web-based. Data Return customers include Compaq, H&R Block, Microsoft, RadioShack.com, Texas Instruments and The World Bank. Data Return's advanced hosting services are designed for customers deploying sophisticated, high-end Internet applications that require a professionally-managed environment incorporating high performance network access, advanced system monitoring and technical support in secure, fault-tolerant facilities.

    Microsoft, Compaq Computer Corporation and Level 3 have invested in Data Return. Data Return believes its relationships with these companies enhance its credibility with potential customers and provide Data Return with early access to new products, superior technical services, training and new business opportunities.

Data Return's Solution

    Data Return is an advanced hosting provider dedicated to delivering scalable, reliable and high performance hosting services on the Microsoft platform. By combining experience in managing Microsoft-based Internet technologies, a scalable deployment architecture and high performance content delivery, Data Return has developed a family of services designed to address a wide range of customer needs.

  Advanced Managed Services

    Managing the deployment of business-critical web applications requires an in-depth understanding of the underlying software, hardware and network technologies. Data Return uses its expertise in Microsoft technologies to provide management services for its customers' hosting needs, including:

  •
  recommendations on standardized system architecture;

  •
  installation, configuration and stress testing of hardware and software;

  •
  ongoing maintenance of hardware and software, including content back-ups and system upgrades;

  •
  a broad array of system and network monitoring and reporting services; and

  •
  technical support designed to respond to both simple and complex system issues.

  Scalable Deployment Architecture

    Data Return's customers require system architecture that is flexible and can be expanded to meet increasing demand. Data Return offers scalable deployment architecture for the Microsoft platform that enables customers to migrate to more robust service offerings, such as high-end multi-server clustered solutions and clustering across multiple data centers, as their site traffic grows. The flexibility of this architecture allows Data Return to offer a wide range of hosting solutions to its customers.

  High Performance Content Delivery

    Overall application performance is an essential component to deploying an Internet-based application successfully. There are many factors that contribute to overall performance including the configuration and architecture for hardware, software and Internet access. Data Return's private networking architecture bypasses the congested public exchange points, such as the Metropolitan Area Exchanges and Network Access Points, increasing speed and reliability.

  Pre-Packaged Solutions for Advanced Hosting

    Data Return has standardized its services into packages with defined pricing and feature sets that can be used stand-alone or as components in a larger solution. These solutions include hardware, maintenance and network connectivity. Data Return believes these pre-packaged solutions provide a more complete alternative than colocation. Colocation arrangements typically involve a vendor supplying space for the server and Internet connections and some level of professional services, often on an hourly basis. With colocation, the customer is usually responsible for defining and implementing the deployment architecture. Data Return's pre-packaged solutions enable its customers to outsource these responsibilities to it for their Internet, extranet or intranet applications.

Data Return's Services

    Data Return packages its hosting services into standardized, definable product offerings that it believes include features desired by a wide range of customers from Fortune 2000 companies to smaller, web-focused businesses. Data Return's services are designed to be comprehensive in terms of feature sets and to address customers' outsourcing needs for a wide variety of requirements, including:

  •
  customers accessing public web sites on the Internet;

  •
  employees accessing private web sites through intranets; and

  •
  partners and other designated user groups accessing private or public web sites through extranets.

  Offerings

    Data Return's advanced Microsoft hosting services allow it to support the Internet, intranets and extranets for both commercially developed applications and custom-developed applications. To address this wide variety of customer requirements, Data Return has developed three distinct categories within its service family — clustered, dedicated and shared. Data Return also offers a variety of additional services such as firewalls and other security services, private circuits, data storage offerings, and a scalability center that includes architecture, testing and stress labs. It also offers just the managed services portion of its hosting solution to some customers. Under these arrangements, Data Return provides the monitoring, maintenance and management of the infrastructure and the customer provides its own servers, co-location and bandwidth. Data Return can also provide these services from the data centers of other providers or in its customers' data centers. For example, Data Return is currently providing managed services for customers in AboveNet facilities. Because it leverages Data Return's expertise in Microsoft technologies, Data Return believes that this offering is a natural extension of its traditional hosting services.

    Clustered Hosting Services. For customers that deploy e-commerce enabled or other business-critical applications and expect high traffic volumes or require a high level of availability for their applications, Data Return has developed a family of clustered hosting services, including multi-site clusters. Data Return's clustered service plans distribute content and functionality across multiple servers or, in the case of multi-site clusters, across multiple data centers. This technology allows customers' applications to scale beyond a single server or data center. Additionally, Data Return's clustering services are designed to allow its customers' business-critical applications to continue operating in the event a server fails. These services are designed to provide enhanced system performance and system reliability for application and database services.

    Dedicated Hosting Services. Dedicated hosting services are designed for customers with complex requirements and high traffic volumes who are seeking greater control over the server environment but who do not require clustered servers. Data Return's dedicated service plans provide each customer with its own server. These service plans offer a number of advantages over shared hosting packages, including:

  •
  improved service reliability and content delivery by limiting each server to a single developer environment; and

  •
  greater flexibility in configuration of the specific server environment.

Data Return offers several dedicated service options that range from entry-level web servers to high performance, multi-processor database servers.

    Shared Hosting Services. Shared hosting services, Data Return's entry level service plan, are for customers with relatively low volumes of traffic. Data Return has designed its shared hosting package to minimize the cost for customers by providing these services on a server shared by multiple customers. This service plan includes many standard features and options for database support, commerce support and media services.

Customers

    Data Return typically provides hosting services directly to end user customers, both traditional enterprises and Internet-focused businesses. However, it also provides hosting services to application service providers, web site development firms and other organizations that bundle Data Return's solution with a service or product they provide to their end user customers. Data Return's customers are located primarily in North America and Europe. As of September 30, 2001, Data Return hosted applications for approximately 707 customers ranging from Fortune 500 companies and small- and medium-sized businesses to start-up businesses, including Internet-focused businesses. The following were among Data Return's top customers based on monthly recurring revenue at the end of September 2001:

Goldpocket Interactive H & R Block Match.com (a subsidiary of Ticketmaster) Radio Shack Americredit Portum Gmbh Engelhard	Texas Instruments Compaq Opus-i InformIT.com Codigent.com Fallon Interactive (bmwusa.com and bmwfilms.com) Regency Voice Systems American Medical Security

    During fiscal 2001, Goldpocket Interactive, Inc. accounted for 18% of revenue. Data Return's current monthly revenue from Goldpocket is less than it was in fiscal 2001. Data Return's results of operations will be adversely affected if it loses the revenues it expects to be generated by this customer. No other customer accounted for 10% or more of revenue during fiscal 2001, 2000 or 1999.

Key Relationships

  Level 3

    Data Return entered into a five-year relationship with Level 3 in July 1999. Level 3 is a communications and information services company that is building an advanced facilities-based communications network through which it provides colocation, Internet connectivity and other services. This strategic relationship allows Data Return to leverage its advanced hosting and managed application services with its U.S. data center infrastructure. Data Return has agreed that if Level 3 can provide substantially similar services to those Data Return requests, Data Return will purchase 90% of these services from Level 3 through June 2004. Data Return routes the network traffic of its customers through multiple backbone providers to increase network performance. To enable Data Return to do this, Data Return obtains Internet connectivity through a number of providers, and Level 3 may not be able to provide all of the connectivity services that Data Return requires. As a result, Data Return may purchase less than the applicable percentages of these services from Level 3. Under the agreement with Level 3, Data Return is required to purchase at least an additional $7.6 million of bandwidth and colocation services over the next four years. Data Return's commitment is $400,000 per quarter through July 2002, $600,000 per quarter during the next 12 months and $1.0 million per quarter during the final 12 months of the agreement. Data Return has exceeded its purchase commitment to Level 3 in every quarter since the minimum commitment took effect. The prices Data Return will pay Level 3 for the services over the term of the agreement are based upon Level 3's then-current prices to other companies purchasing similar quantities. Level 3 can terminate the agreement if Data Return defaults and does not cure the default within 30 days of notice or upon a change of control that results in Data Return being owned by a competitor of Level 3. Level 3 has acquired 1,952,940 common shares of Data Return in exchange for $5.0 million in credit for future bandwidth purchases in excess of the quarterly purchase commitment. At September 30, 2001, Data Return had utilized approximately $1,400,000 of the credit.

  Compaq

    Data Return uses Compaq servers to provide the hardware platform for its advanced hosting services. Data Return's relationship with Compaq provides direct contact with product development engineers and management at multiple levels within the Compaq organization. In July 1999, Data Return entered into a three-year agreement with Compaq under which Data Return agreed to purchase from Compaq the lesser of 2,000 servers or the number of servers reasonably necessary to adequately operate Data Return's business consistent with its business plan. Data Return is required to purchase these servers only if Compaq provides financing for the servers on competitive terms, if the price, performance and quality of the Compaq servers is reasonably satisfactory to Data Return and if Compaq commits to deliver these servers on the schedule Data Return requests. Through September 30, 2001, Data Return had purchased approximately 1,965 servers under this agreement. Compaq also owns 1,171,764 common shares of Data Return.

  Microsoft

    In September 1999, Data Return entered into a development, license and co-marketing agreement with Microsoft. Under this agreement, Data Return licensed proprietary installation tools for third-party hosted applications to Microsoft. Microsoft owns 454,546 common shares of Data Return and a warrant to acquire an additional 340,910 common shares of Data Return at an exercise price of $11 per share.

    Data Return is recognized by Microsoft as one of the leading providers of advanced hosting services on the Microsoft platform. Data Return believes that one of its key competitive advantages is the level of customer service and support that it can provide as a result of this relationship. However, except for the relationship with Microsoft under this development, license and co-marketing agreement, Data Return does not have an agreement with Microsoft to continue this relationship, and Microsoft could discontinue its relationship with Data Return at any time.

Marketing and Sales

    Data Return's marketing efforts are primarily focused on building the Data Return brand while generating demand for its services. Data Return devotes most of its marketing resources to direct mail and telemarketing targeted at Information Technology decision-makers and advertising in magazines targeted at developers and information service professionals. Data Return also advertises online and exhibits at trade shows and conferences.

    Data Return's sales force included 28 quota-bearing sales representatives at November 30, 2001. Each outside salesperson's territory included one or more Level 3 gateways.

Customer Support

    Data Return believes a critical element of customer service is providing a high level of technical expertise within both customer support and systems organizations. Data Return's technical support engineers are expected to be proficient in at least:

  •
  one major network operating system;

  •
  two applications from Data Return's supported product list; and

  •
  either one programming language or one database application.

    All systems are monitored and maintained on a 24 hours a day, seven days a week, or 24x7, basis. Data Return provides business-critical customer support on a 24x7 basis. Data Return also provides customer support for other issues from 9AM-8PM Central Time Monday through Friday and 9AM-6PM Saturday and Sunday via both telephone and electronic request forms. Response times are published on Data Return's support web site and are prioritized according to severity levels. Data Return has also created dedicated support teams that are available on a 24x7 basis to customers with especially complex deployments. These dedicated support teams provide a direct line of communication for Data Return's customers, which it believes provides a superior level of service.

    Data Return has also developed a web-based customer care application, called the Customer Service Center, or CSC. Customers can access specific information about their application through the CSC, including application availability and performance, incident histories, account balances and payment histories and scheduled maintenance. Customers can also use the CSC to notify Data Return of upcoming events or changes to their configuration.

Infrastructure

    Data Return uses a platform that is comprised mostly of Internet-related software products running on Microsoft's Windows 2000 and NT operating systems and Compaq servers. It primarily uses F5 clustering switches and load balancers along with Cisco switches and routers to connect its servers to the Internet. By focusing on standard platforms, Data Return gains efficiency and effectiveness in terms of training, documentation, spare parts and overall support. Data Return also maintains some hosting services running on other software platforms. In addition, Data Return supports application level services such as BizTalk, SQL Server, Application Center, Active Server Pages and Commerce Server. Specifically, Data Return's infrastructure consists of the following key elements:

  •
  secure, carrier-class data centers;

  •
  a scalable server platform;

  •
  automated deployment processes;

  •
  monitoring and systems management; and

  •
  an advanced high performance network.

  Secure, Carrier-Class Data Centers

    Data Return's primary data center is located within Level 3's Dallas gateway. Security for the data center is provided with a guard and entry restriction via access device. Power to the building is provided by redundant connections from separate transformers. The data center is also equipped with fire suppressant systems, environmental control systems and redundant networking hardware. The Level 3 facility provides Data Return with access to Level 3's worldwide IP network. Data Return also offers hosting services from other Level 3 gateways and provides managed services to customers in data centers of other providers.

  A Scalable Server Platform

    Data Return's standard platform for service delivery uses Compaq servers. These servers generally run the Windows 2000 or NT operating system along with various application software, such as Microsoft SQL Server or Microsoft Internet Information Server. Compaq's Distributed Internet Server Array (DISA) architecture leverages the clustering and load balancing features of the Windows 2000 or Windows NT server platforms. This architecture enables Data Return to support scalable, highly-available Internet-enabled applications. In addition, by focusing on standard platforms, Data Return believes that it can gain efficiency and effectiveness in terms of training, documentation, spare parts and overall support.

  Automated Deployment Processes

    Data Return configures and tests its hardware and software through the use of both commercially available and internally built tools. The software installation process consists of a series of unattended scripts and batch files providing a fast, consistent and repeatable configuration. As the server is provisioned with user accounts, web sites and file transfer protocol sites, the automated script also tests each step to evaluate whether the server is functioning correctly. Data Return also manually tests the installation process to further evaluate the quality and integrity of the installation.

  Monitoring and Systems Management

    Data Return combines commercial tools and internally built applications to provide monitoring, analysis and reporting of application, service and hardware performance on a 24x7 basis. Systems administration and management is remotely performed using an interface that encrypts all client-server communication with an encryption algorithm for added security. Additionally, through the CSC, Data Return's customers can perform the most commonly performed web site administrative tasks. The CSC also allows customers to electronically submit more advanced administrative tasks and support requests to Data Return's service and support group.

  Advanced High Performance Network

    Data Return has based its network hardware on Cisco and F5 technologies. Data Return's network consists of multiple, diverse connections to the Internet that currently provide Data Return with local access to multiple leading backbone providers. These multiple connections allow Data Return to increase both performance and reliability by routing traffic over private connections to bypass congested public exchange points such as the Metropolitan Area Exchanges and Network Access Points. In addition to increased performance, Data Return's network architecture reduces dependency on any one network provider, increasing network availability for its customers. Data Return's network security solutions include firewalls, encryption techniques, virtual private networks and other security technologies and techniques.

Competition

    The markets in which Data Return operates are highly competitive, and competition is increasing because few apparent substantial barriers to entry exist in the Internet hosting market. Although it is impossible to quantify Data Return's relative competitive position in this market, many of Data Return's competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than Data Return has. Data Return expects that it will face competition from existing competitors as well as new market entrants in the future. The primary competitive factors in this market are:

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  technical expertise in developing and delivering advanced hosting solutions;

  •
  quality of service, including network capability, scalability, reliability and functionality;

  •
  customer service;

  •
  number and quality of sales personnel;

  •
  variety of services and products offered;

  •
  price;

  •
  brand name recognition;

  •
  Internet system engineering and technical expertise;

  •
  timing of introductions of value-added services and products;

  •
  network security;

  •
  relationships with partners; and

  •
  financial resources.

    Data Return's current and potential competitors vary by size, product offering and geographic region and may elect to partner with each other or with focused companies like Data Return to deliver service on the Microsoft platform. They include:

  •
  Microsoft advanced hosting providers;

  •
  web and application hosting service providers;

  •
  application-specific hosting service providers;

  •
  colocation providers;

  •
  managed service providers;

  •
  local, regional and international Internet service providers;

  •
  local, regional and international telecommunications companies;

  •
  systems integrators and large information technology outsourcing companies;

  •
  multimedia hosting companies; and

  •
  other hardware, software and technology companies.

    Data Return's competitors may operate in one or more of these areas and include companies such as AboveNet, AT&T, British Telecommunications, Cable & Wireless, Concentric Network, Critical Path, Dell, Digex, Exodus Communications, Globix, GTE, Genuity, HostPro, IBM, Intel, Level 3, Loudcloud, MCI WorldCom (including UUNET), Navisite, Qwest Communications International, Usinternetworking, NTT/Verio and Yahoo!

EMPLOYEES

    As of October 31, 2001, Data Return had 315 employees. None of Data Return's employees are covered by collective bargaining agreements. Data Return believes that its relations with its employees are good.

PROPERTIES

    Data Return's corporate headquarters are currently located in Irving, Texas and consist of approximately 101,000 square feet of office space of which the majority is leased until May 31, 2003 with the lease on the remaining space expiring May 31, 2006. Data Return also has an office in Dallas, Texas, consisting of 10,500 square feet of office space that is leased until May 31, 2004.

LEGAL PROCEEDINGS

    On November 2, 2001, CyberGuard Corporation filed a lawsuit against Data Return in the United States District Court of the Southern District of Florida alleging a contract breach by Data Return. CyberGuard is seeking, among other remedies, damages of approximately $4.2 million. Data Return intends to vigorously defend itself against this claim. Data Return does not believe that this lawsuit will negatively impact its financial condition.

    Data Return, certain of its officers and directors (Sunny C. Vanderbeck, Michelle R. Chambers, Jason A. Lochhead and Stuart A. Walker) and certain underwriters in the syndicate for Data Return's initial public offering have been named as defendants in a shareholder class action lawsuit filed in the United States District Court for the Southern District of New York on November 14, 2001 on behalf of all persons and entities who acquired Data Return common shares between October 27, 1999 and December 6, 2000 pursuant or traceable to Data Return's Registration Statement and Prospectus dated October 27, 1999 (In re: Initial Public Offering Securities Litigation, 21 MC 92 (SAS)). The complaint alleges violations of Sections 11, 12(a)(2) and 15 of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The complaint further alleges that the prospectus delivered in connection with Data Return's initial public offering on October 27, 1999 was materially false and misleading because it failed to disclose, among other things, that (1) the underwriter defendants had solicited and received additional, excessive and undisclosed fees, commissions and other economic benefits in connection with the allocation to certain investors of material portions of the restricted number of the Data Return common shares issued in connection with the initial public offering; and (2) the underwriter defendants had entered into tie-in and other similar agreements with customers which were designed to and did maintain, distort and/or inflate the market price of the Data Return's common shares in the aftermarket. Data Return intends to defend the suit vigorously.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    You should read the following discussion together with the financial statements and other financial information included in this proxy statement/prospectus. This report contains forward-looking statements that involve risks and uncertainties. Data Return's actual results may differ materially from those projected in the forward-looking statements. Data Return's fiscal year ends on March 31.

Overview

    Data Return provides advanced Internet hosting services based on Microsoft technologies. Data Return provides these services to businesses seeking to outsource the deployment, maintenance and support of their complex web sites. Its services include providing, configuring, operating and maintaining the hardware, software and network technologies necessary to implement and support these web sites.

    Data Return derives substantially all of its revenue from hosting and managed services. This includes revenue from Data Return's dedicated server offerings, including clustered servers, and its shared server offering. With Data Return's dedicated server offerings, each server is dedicated to providing service to one customer. In a clustered configuration, Data Return utilizes two or more dedicated servers to distribute content and functionality across multiple servers or, in the case of multi-site clusters, across multiple data centers. Hosting and managed services revenue also includes shared hosting, in which more than one customer shares the same server. Historically, Data Return has also derived a nominal amount of revenue from technical reviews and the resale of software and other products. Currently, most of Data Return's advanced hosting and managed services revenues are generated from recurring monthly fees. Substantially all of the remainder is derived from one-time set-up fees for installation and from sales of services, such as time and materials billing and certain lab or consulting services.

    Services are billed on a monthly basis and, except as described below, are recognized as the service is performed. As a result of Data Return's adoption of Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, revenues from set-up, or installation, services are recognized over the initial term of the customer contract. See "—Recent Accounting Pronouncements" for a description of Data Return's adoption and the effect of SAB 101 and "Results of Operations — Comparison of six-month periods ended September 30, 2000 and 2001 — Cumulative effect of change in accounting principle" and "Results of Operations — Comparison of fiscal 2001 and 2000 — Cumulative effect of change in accounting principle" for a discussion of the effect of this change in accounting principle during fiscal 2001.

    Data Return's expenses are comprised of:

  •
  cost of revenue, which consists primarily of compensation and related expenses for technical operations, broadband services expenses, space in data centers and depreciation of equipment;
  •
  general and administrative, which consists primarily of compensation and related expenses and occupancy costs;

  •
  marketing and sales, which consists primarily of compensation and related expenses, advertising expenses and occupancy costs;
  •
  product research and development, which consists primarily of compensation and related expenses and occupancy costs; and
  •
  stock-based compensation, which relates to employee stock options granted at prices less than fair value.

    Data Return has incurred significant losses since its inception and, as of September 30, 2001, had an accumulated deficit of approximately $90.9 million. Data Return intends to continue to invest in marketing and sales and the continued development of its network infrastructure and technology. Data Return expects to continue to incur substantial losses for the foreseeable future.

Results of Operations

    The following table sets forth selected financial data as a percent of revenue for the fiscal years ended March 31, 2001, 2000 and 1999 and for the three and six month periods ended September 30, 2001 and 2000.

	% of Revenue
	Year Ended March 31,			Three Months Ended September 30,		Six Months Ended September 30,
	2001	2000	1999	2001	2000	2001	2000
Revenues	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of revenue	90.8%	78.4%	58.5%	97.4%	93.3%	97.1%	95.8%
General and administrative	46.8%	64.0%	56.2%	43.3%	46.6%	43.5%	46.6%
Marketing and sales	48.9%	52.5%	35.1%	38.4%	57.1%	44.9%	54.3%
Product research and development	9.5%	4.6%	0.1%	9.2%	9.0%	9.1%	8.8%
Stock-based compensation	0.3%	15.1%	18.5%	0.5%	0.2%	0.3%	0.6%
Restructuring costs	0%	0%	0%	11.04%	0%	13.7%	0%

Loss from operations	(96.3)%	(114.6)%	(68.4)%	(99.8)%	(106.1)%	(108.6)%	(106.1)%
Other income (expense):
Interest income	7.5%	18.5%	1.1%	1.2%	8.8%	2.2%	10.8%
Interest expense	(5.3)%	(2.7)%	(0.7)%	(6.5)%	(4.4)%	(6.2)%	(4.6)%

Loss before cumulative effect of change in accounting principle)	(94.1)%	(98.8)%	(68.0)%	(105.0)%	(101.7)%	(112.7)%	(99.9)%

Cumulative effect of change in accounting principle	(3.3)%	(.0)%	(.0)%	(.0)%	(.0)%	(.0)%	(7.6)%

Net loss	(97.4)%	(98.8)%	(68.0)%	(105.0)%	(101.7)%	(112.7)%	(107.5)%

Comparison of quarters ended September 30, 2001 and 2000

  Revenues

    Data Return's revenues decreased $196,000 to $12,160,000 for the quarter ended September 30, 2001, from $12,356,000 for the quarter ended September 30, 2000. The decrease is a result of Data Return's continued loss of customers. Dedicated hosting revenue and managed services fees increased $177,000 to $10,381,000, or 85.4% of revenue, for the quarter ended September 30, 2001 from $10,204,000, or 82.6% of revenue, for the quarter ended September 30, 2000. Shared hosting revenue decreased $133,000 to $613,000, or 5.0% of revenue, for the quarter ended September 30, 2001 from $746,000, or 6.0% of revenue, for the quarter ended September 30, 2000. The continued shift towards dedicated revenues reflects Data Return's focus on its dedicated hosting and managed services product offerings. Set-up fees decreased $226,000 to $714,000, or 5.9% of revenue, for the quarter ended September 30, 2001 from $940,000, or 7.6% of revenue, for the quarter ended September 30, 2000, due to a decline in new customer orders.

  Cost of revenue

    Data Return's cost of revenue increased $314,000 to $11,839,000, or 97.4% of revenue, for the quarter ended September 30, 2001 from $11,525,000, or 93.3% of revenue, for the quarter ended September 30, 2000. The increase in cost of revenue was due primarily to increases in communication and bandwidth expenses, and increases in depreciation and amortization expenses, offset by decreases in personnel and related costs and facilities related expenses. Communication and bandwidth expenses increased $1,197,000 to approximately $3,181,000, or 26.2% of revenue, for the quarter ended September 30, 2001 from $1,984,000, or 16.1% or revenue, for the quarter ended September 30, 2000 due to increased usage by Data Return's customers. In particular, one customer accounted for a significant portion of the increase. Depreciation and amortization expenses increased approximately $1,041,000 to $3,990,000, or 32.8% of revenue, for the quarter ended September 30, 2001 from $2,949,000, or 22.7% of revenue, for the quarter ended September 30, 2000, as Data Return added approximately $15.3 million in computer and related equipment since September 30, 2000. Personnel and related expenses decreased approximately $1,754,000 to $3,789,000, or 31.2% of revenue, for the quarter ended September 30, 2001 from $5,543,000, or 44.9% of revenue, for the quarter ended September 30, 2000, as Data Return decreased its systems and customer support personnel to 158 at September 30, 2001 from 251 at September 30, 2000. Facilities expense decreased approximately $267,000 to $229,000 as Data Return terminated leases on office space due to decreases in personnel.

  General and administrative

    General and administrative expense decreased $486,000 to $5,269,000, or 43.3% of revenue, during the quarter ended September 30, 2001 from $5,755,000, or 46.6% of revenue, during the quarter ended September 30, 2000. The decrease is primarily due to decreases in personnel and related expenses, professional services expense, and facilities expense offset by an increase in bad debt expense. Bad debt expense increased $581,000 to $1,150,000, or 9.5% of revenue, in the quarter ended September 30, 2001 as many of Data Return's customers ceased operations or reduced or eliminated the website operations hosted by Data Return. Personnel and related expenses decreased $1,168,000 to $1,783,000, or 14.7% of revenue, for the quarter ended September 30, 2001 from $2,951,000, or 23.9% of revenue, for the quarter ended September 30, 2000 due to a decrease in general and administrative personnel to 56 employees at September 30, 2001 from 138 employees at September 30, 2000. Professional service expense decreased $229,000 to $226,000 for the quarter ended September 30, 2001 from $455,000 due to the completion of various projects and the reduction of contract employees. Facilities expense decreased $180,000 to $430,000 as Data Return terminated leases on office space as a result of decreases in personnel.

  Marketing and sales

    Marketing and sales expense decreased $2,379,000 to $4,671,000, or 38.4% of revenue, during the quarter ended September 30, 2001 from $7,050,000, or 57.1% of revenue, for the quarter ended September 30, 2000. The decrease was primarily due to a decrease in marketing and sales personnel to 76 at September 30, 2001 from 90 at September 30, 2000, decreases in sales commissions, and to decreases in advertising costs. Personnel and related expenses, including sales commissions, decreased $1,665,000 to $2,955,000, or 24.3% of revenue, for the quarter ended September 30, 2001 from $4,620,000, or 37.4% of revenue, for the quarter ended September 30, 2000. Advertising costs decreased $1,228,000 to $767,000 for the quarter ended September 30, 2001 from $1,995,000 for the quarter ended September 30, 2000.

  Product research and development

    Product research and development expense remained constant at $1,115,000, or 9.2% of revenue, during the quarter ended September 30, 2001 compared to $1,113,000, or 9.0% of revenue, during the quarter ended September 30, 2000.

  Stock-based compensation

    Deferred stock compensation was recorded in connection with the grant of employee stock options below fair value in 1998 and 1999. Amortization of stock-based compensation totaled $59,000 for the quarter ended September 30, 2001 and $25,000 for the quarter ended September 30, 2000. The amortization of stock-based compensation is based on the vesting schedule of stock options held by Data Return's employees.

  Restructuring costs

    On August 11, 2001, Data Return initiated a voluntary separation benefit program to reduce its workforce. 108 employees were approved for this program. Restructuring costs relating to this program, consisting of severance pay and benefits, were $1,343,000 during the quarter ended September 30, 2001.

  Other income (expense)

    Other income (expense) consists primarily of interest income on Data Return's cash balances and investments in marketable securities and interest expense on its outstanding notes payable and capital lease obligations. Interest earned on its cash and cash equivalents decreased $941,000 to $148,000 for the quarter ended September 30, 2001 from $1,089,000 for the quarter ended September 30, 2000. This decrease was due primarily to having lower cash balances for investments as cash has been used to fund operating losses. During the quarter ended September 30, 2001, interest expense increased $247,000 to $788,000 related primarily to equipment acquired under capital leases during the last four quarters.

  Income taxes

    No provision for federal income taxes has been recorded as Data Return has incurred net operating losses since its inception. Data Return has recorded a valuation allowance against all of its net deferred tax asset, which is primarily attributable to net operating loss carry forwards, due to uncertainty that it will generate sufficient taxable income during the carry forward period to realize the benefit of its net deferred tax asset.

  Cumulative effect of change in accounting principle

    Effective April 1, 2000, Data Return changed its method of accounting for set-up fees in accordance with SAB 101. Data Return recorded a cumulative effect adjustment of $1.6 million as of April 1, 2000 and amortized set-up fees into revenues during fiscal 2001. Set-up fees are now amortized over the longer of the length of the customer contract and the estimated life of the customer contract.

  Net loss

    Net loss increased $212,000 to $12,776,000 for the quarter ended September 30, 2001 from $12,564,000 for the quarter ended September 30, 2000. As more fully discussed above, the increased net loss is primarily attributable to the decrease in revenues.

  EBITDA

    EBITDA, as defined below, increased $2,669,000 to negative $6,693,000 for the quarter ended September 30, 2001 from negative $9,362,000 for the quarter ended September 30, 2000. The increase is primarily attributable to the cost reduction efforts described above. Data Return expects to generate negative EBITDA for fiscal 2002. Costs associated with Data Return's personnel and Data Return's fixed commitments will continue to represent a large portion of its expenses.

    EBITDA for the quarters ended September 30, 2001 and 2000 consists of loss from operations of $12,136,000 and $13,112,000 plus depreciation and amortization of $5,384,000 and $3,715,000 and amortization of unearned stock-based compensation of $59,000 and $25,000, respectively. EBITDA does not represent funds available for management's discretionary use and is not intended to represent cash flow from operations as measured under generally accepted accounting principles. EBITDA should not be considered as an alternative to net loss or net cash used in operating activities, but may be useful to investors as an indication of operating performance. This caption excludes components that are significant in understanding and assessing the results of operations and cash flows. In addition, EBITDA is not a term defined by generally accepted accounting principles and, as a result, Data Return's calculations of EBITDA may not be consistent with calculations of EBITDA used by others. However, Data Return believes that EBITDA is relevant and useful information that is often reported and widely used by analysts, investors and other interested parties in the advanced hosting industry. Accordingly, Data Return is disclosing this information to permit a more comprehensive analysis of its operating performance, as an additional meaningful measure of performance and liquidity and to provide additional information with respect to its ability to meet future working capital requirements.

Comparison of six-month periods ended September 30, 2001 and 2000

  Revenues

    Data Return's revenues increased $4,307,000 to $25,743,000 for the six-month period ended September 30, 2001 from $21,436,000 for the six-month period ended September 30,

2000. The increase is as a result of an increase in the number of customers and the growth in revenues from some existing customers. Dedicated hosting revenue and managed services fees increased $4,790,000 to $21,852,000, or 84.9% of revenue, for the six-month period ended September 30, 2001 from $17,062,000, or 79.6% of revenue, for the six-month period ended September 30, 2000. Shared hosting revenue decreased $264,000 to $1,274,000, or 4.9% of revenue, for the six-month period ended September 30, 2001 from $1,538,000, or 7.2% of revenue, for the six-month period ended September 30, 2000. These changes reflect Data Return's continued focus on its dedicated hosting and managed services product offerings. Set-up fees decreased $402,000 to $1,435,000, or 5.6% of revenue, for the six-month period ended September 30, 2001 from $1,837,000, or 8.6% of revenue, for the six-month period ended September 30, 2000, due to a decline in new customer orders.

  Cost of revenue

    Data Return's cost of revenue increased $4,461,000 to $24,997,000, or 97.1% of revenue, for the six-month period ended September 30, 2001 from $20,536,000, or 95.8% of revenue, for the six-month period ended September 30, 2000. The increase in cost of revenue was due primarily to increases in communication and bandwidth expenses, and increases in depreciation and amortization expenses offset by decreases in personnel and related costs and facilities related expenses. Communication and bandwidth expenses increased $3,466,000 to approximately $6,724,000 for the six-month period ended September 30, 2001 from $3,258,000 for the six-month period ended September 30, 2000. This was due to Data Return having purchased higher-performance bandwidth from more costly vendors to support Data Return's business activities and increased usage by its customers. Depreciation and amortization expenses increased approximately $2,841,000 to $7,850,000 for the six-month period ended September 30, 2001, as Data Return added approximately $15.3 million in computer and related equipment since September 30, 2000. Personnel and related expenses decreased approximately $1,467,000 to $8,581,000, or 33.3% of revenue, for the six-month period ended September 30, 2001 from $10,049,000, or 46.9% of revenue, for the six-month period ended September 30, 2000, as Data Return decreased its systems and customer support personnel to 158 at September 30, 2001 from 251 at September 30, 2000. Facilities expense decreased approximately $412,000 to $438,000 as Data Return terminated leases on office space due to the decrease in personnel.

  General and administrative

    General and administrative expense increased $1,219,000 to $11,205,000, or 43.5% of revenue, during the six-month period ended September 30, 2001 from $9,986,000, or 46.6% of revenue, during the six-month period ended September 30, 2000. The increase is primarily due to increases in bad debt expense, other taxes expense, depreciation and amortization expense, and facilities expense, offset by decreases in personnel and related expenses, and professional services expense. Bad debt expense increased $1,074,000 to $1,864,000 in the six-month period ended September 30, 2001 as many of Data Return's customers ceased operations or reduced or eliminated the website operations hosted by Data Return. Other taxes, which include primarily property tax, were $677,000 for the six-month period ended September 30, 2001. Depreciation and amortization expense increased $508,000 to $1,218,000 in the six-month period ended September 30, 2001, due to increased computer and office equipment necessary to support the growth of its business. Facilities expense increased $330,000 to $1,212,000 as a result of Data Return's move into a larger facility and the growth in the average number of general and administrative employees during the first quarter of fiscal 2001. Personnel and related expenses decreased $1,179,000 to $4,290,000, or 16.7% of revenue, for the six-month period ended September 30, 2001 from $5,469,000, or 25.5% of revenue, for the six-month period ended September 30, 2000 due to a decrease in the number of general and administrative personnel to 56 employees at September 30, 2001 from 138 employees at September 30, 2000. Professional services expense decreased $557,000 to $456,000 for the six-month period ended September 30, 2001 due to the completion of various projects and the reduction of contract employees.

  Marketing and sales

    Marketing and sales expense decreased $90,000 to $11,557,000, or 44.9% of revenue, during the six-month period ended September 30, 2001 from $11,647,000, or 54.3% of revenue, during the six-month period ended September 30, 2000. The decrease was due primarily to a decrease in marketing and sales personnel and related expenses, a decrease in sales commissions due to lower sales, and an increase in depreciation expenses. Personnel and related expenses, including sales commissions, decreased $631,000 to $6,803,000, or 26.4% of revenue, for the six-month period ended September 30, 2001 from $7,434,000, or 34.7% of revenue, for the six-month period ended September 30, 2000. Depreciation and amortization expenses increased $494,000 to $655,000 for the six-month period ended September 30, 2001 due to Data Return's move into a larger facility. Data Return decreased its marketing and sales personnel to 76 at September 30, 2001 from 90 at September 30, 2000.

  Product research and development

    Product research and development expense increased $449,000 to $2,334,000, or 9.1% of revenue, during the six-month period ended September 30, 2001 from $1,885,000, or 8.8% of revenue, during the six-month period ended September 30, 2000. The increase was due primarily to an increase in product research and development personnel and related expenses and depreciation and amortization expenses. Personnel and related expenses increased $292,000 to $1,865,000, or 7.2% of revenue, for the six-month period ended September 30, 2001 from $1,573,000, or 7.3% of revenue, for the six-month period ended September 30, 2000. Depreciation and amortization increased $64,000 to $136,000 for the six-month period ended September 30, 2001 from $72,000 for the six-month period ended September 30, 2000.

  Stock-based compensation

    Deferred stock compensation was recorded in connection with the grant of employee stock options below fair value in 1998 and 1999. Amortization of stock-based compensation totaled $74,000 for the six-month period ended September 30, 2001 and $125,000 for the six-month period ended September 30, 2000. The amortization of stock-based compensation is based on the vesting schedule of stock options held by Data Return's employees.

  Restructuring costs

    Restructuring costs totaled $3,534,000 during the six month ended September 30, 2001. The May 10, 2001 restructuring plan resulted in estimated costs associated with termination of leases and asset write-offs of $1,690,000 and severance costs of $501,000. The August 11, 2001 restructuring plan resulted in severance and benefit costs of $1,343,000.

    On May 10, 2001, Data Return initiated a restructuring plan intended to reduce its workforce and eliminate excess office space and furniture and fixtures at its headquarters. On May 11, 2001, Data Return reduced its workforce by 94 employees. Data Return renegotiated the lease for its headquarters facilities and anticipates that it will renegotiate certain excess furniture and fixtures leases. Data Return has also recorded a charge for the net book value of leasehold improvements related to the excess office space at its headquarters facilities. The reduction in workforce was a result of slower than anticipated growth and increased process and other operational efficiencies.

    On August 11, 2001, Data Return initiated a voluntary separation benefit program to reduce its workforce. 108 employees were approved for the program.

  Other income (expense)

    Other income (expense) consists primarily of interest income on Data Return's cash balances and investments in marketable securities and interest expense on its outstanding notes payable and capital lease obligations. Interest earned on Data Return's cash and cash equivalents decreased $1,760,000 to $555,000 for the six-month period ended September 30, 2001 from $2,315,000 for the six-month period ended September 30, 2000. This decrease was due primarily to having lower cash balances for investments as cash has been used to fund operating losses. During the six-month period ended September 30, 2001, interest expense increased $616,000 to $1,602,000 related primarily to equipment acquired under capital leases during the last four quarters.

  Income taxes

    No provision for federal income taxes has been recorded as Data Return has incurred net operating losses since its inception. Data Return have recorded a valuation allowance against all of its net deferred tax asset, which is primarily attributable to net operating loss carry forwards, due to uncertainty that it will generate sufficient taxable income during the carry forward period to realize the benefit of its net deferred tax asset.

  Cumulative effect of change in accounting principle

    Effective April 1, 2000, Data Return changed its method of accounting for set-up fees in accordance with SAB 101. Data Return recorded a cumulative effect adjustment of $1.6 million as of April 1, 2000 and amortized set-up fees into revenues during fiscal 2001. Set-up fees are now amortized over the longer of the length of the customer contract and the estimated life of the customer contract.

  Net loss

    Net loss increased $5,965,000 to $29,005,000 for the six-month period ended September 30, 2001 from $23,040,000 for the six-month period ended September 30, 2000. As more fully discussed above, the increased net loss is primarily attributable to increased expenses.

  EBITDA

    EBITDA, as defined above, decreased $936,000 to negative $17,322,000 for the six-month period ended September 30, 2001 from negative $16,386,000 for the six-month period ended

September 30, 2000. The decrease is primarily attributable to costs associated with anticipated growth partially offset by cost reduction efforts. Data Return expects to generate negative EBITDA for fiscal 2002. Costs associated with Data Return's personnel and Data Return's fixed commitments will continue to represent a large portion of its expenses during its anticipated expansion. EBITDA for the six-month periods ended September 30, 2001 and 2000 consists of loss from operations of $27,958,000 and $22,743,000 plus depreciation and amortization of $10,562,000 and $6,232,000 and amortization of unearned stock-based compensation of $74,000 and $125,000, respectively.

Comparison of fiscal 2001 and 2000

  Revenues

    Data Return's revenues increased $38,235,000 to $50,068,000 for fiscal 2001 from $11,833,000 for fiscal 2000. Dedicated hosting revenue increased $35,370,000 to $41,839,000, or 83.6% of revenue, for fiscal 2001 from $6,469,000, or 54.7% of revenue, for fiscal 2000. Shared hosting revenue increased $631,000 to $2,911,000, or 5.8% of revenue, for fiscal 2001 from $2,280,000, or 19.3% of revenue, for fiscal 2000. Set-up fees increased $1,072,000 to $3,722,000, or 7.4% of revenue, for fiscal 2001 from $2,650,000, or 22.4% of revenue, for fiscal 2000. Revenues from testing and other lab services were $352,000 during fiscal 2001 reflecting the opening of Data Return's scalability lab in September 2000. The increase was primarily due to the addition of new customers that generated higher average monthly revenues. Growth from some existing customer accounts also contributed.

  Cost of revenue

    Data Return's cost of revenue increased $36,167,000 to $45,444,000, or 90.8% of revenue, for fiscal 2001 from $9,277,000, or 78.4% of revenue, for fiscal 2000. The increase in cost of revenue was due primarily to increases in personnel and related costs, depreciation and amortization expenses, communication and bandwidth expenses, other hardware and software equipment costs, facilities and travel and professional services. Personnel and related expenses increased approximately $15,408,000 to $20,439,000, or 40.8% of revenue, for fiscal 2001 from $5,031,000, or 42.5% of revenue, for fiscal 2000, as Data Return increased its systems operations and customer support personnel to 237 at March 31, 2001 from 167 at March 31, 2000. Depreciation and amortization expenses increased approximately $10,574,000 to $12,250,000 for fiscal 2001, from $1,676,000 for fiscal 2000, as Data Return added approximately $23.5 million in computer and related equipment since March 31, 2000. Data Return's communication and bandwidth expenses increased $6,772,000 to approximately $8,107,000 for fiscal 2001 from $1,335,000 for fiscal 2000 to support its increased business activities. Other hardware and software equipment costs increased $1,194,000 to $1,695,000 for fiscal 2001 to support the growth in Data Return's business. Facilities costs increased $1,159,000 to $1,427,000 for fiscal 2001 due to a move into a larger facility in September 1999. Travel and professional services increased $207,000 and $309,000, to $291,000 and $404,000, respectively, for fiscal 2001.

  General and administrative

    General and administrative expense increased $15,843,000 to $23,418,000, or 46.8% of revenue, during fiscal 2001 from $7,575,000, or 64.0% of revenue, during fiscal 2000. The increase is primarily due to increases in personnel and related expenses, bad debt, depreciation, professional services, facilities, supplies, insurance, travel, tax expense and amortization of warrants granted to vendors. Personnel and related expenses increased $5,835,000 to $10,475,000, or 20.9% of revenue, for fiscal 2001 from $4,640,000, or 39.2% of revenue, for fiscal 2000. Data Return increased its number of employees in general and administrative functions to 117 employees at March 31, 2001 from 89 employees at March 31, 2000. Bad debt expense increased $3,020,000 to $3,547,000 as many of Data Return's customers, particularly Internet-based businesses, ceased operations or reduced or eliminated the web site operations hosted by Data Return. Depreciation expense increased $1,416,000 to $1,801,000 for fiscal 2001, which is a result of increased internal equipment necessary to support the growth of Data Return's business. Professional services fees increased approximately $1,057,000 to $1,556,000 for fiscal 2001 from $499,000 in the comparable period in 2000. Expenses for facilities, supplies, insurance and travel increased $1,852,000, $420,000, $353,000 and $74,000, to $2,298,000, $561,000, $568,000 and $518,000, respectively, for fiscal 2001 as a result of Data Return's move into a larger facility and to support the growth in general and administrative employees. Tax expense increased to $403,000 for fiscal 2001 due to franchise and other state and local taxes. Amortization costs related to the warrants Data Return issued to Microsoft in September 1999 and Sicola Martin in March 2000 increased $375,000 to $553,000 in fiscal 2001.

  Marketing and sales

    Marketing and sales expense increased $18,280,000 to $24,492,000, or 48.9% of revenue, during fiscal 2001 from $6,212,000, or 52.5% of revenue, during fiscal 2000. The increase was due primarily to an increase in marketing and sales personnel and related expenses, advertising costs, including agency fees, promotional items, printing and trade shows, travel, depreciation, and facilities expenses. Personnel and related expenses increased $10,168,000 to $14,715,000, or 29.4% of revenue, for fiscal 2001 from $4,547,000, or 38.4% of revenue, for fiscal 2000. Advertising costs increased $5,232,000 to $6,078,000 for fiscal 2001 from $846,000 for fiscal 2000. Costs in this category include expenses for advertising, promotional items, printing, trade shows, and fees paid to advertising, public relations and other creative agencies. Travel expenses increased $1,423,000 to $1,685,000 for fiscal 2001 as a result of the growth in the marketing and sales personnel. Depreciation and facilities expenses increased $732,000 and $657,000, to $732,000 and $781,000, respectively, for fiscal 2001 due to Data Return's move into a larger facility. Data Return increased its marketing and sales personnel to 114 at March 31, 2001 from 52 at March 31, 2000.

  Product research and development

    Product research and development expense increased $4,230,000 to $4,778,000, or 9.5% of revenue, during fiscal 2001 from $548,000, or 4.6% of revenue, during fiscal 2000. The increase was due primarily to an increase in product research and development personnel and related expenses, facilities, depreciation and travel expenses. Personnel and related expenses increased $3,379,000 to $3,860,000, or 7.7% of revenue, for fiscal 2001 from $481,000, or 4.1% of revenue, for fiscal 2000. Data Return increased its number of employees in product research and development to 63 at March 31, 2001 from 17 at March 31, 2000. Facilities, depreciation and travel expenses increased $327,000, $178,000 and $87,000 to $346,000, $180,000 and $127,000, respectively, for fiscal 2001 as a result of Data Return's move into a larger facility and the increase in the number of product research and development employees.

  Stock-based compensation

    Deferred stock compensation was recorded in connection with the grant of employee options below fair value in 1998 and 1999. Amortization of stock-based compensation totaled $171,000 for fiscal 2001 and $1,779,000 for fiscal 2000. The amortization of stock-based compensation is based on the vesting schedule of options held by Data Return's employees.

  Other income (expense)

    Other income (expense) consists primarily of interest income on Data Return's cash balances and investments in marketable securities and interest expense on its outstanding notes payable and capital lease obligations. Interest earned on Data Return's cash and cash equivalents increased $1,558,000 to $3,749,000 for fiscal 2001 from $2,191,000 for fiscal 2000. This increase was due primarily to the closing of Data Return's initial public offering in October 1999, which resulted in higher cash balances available for investment for the majority of fiscal 2001. During fiscal 2001, interest expense increased $2,345,000 to $2,666,000 related primarily to equipment acquired under capital leases during the previous four quarters.

  Income taxes

    No provision for federal income taxes has been recorded as Data Return has incurred net operating losses since its inception. Data Return has recorded a full valuation allowance against its net deferred tax asset, which is primarily attributable to net operating loss carry forwards, due to uncertainty that Data Return will generate sufficient taxable income during the carry forward period to realize the benefit of its net deferred tax asset.

  Cumulative effect of change in accounting principle

    Effective April 1, 2000, Data Return changed its method of accounting for set-up fees in accordance with SAB 101. The net effect on fiscal 2001 of the change in accounting principle was to reduce Data Return's net loss by $408,000. Data Return recognized set-up revenues of $3.7 million under the new method of revenue recognition, including the $1.6 million cumulative adjustment that was recorded as of April 1, 2000 and amortized into income in fiscal 2001. Data Return would have recognized $3.3 million in set-up revenue under the prior method. With the adoption of SAB 101, there was no impact on Data Return's operations or cash flow. See "— Recent Accounting Pronouncements" for a description of Data Return's adoption and the effect of SAB 101.

  Net loss

    Net loss increased to $48,778,000 for fiscal 2001 from $11,688,000 for fiscal 2000. As more fully discussed above, the increased net loss is primarily attributable to increased costs as Data Return continued to build its business for anticipated growth.

  EBITDA

    EBITDA, as defined above, decreased $23,012,000 to negative $32,548,000 for fiscal 2001 from negative $9,565,000 for fiscal 2000. The decrease is primarily attributable to costs associated with Data Return's growth strategy. EBITDA for fiscal 2001 and 2000 consists of losses from operations of $48,235,000 and $13,558,000 plus depreciation and amortization of

$15,516,000 and $2,214,000 plus amortization of unearned stock-based compensation of $171,000 and $1,779,000, respectively.

Comparison of fiscal 2000 and 1999

  Revenues

    Data Return's revenues increased $9,944,000 to $11,833,000 for fiscal 2000 from $1,889,000 for fiscal 1999. Dedicated hosting revenue increased $5,840,000 to $6,469,000, or 54.7% of revenue, for fiscal 2000 from $629,000, or 33.3% of revenue, for fiscal 1999. Shared hosting revenue increased $1,343,000 to $2,280,000, or 19.3% of revenue, for fiscal 2000 from $937,000, or 49.6% of revenue, for fiscal 1999. Set-up fees increased $2,384,000 to $2,650,000, or 22.4% of revenue, for fiscal 2000 from $266,000, or 14.1% of revenue, for fiscal 1999. The increase was primarily due to the addition of new customers that generated higher average monthly revenues. Organic growth from some existing customer accounts also contributed.

  Cost of revenue

    Data Return's cost of revenue increased $8,172,000 to $9,277,000, or 78.4% of revenue, for fiscal 2000 from $1,105,000, or 58.5% of revenue, for fiscal 1999. The increase in cost of revenue was due primarily to increases in personnel and related costs, including employee recruiting fees, depreciation, bandwidth, other hardware and software equipment costs, facilities, travel and professional services. The increase as a percent of revenue was partially attributable to Data Return incurring these costs in advance of revenues. Personnel and related expenses increased approximately $4,489,000 to $5,031,000, or 42.5% of revenue, for fiscal 2000 from $542,000, or 28.7% of revenue, for fiscal 1999, as Data Return increased its systems and customer support personnel to 167 at March 31, 2000 from 19 at March 31, 1999. Depreciation expense increased approximately $1,587,000 to $1,676,000 for fiscal 2000 as Data Return added approximately $23.2 million in computer and related equipment since March 31, 1999. Data Return's broadband services expenses increased $994,000 to approximately $1,335,000 for fiscal 2000 from $342,000 for fiscal 1999, to support its increased business activities. Other hardware and software equipment costs increased $439,000 to $501,000 for fiscal 2000 to support the growth in Data Return's business. Facilities expense increased $268,000 during fiscal 2000 as a result of its move into a larger facility and the growth in employees and as a result of the addition of a customer build center. Travel and professional services increased $84,000 and $95,000, respectively, for fiscal 2000 reflecting the increased geographic dispersion of Data Return's customer base.

  General and administrative

    General and administrative expense increased $6,514,000 to $7,575,000, or 64.0% of revenue, during fiscal 2000 from $1,061,000, or 56.2% of revenue, during fiscal 1999. The increase is primarily due to increases in personnel and related expenses, including employee recruiting fees, travel, professional services, depreciation, amortization of warrant, facilities, supplies, insurance and bad debt. Personnel and related expenses increased $4,012,000 to $4,640,000, or 39.2% of revenue, for fiscal 2000 from $628,000, or 33.3% of revenue, for fiscal 1999. Data Return increased its number of employees in general and administrative functions to 89 employees at March 31, 2000 from eight employees at March 31, 1999. Travel expenses increased approximately $400,000 to $444,000, or 3.8% of revenue, for fiscal 2000 from $44,000, or 2.4% of revenue, for fiscal 1999. Professional services fees increased approximately

$414,000 to $499,000 for fiscal 2000 from $85,000 in the comparable period in 1999. Depreciation expense increased $344,000 in fiscal 2000, which is a result of increased internal equipment necessary to support the growth of Data Return's business. Amortization of product development costs related to the warrant Data Return issued to Microsoft in September 1999 increased $178,000. Facilities, supplies, and insurance expense increased $338,000, $136,000 and $208,000, respectively, as a result of Data Return's move into a larger facility and the growth in general and administrative employees. Bad debt expense increased $493,000.

  Marketing and sales

    Marketing and sales expense increased $5,549,000 to $6,212,000, or 52.5% of revenue, during fiscal 2000 from $663,000, or 35.1% of revenue, during fiscal 1999. The increase was due primarily to an increase in marketing and sales personnel and related expenses, including employee recruiting fees and advertising costs. Personnel and related expenses increased $4,176,000 to $4,547,000, or 38.4% of revenue, for fiscal 2000 from $370,000, or 19.6% of revenue, for fiscal 1999. Advertising costs increased $549,000 to $846,000 for fiscal 2000 from $296,000 for fiscal 1999. Data Return increased its marketing and sales personnel to 52 at March 31, 2000 from six at March 31, 1999.

  Product research and development

    Product research and development expense increased $546,000 to $548,000, or 4.6% of revenue, during fiscal 2000 from $2,000, or .1% of revenue, during fiscal 1999. The increase was due primarily to an increase in product research and development personnel and related expenses, facilities costs, depreciation and travel expenses. Personnel and related expenses increased $479,000 to $481,000, or 4.1% of revenue, for fiscal 2000 from $2,000, or .1% of revenue, for fiscal 1999. Data Return increased its number of employees in product research and development to 17 at March 31, 2000 from 1 at March 31, 1999. Facilities costs, depreciation and travel expenses increased $19,000, $2,000, and $40,000, respectively, as a result of Data Return's move into a larger facility and the increase in the number of product research and development employees.

  Stock-based compensation

    Deferred stock compensation was recorded in connection with the grant of employee stock options below fair value. Amortization of stock-based compensation totaled $1,779,000 for fiscal 2000 and $349,000 for fiscal 1999. The amortization of stock-based compensation is based on the vesting schedule of stock options held by Data Return's employees. Stock based compensation in fiscal 2000 includes the effect of options whose vesting was accelerated to the date of Data Return's initial public offering, which closed in November 1999.

  Other income (expense)

    Other income (expense) consists primarily of interest income on Data Return's cash balances and interest expense on its outstanding notes payable and capital lease obligations. Interest earned on its cash and cash equivalents increased $2,171,000 to $2,191,000 for fiscal 2000 from $20,000 for fiscal 1999. This increase was due primarily to the closing of Data Return's initial public offering in October 1999, which resulted in larger cash balances available for investment. During fiscal 2000, Data Return increased interest expense $308,000 to $321,000 related primarily to equipment capital leases entered into in the third and fourth quarter of fiscal 2000.

  Income taxes

    No provision for federal income taxes has been recorded as Data Return has incurred net operating losses since its inception. Data Return has recorded a valuation allowance against all of its net deferred tax asset, which is primarily attributable to net operating loss carry forwards, due to uncertainty that it will generate sufficient taxable income during the carry forward period to realize the benefit of its net deferred tax asset.

  Net loss

    Net loss increased $10,404,000 to $11,688,000 for fiscal 2000 from $1,284,000 for fiscal 1999. As more fully discussed above, the increased net loss is primarily attributable to increased costs as Data Return continued to build its business for anticipated growth.

  EBITDA

    EBITDA, as defined above, decreased $8,723,000 to negative $9,565,000 for fiscal 2000 from negative $813,000 for fiscal 1999. The decrease is primarily attributable to costs associated with Data Return's growth strategy. EBITDA consisted of losses from operations of $13,558,0000 and $1,291,000 plus depreciation and amortization of $2,214,000 and $129,000 plus amortization of unearned stock-based compensation of $1,779,000 and $349,000 for fiscal 2000 and 1999, respectively.

Liquidity and Capital Resources

    Data Return has historically financed its operations primarily through sales of equity securities and capital leases. Since its inception, Data Return has raised $15.9 million through private placements of its common stock. In November 1999, Data Return raised $85.9 million in net proceeds from its initial public offering. As of October 31, 2001, Data Return had cash and cash equivalents of $8.9 million.

    Net cash used in Data Return's operating activities for the six-month period ended September 30, 2001 was $15.4 million. The net cash used in operations was comprised primarily of working capital requirements and Data Return's net loss, net of depreciation and amortization. Net cash provided by investing activities was $22.2 million for the six-month period ended September 30, 2001 and consisted of the sale of marketable debt securities of $25.4 million and purchases of property and equipment of approximately $2.6 million. Data Return's purchases of property and equipment consisted primarily of equipment to provide services to its customers. Data Return acquired $3.1 million in computer and related equipment under capital leases for the six-month period ended September 30, 2001. Net cash used in financing activities was approximately $4.7 million for the six-month period ended September 30, 2001 and consisted primarily of principal payments on Data Return's notes payable and capital leases.

    Total borrowings under Data Return's notes payable and capital lease obligations as of September 30, 2001 were approximately $29.4 million.

    In December 1999 Data Return entered into a revolving credit facility with Bank One, Texas, N.A. This $2.0 million credit facility matured on July 31, 2001, and Data Return did not renew it. Data Return did not borrow any amounts under the facility.

    Under Data Return's agreement with Level 3, Data Return is required to purchase at least an additional $7.6 million of bandwidth and colocation services over the next three years. Data Return's quarterly commitment was $300,000 per quarter through July 2001, is $400,000 per quarter through July 2002 and is $600,000 per quarter during the next 12 months and $1.0 million per quarter during the final 12 months of the agreement.

    During the quarter ended September 30, 2001, Data Return began to implement a cost savings plan with an objective of becoming substantially cash flow breakeven at current revenue levels by reducing cash outflows. As part of this plan, Data Return reduced its real estate lease expenses by $193,000 per month, personnel expenses by $961,000 per month and discretionary expenses by $296,000 per month. Data Return expects to begin to realize the full effect of these costs savings during the quarter ending December 31, 2001. Data Return expected to negotiate a reduction of its other fixed operating expenses (including capital leases). As a result, it was not making its lease payments, or was making partial lease payments, under these leases and was in default under these leases at September 30, 2001. Because the restructuring of these leases would likely have impacted its capital structure, Data Return did not negotiate the restructuring while it was engaged in the negotiations that resulted in the execution of the merger agreement.

    In connection with the execution of the merger agreement, Data Return entered into a credit agreement with divine on November 1, 2001 pursuant to which divine has agreed to make available to Data Return interim financing of up to a maximum of $12.8 million. Outstanding balances bear interest at 10%. The facility is secured by all of Data Return's assets other than certain assets that are already encumbered or cannot be pledged. The credit facility contains standard events of default and other covenants. Data Return received its first advance, in the amount of $4.3 million, on November 5, 2001, and its second advance, in the amount of $2.75 million, on November 19, 2001, and plans to use a substantial portion of such amounts to make past-due payments to its capital lease vendors. Data Return currently expects that its cash and investment balances available at September 30, 2001 and the amounts available to it under the credit agreement should be sufficient to meet its working capital and capital expenditure requirements at least through the end of its current fiscal year (March 31, 2002). However, Data Return's ability to access the remaining amounts is subject to its meeting certain financial covenants and other conditions. In addition, under certain circumstances, divine would be entitled to either restrict Data Return's borrowing ability or declare the entire unpaid balance due, or both. Data Return expects the merger agreement to close in January 2002, subject to regulatory and shareholder approval.

    If the merger agreement is terminated, in addition to funding Data Return's ongoing expenses, Data Return could be required to repay outstanding amounts under the credit agreement and, under certain circumstances, termination fees and expenses totaling $2.2 million. If divine terminates the merger agreement because Data Return has breached a covenant or agreement or a representation or warranty, or its board of directors withdraws its recommendation of the merger or takes certain actions with respect to another acquisition proposal, Data Return would be required to repay all outstanding amounts within 90 days after the termination date. If Data Return terminates the merger agreement because divine's stock price closes for 10 consecutive trading days below $0.329, Data Return would be required to repay all outstanding amounts within 180 days after the termination date. If Data Return terminates the merger agreement because divine has breached a covenant or agreement or representation or warranty or divine's board of directors withdraws its recommendation of the merger, all outstanding amounts convert to Data Return common shares at $0.94 per share. If Data Return is required to repay outstanding loans from divine and some or all of the other expenses as a result of the termination of the merger agreement, Data Return would be required to raise a significant amount of capital and the covenants in the credit agreement with divine prohibit us from raising additional capital or incurring additional debt without repaying divine in full. As a result, it is likely that, if the merger agreement is terminated and the outstanding loans did not convert to equity, Data Return would not be able to continue as a going concern unless it were able to raise this additional capital quickly. In any event, Data Return would be required to significantly curtail its operations to allow it to continue to operate while it attempted to secure additional sources of capital. If Data Return requires additional financing for any reason, there can be no assurance that such additional financing will be available to it on acceptable terms, or at all. Further, if Data Return raises additional funds through the issuance of additional equity securities, the percentage ownership of Data Return's shareholders would be substantially diluted. Any new equity securities may have rights, preferences or privileges senior to those of the Data Return common shares.

Risk Factors

    In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, including the section entitled "Risk Factors" beginning on page 26, you should also consider the following risks associated with owning Data Return common shares. The risks and uncertainties described below are not the only risks Data Return faces. Additional risks and uncertainties not presently known to Data Return, or that are currently deemed immaterial may also impair its business operations. If any of the following risks actually occur, Data Return's financial condition and operating results could be materially adversely affected.

Data Return's business and stock price may be adversely affected if the merger with divine is not completed.

    If the merger with divine is not completed, Data Return could be subject to a number of risks that may adversely affect its business and stock price. First, Data Return would not realize the strategic benefits of the enhanced financial and competitive position it expects to realize from being part of a combined company with divine. Second, the diversion of its management's attention from the day to day business and the disruption to its employees and its relationships with customers as a result of efforts and uncertainties relating to the anticipated merger may detract from its ability to grow revenues and minimize costs. Third, under certain circumstances Data Return could be required to pay divine a termination fee equal to $1,700,000 and up to $500,000 of its transaction related expenses, as well as its own transaction expenses and up to $12.8 million that Data Return may, under certain circumstances, borrow from divine under its credit facility with divine.

If the merger agreement is terminated and the outstanding loans under the credit agreement with divine become payable, Data Return may not be able to raise enough capital to repay the loans, which could result in its inability to continue as a going concern.

    If the merger agreement is terminated, in addition to funding its ongoing expenses, Data Return would be required to repay outstanding amounts under the credit agreement and, under certain circumstances, termination and other fees and expenses totaling $2.2 million. If divine terminates the merger agreement because Data Return has breached a covenant or agreement or representation or warranty or its board of directors withdraws its recommendation of the merger or takes certain actions with respect to another acquisition proposal, Data Return would be required to repay all outstanding amounts within 90 days after the termination date. If Data Return terminates the merger agreement because divine's stock price closes for ten consecutive trading days below $0.329, it would be required to repay all outstanding amounts within 180 days after the termination date. If Data Return is required to repay outstanding loans from divine or some or all of the other expenses as a result of the termination of the merger agreement, it would be required to raise a significant amount of capital and the covenants in the credit agreement with divine prohibit Data Return from raising additional capital or incurring additional debt without repaying divine in full. As a result, it is likely that, if the merger agreement is terminated and the outstanding loan balance is not converted into equity, Data Return would not be able to continue as a going concern unless it were able to raise this additional capital quickly. In any event, Data Return would be required to significantly curtail its operations to allow it to continue to operate while attempting to secure additional sources of capital. If Data Return requires additional financing for any reason, there can be no assurance that such additional financing will be available on acceptable terms, or at all. Further, if Data Return raises additional funds through the issuance of additional equity securities, the percentage ownership of its shareholders would be substantially diluted. Any new equity securities may have rights, preferences or privileges senior to those of Data Return's common shares.

Data Return has a history of substantial losses, and it anticipates continuing losses.

    Data Return has experienced operating losses and negative cash flows from operations in each quarterly and annual period since incorporating in 1997. It experienced net losses of approximately $12.8 million, or negative 105% of revenues, for the quarter ended September 30, 2001. As of September 30, 2001, Data Return had an accumulated deficit of approximately $90.9 million. It is required to purchase an additional $800,000 of colocation and bandwidth services from Level 3 during the fiscal 2002. Data Return expects to incur operating losses for at least the next fiscal year. Data Return cannot assure you that it will ever be profitable on a quarterly or annual basis or that, if it achieves profitability, it will be sustainable.

Data Return's business and prospects are difficult to evaluate because it has a limited operating history and its business model is still evolving.

    It is difficult to evaluate Data Return's business operations and prospects because of its limited operating history and the pace of change in its business. Data Return was incorporated in August 1997 and commenced operations in September of that year with a focus on hosting services, and its business model is still new and evolving. The revenue and income potential of Data Return's business is unproven. Its limited operating history and the relative newness of the industry in which it operates makes predicting future results difficult. Data Return may not be able to successfully implement its business plan or adapt it to changes in the market. If Data Return is not able to do so, its business, results of operations and financial condition will be adversely affected.

Data Return's quarterly and annual results may fluctuate, resulting in fluctuations in the price of Data Return common shares.

    Data Return's operating results may fluctuate significantly in the future on a quarterly and annual basis. Because of these fluctuations, comparisons of Data Return's operating results from period to period are not necessarily meaningful and should not be relied upon as an indicator of future performance. Data Return expects to experience significant fluctuations as a result of a variety of factors, many of which are outside of its control. The following factors could affect Data Return's operating results:

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    demand for Data Return's services;

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    size and timing of customer installations and related payments;

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    reliable services and network availability;

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    ability and costs associated with increasing network and data center capacity;

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    fluctuations in data and voice communications costs;

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    fluctuations in hardware and software costs;

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    timing and magnitude of capital expenditures and other expenses;

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    costs relating to operations;

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    customer retention and satisfaction;

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    introduction by third parties, including Data Return's competitors, of new products and services;

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    termination or reduction of services by customers, including terminations by customers that do not have sufficient funding to continue their operations, either at all or at the level contemplated by Data Return's agreements with them;

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    customer discounts and credits;

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    timing and success of marketing efforts and service introductions by Data Return;

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    changes in Data Return's pricing policies or those of its competitors;

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    retention of Data Return's key personnel; and

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    economic conditions specific to the hosting industry, as well as general economic conditions.

A portion of Data Return's operating costs are fixed. If Data Return's revenues do not exceed its costs, Data Return's operating results will suffer.

    A portion of Data Return's operating costs are fixed at certain minimum levels, including its expenses for data center capacity, depreciation, interest, hardware lease payments, minimum bandwidth charges, real estate lease payments and personnel. Therefore, its results of operations are particularly sensitive to fluctuations in revenue. Data Return will have to pay these fixed costs regardless of its revenues and its results of operations and financial condition would be adversely affected, if Data Return's revenues are not at the level it expect. Furthermore, many of Data Return's customers are relatively new business, or Internet-focused business initiatives of more established companies, and these businesses or initiatives may have negative cash flows or may not be successful, or both. As a result, Data Return may not be able to collect revenues for the services it provides on a timely basis or at all.

    For these and other reasons, in future periods Data Return's operating results may fall below the expectations of securities analysts or investors, which could result in widely varying share prices and negatively affect the market price of Data Return common shares.

Data Return and certain of its officers and directors are parties to a securities class action lawsuit that may be costly to defend and the outcome of which is uncertain and may harm its business.

    Data Return and certain of its officers and directors are named as defendants in a class action lawsuit filed on behalf of all persons and entities who acquired Data Return common shares between October 27, 1999 and December 6, 2000 pursuant or traceable to Data Return's Registration Statement and Prospectus dated October 27, 1999. The complaint alleges violations of Sections 11, 12(a)(2) and 15 of the Securities Act and Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder. Any resolution of this lawsuit in a manner adverse to Data Return could have a material adverse effect on its business, financial condition and results of operations. In addition, the costs to Data Return of defending this litigation, even if resolved in Data Return's favor, could be substantial. This lawsuit could also substantially divert the attention of Data Return's management and resources in general. Uncertainties resulting from the initiation and continuation of this litigation could harm Data Return's ability to compete in the marketplace.

Data Return's customer base includes a significant number of businesses that currently face increasing difficulty in obtaining funding to support their operations.

    Many of Data Return's customers are businesses, including Internet-based businesses, that have traditionally been initially funded by venture capital firms and then through public securities offerings. Funding alternatives for these businesses have become more limited than in the past. The unproven business models of many of Data Return's customers and the uncertain economic climate make their continued viability uncertain. Many of these customers have ceased or reduced their operations, and it has become increasingly difficult for Data Return to collect its accounts receivable from these businesses. If the market for technology and Internet-based businesses is not supported by the private and public investors who have funded these customers or if their business models prove to be unsuccessful, Data Return faces the risk that these customers may cease, curtail or limit web site operations hosted by Data Return. If this continues to occur, Data Return would likely experience a loss of revenue associated with these customers and will then have to increase sales to other businesses in order to preserve and grow its revenue. If Data Return is successful in increasing sales to other businesses, it will incur the expenses associated with these new customers, such as sales and marketing expenses, including commissions, and implementation costs. As a result, to preserve and grow its revenue, Data Return will have to increase sales by substantially more than the amount of lost revenue.

Because Data Return operates in a new and evolving market with uncertain prospects for growth, it may be unable to sustain growth in Data Return's customer base and its operating results may suffer.

    Data Return's market is new and rapidly evolving. Growth in demand for and acceptance of advanced hosting services is highly uncertain. Businesses may not be aware of the potential benefits of outsourcing or may find it less expensive, more secure or otherwise preferable to host their web sites internally. Internet technologies, such as e-commerce applications, which require advanced hosting, may not grow as rapidly as Data Return expects. Data Return currently incurs costs that are greater than its revenues. If Data Return cannot grow and retain its customer base, it will not be able to offset its fixed and operating costs. Data Return's future growth, if any, will depend on businesses outsourcing the management of their Internet and other applications and its ability to sell its services to these businesses in a cost-effective manner to a sufficient number of these businesses. If the market for advanced hosting services fails to grow or grows more slowly than anticipated or if Data Return is unable to respond effectively to changes in this market, Data Return's business, operating results and financial condition will be adversely affected. Growth in the demand for Data Return's products and services may be inhibited, and Data Return may be unable to sustain growth in its customer base for a number of reasons, including:

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    Data Return's inability to market its products and services in a cost-effective manner to new customers;

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    the inability of customers to differentiate the products and services Data Return offers from those of its competitors;

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    Data Return's inability to strengthen awareness of its brand; and

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    reliability, quality or compatibility problems with Data Return's services.

Data Return relies on its strategic relationship with Level 3, and if this relationship is terminated or deteriorates Data Return's business may suffer.

    In July 1999, Data Return entered into a strategic relationship with Level 3. Level 3 is a communications and information services company that is building an advanced facilities-based communications network through which it provides colocation, Internet connectivity and other services. As part of its relationship, Data Return has committed to purchase a fixed amount of services from Level 3, including, among other things, bandwidth, colocation space, and installation and maintenance services, over the next three years. Data Return will incur these expenses regardless of its revenues or, in some circumstances, if the agreement is terminated. Data Return has also agreed that if Level 3 is capable of providing the services Data Return requests, and if those services are substantially similar to other services that Data Return purchases, Data Return will purchase 90% of these services from Level 3 through June 2004. Data Return is required to purchase these services from Level 3 even if these services are available at lower prices from alternative vendors. Data Return routes the network traffic of its customers through multiple backbone providers to increase network performance. To enable it to do this, Data Return obtains Internet connectivity through a number of providers, and Level 3 may not be able to provide all of the connectivity services that Data Return requires. As a result, Data Return may purchase less than the applicable percentages of these services from Level 3.

    Data Return also currently relies on Level 3 to provide substantially all of the data center capacity that Data Return needs to provide its hosting services, and in the future Data Return may be required to purchase most of its data center capacity from Level 3. Further, Level 3 may provide personnel at these data centers to install equipment and assist with support as necessary for Data Return to deliver service in these facilities. If Level 3 fails to provide this data center capacity or perform these services in a timely or effective manner, or at all, Data Return would be required to make alternate arrangements. If demand for colocation space increases, Level 3 may not be able or willing to provide the data center capacity Data Return requires to deliver its services. If Data Return's relationship with Level 3 is terminated or if Level 3 does not provide the data center capacity that Data Return needs, or provide it on acceptable terms, Data Return would be required to seek arrangements with other data center providers or construct its own data centers. Data Return cannot be certain that alternate data center capacity will be available on commercially reasonable terms or at all. Data Return currently relies, and for the foreseeable future will continue to rely, on Level 3 to provide a substantial part of its bandwidth and other networking services. If Data Return were not able to obtain these services from Level 3, it would be required to seek arrangements with other providers of these services, and Data Return cannot be certain that alternate services will be available on commercially reasonable terms or at all.

Data Return's success depends on Microsoft's continued success, and the loss or deterioration of Data Return's relationship with Microsoft could harm its business and have an adverse impact on its revenues.

    Data Return focuses on advanced hosting services for Microsoft-based Internet technologies. If these technologies are not widely used building blocks for advanced Internet sites in the future, the demand for Data Return's services would decrease and Data Return's business would be adversely affected. The final outcome of the antitrust case against Microsoft is uncertain, but the outcome could cause the acceptance of Microsoft products to decrease. Except for Data Return's relationship with Microsoft as a customer, and under the Development, License, and Co-Marketing Agreement, Data Return's relationship with Microsoft is generally informal. Data Return believes this relationship provides it with access to developments in Microsoft products before they are generally available, which allows Data Return to maintain and enhance its technical expertise. If Data Return's relationship with Microsoft deteriorates or if it loses some of the status or privileges it currently enjoys, Data Return's technical expertise could be adversely affected. Data Return's ability to market its services as a provider of advanced hosting services for Microsoft-based Internet technologies would also be adversely affected if Microsoft does not continue to confer certifications and designations on Data Return, or changes its current certifications and designations. Data Return does not have a written agreement with Microsoft relating to all of these certifications or designations. Some of Data Return's competitors also have received these certifications and designations. Microsoft generally confers these certifications unilaterally and in its sole discretion and could change them at any time. Data Return cannot be certain that it will continue to enjoy them.

Data Return operates in an extremely competitive market, and its business would suffer if it is unable to compete effectively.

    The market for hosting and Internet services is highly competitive. There are few substantial barriers to entry to keep new competitors from entering this market. Data Return expects that it will face additional competition from existing competitors and new market entrants in the future. Many companies, including many large, established companies, have announced that they will begin to provide or plan to greatly expand their service offerings that are competitive with Data Return's. These companies and many of Data Return's other competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than Data Return does. As a result, some of these competitors may be able to:

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    develop and expand their network infrastructures and service offerings more rapidly;

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    adapt to new or emerging technologies and changes in customer requirements more quickly;

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    take advantage of acquisition and other opportunities more readily;

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    devote greater resources to the marketing and sales of their services; and

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    adopt more aggressive pricing policies.

    In addition, some of Data Return's competitors have entered and will likely continue to enter into joint ventures or other arrangements to provide additional services competitive with those provided by Data Return. The market in which Data Return competes has experienced consolidation, and Data Return believes that it is likely to continue to experience consolidation in the future, which could result in increased competition on price and other factors that could adversely affect Data Return's business.

    Some of Data Return's competitors may be able to provide their customers with additional benefits in connection with their Internet system and network management solutions, including reduced communications costs, which could reduce the overall costs of their services relative to Data Return's. Data Return may not be able to offset the effects of any price reductions. In addition, Data Return believes its market is likely to experience further consolidation in the near future, which could result in increased competition, including price competition.

    In an effort to gain market share, some of Data Return's competitors have offered incentives not matched by Data Return. In addition, some of Data Return's competitors may be able to provide customers with additional benefits that could reduce the overall costs of their services relative to Data Return's. Data Return may not be able to reduce the pricing of its services or offer incentives in response to the actions of its competitors without an adverse impact on its business.

If Data Return is unable to expand its network infrastructure when needed, it could lose customers and its operating results could suffer.

    Data Return may have to expand and adapt its network infrastructure to accommodate its customers' requirements, the amount of information they wish to transmit and their changing requirements. Data Return faces risks related to its network's ability to be scaled to meet these requirements while maintaining acceptable performance levels. The continued expansion and adaptation of its networking and hosting infrastructure will continue to require substantial financial, operational and management resources as Data Return negotiates bandwidth capacity with existing and other network infrastructure suppliers. If Data Return is required to expand its network significantly and rapidly due to increased usage, additional stress will be placed upon Data Return's network hardware, traffic management systems and hosting facilities as well as its financial, operational and management resources. The ability of Data Return's network to support a substantially larger number of customers at high transmission speeds is unknown. Furthermore, it may be difficult for Data Return to increase quickly its network capacity in light of current lead times to purchase circuits and other critical items. If the network providers upon which Data Return rely fail to provide reliability, capacity and performance for its network, Data Return could lose customers and its operating results could suffer.

If the networks through which Data Return delivers services do not have sufficient capacity, reliability or security, Data Return could lose customers and its business would suffer.

    Data Return's success partly depends upon the capacity, reliability and security of its network infrastructure, including the capacity leased from its network suppliers. Data Return's network currently delivers service through Level 3, InterNap, AT&T, GTE, Netcom/Mindspring, PSINet, Qwest, Verio, MCI WorldCom, Inc., including UUNET Technologies, Inc., Sprint Corporation, Digex Incorporated, Cable & Wireless plc and SAVVIS Communications Enterprises, LLC. Some of these suppliers are also Data Return's competitors. In the future, Data Return will be required to purchase most of its network capacity from Level 3 to the extent that it provides capacity that is substantially similar to the capacity of other providers. Data Return depends on these companies to provide uninterrupted and error-free service through their telecommunications networks. If Data Return's customers' usage of telecommunications capacity increases, Data Return will need to make additional investments in its infrastructure to maintain adequate data transmission speeds, the availability of which may be limited or the cost of which may be significant. Data Return monitors all network links to prevent their being utilized in excess of their recommended capacity. If Data Return's customers' usage increases and capacity is not available to Data Return, Data Return's network may not be able to achieve or maintain sufficiently high data transmission capacity, reliability or performance. In addition, Data Return's business would suffer if its network suppliers increased the prices for their services and Data Return were unable to pass along any increased costs to its customers. Any failure on Data Return's part or the part of its third-party suppliers to achieve or maintain high data transmission capacity, reliability or performance could significantly reduce customer demand for Data Return's services and damage its business.

Increased costs associated with Data Return's private transit Internet connections could result in the loss of customers or significant increases in operating costs.

    Data Return's private transit Internet connections are more costly than other arrangements commonly utilized to move Internet traffic. If providers increase the pricing associated with utilizing their bandwidth, Data Return may be required to identify alternative methods to distribute its customers' digital content. Data Return can make no assurances that its customers will continue to be willing to pay the higher costs associated with direct private transit or that it could effectively move to another network approach. If Data Return is unable to access alternative networks to distribute its customers' digital content on a cost-effective basis or to pass any additional costs on to its customers, its operating costs would increase significantly.

Data Return may not be able to deliver its services and its business may suffer if its third-party suppliers do not provide Data Return with key components of its network infrastructure.

    Data Return depends on other companies to supply key components of its network infrastructure. Any failure to obtain needed products or services in a timely fashion or at an acceptable cost could adversely affect Data Return's business. Data Return buys servers, routers and switches on an as-needed basis and therefore does not carry significant inventories of them. Data Return also has no guaranteed supply arrangements with its vendors. Data Return currently only uses servers from Compaq and relies on Compaq to provide it with access to Compaq technical personnel. In July 1999, Data Return entered into an agreement with Compaq under which Data Return agreed during the immediately following three years to purchase from Compaq the lesser of 2,000 servers or the number of servers reasonably necessary to adequately operate Data Return's business consistent with its business plan. Through September 30, 2001, Data Return had purchased approximately 1,965 servers from Compaq under this agreement. Data Return's requirement to purchase these servers is contingent upon Compaq providing financing for the servers on competitive terms, upon the price, performance and quality of the Compaq servers being reasonably satisfactory to Data Return and upon Compaq's commitment to deliver these servers on the schedule Data Return requests. In addition, Data Return relies on Cisco Systems, Inc. and others to supply equipment critical to Data Return's network, but Data Return does not have a supply agreement with any of them. If this equipment were to become unavailable on terms acceptable to Data Return, Data Return would be forced to find alternative equipment. The inability to obtain equipment or technical services from Compaq, Cisco or others on terms acceptable to Data Return would force Data Return to spend time and money selecting and obtaining new equipment, training its personnel to use different equipment and deploying alternative components needed to integrate the new equipment, and as a result its business could be adversely affected. In addition, if Data Return's sole or limited source suppliers do not provide products or components that comply with evolving Internet and telecommunications standards or that interoperate with other products or components Data Return uses, Data Return's business would be harmed. For example, Data Return has experienced performance problems, including previously unknown software and firmware bugs, with routers and switches that have caused disruptions in and impairment of network performance.

Data Return may not be able to adapt to evolving technologies and customer demands, which could cause its business to suffer.

    Data Return's future success will depend on its ability to offer services that incorporate leading technology and address the increasingly sophisticated needs of its current and prospective customers. Data Return's market is characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs and frequent new product announcements. These characteristics are magnified by the growth of the Internet and the intense competition in Data Return's industry. Data Return is also subject to risks from technological changes in the way hosting solutions are marketed and delivered. Future advances in technology may not be beneficial to or compatible with Data Return's business. To be successful, Data Return must adapt to its rapidly changing market by continually improving the performance, features and reliability of its services and modifying its business strategies accordingly. Data Return could also incur substantial costs if it needs to modify its services or infrastructure in order to adapt to these changes. In addition, Data Return's internal costs to provide service to its customers could be adversely affected. Data Return's business would suffer if it fails to respond to these changes in a timely and cost-effective manner or at all. Data Return's business will suffer if Internet usage does not continue to increase or if the Internet fails to perform reliably.

Data Return's ability to successfully market its services could be substantially impaired if it is unable to deploy new Internet technologies or service offerings or if new Internet technologies or service offerings deployed by Data Return prove to be unreliable, defective or incompatible.

    Data Return can make no assurances that it will not experience difficulties that could delay or prevent the successful development, introduction or marketing of Internet technologies in the future. If any newly introduced Internet technologies or Data Return's service offerings suffer from reliability, quality or compatibility problems, market acceptance of Data Return's services could be greatly hindered and Data Return's ability to attract new customers could be adversely affected. In addition, technological advances may have the effect of encouraging Data Return's customers or prospective customers to rely on in-house personnel and equipment to provide the services Data Return provides. Data Return can make no assurances that new applications or services deployed by it will be free from any reliability, quality or compatibility problems. If Data Return incurs increased costs or is unable, for technical or other reasons, to offer and deploy new Internet technologies or enhancements of existing technologies, its ability to successfully market its services could be substantially impaired.

    Data Return believes that its ability to successfully compete is also dependent upon the continued compatibility of its services with products, services and architectures offered by various other companies. Although Data Return works with many vendors to test newly developed products, these products may not be compatible with its infrastructure or adequate to address changing customer needs. Any incompatibility could require Data Return to make significant investments to achieve compatibility. If industry standards emerge, it may not be able to comply with them. Data Return's failure to conform with any industry standards, or the failure of a common standard to emerge, could adversely affect its business.

Data Return's business will not grow unless Internet usage grows and Internet performance remains adequate.

    Use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has increased rapidly. Data Return's success depends in large part on continued growth in the use of the Internet. In addition, Data Return's business plan anticipates significant growth in the web site hosting and application hosting markets. The growth of the Internet, including the web site hosting and application hosting markets, is subject to a high level of uncertainty and Internet usage and growth may be inhibited for a number of reasons, such as:

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    inadequate network infrastructure;

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    security concerns, including viruses and denial of service attacks;

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    uncertainty of legal and regulatory issues concerning the use of the Internet;

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    inconsistent quality of service;

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    the inability of Internet-based businesses to develop and maintain successful business models;

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    failure of Internet-based businesses;

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    lack of availability of cost-effective, reliable, high-speed service; and

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    failure of Internet use to expand internationally.

    If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, or its performance and reliability may decline. For example, web sites have experienced interruptions in service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays occur frequently, use of the Internet as a commercial or business medium could in the future grow more slowly or decline, which would adversely affect Data Return's business.

    Any degradation in the performance of the web sites and other applications Data Return hosts could undermine the benefits customers perceive in Data Return's services. Ultimately, the performance of the web sites and other applications Data Return hosts relies upon the speed and reliability of networks operated by third parties. As a result, the growth of the market for Data Return's services and its ability to grow depends on the continued improvement of the entire Internet infrastructure. Many of the companies that have historically built new network capacity do not have access to the capital resources they did in the past. Consequently, they may not continue to invest in new network capacity at the same rates as they have in the past, or at all, which could adversely affect Data Return's business, operating results and financial condition.

Failure of Data Return's operating and financial systems to keep pace with its business could result in customer dissatisfaction, operating inefficiencies and lost revenue opportunities.

    The rapid growth of Data Return's business and its service offerings in the past has placed a significant strain on its operating and financial resources. Data Return's future performance will partly depend on its ability to manage its resources effectively, which will require that Data Return further develop its operating and financial system capabilities and controls. If Data Return's information systems and other infrastructure, including customer service and support, are unable to support the demands placed on them in its business, Data Return may be forced to implement new systems. If Data Return fails to improve its operational systems or to expand its customer service capabilities to keep pace with the growth of its business, Data Return could experience customer dissatisfaction, cost inefficiencies and lost revenue opportunities, which could harm its operating results. Data Return may not be able to successfully implement these systems when needed or they may not perform reliably.

    Data Return is currently developing internally a software application on which it intends to run its business. Data Return expects that this application will provide the framework in which it provides services to its customers, including provisioning and service and support. Data Return has expended, and will continue to expend significant resources in developing this application. If it is unable to develop this system in a cost-effective and timely manner, or at all, or if the functionality it develops in this system does not support Date Return's business, its business, financial condition and operating results could be adversely affected.

Data Return may not be able to successfully sustain its business if it is unable to retain and attract highly skilled personnel.

    Data Return's business requires individuals with significant levels of specific technical expertise. Competition for such personnel is intense, making it increasingly difficult to retain and attract the highly skilled employees necessary to provide the level of services that Data Return's customers expect. In light of the recent reduction in Data Return's work force and the decline in Data Return's stock price over the last 12 months, it may be difficult for Data Return to retain and attract qualified personnel. Data Return expects that it will gradually expand its sales and marketing staff to generate increased revenues. Data Return may not be able to attract qualified personnel to fill new positions or to replace any of its current employees that it loses. Data Return may be forced to provide higher compensation to such personnel than it currently anticipates, and the costs associated with training and integrating such new employees could be significant. If Data Return is unable to effectively retain and attract qualified personnel on a cost-efficient basis, its operations and financial results could be adversely affected.

Data Return could experience system failures that could harm its business and reputation.

    To succeed, Data Return must be able to operate its network management infrastructure without interruption. Data Return's operations depend upon its ability to protect its network infrastructure, equipment and customer files against damage from human error, fire, earthquakes, hurricanes, floods, power loss, telecommunications failures, intrusion (including hackers), sabotage, intentional acts of vandalism and similar events. Data Return's servers and network infrastructure are located primarily in the Dallas/Ft. Worth, Texas metropolitan area. The occurrence of a natural disaster or other unanticipated problems at any of the data centers from which Data Return provides services could result in interruptions in the services it provides to its customers.

    Although Data Return has attempted to build redundancy into its network and hosting infrastructure, it has experienced interruptions in service in the past. Data Return has experienced partial system failures due to routing problems, hard drive failures, database corruption and other computer failures. Its network is subject to various points of failure, and a problem with its routers, switches or other equipment could cause an interruption in the services it provides to some or all of its customers. Any future interruptions could:

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    cause customers or end users to seek damages or service credits for losses incurred;

    •
    require Data Return to replace existing equipment or add redundant facilities;

    •
    damage Data Return's reputation for reliable service;

    •
    cause existing customers to cancel their contracts; or

    •
    make it more difficult for Data Return to attract new customers.

Any of these results could damage Data Return's business.

Data Return's customer's satisfaction with Data Return's services is critical to its business.

    Data Return's customers demand a high level of service. As customers outsource the hosting and management of business-critical applications to it, Data Return is subject to liability claims and customer dissatisfaction if its systems fail or if it fails to maintain the availability of these applications. Data Return's customer contracts generally provide some service level commitment that provides for remedies if their applications do not maintain a specified level of availability. If Data Return incurs significant service level commitment obligations in connection with downtime or system failures, Data Return could be required to issue significant credits or pay significant damages, or both. Data Return's liability insurance might not be adequate to cover such credits or damages. Any significant interruptions of service could result in claims and adversely affect Data Return's business, financial condition and results of operations.

Disruption of Data Return's services caused by unknown software defects could harm its business and reputation.

    Data Return's service offerings depend on complex software, including software licensed from third parties and its proprietary software tools. Complex software often contains defects, particularly when first introduced or when new versions are released. Data Return may not discover software defects that affect its new or current services or enhancements until after they are deployed. These defects could cause service interruptions or performance issues, which could damage Data Return's reputation or increase Data Return's service costs, cause it to lose revenue, delay market acceptance or divert its development resources.

Data Return's business and reputation will suffer if Data Return does not prevent security breaches.

    Unauthorized access, computer viruses, denial of service attacks, accidents, misconduct resulting in disruptions and other disruptions could occur. In addition, Data Return may incur significant costs to prevent breaches in security or to alleviate problems caused by breaches. Data Return works with Level 3 and other colocation vendors to protect Data Return's equipment and hardware against breaches in physical security and with other vendors of software and hardware to protect other breaches in security. Data Return cannot be certain that they will provide adequate security. Data Return have experienced and may in the future experience delays or interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees of Data Return or others. Furthermore, inappropriate use of the network by third parties could also jeopardize the security of confidential information, such as customer and Data Return passwords as well as credit card and bank account numbers, stored in its computer systems or those of its customers. As a result, Data Return could become liable to others and lose existing or potential customers. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive. In addition, the efforts to address these problems could result in interruptions, delays or cessation of service to its customers.

Providing services to customers with mission-critical web sites and web-based applications could potentially expose Data Return to lawsuits for customers' lost profits or other damages.

    Because Data Return's hosting services are critical to many of its customers' businesses, any significant interruption in its services could result in lost profits or other indirect or consequential damages to its customers. Although many of Data Return's contracts disclaim Data Return's liability for any such damages, a customer could still bring a lawsuit against Data Return claiming lost profits or other consequential damages as the result of a service interruption or other web site or application problems that the customer may ascribe to Data Return. There can be no assurance that a court would enforce any limitations on Data Return's liability, and the outcome of any lawsuit would depend on the specific facts of the case and legal and policy considerations. There can be no assurance that Data Return would prevail. In such cases, Data Return could be liable for substantial damage awards. Such damage awards might exceed Data Return's liability insurance, which could seriously harm Data Return's business.

Data Return's limited ability or failure to protect its intellectual property may adversely affect its ability to compete.

    Third parties may infringe or misappropriate Data Return's technology or proprietary rights, which could have an adverse effect on Data Return's business, results of operations or financial condition. In addition, Data Return's competitors or potential competitors may independently develop technologies that are equivalent or superior to Data Return's technology. Data Return relies on a combination of copyright, trademark, service mark and trade secret laws to protect its intellectual property. Data Return has filed federal registrations for the mark "Data Return" and other marks. It also has internally developed software and other tools that are important to its business for which it relies on copyright protection. Data Return has entered into contractual arrangements with some of its employees and contractors as well as suppliers, distributors and some of its customers in order to limit access to, and any disclosure of, its proprietary information. The steps Data Return has taken to protect its intellectual property may be insufficient. Data Return may need to take legal action to protect its intellectual property rights, which could be costly and divert the attention of its technical and management personnel.

Data Return may be accused of infringing the proprietary rights of others, which could subject Data Return to costly and time-consuming litigation.

    In addition to the technologies Data Return develops or has developed, Data Return licenses certain technologies from third parties and may license additional technologies in the future. Data Return could become subject to infringement actions based upon its internally developed technologies or technologies licensed from third parties. Any of these claims, with or without merit, could subject Data Return to costly litigation and divert the attention of its technical and management personnel. In addition, third parties may change the terms of their license agreements in ways that would prevent Data Return from using technologies licensed from them on commercially reasonable terms or that would prevent Data Return from using them at all. Data Return may not be able to replace those technologies with technologies that have the same features or functionality on commercially reasonable terms or at all.

Regulatory and legal uncertainties could result in significant costs or otherwise harm Data Return's business.

    The success of Data Return's business depends on the growth of the Internet. Laws and regulations directly applicable to commerce or communications over the Internet are becoming increasingly prevalent. However, the law of the Internet remains largely unsettled. The adoption or modification of laws or regulations relating to the Internet could adversely affect Data Return's business if they impose a direct cost on Data Return or if they curtail the growth of the Internet. If liability for materials carried on or disseminated through their systems is imposed on service providers, Data Return would make efforts to implement measures to reduce its exposure to such liability. Such measures could require it to expend substantial resources or discontinue certain product or service offerings. In addition, increased attention to liability issues, as a result of lawsuits, legislation and legislative proposals, could divert management attention, result in unanticipated expenses and harm its business. If legislation is adopted in the U.S. or internationally that makes transacting business over the Internet, such as e-commerce, less favorable or otherwise curtails the growth of the Internet, Data Return's business would suffer.

Data Return may be subject to legal claims in connection with the information disseminated through its network that could have the effect of diverting management's attention and require Data Return to expend significant financial resources.

    Data Return may face potential direct and indirect liability for claims of defamation, negligence, copyright, patent or trademark infringement, violation of securities laws and other claims based on the nature and content of the materials disseminated through its network. For example, lawsuits may be brought against Data Return claiming that content distributed by some of its current or future customers may be regulated or banned. In these and other instances, Data Return may be required to engage in protracted and expensive litigation that could have the effect of diverting management's attention and require Data Return to expend significant financial resources. Data Return's liability insurance may not cover any of these claims or may not be adequate to protect it against all liability that may be imposed or claimed.

    In addition, on a limited number of occasions in the past, businesses, organizations and individuals have sent unsolicited, commercial e-mails from servers hosted at Data Return's facilities to massive numbers of people, typically to advertise products or services. This practice, known as "spamming," can lead to complaints against service providers that enable such activities, particularly where recipients view the materials received as offensive. Data Return has in the past received, and may in the future receive, letters from recipients of information transmitted by Data Return's customers objecting to such transmission. Although Data Return prohibits its customers by contract from spamming, Data Return can make no assurances that its customers will not engage in this practice, which could subject Data Return to claims for damages.

The loss of key personnel including its Chairman and Chief Executive Officer, its President and its Chief Operating Officer could harm Data Return's business.

    Data Return depends on the continued service of its key technical, sales and senior management personnel, including Sunny C. Vanderbeck, Data Return's Chairman and Chief Executive Officer, Michelle R. Chambers, Data Return's President, and Robert A. Prosen, Data Return's Chief Operating Officer. Data Return has entered into employment agreements with Mr. Vanderbeck, Ms. Chambers and Mr. Prosen expiring in June 2002, but any of its officers or employees can quit at any time. Losing one or more of its key employees could harm its business.

Difficulties presented by international economic, political, legal, accounting and business factors could harm Data Return's business in international markets.

    A component of Data Return's strategy is to expand into international markets. The rate of development and adoption of the Internet has been slower outside of the United States, and the cost of bandwidth has been higher, which may adversely affect Data Return's ability to expand operations and may increase its cost of operations internationally. The risks inherent in conducting business internationally include:

    •
    unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers;

    •
    challenges in staffing and managing foreign operations;

    •
    differences in technology standards;

    •
    less protective intellectual property laws;

    •
    employment laws and practices in foreign countries;

    •
    longer payment cycles and problems in collecting accounts receivable;

    •
    political instability;

    •
    fluctuations in currency exchange rates and imposition of currency exchange controls; and

    •
    potentially adverse tax consequences.

Data Return's management will have significant flexibility in applying the proceeds from its initial public offering and its use of proceeds may not yield a favorable return.

    Data Return has used and intends generally to continue to use the net proceeds from its November 1999 initial public offering to fund its capital expenditures and for working capital and other general corporate purposes. Data Return may also acquire or make investments in other businesses, products, services or technologies and, if it does, it may not be able to make those acquisitions or investments on commercially acceptable terms or it could have difficulty assimilating and integrating any acquired businesses, technologies, services or products. Data Return has not yet determined all expected expenditures and thus cannot estimate the amounts to be used for each specified purpose. Data Return's management has significant flexibility in applying the net proceeds of its initial public offering. Data Return cannot be certain that its use of the proceeds will yield a favorable return.

Data Return's principal shareholders, directors and executive officers currently own approximately 38.5% of Data Return's common shares, which may allow them to exert influence over Data Return or to prevent a change of control.

    Data Return's directors and executive officers and shareholders who currently own over 5% of Data Return common shares collectively beneficially own approximately 38.5% of its outstanding common shares. These shareholders would be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership could also delay or prevent a change in control of Data Return even if beneficial to its shareholders.

Some provisions of Data Return's articles, bylaws and rights plan and of Texas law could delay or prevent a change of control, which could adversely affect Data Return's share price.

    Data Return's articles of incorporation and bylaws contain provisions that could make it more difficult for a third party to acquire Data Return, even if doing so would be beneficial to its shareholders. These provisions could limit the price that investors might be willing to pay in the future for common shares of Data Return. Some of these provisions:

    •
    authorize the issuance of preferred shares that can be created and issued by Data Return's board of directors without prior shareholder approval, commonly referred to as "blank check" preferred shares, with rights senior to those of common shares;

    •
    prohibit certain shareholder actions by written consent;

    •
    establish advance notice requirements for submitting nominations for election to Data Return's board of directors and for proposing matters that can be acted upon by shareholders at a meeting; and

    •
    provide for a board of directors with staggered three-year terms.

Data Return has also adopted a shareholders rights plan that could delay, deter or prevent a change in control of Data Return.

    In September 1999, Data Return adopted a shareholder rights plan. This plan entitles Data Return's shareholders to rights to acquire additional shares of Data Return common shares when a third party acquires 15% of Data Return common shares or commences or announces its intent to commence a tender offer for at least 15% of Data Return common shares. This plan could delay, deter or prevent a change in control of Data Return.

Future sales of Data Return common shares could cause Data Return's share price to decline.

    At December 3, 2001, 36,189,164 common shares of Data Return were issued and outstanding. Data Return cannot be sure what effect, if any, future sales of Data Return common shares or the availability of shares for future sale will have on the market price of Data Return common shares. The market price of Data Return common shares could drop due to sales of a large number of Data Return common shares in the market or the perception that these sales could occur. These factors could also make it more difficult to raise funds through future offerings of Data Return common shares.

Recent Accounting Pronouncements

    In December 1999, the Securities and Exchange Commission issued SAB 101 which summarizes some of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. Data Return adopted the new guidance as a change in accounting principle in January 2001 but effective April 1, 2000. Data Return changed its method of recognizing revenue on set up fees to defer the revenue and recognize it over the initial term of the contracts with its customers. The change in accounting method has been accounted for as a cumulative effect adjustment, which resulted in (a) the financial information for the quarters of fiscal 2001 prior to adoption of SAB 101 being restated and (b) the cumulative effect adjustment being reflected in the first quarter of the year of adoption of SAB 101. As a result of the cumulative effect adjustment on prior years, which totals approximately $1,626,000, revenue that has previously been recognized in Data Return's financial statements has been and will continue to be amortized to income in financial reporting periods subsequent to the period of adoption of SAB 101.

    In July 2001, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 141, Business Combinations ("SFAS 141"), and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets ("SFAS 142"). SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Under SFAS 141, the Company must recognize and report intangible assets acquired in a purchase method business combination apart from goodwill, if specific criteria are met. Purchase price previously allocated to an assembled workforce may no longer be accounted for separately; rather, it is submitted into goodwill. Beginning January 1, 2002, SFAS 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121, accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. The adoption of SFAS 141 and SFAS 142 will not have an impact on the Company.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Substantially all of Data Return's customer contracts are currently denominated in United States dollars, and Data Return does not currently invest in derivative financial instruments. However, Data Return invests its excess cash balances in cash equivalents and is therefore subject to market risk related to changes in interest rates. Data Return believes, but cannot be certain, that the effect on its financial position, results of operations and cash flows of any reasonably likely changes in interest rates would not be material.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of Data Return's common shares as of December 3, 2001 by (1) each director, (2) each person known to Data Return to own beneficially 5% or more of its common shares, (3) each named executive officer and (4) all current directors and executive officers as a group. Except as otherwise indicated, the address of each beneficial owner of 5% or more of its common shares is 222 West Las Colinas Boulevard, Suite 450, Irving, Texas 75039.

    Includes common shares directly and indirectly owned and common shares underlying currently exercisable options as well as those options which will become exercisable within 60 days of December 3, 2001.

	Common Shares Beneficially Owned
Beneficial Owner	Number of Shares	Percent of Class
Sunny C. Vanderbeck(1)(14)	119,117	*
Michelle R. Chambers(2)(14)	6,464,755	17.9
Jason A. Lochhead(3)(14)	725,530	2.0
Robert Ted Enloe, III(4)	33,334	*
Roy Moore(5)	25,000	*
Joseph M. Grant(6)	36,733	*
Robert A. Prosen(7)	69,750	*
Michael S. Shiff(8)	3,239,950	8.2
Kenneth S. Garber(9)	503,550	1.4
J. Todd Steitle(10)	316,976	*
Stuart A. Walker(11)(14)	589,401	1.6
All directors and executive officers as a group (11 persons)(12)	12,124,096	29.6

Beneficial Owners of 5% or More (excluding persons named above)
DCR Technology Fund I, Ltd. (1)(14)	111,617	*
OHG Technology, Ltd. (2)(14)	6,457,255	17.9
Nathan Landow Family Limited Partnership (13)(14)	3,635,210	10.0

*
Less than 1%.

(1)
The common shares beneficially owned by DCR Technology Fund I, Ltd., a Texas family limited partnership controlled by Mr. Vanderbeck, consists of 111,617 common shares of Data Return. The common shares beneficially owned by Mr. Vanderbeck also includes 7,500 common shares of Data Return issuable pursuant to options that are exercisable within 60 days of December 3, 2001.

(2)
The common shares beneficially owned by OHG Technology, Ltd., a Texas family limited partnership controlled by Ms. Chambers, consists of 6,457,255 common shares of Data Return common shares. The common shares beneficially owned by Ms. Chambers also includes 7,500 common shares of Data Return common shares issuable pursuant to options that are exercisable within 60 days of December 3, 2001.

(3)
Consists of 722,030 common shares of Data Return owned by Mr. Lochhead and 3,500 common shares of Data Return issuable pursuant to options that are exercisable within 60 days of December 3, 2001.

(4)
Consists of 33,334 common shares of Data Return issuable pursuant to options that are exercisable within 60 days of December 3, 2001.

(5)
Consists of 25,000 common shares of Data Return issuable pursuant to options that are exercisable within 60 days of December 3, 2001.

(6)
Consists of 3,400 common shares of Data Return owned by Mr. Grant and 33,333 common shares of Data Return issuable pursuant to options that are exercisable within 60 days of December 3, 2001.

(7)
Consists of 1,000 common shares of Data Return owned by Mr. Prosen and 68,750 common shares of Data Return issuable pursuant to options that are exercisable within 60 days of December 3, 2001.

(8)
Consists of 3,239,950 common shares of Data Return issuable pursuant to options that are exercisable within 60 days of December 3, 2001.

(9)
Consists of 71,800 common shares of Data Return owned by Mr. Garber and 431,750 common shares of Data Return issuable pursuant to options that are exercisable within 60 days of December 3, 2001.

(10)
Consists of 30,663 common shares of Data Return owned by Mr. Steitle and 286,313 common shares of Data Return issuable pursuant to options that are exercisable within 60 days of December 3, 2001.

(11)
Consists of 12,500 common shares of Data Return owned by Mr. Walker and 576,901 common shares of Data Return issuable pursuant to options that are exercisable within 60 days of December 3, 2001.

(12)
Includes 4,713,831 common shares of Data Return issuable pursuant to options that are exercisable within 60 days of December 3, 2001.

(13)
Includes 3,635,210 common shares of Data Return owned by Nathan Landow Family Limited Partnership, which is controlled by Mr. Landow. The address for Nathan Landow Family Limited Partnership is 4710 Bethesda Avenue, Bethesda, Maryland 20814.

(14)
Has agreed, pursuant to a shareholder voting agreement with divine, to vote all common shares of Data Return held by him, her or it, as applicable, in favor of the merger and the merger agreement at the Data Return special meeting of shareholders.

COMPARISON OF RIGHTS OF DIVINE STOCKHOLDERS AND
DATA RETURN SHAREHOLDERS

    The rights of divine stockholders are currently governed by the Delaware General Corporation Law, divine's third amended and restated certificate of incorporation, amended and restated bylaws and its amended stockholders rights plan. The rights of Data Return shareholders are currently governed by the Texas Business Corporation Act, Data Return's amended and restated articles of incorporation, amended and restated bylaws and its amended shareholder rights plan. In connection with the merger, Data Return shareholders will be exchanging their common shares of Data Return for shares of divine common stock and will become subject to Delaware law, and the divine certificate of incorporation, bylaws and stockholders rights plan, which differ from Texas law, Data Return's articles of incorporation, bylaws and amended shareholder rights plan in several aspects. Because of these differences, the rights of a holder of divine common stock differ from the rights of a holder of Data Return common shares.

    Below is a comparison of some of the important provisions in the certificate/articles of incorporation, bylaws and stockholders'/shareholder rights plan of divine and Data Return as well as differences between the Delaware General Corporate Law and the Texas Business Corporation Act. It is not practical to summarize all of these provisions in this proxy statement/prospectus, but the principal differences that could materially affect the rights of stockholders include the following:

AUTHORIZED CAPITAL STOCK
divine		Data Return
divine's certificate of incorporation authorizes divine to issue 2,650,500,000 shares of capital stock, with a par value of $0.001 per share, of which:		Data Return's articles of incorporation authorizes Data Return to issue 120,000,000 shares of capital stock, par value $0.001 per share, of which:
•	2,500,000,000 are designated class A common stock;	•	100,000,000 are designated common stock, and
•	100,000,000 are designated class C common stock;	•	20,000,000 are designated preferred stock, 1,000,000 of which are designated series A junior participating preferred stock.
•	49,500,000 are designated preferred stock; and
•	500,000 are designated series A junior participating preferred stock.
As of December 3, 2001, there were:		As of December 3, 2001, there were:
•	approximately 293,199,779 shares of class A common stock issued and outstanding;	•	36,189,164 shares of common stock issued and outstanding; and
•	no shares of class C common stock issued and outstanding; and	•	no shares of preferred stock issued and outstanding.
•	no shares of preferred stock, including series A junior participating preferred stock, issued and outstanding.
DIVIDENDS
divine	Data Return
Holders of class A and class C common stock will be entitled to receive dividends or other distributions when and if declared by the divine board of directors.	Holders of common shares will be entitled to receive dividends or other distributions when and if declared by the Data Return board of directors.

VOTING RIGHTS
divine	Data Return
Holders of class A common stock have the right to cast one vote for each share they hold of record on all matters on which stockholders of divine are generally entitled to vote.	Holders of common shares have the right to cast one vote for each share they hold of record on all matters on which shareholders of Data Return are generally entitled to vote.
Holders of class C common stock do not have any voting rights, except as may be required by Delaware law.	Not applicable

Any stockholder entitled to vote at any meeting of stockholders may vote either in person or by duly authorized proxy, but no proxy dated more than three years prior to the meeting at which it is offered will confer the right to vote unless the proxy provides that it will be effective for a longer period.
Any shareholder entitled to vote at any meeting may vote either in person or by duly authorized proxy, but no proxy dated more than eleven months prior to the meeting at which it is offered will confer the right to vote unless the proxy provides otherwise.
PREEMPTIVE RIGHTS
Holders of common stock do not have preemptive rights	Holders of common shares do not have preemptive rights
CUMULATIVE VOTING
divine	Data Return
Holders of common stock may not cumulate their votes for the election of directors.	Holders of common shares may not cumulate their votes for the election of directors.
STOCKHOLDER ACTION
divine	Data Return

At all stockholders meetings, a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum requisite for the transaction of business.
At all shareholders meetings, a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum requisite for the transaction of business.

Except as otherwise required by Delaware corporate law, in all matters other than the election of the directors, the affirmative vote of a majority of shares entitled to vote on such matter will be the act of the stockholders. For the election of directors, a plurality of shares entitled to vote on the matter will be the act of the stockholders.
Except as otherwise required by Texas corporate law, in all matters other than the election of the directors, the affirmative vote of a majority of shares entitled to vote on such matter and represented in person or by proxy at such meeting will be the act of the shareholders. For the election of directors, a plurality of shares entitled to vote on the matter will be the act of the shareholders.

RIGHTS PLAN
divine	Data Return

Pursuant to a stockholders' rights plan between divine and the rights agent and adopted by the divine board in 2001, for each outstanding share of divine common stock, a dividend of one right was issued.

• Each right certificate entitles its holder to purchase 1/1,000th of a share of divine series A junior participating preferred stock for $15.00 per right.

• The rights are not exercisable unless a person or group has acquired, or announces the intent to acquire, 15% or more of divine's common stock (20% or more if such a person or group owned 10% or more of divine's common stock at the time of the plan's adoption).

• The rights, once exercisable, entitle the holder to purchase, for the exercise price of the rights, the number of shares of divine common stock having a market value of two times the exercise price of the rights.

• Alternatively, if the rights have become exercisable and divine is acquired in a merger or other business combination, or 50% or more of its assets, cash flow or earning power are sold, each right will entitle the holder to purchase, for the exercise price of the right, the number of shares of the acquiring company's common stock that, at the time of the transaction, have a market value of two times the exercise price of the right.
Pursuant to a rights agreement between Data Return and the rights agent and adopted by the Data Return board of directors and shareholders in 1999 (as amended on October 26, 2001), for each outstanding common share of Data Return, and for each common share of Data Return that shall become outstanding prior to the earliest of the distribution date, the redemption date and the final expiration date, a dividend of one right was issued.

• Each right entitles its registered holder to purchase 1/100th of a Data Return series A junior participating preferred stock for $100 per right.

• The rights are not exercisable unless a person or group (subject to certain exclusions, including divine and TD Acquisition Corp.) has acquired, or announces the intent to acquire, 15% or more of Data Return's common shares, or commenced, or announces the intent to commence, a tender or exchange offer the consummation of which would result in the beneficial ownership by such person or group of 15% or more of Data Return's common shares.

• Alternatively, if the rights have become exercisable because a person or group has acquired 15% or more of Data Return's common shares, each right entitles the registered holder to purchase Data Return common shares at a price equal to the result obtained by multiplying $100 by the number of 1/100ths of a Data Return series A junior participating preferred stock for which the right is exercisable and dividing the product by 50% of the then current per share market price of Data Return's common shares.

• If the rights have become exercisable because a person or group has acquired 15% or more of Data Return's common shares, proper provision shall be made so that each right represents the right to purchase Data Return common shares at a price equal to the result obtained by multiplying $100 by the number of 1/100ths of a Data Return series A junior participating preferred stock for which the right is exercisable and dividing the product by 50% of the then current per share market price of Data Return's common shares.

SPECIAL MEETINGS OF STOCKHOLDERS
divine	Data Return

Special meetings of the stockholders for any purpose or purposes, unless otherwise provided by statute, may be called only by the chairman of the board of directors, chief executive officer, president or a majority of the board of directors by resolution. Stockholders may not call a special meeting.
Special meetings of the shareholders for any purpose or purposes, unless otherwise provided by statute, may be called by the chairman of the board, the president, the chief executive officer or the board of directors. The secretary shall call a special meeting upon written request of the holders of shares entitled to cast not less than 50% of the shares entitled to vote at such meeting.
STOCKHOLDER PROPOSALS
divine	Data Return

divine stockholders must deliver timely notice regarding business to be conducted at an annual or special meeting of stockholders, including the nomination of directors, to the secretary.

• Stockholders must deliver notice regarding business to be brought before an annual meeting at least 45, and not more than 75, days prior to the first anniversary of the date of divine's proxy statement delivered to stockholders in connection with the preceding year's annual meeting.

• Stockholders must deliver notice regarding business to be brought before a special meeting not later than the later of (i) 90 days prior to such meeting or (ii) 10 days following the date on which public notification of such meeting is first made by the company.
Data Return shareholders must deliver timely notice regarding business to be conducted at an annual or special meeting of shareholders, including the nomination of directors, to the secretary.

Shareholders must deliver notice regarding business to be brought before a meeting of shareholders by a shareholder not less than 80 days in advance of such meeting; provided, however, that if the date of the meeting was not publicly announced by Data Return by a mailing to shareholders, by a press release or by a filing with the SEC more than 90 days prior to the meeting, such notice must be delivered not later than the close of business on the 10th day following the day the meeting was announced.
ACTION BY STOCKHOLDERS WITHOUT A MEETING
divine	Data Return

Any action required to be taken at any annual or special meeting of stockholders of divine, or any action that may be taken at such meetings, may be taken only at such meeting and not by written consent of the stockholders.
Any action required to be taken at any annual or special meeting of shareholders of Data Return, or any action that may be taken at such meetings, may be taken without a meeting, without prior notice and without a vote, if a written consent is signed by the holders of all shares entitled to vote on the matter that is the subject of the consent.
CLASSIFIED BOARD OF DIRECTORS
divine	Data Return
Each director serves a staggered three-year term, with approximately one-third of the directors to be elected at each annual meeting of stockholders.	Each director serves a staggered three-year term, with approximately one-third of the directors to be elected at each annual meeting of shareholders.

REMOVAL AND APPOINTMENT OF DIRECTORS
divine	Data Return

Stockholders may only remove a director for cause and only by the vote of 66.66% of the shares entitled to vote for the election of directors.

The board fixes the number of directors and fills vacancies and newly created directorships by a majority vote of the remaining directors, however, there may be no fewer than three directors.

The directors or stockholders may nominate persons for election to the board of directors.
Shareholders may remove a director either for or without cause by the affirmative vote of a majority of the outstanding shares entitled to vote at elections of directors.

The board fixes the number of directors and fills vacancies and newly created directorships by a majority vote of the remaining directors, or the shareholders may fill vacancies and newly created directorships at special or annual meetings. There may be no fewer than three directors.

The directors or shareholders may nominate persons for election to the board of directors.
BOARD OF DIRECTORS MEETINGS
divine	Data Return

A majority of the then duly elected directors will constitute a quorum.

Regular meetings may be held without notice as determined by the board of directors.

Special meetings may be called by the chairman of the board of directors with at least one day's notice. Special meetings must be called by the chairman of the board of directors, the chief executive officer or the president upon written request of three or more directors with at least one day's notice.

Action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting if all members of the board of directors consent in writing and the writing is filed with the minutes of the board of directors.
A majority of the then duly elected directors will constitute a quorum.

Regular meetings may be held without notice as determined by the board of directors.

Special meetings may be called by the chairman of the board of directors, the chief executive officer, the president or two or more directors with at least four days' notice by mail or telegram, with at least two days' notice by fax to a director's home or business address, or with at least one days' notice orally.

Action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting if all members of the board of directors consent in writing and the writing is filed with the minutes of the board of directors.
INDEMNIFICATION OF CERTAIN PERSONS
divine	Data Return
No director will be liable to the company or its stockholders for breach of fiduciary duty as a director, except for liability:	No director will be liable to the company or its shareholders for breach of fiduciary duty as a director, except for liability:
• for breach of his or her duty of loyalty;	• for breach of his or her duty of loyalty;
• for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;	• for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
• in respect of certain unlawful dividend payments or stock redemptions or repurchases; or	• for any transaction from which he or she received an improper personal benefit; or
• for any transaction from which he or she received an improper personal benefit; or	• acts or omissions for which the liability of a director is expressly provided for by law.

AMENDMENT OF CHARTER AND BYLAWS
divine	Data Return

divine's certificate of incorporation may be amended subsequent to divine's board of directors' approval and the approval of a majority of the holders of the outstanding stock entitled to vote.

divine's bylaws may be amended by divine's board of directors or by vote of the holders of 66 2/3% of the shares generally entitled to vote in the election of directors.
Data Return's articles of incorporation may be amended subsequent to Data Return's board of directors' approval and the approval of at least two-thirds of the shares within each class of outstanding shares entitled to vote and of at least two-thirds of the total outstanding shares entitled to vote.

Unless otherwise expressly provided in Data Return's bylaws, Data Return's articles of incorporation or Texas law, Data Return's bylaws may be amended by Data Return's board of directors or its shareholders.

LEGAL MATTERS

    Certain legal matters relating to the validity of the shares of divine common stock issuable in connection with the merger will be passed upon for divine by Bell, Boyd & Lloyd LLC, Chicago, Illinois. Certain legal matters relating to federal income tax matters will be passed upon for Data Return by Thompson & Knight L.L.P., Dallas, Texas.

EXPERTS

    The consolidated financial statements and financial statement schedule of divine as of December 31, 2000 and 1999, and for the year ended December 31, 2000 and the period from May 7, 1999 (inception) through December 31, 1999, have been audited by KPMG LLP, independent certified public accountants, as set forth in their reports with respect to these consolidated financial statements and financial statement schedule. These consolidated financial statements and financial statement schedule are incorporated by reference in this proxy statement/prospectus in reliance upon the reports given and upon the authority of KPMG LLP as experts in accounting and auditing.

    The consolidated financial statements and schedules of Data Return as of March 31, 2001 and 2000, and for each of the three years in the period ended March 31, 2001, included in the proxy statement/prospectus that is made a part of this registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on their authority as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

    Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in Data Return's proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to Data Return in a timely manner.

    As a result of the merger, Data Return does not anticipate holding its 2001 annual meeting of shareholders. If the meeting is held, any shareholder proposals must be submitted in writing to the Secretary of Data Return at Data Return's executive offices at 222 West Las Colinas Boulevard, Irving, Texas 75309, a reasonable period of time prior to the annual meeting in order to be considered for inclusion in Data Return's proxy materials for the 2001 annual meeting of shareholders, and must otherwise comply with the requirements of Rule 14a-8. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Receipt by Data Return of any such proposal from a qualified shareholder in a timely manner will not ensure its inclusion in the proxy material as there are other requirements in the proxy rules for inclusion.

    Pursuant to Data Return's bylaws, shareholders who intend to present a proposal at the 2001 annual meeting without inclusion in Data Return's proxy statement are required to present advance notice of the proposal to Data Return's board of directors not later than the close of business on the tenth business day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders, is publicly disclosed in a press release or is filed with the Securities and Exchange Commission pursuant to Section 13(a) or 14(a) of the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION

    We each file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room, including the registration statement of which this proxy statement/prospectus is a part, at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the SEC's regional office at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information about the operation of the SEC public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http:// www.sec.gov."

    divine has filed with the SEC a registration statement on Form S-4 with respect to the shares of divine common stock to be issued to holders of common shares of Data Return pursuant to the merger agreement. This proxy statement/prospectus constitutes the prospectus of divine and the proxy statement of Data Return for the special meeting and is filed as part of the registration statement. Other parts of the registration statement are omitted from this proxy statement/prospectus in accordance with SEC rules and regulations.

    The SEC allows divine to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document that divine filed separately with the SEC. Information in this proxy statement/prospectus updates, and in some cases, supersedes information incorporated by reference from documents divine has filed with the SEC prior to the date of this proxy statement/prospectus, while information that divine files later with the SEC will automatically update and, in some cases, supersede the information contained or incorporated by referenced in this proxy statement/prospectus.

    The following documents previously filed with the SEC by divine are incorporated by reference into this proxy statement/prospectus:

  •
  divine's Annual Report on Form 10-K for its fiscal year ended December 31, 2000;

  •
  divine's Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

  •
  divine's Current Reports on Form 8-K filed with the SEC on November 21, 2001, November 6, 2001, October 29, 2001, October 22, 2001, September 20, 2001, August 17, 2001, July 12, 2001, April 16, 2001, April 2, 2001, February 27, 2001, February 14, 2001 and February 5, 2001;

  •
  the description of divine's class A common stock contained in divine's registration statement on Form 8-A, filed with the SEC on March 21, 2000; and

  •
  the description of divine's series A junior participating preferred stock purchase rights contained in divine's registration statement on Form 8-A, filed with the SEC on February 13, 2001, as amended.

    In addition, all documents filed by divine under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting are incorporated by reference into, and deemed a part of, this proxy statement/prospectus from the date of filing of those documents.

    If you are a divine stockholder, divine may have sent you some of the documents incorporated by reference. Nonetheless, you can still obtain copies of these documents from divine, the exchange agent or the SEC. You may obtain, without charge, documents incorporated by reference in this proxy statement/prospectus, excluding all exhibits unless divine has specifically incorporated by reference an exhibit in this proxy statement/prospectus, by requesting them in writing or by telephone from divine or the exchange agent as follows:

divine, inc. Attention: Investor Relations 1301 North Elston Ave. Chicago, Illinois 60622 Telephone: (773) 394-6600 Fax: (773) 394-6604 email: ir@divine.com	Computershare Trust Company of New York
Attention: Richard Campbell
88 Pine Street, 19th Floor
New York, New York 10005
Telephone: (212) 701-7656
Fax: (212) 701-7691
email: richard.campbell@computershare.com

    If you would like to request documents from us, please do so by January 2, 2002 to receive them before the special meeting.

DATA RETURN FINANCIAL STATEMENTS
Index to Consolidated Financial Statements

Page
Consolidated Financial Statements
Report of Independent Auditors	F-2
Consolidated Statements of Operations for the years ended March 31, 1999, 2000 and 2001 and the Six Months Ended September 30, 2000 and 2001 (unaudited)	F-3
Consolidated Balance Sheets as of March 31, 2000 and 2001 and September 30, 2001 (unaudited)	F-4
Consolidated Statements of Shareholders' Equity for the years ended March 31, 1999, 2000 and 2001 and the Six Months Ended September 30, 2001 (unaudited)	F-5
Consolidated Statements of Cash Flows for the years ended March 31, 1999, 2000 and 2001 and the Six Months Ended September 30, 2000 and 2001 (unaudited)	F-6
Notes to Consolidated Financial Statements	F-7
Consolidated Financial Statement Schedule
Schedule II—Valuation and Qualifying Accounts	F-26

    All other consolidated financial statement schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required pursuant to the instructions to Item 8 or are inapplicable and therefore have been omitted

F–1

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Data Return Corporation

    We have audited the accompanying consolidated balance sheets of Data Return Corporation as of March 31, 2000 and 2001, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended March 31, 2001. Our audits also included the financial statement schedules listed in the Index at Item 14. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Data Return Corporation at March 31, 2000 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2001, in conformity with accounting principles generally accepted in the United States. Also in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

    As discussed in Note 1 to the consolidated financial statements, in fiscal 2001 the Company changed its method of accounting for revenue recognition for set-up fees.

/s/ Ernst & Young LLP
Dallas, Texas June 22, 2001

F–2

DATA RETURN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended March 31,			Six Months Ended September 30,
	1999	2000	2001	2000	2001
				(unaudited)	(unaudited)
Revenues	$1,889	$11,833	$50,068	$21,436	$25,743
Costs and expenses:
Cost of revenue	1,105	9,277	45,444	20,536	24,997
General and administrative	1,061	7,575	23,418	9,986	11,205
Selling and marketing	663	6,212	24,492	11,647	11,557
Product research and development	2	548	4,778	1,885	2,334
Stock-based compensation	349	1,779	171	125	74
Restructuring costs	—	—	—	—	3,534

Total costs and expenses	3,180	25,391	98,303	44,179	53,701

Loss from operations	(1,291)	(13,558)	(48,235)	(22,743)	(27,958)
Other income (expense):
Interest income	20	2,191	3,749	2,315	555
Interest expense	(13)	(321)	(2,658)	(986)	(1,602)
Other expense, net	—	—	(8)	—	—

Loss before cumulative effect of change in accounting principle	(1,284)	(11,688)	(47,152)	(21,414)	(29,005)
Cumulative effect of change in accounting principle	—	—	(1,626)	(1,626)	—

Net loss	$(1,284)	$(11,688)	$(48,778)	$(23,040)	$(29,005)

Basic and diluted net loss per common share:
Before cumulative effect of change in accounting principle	$(0.07)	$(0.40)	$(1.32)	$(0.60)	$(0.80)
Cumulative effect of change in accounting principle	$—	$—	$(0.05)	$(0.05)	$—

Net loss per common share	$(0.07)	$(0.40)	$(1.37)	$(0.65)	$(0.80)

Pro forma amounts, assuming the accounting change is applied retroactively:
Net loss	$(1,385)	$(13,182)	$(47,152)	$—	$—

Net loss per common share	$(0.08)	$(0.45)	$(1.32)	—	—

Shares used in computing basic and diluted net loss per share	18,371	29,268	35,712	35,534	36,083

See accompanying notes to consolidated financial statements.

F–3

DATA RETURN CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,		September 30,
	2000	2001	2001
			(Unaudited)
Assets
Current assets:
Cash and equivalents	$85,424	$6,566	$8,576
Restricted cash and investment securities	—	—	2,000
Investment in available-for-sale securities	—	26,800	—
Accounts receivable, net of allowance for doubtful accounts of $328 and $1,589 at March 31, 2000 and 2001, and $1,454 at September 30, 2001, respectively	5,429	8,477	5,779
Prepaid expenses and other assets	1,349	1,189	1,380

Total current assets	92,202	43,032	17,735
Property and equipment, net	22,027	44,104	39,060
Other assets	628	496	384
Due from officer	—	—	2,000

Total assets	$114,857	$87,632	$59,179

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$2,021	$2,443	$2,345
Accrued expenses and other	2,205	4,265	4,824
Deferred revenue	2,207	5,717	4,384
Other liability	—	—	2,000
Capital lease obligations and notes payable-current	5,799	12,873	15,985

Total current liabilities	12,232	25,298	29,538
Capital lease obligations and notes payable-long term	11,324	18,173	13,381
Commitments and contingencies	—	—	—
Shareholders' equity:
Preferred stock, $.001 par value; 20,000 shares authorized, none issued or outstanding	—	—	—
Common stock, $.001 par value; 100,000 shares authorized; 35,398 and 35,979 issued and outstanding at March 31, 2000 and 2001, and 36,172 at September 30, 2001, respectively	35	36	36
Additional paid-in capital	109,718	110,497	110,784
Prepaid broadband services	(5,000)	(4,594)	(3,751)
Deferred stock compensation	(290)	(119)	(89)
Accumulated other comprehensive income	—	281	45
Accumulated deficit after comprehensive income	(13,162)	(61,940)	(90,945)

Total shareholders' equity	91,301	44,161	16,260

Total liabilities and shareholders' equity	$114,857	$87,632	$59,179

See accompanying notes to consolidated financial statements.

F–4

DATA RETURN CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands, except share data)

	Common Stock			Note Receivable for Shares Issued			Accumulated Other Comprehensive Income
			Additional Paid-In Capital		Prepaid Broadband Services	Deferred Stock Compensation		Accumulated Deficit	Shareholders' Equity
	Shares	Amount
Balance—March 31, 1998	17,592,600	$18	$2,318	$(500)	$—	$(1,216)	$—	$(190)	$430
Issuance of common stock	2,959,000	3	1,247	500	—	—	—	—	1,750
Deferred compensation related to stock options	—	—	328	—	—	(328)	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	349	—	—	349
Net loss	—	—	—	—	—	—	—	(1,284)	(1,284)

Balance—March 31, 1999	20,551,600	21	3,893	—	—	(1,195)	—	(1,474)	1,245
Issuance of common stock	12,893,464	12	99,775	—	—	—	—	—	99,787
Deferred compensation related to stock options	—	—	874	—	—	(874)	—	—	—
Amortization of deferred stock compensation	—	—	—	—	—	1,779	—	—	1,779
Issuance of common stock for broadband services	1,952,940	2	4,998	—	(5,000)	—	—	—	—
Amortization of cost of warrants issued for services	—	—	178	—	—	—	—	—	178
Net loss	—	—	—	—	—	—	—	(11,688)	(11,688)

Balance—March 31, 2000	35,398,004	35	109,718	—	(5,000)	(290)	—	(13,162)	91,301
Issuance of common stock	580,940	1	225	—	—	—	—	—	226
Amortization of deferred stock compensation	—	—	—	—	—	171	—	—	171
Application of credits for broadband services	—	—	—	—	406	—	—	—	406
Amortization of warrants issued for services	—	—	554	—	—	—	—	—	554
Unrealized gains on available-for-sale securities	—	—	—	—	—	—	281	—	281
Net loss	—	—	—	—	—	—	—	(48,778)	(48,778)

Balance—March 31, 2001	35,978,944	36	110,497	—	(4,594)	(119)	281	(61,940)	44,161
Issuance of common stock (unaudited)	193,406	—	28	—	—	—	—	—	28
Amortization of deferred stock compensation (unaudited)	—	—	—	—	—	30	—	—	30
Application of credits for broadband services (unaudited)	—	—	—	—	1,023	—	—	—	1,023
Amortization of warrants issued for services (unaudited)	—	—	215	—	—	—	—	—	215
Stock-based compensation (unaudited)	—	—	44	—	—	—	—	—	44
Unrealized gains on available-for-sale securities (unaudited)	—	—	—	—	—	—	(236)	—	(236)
Net loss (unaudited)	—	—	—	—	—	—	—	(29,005)	(29,005)

Balance—September 30, 2001 (unaudited)	36,172,350	$36	$110,784	$—	$(3,571)	$(89)	$45	$(90,945)	$16,260

See accompanying notes to consolidated financial statements

F–5

DATA RETURN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended March 31,			Six Months Ended September 30,
	1999	2000	2001	2000	2001
				(unaudited)	(unaudited)
Operating activities:
Net loss	$(1,284)	$(11,688)	$(48,778)	(23,040)	(29,005)
Adjustment to reconcile net loss to net cash used in operations:
Noncash items included in net loss:
Depreciation	129	2,036	14,082	5,741	9,525
Amortization	—	—	881	202	822
Stock based compensation expense	349	1,779	171	125	74
Provision for bad debts	40	526	3,547	789	1,864
Amortization of warrants issued for services	—	178	554	279	215
Loss on disposal of assets	—	—	63	—	340
Changes in operating assets and liabilities:
Accounts receivable	(317)	(5,579)	(6,595)	(4,538)	834
Prepaids and other assets	(23)	(1,931)	573	(1,135)	(315)
Accounts payable and accrued expenses	252	3,803	2,887	1,514	1,484
Deferred revenue	209	1,921	3,510	3,643	(1,333)

Net cash used in operations	(645)	(8,955)	(29,105)	(16,420)	(15,495)
Investing activities:
Capital expenditures	(814)	(5,953)	(13,415)	(10,939)	(2,582)
Purchase of available-for-sale securities	—	—	(37,889)	—	—
Proceeds from available-for-sale securities	—	—	11,089	(44,316)	26,800
Restricted cash	(125)	125	—	—	(2,000)

Net cash used in investing activities	(939)	(5,828)	(40,215)	(55,255)	22,218
Financing activities
Proceeds from notes payable	250	804	—	—	—
Payments on notes payable and capital lease obligations	(47)	(1,227)	(9,764)	(4,020)	(4,741)
Net proceeds from issuance of common stock	1,750	99,787	226	153	28

Net cash (used in) provided by financing activities	1,953	99,364	(9,538)	(3,867)	(4,713)
Net (decrease) increase in cash	369	84,581	(78,858)	(75,542)	2,010
Beginning cash	474	843	85,424	85,424	6,566

Ending cash	$843	$85,424	$6,566	9,882	8,576

Supplemental disclosure of cash flows information:
Cash paid for interest	$11	$204	$2,950	—	—

Non cash activities:
Deferred compensation	$328	$874	$—	—	—

Equipment acquired under capital lease	$51	17,232	$23,686	17,660	3,075

Warrants to acquire common stock issued for services	$—	$2,225	$—	—	—

Common stock issued for broadband services	$—	$5,000	$—	—	—

See accompanying notes to consolidated financial statements.

F–6

DATA RETURN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended March 31, 1999, 2000 and 2001

(Information as of September 30, 2001 and the Six-Month Periods
Ended September 30, 2000 and 2001, is unaudited)

1.  ORGANIZATION, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

    Data Return Corporation (the "Company") was incorporated in August 1997 under the laws of the State of Texas and commenced operations on September 22, 1997 (inception). The Company primarily provides advanced Microsoft Internet hosting services to businesses, web site developers, application service providers, and other organizations. The Company's advanced Microsoft hosting services enable its customers to establish and maintain e-commerce and other applications through which they can conduct transactions and manage information on a worldwide basis over the Internet.

    The Company's computer equipment, principally servers, is primarily located in separate facilities owned by one of its vendors. The vendor provides data center facilities and bandwidth connectivity to the Company on a contractual basis.

    The Company closed its initial public offering of common stock on November 4, 1999. The Company sold 7,187,500 shares of common stock to the public, including the underwriters' overallotment, and received net proceeds of $85.9 million.

    The Company believes that its current cash and investment balances should be sufficient to meet its working capital and capital expenditure requirements through March 31, 2002. The Company will continue to incur negative cash flows during fiscal 2002 and thereafter. Therefore, it will be required to use its cash and other liquid resources to support its operations. If the Company does not achieve the results of operations that it expects as a result of lower than expected revenues, higher than expected expenses or other possible adverse developments, then the Company would be required either to secure additional sources of capital to continue operating at its current level or to curtail its current operations. The Company's operating activities on a long-term basis may require it to obtain additional equity or debt financing. The Company finances under capital or operating leases substantially all of the equipment it uses to provide services to its customers. As a result, the Company's investments in this type of equipment will require it to obtain additional lease or other financing in the future. If the Company requires additional financing for any reason, there can be no assurance that such additional financing will be available to it on acceptable terms, or at all. In the event the Company is unable to raise additional capital, it may be required to substantially reduce or curtail operations.

Significant Accounting Policies

  Principles of Consolidation

    The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

F–7

  Use of Estimates

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

  Revenue Recognition

    Revenues are primarily derived from monthly recurring hosting service fees and from set-up fees. Shared hosting services, in which more than one customer shares the same server and typically generate $500 or less per month, do not require a contract. Dedicated server offerings, in which each customer has one or more servers that are dedicated for its use, require a contract that is generally 12 to 24 months in length. Dedicated server offerings include clustered configurations, in which we utilize two or more dedicated servers to distribute content and functionality across multiple servers or, in the case of multi-site clusters, across multiple data centers. Revenues from these contracts are recognized ratably over the contractual period as service is delivered. Payments received for billings in advance of providing services are deferred until the period such services are provided.

    Effective April 1, 2000, the Company changed its method of accounting for set-up fee revenue in accordance with Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements. Historically, the Company has recognized set-up revenue, in accordance with industry practice, upon completion of the deployment of the hardware and software used by the Company to provide services. The direct costs associated with the installation are expensed as incurred. Under the new accounting method adopted in January 2001 retroactive to April 1, 2000, the Company now recognizes set-up revenue over the contract term, generally 12 months. The Company continues to expense direct costs associated with set-up as the costs are incurred.

    The cumulative effect of the change on prior years resulted in a net charge of $1.62 million, which is included in the Consolidated Statement of Operations for the year ended March 31, 2001. The effect of the change on the year ended March 31, 2001 was to decrease the net loss before the cumulative effect of the accounting change by $408,000 ($0.01 per share). For the year ended March 31, 2001, the Company recognized revenue of $1.62 million that was included in the cumulative effect adjustment as of April 1, 2000. With the adoption of SAB 101, there was no economic impact to the Company's business operations or cash flow. There was also no material effect to the Company's consolidated financial statements. The pro forma amounts presented in the Consolidated Statements of Operations were calculated assuming the accounting change was made retroactively to prior periods.

F–8

  Concentrations of Credit Risk

    Financial instruments that potentially expose the Company to credit risk consist primarily of cash, cash equivalents, available-for-sale securities and accounts receivable. The Company places its cash, cash equivalents and available-for-sale securities with reputable institutions. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk with respect to such cash, cash equivalents and available-for-sale securities. Accounts receivable are due from commercial entities to which credit is extended based on evaluation of the customer's financial condition. Anticipated credit losses are provided for in the consolidated financial statements and have been within management's expectations for all periods presented.

  Customer and Geographic Concentrations

    The Company's largest customer accounted for approximately 18% of total revenues during the year ended March 31, 2001. No other customers accounted for greater than 10% of revenues for the years ended March 31, 1999, 2000 or 2001.

    Revenues from international customers were approximately $189,000, $516,000 and $2,283,000 for fiscal 1999, 2000 and 2001, respectively. The Company's international revenues were primarily generated from customers located in Europe and Canada. In fiscal 2001, revenues from customers located in Europe and Canada accounted for approximately 2.2% and 1.7% of total revenues, respectively. Total assets from international operations, comprised of accounts receivable, were 0.6% of total assets as of March 31, 2001.

  Cash and Equivalents

    Cash equivalents consist of highly liquid investments with original maturities of 90 days or less. As of March 31, 2001, cash equivalents consisted principally of money market funds at several financial institutions.

  Available-For-Sale Securities

    Available-for-sale securities are comprised of debt securities for which there is a determinable fair market value and for which there are no restrictions on the Company's ability to sell the security. In accordance with the provisions of SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of shareholders' equity. Realized gains and losses and declines in value deemed to be other-than-temporary on available-for-sale securities are included in other income. The cost basis for realized gains and losses on available-for-sale securities is determined on a specific identification basis.

    At March 31, 2001, the realized gains on sales of available-for-sale securities totaled $55,000. The net adjustment of unrealized gains of $281,000 has been recorded as a separate

F–9

component of shareholders' equity. There were no available-for-sale securities in fiscal years 1999 and 2000.

	Amortized Cost	Market Value	Unrealized Holding Gains	Unrealized Holding Losses
	(in thousands)
March 31, 2001:
Corporate debt securities:
Money market funds	$1,996	$1,996	$—	$—
Corporate bonds and notes	10,696	10,794	98	—

Total corporate debt securities	12,692	12,790	98	—
Asset backed securities	5,129	5,196	67	—
U.S. government and government agency securities	8,698	8,814	116	—

Total investment in available-for-sale securities	$26,519	$26,800	$281	$—

    The amortized cost and fair value of available-for-sale debt securities at March 31, 2001, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities as the issuers of the securities may have the right to prepay obligations without prepayment penalties.

	Cost	Estimated Fair Value
	(in thousands)
Due in one year or less	$23,392	$23,602
Due after one year through three years	1,713	1,744
Due after three years	1,414	1,454

	$26,519	$26,800

  Property and Equipment

    Property and equipment is stated at cost. Depreciation is computed using the straight-line method over estimated useful lives of the property and equipment, generally three years for computer equipment and up to seven years for furniture and fixtures. Equipment acquired under capital leases is amortized using the straight-line method over the lesser of the lease term or the estimated useful life of the asset, generally three years. The costs of software licenses are amortized over the shorter of the term of the licenses or the estimated useful life of the software, generally two years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements.

F–10

    The Company capitalizes certain costs incurred for the development of internal use software. These costs include the costs associated with coding, software configuration, upgrades and enhancements. Software is amortized over its estimated useful life, generally two years.

  Impairment of Long-Lived Assets

    In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company reviews its long-lived assets for impairment when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. This review consists of a comparison of the carrying value of the asset with the asset's expected future undiscounted cash flows without interest costs. Estimates of expected future cash flows represent management's best estimate based on reasonable and supportable assumptions and projections. If the expected future cash flow exceeds the carrying value of the asset, no impairment indicator is considered present. If the carrying value exceeds the future cash flow, an impairment indicator is considered present. Such impairment would be measured and recognized using a discounted cash flow method.

  Fair Value of Financial Instruments

    The carrying amount of cash equivalents approximates fair value due to the short-term maturities of these instruments. Management believes the carrying amount of capital leases and notes payable are not materially different from the estimated fair value based on prevailing interest rates for similar financial instruments.

    Available-for-sale securities consist of investments in debt securities and are stated at fair market value as determined by quoted market prices. Gross unrealized gains, which have been included as a separate component of shareholders' equity, were $281,000 at March 31, 2001. No unrealized holding gains or losses were recognized during the years ended March 31, 1999 and 2000.

  Advertising Costs

    The Company expenses advertising costs as incurred. Advertising expense amounted to $296,000, $661,000, and $3,413,000 for the years ended March 31, 1999, 2000 and 2001, respectively.

  Stock-Based Compensation

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (SFAS 123), Accounting for Stock-Based Compensation. SFAS 123 defines a fair-value based method of accounting for an employee stock option or similar equity instrument. As permitted by SFAS 123, the Company has elected to continue to measure the cost of its stock-based compensation plans using the

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intrinsic-value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

  Income Taxes

    Deferred income taxes are provided for the tax effects of differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation reserves are provided for the deferred tax assets when it is more likely than not that the deferred tax assets will not be realized.

  Segment Reporting

    Under Statement of Financial Accounting Standards No. 131 (SFAS 131), Disclosures about Segments of an Enterprise and Related Information, the Company operated, for all periods presented, in a single segment.

  Recent Accounting Pronouncements

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS 133), Accounting for Derivative Instruments and Hedging Activities. SFAS 133 is effective for the Company April 1, 2001. SFAS 133, as amended, requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and the type of hedge transaction. The ineffective portion of all hedges will be recognized in earnings. Adoption of this standard is not expected to have a significant impact on the Company's financial position, results of operations or cash flows.

  Net Loss Per Share

    Net loss per share is computed using the weighted average number of shares of common stock outstanding during each period for basic and diluted earnings per share. Common stock equivalents are not considered in the calculation of diluted earnings per share as the Company has incurred a loss for all periods presented and the effect of common stock equivalents would be anti-dilutive. Thus, the 8,896,493 employee stock options and warrants to acquire 345,910 shares of common stock are not included in the calculation.

  Reclassifications

    Certain reclassifications have been made to conform the prior year amounts to the current year presentation.

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2.  PROPERTY AND EQUIPMENT

    Property and equipment consists of the following (in thousands):

	March 31,
			September 30, 2001
	2000	2001
			(Unaudited)
Electronics and computer equipment	$20,910	$44,313	$47,556
Leasehold improvements	586	5,767	5,363
Furniture and office equipment	792	4,592	4,544
Computer software	1,397	3,961	4,147
Other depreciable assets	520	2,547	4,480

	24,205	61,180	66,090
Less accumulated depreciation and amortization	(2,178)	(17,076)	(27,030)

	$22,027	$44,104	$39,060

    Property and equipment includes assets acquired under capital leases, principally computer equipment with a cost of $17,232,000 and $40,918,000 at March 31, 2000 and 2001, respectively. Related allowances for depreciation and amortization are $1,121,000 and $11,337,000, respectively.

3.  ACCRUED EXPENSES

    Accrued expenses consist of the following (in thousands):

	March 31,
			September 30, 2001
	2000	2001
			(unaudited)
Accrued payroll	$1,013	$1,700	$1,143
Marketing costs	—	1,306	579
Commissions	184	137	88
Professional fees	157	183	161
Restructuring costs	—	—	1,172
Other	851	939	1,730

	$2,205	$4,265	$4,873

4.  NOTES PAYABLE

    On December 29, 1999, the Company entered into a $2 million revolving credit facility with Bank One, Texas, N.A. This credit facility matures on July 31, 2001 and outstanding balances accrue interest at the bank's base rate (8% at March 31, 2001). As of March 31, 2001, there was no outstanding balance under the facility, and no borrowings have occurred

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since entering into the agreement. The facility is secured by certain equipment that was unencumbered as of the date of the facility and all accounts receivable outstanding. Under certain limited circumstances, the Company could be required to deposit cash with the bank to secure the loan. The credit facility contains standard events of default and other covenants.

    In October 1999, the Company entered into a credit agreement with an insurance company to finance certain of its insurance obligations. The agreement bears interest at a rate of 10.5% per annum and required payments of $69,000 monthly through September 2000. The balance of the note payable was $434,000 and zero at March 31, 2000 and 2001, respectively.

5.  SHAREHOLDERS' EQUITY

  Common Stock

    The Company has issued 5,705,964 shares of common stock to private investors, including the transaction with Microsoft Corporation described below and Compaq Computer Corporation, for net proceeds of $13.9 million. The Company closed its initial public offering on November 4, 1999. The Company sold 7,187,500 shares of common stock to the public, including the underwriters' overallotment, and received net proceeds of $85.9 million.

    Pursuant to a Stock Sales Agreement (the Agreement) dated February 20, 1998, between the Company and a private investor, the Company sold 2,152,000 shares of its common stock for $0.46 per share. The Agreement provided for the issuance of the shares in return for $500,000 cash and a promissory note in the amount of $500,000 that was repaid in February 1999. The Agreement provided the investor the right to acquire an additional 2,690,000 shares of the Company's common stock during a specified period in 2001 for $0.37 per share and provided the Company the right to require the investor to purchase the shares for a period beginning in February 1999 through August 2001. In February of 1999, the Company exercised its rights under the Agreement and sold 2,690,000 shares of its common stock to the investor for $0.37 per share.

    On July 26, 1999, Level 3 Communications, Inc. (Level 3) acquired 1,952,940 shares of the Company's common stock in exchange for a $5.0 million credit to be applied to the purchase of future broadband services. The Company has recorded the prepaid broadband services acquired in the agreement as a contra equity account. The Company has begun applying credits against payments for services in excess of the minimum purchases required under the Strategic Marketing and Sales Agreement (See Note 6) beginning on January 1, 2001. The Company has a limited right to reacquire the stock in the event that Level 3 fails to fulfill its obligations under the Service Credit Agreement (See Note 6). The number of shares subject to the Company's right to reacquire the stock will be reduced pro rata in each quarter of calendar year 2001 by the greater of the credit applied to future purchases of bandwidth or 25% of the total shares. The stock can be reacquired by the Company at the original purchase price by the Company's forgiveness of the remaining balance of the credit.

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In the event the Company's right to reacquire the stock is exercised, Level 3 is required to pay the Company $750,000, reduced ratably, based on the amount of bandwidth credit used by the Company. During the fourth quarter of fiscal 2001, 25% of the shares acquired by Level 3 under this agreement (488,235 shares) vested.

    On October 28, 1999 the Company closed an equity transaction with Microsoft. The Company issued 454,546 shares of its common stock and an immediately exercisable five-year warrant to acquire an additional 340,910 shares of its common stock for $11 per share. The Company estimated the value of the warrant to be $2.1 million using a Black-Scholes pricing model. The value of the warrant is being amortized and recorded as additional paid-in capital over the five year term of the Development, License and Co-Marketing Agreement (See Note 6).

  Warrants

    In March 2000, the Company issued an immediately exercisable three-year warrant to an advertising agency to acquire 5,000 shares of common stock at an exercise price of $49.19 per share. The warrant was valued at $25.19 per share using a Black Sholes valuation model. The value of this warrant has been amortized and recorded as additional paid-in capital over the twelve-month term of the agreement entered into with the advertising agency.

  Stock Split

    On September 10, 1999, the Board of Directors approved a 269-for-1 split of the Company's common stock. All share and per share amounts have been retroactively restated to reflect the effect of the stock split.

  Shareholder Rights Plan

    On September 27, 1999, the Board of Directors adopted a Shareholders' Rights Plan (the Plan) and declared a dividend of one preferred stock purchase right for each share of common stock. Each right entitles its registered holder to purchase one one-hundredth of a share of newly designated series A junior participating preferred stock at a purchase price of $100.00. The rights are attached to and trade with shares of the Company's common stock, including future issuances of common stock. The rights are not currently exercisable and become exercisable upon the earlier to occur of (a) the public announcement that a person or group of persons has acquired 15% or more of the Company's common stock, except in connection with an offer approved by the Board of Directors, or (b) the close of business on the tenth business day, or a later date determined by the Board of Directors, after the commencement of, or announcement of an intention to commence, a tender or exchange offer that would result in a person or group of persons acquiring 15% or more of the Company's common stock. In the event the rights become exercisable, each holder of a right (except the Acquiring Person, as defined in the Plan) will have the right to receive shares of

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the Company's common stock having a market value of two times the exercise price of the right. Also, if the Company is acquired in a merger in which the Company is not the surviving corporation, or there is a sale of 50% or more of the Company's assets or earning power, each holder of a right may receive common stock of the acquiring company having a market value equal to two times the exercise price of the right. The rights expire September 27, 2009. Each share of series A junior participating preferred stock has dividend, liquidation and voting rights equal to those of 100 shares of the Company's common stock. The series A junior participating preferred stock is not redeemable.

  Stock-Based Compensation Arrangements

    The Company's 1998 Stock Option Plan (the 1998 Plan) provides for the issuance to employees of options to acquire 3,308,700 shares of common stock. The options are to be issued at fair market value, as defined, and vest as approved by the Board of Directors. Options generally expire 10 years from the date of grant and generally expire 90 days after termination of employment. The vesting period for options to acquire 1,392,575 shares of common stock accelerated to the effective date of the registration statement filed by the Company for the initial public offering of its common stock.

  1999 Long-Term Incentive Plan

    In July 1999, the Company adopted the 1999 Long-Term Incentive Plan (the 1999 Plan). The 1999 Plan provides for the issuance of up to 5,000,000 options to acquire its common stock.

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    The following table summarizes the stock option activity related to the Company:

	Number of Shares	Per Share Exercise Price	Weighted Average Exercise Price
Outstanding options—September 22, 1997	—	$—	$—
Granted	3,577,700	0.02	0.02

Outstanding options—March 31, 1998	3,577,700	0.02	0.02
Granted	1,069,275	0.08-0.17	0.15

Outstanding options—March 31, 1999	4,646,975	0.02-0.17	0.05
Granted	2,913,554	0.19-84.81	11.24
Forfeited	(128,740)	0.23-58.13	4.17

Outstanding options—March 31, 2000	7,431,789	0.02-84.81	4.37
Granted	2,749,080	2.88-38.25	17.48
Exercised	(580,940)	0.02-2.56	0.39
Forfeited	(613,436)	0.17-70.13	18.58

Outstanding options—March 31, 2001	8,986,493	0.02-84.81	7.67

Options exercisable—March 31, 2001	5,355,918	0.02-84.81	1.81

    The weighted-average fair value of options granted during the years ended March 31, 1999, 2000 and 2001 was $0.32, $7.24, and $16.95, respectively.

    The following table summarizes information about stock options outstanding as of March 31, 2001:

Range of Exercise Prices	Shares Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.02-$0.02	3,408,250	6.80	$0.02	3,401,525	$0.02
$0.08-$1.31	1,877,890	7.96	$0.28	1,524,731	$0.20
$1.66-$18.94	1,967,142	9.09	$8.34	321,329	$10.54
$19.5-$84.81	1,733,211	9.08	$29.96	108,333	$54.78

	8,986,993			5,355,918

    Certain employees of the Company have been granted options under the 1998 Plan to purchase shares of the Company's common stock at less than fair market value. Under a separate plan, an employee was granted 3,308,700 options that vest over four years at a price below fair market value. The vesting period for the 3,308,700 options accelerated to the effective date of the registration statement filed by the Company. The Company recorded deferred stock compensation of $328,000, $874,000 and zero for the years ended March 31, 1999, 2000 and 2001, respectively, for the difference between the exercise price and the

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deemed fair value of the Company's common stock underlying certain options granted. These amounts are being amortized over the vesting period of the individual options, generally four years. The stock compensation expense charged to income amounted to $349,000, $1,852,000 and $171,000 for the years ended March 31, 1999, 2000 and 2001, respectively.

    At March 31, 2001, there were 1,776,395 shares reserved for issuance under the Company's option plans.

    As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations.

    SFAS No. 123 requires the disclosure of pro forma net loss and net loss per share as if the Company had adopted the fair value method since September 22, 1997 (inception). Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations for determining the fair value of employee option grants were made using the Black-Scholes Single Option Method using the following weighted average assumptions:

	Year Ended March 31,
	1999	2000	2001
Expected life	4.0	5.0	8.6
Risk-free interest rate	6.0%	6.3%	5.7%
Volatility factor	0.0	0.8	1.4
Dividend rate	0.0%	0.0%	0.0%

Had compensation cost been determined in accordance with SFAS No. 123 for all of the Company's stock-based compensation plans, net loss attributable to holders of common stock and net loss per share would have been changed to the amounts indicated below (in thousands, except per share data):

	Year Ended March 31,
	1999	2000	2001
Net loss applicable to common shareholders:
As reported:	$(1,284)	$(11,688)	$(48,778)
Pro Forma:	$(1,375)	$(14,643)	$(63,252)
Basic and diluted net loss per share:
As reported:	$(0.07)	$(0.40)	$(1.37)
Pro Forma:	$(0.07)	$(0.50)	$(1.77)

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6.  SIGNIFICANT CONTRACTS

  Level 3 Agreements

    The Company entered into a Strategic Marketing and Sales Agreement (the Agreement) with Level 3 on July 1, 1999. The Agreement provides that the Company will acquire most of its requirements for colocation space, technical assistance, broadband service and private line service (collectively, the Services) from Level 3 over a five-year period commencing with the date of the Agreement. The Company is also required to purchase at least an additional $8.3 million of bandwidth and colocation services over the next four years. The quarterly commitment is $300,000 per quarter through July 2001, $400,000 per quarter during the next 12 months, $600,000 per quarter during the next 12 months and $1.0 million per quarter during the final 12 months of the agreement. The prices the Company will pay Level 3 for the Services over the term of the Agreement are based upon Level 3's then-current prices to other companies purchasing similar quantities. Management believes adequate alternative sources of the Services are available. Payments for the minimum annual purchase commitments will be required regardless of whether the Company uses the Services.

    The Company entered into a Service Credit Agreement on July 23, 1999. Under the Service Credit Agreement, Level 3 acquired 1,952,940 shares of the Company's stock in exchange for a $5.0 million credit. On January 1, 2001, the Company became eligible to apply the $5.0 million credit to purchases in excess of the minimum annual commitments required by the Strategic Marketing and Sales Agreement. As of March 31, 2001, the Company applied for a $406,000 credit, which was credited to the Company in May, 2001. Pricing of the services provided and paid for with the credit will be based on Level 3's established market prices at the time the service is provided.

  Microsoft Agreements

    On September 3, 1999, the Company entered into a five-year Development, License and Co-Marketing Agreement with Microsoft Corporation (See Note 5). Under the agreement, the Company delivered proprietary installation tools for three specific applications that are used on Microsoft NT. Modifications to the tools will be cross-licensed between Data Return and Microsoft. The Company also trained Microsoft's employees and customers in the use of the tools. Microsoft has the sole right to terminate the agreement if the Company fails to deliver the tools on a timely basis or if the Company fails to correct any errors in the tools on a timely basis. Also as part of the agreement, Microsoft provided one hundred hours of technical consulting and writing services during the development of the tools. Microsoft has the right to review certain installation tools that the Company may develop over the next five years and to receive a percentage of any revenues earned from the licensing or exploitation of those tools.

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  ASP and Server Agreement

    In connection with a $3.0 million equity investment by Compaq, the Company entered into a three-year agreement in July 1999 to acquire the lesser of 2,000 servers or the number of servers reasonably necessary to operate the Company's business. At March 31, 2001, approximately 1,800 servers had been acquired under this agreement. The requirement to purchase the servers is contingent upon Compaq providing financing for the servers on competitive terms, upon the price, performance and quality of the servers being reasonably satisfactory to the Company and upon Compaq's commitment to deliver these servers on the schedule the Company requests. The Company has purchased substantially all of its computer hardware from Compaq. Management believes that adequate alternative sources of computer hardware are available.

7.  INCOME TAXES

    At March 31, 1999, 2000 and 2001, the Company had temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Significant components of the Company's deferred tax assets and liabilities were as follows (in thousands):

	March 31,
	1999	2000	2001
	(in thousands)
Deferred tax liability	$—	$750	$—
Deferred tax assets:
Net operating loss carryforward	$333	$4,443	$18,908
Stock-based compensation	139	874	1,142
Accrued expenses	22	124	855
Deferred revenue	—	—	599
Allowance for bad debts	7	122	588
Property and equipment	—	—	66
Other	—	—	4

Total deferred tax assets	501	5,563	22,162
Less: valuation allowance	(501)	(4,813)	(22,162)

Deferred tax asset, net of valuation allowance	$—	$750	$—

Net deferred tax asset (liability)	$—	$—	$—

    At March 31, 2001, the Company had approximately $51 million of federal net operating loss carryforwards, which begin to expire in 2019. The Company had approximately $50 million of state net operating losses as of March 31, 2001.

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    At March 31, 2001, the Company had recorded a valuation allowance against its net deferred tax assets in accordance with SFAS 109 because management believes that, after considering all the available objective evidence, it is more likely than not that the deferred tax assets will not be realized.

8.  COMMITMENTS

  Leases

    The Company leases office space, office equipment, and revenue-generating equipment under capital and operating leases. Future non-cancelable lease payments under the Company's lease commitments at March 31, 2001 are as follows (in thousands):

	Operating Leases	Capital Leases
2002	$4,095	$15,882
2003	4,041	15,158
2004	1,476	4,344
2005	899	356
2006	886	0

Total	$11,397	$35,740

Less amount representing interest		(4,694)

Present value of lease payments		31,046
Current portion of capital leases		(12,873)

Noncurrent portion of capital leases		$18,173

    The Company recorded rent expense of $61,000, $606,000, and $3,631,000 for the years ended March 31, 1999, 2000 and 2001, respectively.

  Bandwidth and Colocation Agreements

    The Company has entered into agreements for bandwidth, colocation space and dedicated Internet access with multiple vendors, primarily Level 3. Future commitments for these services at March 31, 2001 are as follows:

2002	$3,806
2003	4,269
2004	5,095
2005	2,035

Total	$15,205

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9.  CONTINGENCIES

    The Company may from time to time be subject to claims and litigation arising from the normal course of its business operations.

    In January 2001, the Company entered into a guarantee with a financial institution pursuant to which the Company guaranteed up to $5.0 million of the margin debt of a Texas family limited partnership (an estate planning entity) owned by Sunny C. Vanderbeck, the Chairman of the Board and Chief Executive Officer of the Company. In June 2001, this guarantee was replaced with a new guarantee that reduced the amount to $2.0 million. Based on a closing price of $1.95 on June 22, 2001, the value of the collateral in the limited partnership's account with this financial institution exceeded the amount of the margin debt by approximately 50%.

    Pursuant to a letter agreement with the limited partnership and Mr. Vanderbeck, if the Company is required to pay any amounts under the guarantee, the limited partnership and Mr. Vanderbeck would be required to repay any amounts paid by the Company under such guarantee. Mr. Vanderbeck and the Company have also agreed to grant the Company a security interest in certain properties. Mr. Vanderbeck and the limited partnership are required to take steps to reduce the amount of the margin debt to a sufficient level to allow the guarantee to be released as soon as reasonably practicable. The limited partnership also has margin debt with another financial institution; however, based on a closing price of $1.95 on June 22, 2001, the net assets of the limited partnership exceed the amount of the guarantee by more than 100%.

10. SUBSEQUENT EVENTS

    On May 11, 2001, the Company reduced its workforce by 94 employees. The reduction in workforce was a result of slower than anticipated growth and increased process and other operational efficiencies. As a result of this workforce reduction, the Company anticipates a one-time restructuring charge of $1.0 million to $1.5 million in the first quarter of fiscal 2002. Giving effect to this reduction, on May 12, 2001, our employee base consisted of the following: 194 in systems operations and service and support, 90 in general and administrative functions, 110 in marketing and sales and 49 in product research and development.

Unaudited

    On August 11, 2001, the Company initiated a voluntary separation benefit program to reduce the Company's workforce. 108 employees were approved to participate in this program. Restructuring costs, consisting of severance and benefits, were $1,343,000 during the quarter ended September 30, 2001 and are included in restructuring costs in determining net loss. The remaining estimated restructuring accrual of $717,000 at September 30, 2001 relates

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to severance and benefits for those employees participating in the voluntary separation program.

    On November 1, 2001, the Company signed a merger agreement with divine, inc., a Delaware corporation, and TD Acquisition Corp., a Texas corporation and wholly owned subsidiary of divine. Under the terms of the merger agreement, except as provided in the following sentence, each of the approximately 36.3 million shares of the Company's common stock currently outstanding will be converted into the right to receive 1.9876 shares of divine class A common stock. If divine would be required to issue more than 72,250,000 shares of its class A common stock because warrants or options to purchase more than 167,934 shares of the Company's common stock are exercised prior to closing of the transaction, the exchange ratio of 1.9876 will be decreased so that the number of shares of divine common stock being issued will equal 72,250,000. The transaction is expected to be tax-free to the shareholders of both companies. Subject to the Company's shareholder approval, divine's stockholder approval, if necessary, and customary closing conditions, the transaction is expected to close in January 2002. The details of the transaction are discussed in the Company's Current Report on Form 8-K filed with the SEC on November 2, 2001.

    During the quarter ended September 30, 2001, Data Return began to implement a cost savings plan with an objective of becoming substantially cash flow breakeven at current revenue levels by reducing cash outflows. As part of this plan, Data Return reduced its real estate lease expenses by $193,000 per month, personnel expenses by $961,000 per month and discretionary expenses by $296,000 per month. Data Return expects to begin to realize the full effect of these costs savings during the quarter ending December 31, 2001. Data Return expected to negotiate a reduction of its other fixed operating expenses (including capital leases). As a result, it was not making its lease payments, or was making partial lease payments, under these leases and was in default under these leases at September 30, 2001. Because the restructuring of these leases would likely have impacted its capital structure, Data Return did not negotiate the restructuring while it was engaged in the negotiations that resulted in the execution of the merger agreement.

    In connection with the execution of the merger agreement, Data Return entered into a credit agreement with divine on November 1, 2001 pursuant to which divine has agreed to make available to Data Return interim financing of up to a maximum of $12.8 million. Outstanding balances bear interest at 10%. The facility is secured by all of Data Return's assets other than certain assets that are already encumbered or cannot be pledged. The credit facility contains standard events of default and other covenants. Data Return received its first advance, in the amount of $4.3 million, on November 5, 2001, and its second advance, in the amount of $2.75 million, on November 19, 2001, and plans to use a substantial portion of such amounts to make past-due payments to its capital lease vendors. Data Return currently expects that its cash and investment balances available at September 30, 2001 and the amounts available to it under the credit agreement should be sufficient to meet its working

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capital and capital expenditure requirements at least through the end of its current fiscal year (March 31, 2002). However, Data Return's ability to access the remaining amounts is subject to its meeting certain financial covenants and other conditions. In addition, under certain circumstances, divine would be entitled to either restrict Data Return's borrowing ability or declare the entire unpaid balance due, or both. Data Return expects the merger agreement to close in January 2002, subject to regulatory and shareholder approval.

    If the merger agreement is terminated, in addition to funding Data Return's ongoing expenses, Data Return could be required to repay outstanding amounts under the credit agreement and, under certain circumstances, termination fees and expenses totaling $2.2 million. If divine terminates the merger agreement because Data Return has breached a covenant or agreement or a representation or warranty, or its board of directors withdraws its recommendation of the merger or takes certain actions with respect to another acquisition proposal, Data Return would be required to repay all outstanding amounts within 90 days after the termination date. If Data Return terminates the merger agreement because divine's stock price closes for 10 consecutive trading days below $0.329, Data Return would be required to repay all outstanding amounts within 180 days after the termination date. If Data Return terminates the merger agreement because divine has breached a covenant or agreement or representation or warranty or divine's board of directors withdraws its recommendation of the merger, all outstanding amounts convert to Data Return common shares at $0.94 per share. If Data Return is required to repay outstanding loans from divine and some or all of the other expenses as a result of the termination of the merger agreement, Data Return would be required to raise a significant amount of capital and the covenants in the credit agreement with divine prohibit us from raising additional capital or incurring additional debt without repaying divine in full. As a result, it is likely that, if the merger agreement is terminated and the outstanding loans did not convert to equity, Data Return would not be able to continue as a going concern unless it were able to raise this additional capital quickly. In any event, Data Return would be required to significantly curtail its operations to allow it to continue to operate while it attempted to secure additional sources of capital. If Data Return requires additional financing for any reason, there can be no assurance that such additional financing will be available to it on acceptable terms, or at all. Further, if Data Return raises additional funds through the issuance of additional equity securities, the percentage ownership of Data Return's shareholders would be substantially diluted. Any new equity securities may have rights, preferences or privileges senior to those of the Data Return common shares.

    In January 2001, the Company entered into a guarantee with a financial institution pursuant to which the Company guaranteed up to $5.0 million of the margin debt of a Texas family limited partnership (an estate planning entity) owned by Sunny C. Vanderbeck, the Chairman of the Board and Chief Executive Officer of the Company (see note 9). In June 2001, this guarantee was replaced with a new guarantee that reduced the amount to

F–24

$2.0 million. On October 26, 2001, the financial institution sold the remaining shares of common stock securing the margin debt and, on November 6, 2001, exercised its rights under the guarantee and took possession of the $2.0 million securing the guarantee. Pursuant to a letter agreement with the limited partnership and Mr. Vanderbeck, the limited partnership and Mr. Vanderbeck are required to repay the $2.0 million paid by the Company under the guarantee. Mr. Vanderbeck has also granted to the Company a security interest in certain properties. The Company has recorded an asset due from Mr. Vanderbeck and a corresponding liability related to fulfillment of the guarantee obligation of $2.0 million.

11. SELECTED QUARTERLY FINANCIAL DATA

    The following is a summary of unaudited quarterly results of operations for the years ended March 31, 2000 and 2001 (in thousands):

	2000
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$1,228	$1,726	$3,414	$5,466
Net Loss before cumulative effect of accounting change	(638)	(1,922)	(4,033)	(5,098)
Net loss	$(635)	$(1,922)	$(4,033)	$(5,098)
Loss per share	$(0.03)	$(0.07)	$(0.12)	$(0.14)
	2001
	First Quarter		Second Quarter		Third Quarter
	As previously reported	As restated (1)(2)	As previously reported	As restated (1)	As previously reported	As restated (1)	Fourth Quarter
Revenue	$9,247	$9,080	$12,372	$12,356	$14,063	$14,246	$14,386
Net Loss before cumulative effect of accounting change	(8,683)	(8,850)	(12,548)	(12,564)	(13,055)	(12,872)	(12,866)
Cumulative effect of accounting change	—	(1,626)	—	—	—	—	—
Net loss	(8,683)	(10,476)	(12,548)	(12,564)	(13,055)	(12,872)	(12,866)
Loss per share before cumulative effect of accounting change	$0.24	$(0.25)	$0.35	$0.35	$0.36	$0.36	$0.36
Loss per share for cumulative effect of accounting change	—	$0.05	—	—	—	—	—
Loss per share	$0.24	$0.30	$0.35	$0.35	$0.36	$0.36	$0.36

(1)
Restated for the effect of the implementation of SAB 101 (See Note 1).

(2)
Of the $1,626,000 deferred on the implementation of SAB 101, $624,084, $524,911, $350,119 and $125,831 was recognized in revenue for the quarters ended June 30, 2000, September 30, 2000, December 31, 2000 and March 31, 2001, respectively.

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  Schedule II

  Valuation and Qualifying Accounts

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions		Balance at End of Period
	(in thousands)
For the year ended March 31, 1999
Deduct from asset accounts:
Allowance for doubtful accounts	$7	$40	$27	(1)	$20
Deferred tax valuation allowance	65	436	0		501
For the year ended March 31, 2000
Deduct from asset accounts:
Allowance for doubtful accounts	$20	$592	$284	(1)	$327
Deferred tax valuation allowance	501	4,312	0		4,813
For the year ended March 31, 2001
Deduct from asset accounts:
Allowance for doubtful accounts	$327	$3,547	$2,285	(1)	$1,589

(1)
Uncollectible accounts written off, net of recoveries.

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APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

divine, inc.

TD Acquisition Corp.

and

Data Return Corporation

November 1, 2001

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ARTICLE VII	Conditions	A-44
7.1	Conditions to Each Party's Obligations	A-44
7.2	Conditions to the Obligations of the Company	A-45
7.3	Conditions to the Obligations of Parent	A-46
ARTICLE VIII	Termination	A-47
8.1	Termination by Mutual Consent	A-47
8.2	Termination by Either the Company or Parent	A-47
8.3	Termination by the Company	A-47
8.4	Termination by Parent	A-48
8.5	Effect of Termination; Termination Fee	A-48
ARTICLE IX	Miscellaneous and General	A-50
9.1	Payment of Expenses	A-50
9.2	Non-Survival of Representations and Warranties	A-50
9.3	Modification or Amendment	A-50
9.4	Waiver of Conditions	A-50
9.5	Counterparts	A-50
9.6	Governing Law; Jurisdiction	A-51
9.7	Notices	A-51
9.8	Entire Agreement; Assignment	A-51
9.9	Parties in Interest	A-51
9.10	Certain Definitions	A-51
9.11	Severability	A-54
9.12	Specific Performance	A-54
9.13	Recovery of Attorney's Fees	A-54
9.14	Captions	A-54
9.15	No Strict Construction	A-54

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TABLE OF DEFINED TERMS

Acquisition Transaction	Section 9.10(a)
Affiliate Shares	Section 6.16(b)
Agreement	Introduction
Articles of Merger	Section 1.2
Authorized Representatives	Section 6.6
Certificates	Section 4.2(b)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Recitals
Company	Introduction
Company Acquisition Proposal	Section 6.2(a)
Company Affiliate	Section 6.8
Company Affiliate Letter	Section 6.8
Company Common Stock	Recitals
Company Contract	Section 5.2(p)
Company Disclosure Schedule	Section 5.2
Company Employee	Section 6.20(c)
Company Financial Statements	Section 5.2(h)(ii)
Company Insurance Policies	Section 5.2(u)
Company Intellectual Property Right	Section 9.10(b)
Company Intellectual Property Rights	Section 9.10(b)
Company International Employee Plans	Section 5.2(n)(xi)
Company Key Employees	Section 5.2(p)(ii)
Company Option	Section 4.1(c)(i)
Company Option Plans	Section 5.2(b)
Company Plan Affiliate	Section 5.2(n)(i)
Company Rights	Section 5.2(b)
Company Rights Agreement	Section 5.2(y)
Company Scheduled Plans	Section 5.2(n)(i)
Company SEC Reports	Section 5.2(h)(i)
Company Shareholders Meeting	Section 6.3(a)
Company Stock	Recitals
Company Superior Proposal	Section 6.2(a)
Company Warrant	Section 4.1(c)(iii)
Confidentiality Agreement	Section 6.6
Covered Parties	Section 6.14(a)
Credit Agreement	Recitals
DGCL	Section 5.1(o)
EDGAR	Section 5.1(i)(i)
Effective Time	Section 1.2
Encumbrance	Section 9.10(c)
Environmental Costs and Liabilities	Section 5.2(s)
Environmental Laws	Section 5.2(s)
ERISA	Section 9.10(d)
Exchange Act	Section 5.1(g)
Exchange Agent	Section 4.2(a)
Exchange Ratio	Section 4.1(a)
Expenses Fee	Section 8.5(d)

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GAAP	Section 5.1(i)(ii)
Governmental Entity	Section 9.10(e)
HSR Act	Section 5.1(g)
Hazardous Material	Section 5.2(s)
Intellectual Property Right	Section 9.10(f)
Intellectual Property Rights	Section 9.10(f)
IRS	Section 5.2(n)(ii)
Knowledge	Section 9.10(g)
Loan Documents	Recitals
Material Adverse Effect	Section 9.10(h)
Material Subsidiary	Section 9.10(i)
Merger	Recitals
Merger Sub	Introduction
NNM	Section 5.1(d)
Other Pending Transactions	Section 5.1(c)
Other Proxy Statements	Section 5.1(l)
Other Registration Statements	Section 5.1(l)
Parent	Introduction
Parent Common Stock	Recitals
Parent Contract	Section 5.1(s)
Parent Disclosure Schedule	Section 5.1
Parent Financial Statements	Section 5.1(i)(ii)
Parent Intellectual Property Right	Section 9.10(j)
Parent Intellectual Property Rights	Section 9.10(j)
Parent Option Plans	Section 5.1(c)
Parent Rights	Section 5.1(c)
Parent Rights Agreement	Section 5.1(c)
Parent SEC Reports	Section 5.1(i)(i)
Parent Shares	Section 4.1(a)
Parent Stockholders Meeting	Section 6.3(b)
Parties	Introduction
Person	Section 9.10(k)
Post-Merger Exercise Price	Section 4.1(c)(i)
Proxy Statement	Section 6.4
Reseller Agreement	Section 6.15
Restraints	Section 7.1(c)
Returns	Section 9.10(l)
S-4 Registration Statement	Section 6.4
S-8 Registration Statement	Section 6.16(a)
SEC	Section 5.1(i)(i)
Securities Act	Section 5.1(g)
Share Consideration	Section 4.2(a)
Shareholders Voting Agreement	Recitals
Shelf Registration Statement	Section 6.16(b)
Significant Tax Agreement	Section 9.10(m)
Stock Merger Exchange Fund	Section 4.2(a)
Subsidiary	Section 9.10(n)
Substitute Option	Section 4.1(c)(i)
Substitute Warrant	Section 4.1(c)(iii)
Surviving Corporation	Section 1.1
Tax	Section 9.10(o)

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Taxes	Section 9.10(o)
TBCA	Section 1.1
Terminated Options	Section 4.1(c)(i)
Termination Date	Section 8.2(a)
Termination Fee	Section 8.5(b)
Transaction Expenses	Section 9.1

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EXHIBITS

Shareholder Voting Agreement	Exhibit A
Credit Agreement	Exhibit B
Form of Articles of Incorporation of Surviving Corporation	Exhibit C
Form of Bylaws of Surviving Corporation	Exhibit D
Form of Company Affiliate Letter	Exhibit E

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AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of November 1, 2001, by and among divine, inc., a Delaware corporation ("Parent"), TD Acquisition Corp., a Texas corporation and a direct wholly-owned Subsidiary of Parent ("Merger Sub"), and Data Return Corporation, a Texas corporation (the "Company"). Parent, Merger Sub and the Company are referred to collectively herein as the "Parties". Capitalized terms used herein are defined as referenced in the Table of Defined Terms contained herein.

RECITALS

    WHEREAS, the Board of Directors of each of Parent, Merger Sub and the Company has determined that it is in the best interests of such corporation and its respective stockholders that the Company and Parent enter into a business combination through the merger of the Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, has approved the Merger and the transactions contemplated hereby and declared this Agreement to be advisable to its respective stockholders;

    WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company's willingness to enter into this Agreement, certain stockholders of Company are entering into a Shareholders Voting Agreement with Parent in the form of Exhibit A attached hereto (the "Shareholders Voting Agreement");

    WHEREAS, concurrently with the execution of this Agreement, the Parent is entering into a Credit Agreement with the Company in the form of Exhibit B attached hereto (the "Credit Agreement") and, pursuant to the Credit Agreement, a Security Agreement and an Intellectual Property Security Agreement (collectively, the "Loan Documents");

    WHEREAS, pursuant to the Merger, the outstanding shares of the common stock, par value $0.001 per share, of the Company ("Company Common Stock", and, together with all other capital stock of the Company, "Company Stock"), including the associated rights under the Company Rights Agreement (as defined in Section 5.2(y) hereof), shall be converted into the right to receive shares of the class A common stock, par value $0.001 per share, of the Parent ("Parent Common Stock"), including the associated Parent Rights (as defined in Section 5.1(c) hereof), as set forth herein;

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, the Parties intend that this Agreement shall constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-3;

    NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I

The Merger; Effective Time; Closing

    1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Texas Business Corporation Act (the "TBCA"), at the

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Effective Time, the Merger Sub shall be merged with and into the Company, the separate corporate existence of the Merger Sub shall thereupon cease, and the Company shall be the successor or surviving corporation and shall continue its existence under the laws of the State of Texas. The Company, as the surviving corporation after the consummation of the Merger, is sometimes hereinafter referred to as the "Surviving Corporation".

    1.2  Effective Time.  Subject to the provisions of this Agreement, the Parties shall cause the Merger to be consummated by filing a duly executed articles of merger of the Company (the "Articles of Merger") with the Office of the Secretary of State of the State of Texas in such form as required by, and executed in accordance with, the relevant provisions of the TBCA, as soon as practicable, and shall take all other action required by law to effect the Merger. The Merger shall become effective upon such filing or at such later time as is agreed to in writing by the parties and provided in the Articles of Merger (the "Effective Time").

    1.3  Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article VIII, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., local time, at the offices of Bell, Boyd & Lloyd LLC, 70 West Madison Street, Suite 3300, Chicago, Illinois 60602, on the business day all of the conditions to the obligations of the Parties to consummate the Merger as set forth in Article VII have been satisfied or waived, or such other date, time or place as is agreed to in writing by the Parties (the "Closing Date").

    1.4  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.5  Dissenter's Rights.  In accordance with Article 5.11 of the TBCA, no rights of dissenting shareholders shall be available to the holders of shares of Company Stock in connection with the Merger.

ARTICLE II

The Surviving Corporation

    2.1  Articles of Incorporation; Name.  At the Effective Time, the articles of incorporation of the Company shall be amended in its entirety to read as set forth on Exhibit C hereto, and, as so amended, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended as provided therein and by applicable law, subject to Section 6.14(b).

    2.2  Bylaws.  At the Effective Time, the bylaws of Merger Sub in effect immediately prior to the Effective Time, a copy of which is attached as Exhibit D, shall be the bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law, subject to Section 6.14(b).

    2.3  Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company, or (b) otherwise carry out the provisions of this

A–2

Agreement, the officers and directors of the Surviving Corporation are authorized to take, and will take, any and all such lawful actions.

ARTICLE III

Directors and Officers of the Surviving Corporation

    3.1  Directors.  The directors of Merger Sub shall be the initial directors of the Surviving Corporation, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

    3.2  Officers.  The officers of Merger Sub shall be the initial officers of the Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of incorporation and bylaws.

ARTICLE IV

Merger Consideration; Conversion or Cancellation of Shares in the Merger

    4.1  Share Consideration for the Merger; Conversion or Cancellation of Shares in the Merger.  At the Effective Time, the manner of converting or canceling shares of capital stock of the Company and Merger Sub shall be as follows:

      (a)  Conversion of Company Stock.  Subject to adjustment, if applicable, pursuant to Sections 4.1(e) and 4.1(f) hereof, and subject to the provisions of Section 4.3 hereof, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock described in Section 4.1(d)), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive 1.9876 shares of Parent Common Stock (including the associated Parent Rights). The shares of Parent Common Stock (including the associated Parent Rights) issuable in connection with the Merger and the transactions contemplated thereby are referred to herein as the "Parent Shares". At the Effective Time, all shares of Company Common Stock converted into the right to receive Parent Shares pursuant to this Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be canceled and cease to exist, and each holder of a certificate theretofore representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, upon the surrender of such certificate (or other appropriate action) in accordance with Section 4.2, the number of Parent Shares specified above. The ratio of shares of Parent Common Stock issuable per share of Company Common Stock, as adjusted from time to time pursuant to Sections 4.1(e) and 4.1(f), is sometimes hereinafter referred to as the "Exchange Ratio".

      (b)  Stock of Merger Sub.  Each share of common stock, par value $0.001 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into, and shall become, one share of common stock, par value $0.001 per share, of the Surviving Corporation.

      (c)  Outstanding Options and Warrants.

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         (i) Prior to the Effective Time, each option to purchase shares of Company Common Stock that is outstanding and unexercised pursuant to the Company Option Plans (each, a "Company Option") in effect on the date hereof shall (i) to the fullest extent permitted by the applicable plans and option agreements, be terminated if the result of dividing (A) the exercise price of such Company Option by (B) the Exchange Ratio and rounding the result to the nearest tenth of one cent (hereinafter, the "Post-Merger Exercise Price"), is greater than the closing sale price of the Parent Shares on the trading day immediately preceding the Effective Time ("Terminated Options"), and (ii) if the Post-Merger Exercise Price of such Company Option is less than or equal to the closing sale price of the Parent Shares on the trading day immediately preceding the Effective Time, become and represent an option to purchase (a "Substitute Option") the number of Parent Shares (rounded to the nearest full share) determined by multiplying (X) the number of Company Shares subject to such Company Option immediately prior to the Effective Time by (Y) the Exchange Ratio, at an exercise price per share of Parent Common Stock equal to the Post-Merger Exercise Price. Promptly after the Effective Time, Parent shall grant options to purchase Parent Shares to holders of Terminated Options in consideration for the termination thereof. The aggregate number of Parent Shares subject to such new options shall equal 14,382,923 minus (I) the number of Parent Shares subject to the Substitute Options, and (II) the product of (A) the number of shares of Company Common Stock issued upon exercise of Company Options between the date hereof and the Effective Time and (B) the Exchange Ratio.

         (ii) It is the intent of the Parties that the Substitute Options shall qualify following the Effective Time as "incentive stock options" as defined in Section 422 of the Code to the extent that the related Company Options qualified as incentive stock options immediately prior to the Effective Time, and the provisions of this Section 4.1(c) shall be applied consistent with such intent.

        (iii) Upon the Effective Time, each warrant to purchase shares of Company Common Stock that is outstanding and unexercised (each, a "Company Warrant") shall become and represent a warrant to purchase (a "Substitute Warrant") a number of Parent Shares at an exercise price as determined in accordance with the terms of such Company Warrant.

        (iv) After the Effective Time, except as provided above in this Section 4.1(c), each Substitute Option and Substitute Warrant shall be exercisable upon the same terms and conditions as were applicable under the related Company Option or Company Warrant, as the case may be, immediately prior to the Effective Time after giving effect to any provision contained in such Company Option, Company Warrant or related agreement, as the case may be, providing for accelerated vesting as a result of this Agreement.

         (v) The Company agrees that, after the date of this Agreement, it will not grant any stock appreciation rights or limited stock appreciation rights and will not permit cash payments to holders of Company Options or Company Warrants in lieu of the substitution therefor of Substitute Options and Substitute Warrants, as described in this Section 4.1(c). Parent will reserve a sufficient number of Parent Shares for issuance under this Section 4.1(c) and Section 6.16 hereof.

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      (d)  Cancellation of Other Capital Stock and Treasury Stock.  All of the shares of Company Stock that are owned by the Company as treasury stock and all of the capital stock of the Company other than the Company Common Stock, shall automatically cease to be outstanding, shall be canceled and shall cease to exist and no Parent Shares shall be delivered in exchange therefor.

      (e)  Adjustment to Exchange Ratio for Organic Changes.  The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for shares of Parent Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

      (f)  Other Adjustments to Exchange Ratio.  In the event that the Exchange Ratio would result in the issuance of more than 72,250,000 Parent Shares in the Merger, the Exchange Ratio shall be adjusted to equal the quotient of (a) 72,250,000 divided by (b) the total number of Company Common Shares outstanding immediately prior to the Effective Time.

    4.2  Payment for Shares in the Merger.  The manner of exchanging certificates formerly representing shares of Company Common Stock for certificates representing shares of Parent Common Stock in the Merger shall be as follows:

      (a)  Exchange Agent.  On or prior to the Closing Date, Parent shall make available to Computershare Trust Company of New York, or other entity mutually agreed upon by the Parties (the "Exchange Agent"), for the benefit of the holders of shares of Company Stock, a sufficient number of certificates representing the Parent Shares required to effect the delivery of the aggregate consideration in Parent Shares, required to be issued pursuant to the terms hereof (collectively, the "Share Consideration" and the certificates representing the shares of Parent Common Stock comprising such aggregate Share Consideration being referred to hereinafter as the "Stock Merger Exchange Fund"). The Exchange Agent shall, pursuant to instructions, deliver the Share Consideration out of the Stock Merger Exchange Fund. The Stock Merger Exchange Fund shall not be used for any purpose other than as set forth in this Agreement.

      (b)  Exchange Procedures.  Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal, in a form reasonably satisfactory to the Parties (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Subject to Section 4.5, upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for each of the shares of Company Common Stock represented by such Certificates the Share Consideration, without interest, allocable to such Certificates and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, such Certificates shall

A–5

  represent solely the right to receive the Share Consideration allocable to such Certificates.

      (c)  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions on Parent Shares, having a record date after the Effective Time and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive Parent Shares until such Persons surrender their Certificates as provided in Section 4.2(b) above. Upon such surrender, there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions having a record date after the Effective Time and payable with respect to such Parent Shares between the Effective Time and the time of such surrender. After such surrender, at the appropriate payment date, there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions on such Parent Shares with a payment date after such surrender which shall have a record date after the Effective Time. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

      (d)  Transfers of Ownership.  If any certificate representing Parent Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Shares, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

      (e)  No Liability.  Neither the Exchange Agent nor any of the Parties shall be liable to a holder of shares of Company Stock for any Parent Shares or any dividend to which the holders thereof are entitled, that are delivered to a public official pursuant to applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Shares for the account of the Persons entitled thereto.

      (f)  Termination of Fund.  Subject to applicable law, any portion of the Stock Merger Exchange Fund that remains unclaimed by the former stockholders of the Company for one (1) year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholder of the Company shall thereafter look only to Parent for payment of such stockholder's applicable claim for the Share Consideration for such stockholder's shares of Company Stock.

    4.3  Fractional Parent Shares.  No fractional Parent Shares shall be issued in connection with the Merger. If a holder of shares of Company Common Stock is entitled to receive any fractional Parent Shares based on application of the Exchange Ratio to the total number of shares of Company Common Stock held by such holder immediately prior to the Effective Time, such fractional Parent Shares shall be rounded up or down to the nearest whole number (with fractions equal to or greater than 0.5 being rounded up).

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    4.4  Transfer of Shares after the Effective Time.  After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. All Share Consideration issued upon the surrender for exchange of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or the Parent for any reason, they shall be canceled and exchanged as provided in this Article IV.

    4.5  Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate, upon the making and delivery of an affidavit of that fact by the holder thereof, such Parent Shares and any dividends or other distributions to which the owner thereof is entitled; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a customary bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

    4.6  Withholding Rights.  Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article IV such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Option or Company Warrant, as the case may be, in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

ARTICLE V

Representations and Warranties

    5.1  Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Section 5.1 are true and correct, except to the extent set forth on the disclosure schedule delivered contemporaneously with this Agreement by Parent to the Company (the "Parent Disclosure Schedule"). The Parent Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.1, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Section 5.1 (provided that the listing of an item in one paragraph of the Parent Disclosure Schedule shall be deemed to be a listing in each paragraph of the Parent Disclosure Schedule and to apply to any other representation and warranty of Parent in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other paragraph or representation or warranty).

      (a)  Corporate Organization and Qualification.  Each of Parent, its Material Subsidiaries and the Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is qualified and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except

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  where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent, its Material Subsidiaries and the Merger Sub has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted.

      (b)  Operations of Merger Sub.  Merger Sub is a direct, wholly-owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

      (c)  Capitalization.  The authorized capital stock of Parent consists of (i) 2,500,000,000 shares of Parent Common Stock, of which 278,241,311 shares were issued and outstanding on October 24, 2001, approximately 90,000,000 of which are validly reserved for issuance in connection with the Merger, and approximately 74,000,000 of which are validly reserved for issuance in connection with the proposed acquisitions of Eprise Corporation and RoweCom Inc. (the "Other Pending Transactions"), (ii) 100,000,000 shares of class C common stock, $0.001 par value per share, of which none were issued and outstanding on the date hereof, and (iii) 50,000,000 shares of preferred stock, $0.001 par value per share, 500,000 shares of which have been designated Series A Junior Participating Preferred Stock. No shares of Series A Junior Participating Preferred Stock are issued and outstanding as of the date hereof. All of the outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on Section 5.1(c) of the Parent Disclosure Schedule, the Parent has no outstanding stock appreciation rights, phantom stock or similar rights, except, as of October 24, 2001, options to purchase 22,504,883 shares of Parent Common Stock were outstanding under Parent's 1999 Stock Incentive Plan and 42,351 shares reserved for future grant under such plan, 1,096,786 shares of Parent Common Stock had been issued pursuant to Parent's 2000 Employee Stock Purchase Plan and 3,069,880 shares are reserved for issuance under such plan, and 20,623,477 options to purchase shares of Parent Common Stock were outstanding under Parent's 2001 Stock Incentive Plan and 8,376,523 shares are reserved for future grants under such plan (the 1999 Stock Incentive Plan, 2000 Stock Incentive Plan and 2001 Stock Incentive Plan, collectively, the "Parent Option Plans"). As of October 24, 2001, except as set forth on Section 5.1(c) of the Parent Disclosure Schedule and other than options and shares issued or outstanding under the Parent Option Plans, the Rights (the "Parent Rights") under the Rights Agreement, dated as of February 12, 2001, between Parent and Computershare Investor Services, LLC, as amended (the "Parent Rights Agreement"), there are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Parent is a party, or by which it may be bound, requiring it to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any of its securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of Parent. Except as set forth on Section 5.1(c) of the Parent Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Parent is a party or by which it is bound relating to the voting of any shares of the capital stock of the Parent. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value per share, 1,000 shares of which are issued and outstanding and held by Parent.

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      (d)  Listings.  Parent's securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the NASDAQ National Market (the "NNM"). When issued, each Parent Share will be duly listed and admitted for trading on the NNM.

      (e)  Authority Relative to this Agreement.  The board of directors of Merger Sub has approved this Agreement and declared it and the Merger to be advisable, and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The board of directors of Parent has declared the Merger and the related issuance of Parent Shares advisable, has duly and validly authorized this Agreement and the consummation by Parent of the transactions contemplated hereby and has recommended that the stockholders of Parent approve the Merger and the related issuance of shares of Parent Common Stock (if such approval is required by the rules and regulations of the NNM) and Parent has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than any required approval of the issuance of the Parent Shares pursuant to this Agreement by the stockholders of Parent in accordance with the rules and regulations of the NNM. The affirmative vote of the holders of a majority in interest of the stock present or represented by proxy at the Parent Stockholders Meeting, provided a quorum is present, is sufficient for Parent's stockholders to approve the issuance of shares of Parent Common Stock in connection with the Merger, and no other approval of any holder of any securities of Parent is required in connection with the consummation of the transactions contemplated hereby. This Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

      (f)  Present Compliance with Obligations and Laws.  Neither Parent nor any of its Material Subsidiaries is: (i) in violation of its certificate of incorporation, bylaws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument that (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii) or (iv) would

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  not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

      (g)  Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the certificate of incorporation (or other similar documents) or bylaws (or other similar documents) of Parent or its Material Subsidiaries; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, in each case, by or on behalf of Parent or any of its Material Subsidiaries, except (A) in connection with the applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) pursuant to the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") (including a Schedule 13D with regard to the Shareholders Voting Agreement in accordance with the Exchange Act), and the NNM, (C) the filing of the Articles of Merger pursuant to the TBCA and appropriate documents with the relevant authorities of other states in which Parent is authorized to do business, (D) as may be required by any applicable state securities laws, (E) the consents, approvals, orders, authorizations, registrations, declarations and filings required under the antitrust or competition laws of foreign countries identified in the Parent Disclosure Schedule, or (F) where the failure to obtain such consent, approval, authorization or permit, or to make such registration, filing or notification, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which Parent or any of its Material Subsidiaries is a party or by which any of their assets may be bound (or, with respect to Subsidiaries other than Material Subsidiaries, that would reasonably be expected to have a Material Adverse Effect on Parent), except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent; or (v) assuming the consents, approvals, authorizations or permits and registrations, filings or notifications referred to in this Section 5.1(g) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its Material Subsidiaries or to any of their respective assets, except for violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent or adversely affect the ability of Parent to consummate the transactions contemplated hereby. Without limiting the

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  generality or effect of the foregoing, on or prior to the date of this Agreement, Parent has obtained the consent of Computer Associates International, Inc. to this transaction under those certain Non-Competition Agreements, dated as of March 29, 1999, among PLATINUM Technologies International, inc. and certain principal officers of Parent and delivered a copy of such consent to the Company.

      (h)  Litigation.  Except as set forth in the Parent SEC Reports filed prior to the date hereof or in Section 5.1(h) of the Parent Disclosure Schedule, there are no actions, suits, claims, investigations or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to result in obligations or liabilities of Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent or adversely affect the ability of Parent or Merger Sub to perform their obligations under this Agreement. Neither Parent nor any of its Material Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that (i) has or may have the effect of prohibiting or impairing any business practice of Parent or any of its Subsidiaries, any acquisition of property (tangible or intangible) by Parent or any of its Subsidiaries, the conduct of the business by Parent or any of its Subsidiaries, or Parent's ability to perform its obligations under this Agreement or (ii) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Parent.

      (i)  SEC Reports; Financial Statements.

         (i) Parent has filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (collectively, the "Parent SEC Reports") and all of which are available through the SEC's Electronic Data Gathering and Retrieval System ("EDGAR"). None of the Parent SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.

         (ii) The consolidated balance sheets and the related consolidated statements of income, stockholders' equity (deficit) and cash flows (including the related notes thereto) of Parent included in the Parent SEC Reports (collectively, "Parent Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent throughout the periods involved ("GAAP") (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly in all material respects the consolidated financial

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    position of Parent and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount.

        (iii) Since June 30, 2001, there has not been any material change, by Parent or any of its Subsidiaries, in accounting principles, methods or policies for financial accounting purposes, except as required by concurrent changes in GAAP, or as disclosed in the Parent SEC Reports. There are no material amendments or modifications to agreements, documents or other instruments, which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act, that have not been filed with the SEC but that are required to be filed.

      (j)  No Liabilities.  Neither Parent nor any of its Subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the Knowledge of Parent, there is no reasonable basis for the assertion of any claim with respect to any indebtedness, obligation or liability of any nature against Parent or any of its Subsidiaries, except for indebtedness, obligations and liabilities (i) that are fully reflected in, reserved against or otherwise described in the most recent Parent Financial Statements, (ii) that have been incurred after the date of the most recent Parent Financial Statements in the ordinary course of business, consistent with past practice, (iii) that are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action), or (iv) that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

      (k)  Absence of Certain Changes or Events.  Except as described in the Parent SEC Reports, since June 30, 2001, and through the date hereof, except with respect to the actions contemplated by this Agreement, there has not been (i) any Material Adverse Effect on Parent; (ii) any damage, destruction or loss of any assets of Parent or any of its Material Subsidiaries (whether or not covered by insurance) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; (iii) any material change by Parent in its accounting methods, principles or practices, except as required by GAAP, or any disagreement between Parent and its independent accountants concerning Parent's financial statements or their conformity with GAAP; or (iv) any labor dispute or charge of unfair labor practice (other than routine individual grievances), that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent, any activity or proceeding by a labor union or representative thereof to organize any employee of Parent or any of its Subsidiaries or any campaign being conducted to solicit authorization from employees to be represented by such labor union in each case that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

      (l)  S-4 Registration Statement and Proxy Statement/Prospectus.  None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement will (i) in the case of

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  the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Company Shareholders Meeting and Parent Stockholders Meeting (if necessary) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, Merger Sub or any of their respective officers and directors or any of its Subsidiaries should occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4 Registration Statement, Parent shall promptly inform the Company so that such event may be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The S-4 Registration Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Securities Act. The Proxy Statement will (with respect to Parent and Merger Sub) comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by, or related to, the Company or any of its affiliates or advisors that is contained in any of the foregoing documents. Any registration statement(s) filed with the SEC by Parent between the date hereof and the Effective Time (other than the S-4 Registration Statement) are referred to collectively herein as the "Other Registration Statements". Any proxy statement(s) filed with the SEC by Parent between the date hereof and the Effective Time (other than the Proxy Statement) are referred to collectively herein as the "Other Proxy Statements." None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (or to Parent's knowledge, any other information included or incorporated by reference into) the Other Registration Statements or the Other Proxy Statements will (i) in the case of the Other Registration Statements, at the time they become effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) in the case of the Other Proxy Statements, at the time of the mailing of such Other Proxy Statement and at the time of any stockholder action related thereto and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      (m)  Taxes.

         (i) Parent and each of its Material Subsidiaries has timely filed (after taking into account any extensions to file) all federal, state, local and foreign Returns required by applicable Tax law to be filed by Parent and each of its Material Subsidiaries. All Taxes owed by Parent or any of its Material Subsidiaries to a taxing authority, or for which Parent or any of its Material Subsidiaries is liable, whether to a taxing authority or to other Persons or entities under a Significant Tax Agreement,

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    as of the date hereof, have been paid and, as of the Effective Time, will have been paid. All Returns were true and correct in all material respects when filed. Other than any reserve for deferred Taxes established to reflect timing differences between book and Tax treatment, Parent has made accruals for Taxes on the Parent Financial Statements which are adequate to cover any Tax liability of Parent and each of its Subsidiaries determined in accordance with GAAP through the date of the Parent Financial Statements.

         (ii) Parent and each of its Material Subsidiaries have withheld with respect to its employees, creditors, independent contractors, stockholders or other parties all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

        (iii) Except as set forth in Section 5.1(m) of the Parent Disclosure Schedule, there is no Tax deficiency outstanding, assessed, or to Parent's Knowledge, proposed against Parent or any of its Material Subsidiaries. Neither Parent nor any of its Material Subsidiaries have executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax that is still in effect. There are no liens for Taxes on the assets of Parent or of any of its Material Subsidiaries other than with respect to Taxes not yet due and payable.

        (iv) Except as set forth in Section 5.1(m) of the Parent Disclosure Schedule, to Parent's Knowledge, no federal or state Tax audit or other examination of Parent or any of its Material Subsidiaries is presently in progress, nor has Parent or any of its Material Subsidiaries been notified either in writing or orally of any request for such federal or state Tax audit or other examination.

         (v) Neither Parent nor any of its Material Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Parent.

      (n)  Unlawful Payments and Contributions.  To the Knowledge of Parent, neither Parent, any Subsidiary of Parent nor any of their respective directors, officers, employees or agents has, with respect to the businesses of Parent or its Subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.

      (o)  Takeover Statute.  No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the Delaware General Corporate Law ("DGCL")) applicable to Parent is applicable to the Merger or the other transactions contemplated hereby. Assuming the accuracy of the representation and warranty set forth in Section 5.2(aa), the action of the board of directors of Parent in approving this Agreement (and the transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the transactions provided for herein) the

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  restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

      (p)  Not an Investment Company.  Parent is not an "investment company" within the meaning of that term as used in the Investment Company Act of 1940, as amended.

      (q)  Parent Intangible Property.

         (i) Except for such matters as would not reasonably be expected to have a Material Adverse Effect on Parent, Parent or its Subsidiaries owns or is properly licensed to use all Intellectual Property Rights used or required for the conduct of the business of Parent and its Subsidiaries.

         (ii) Except for such matters as would not reasonably be expected to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other party to any agreement relating to or involving any Parent Intellectual Property Right is in breach thereof or in default thereunder.

        (iii) Except for such matters as would not reasonably be expected to have a Material Adverse Effect on Parent, to the Knowledge of Parent, no third party is infringing, misappropriating, diluting or otherwise violating any Parent Intellectual Property Right.

        (iv) Except for such matters as would not reasonably be expected to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has received oral or written notification or is a party to any suit, action, complaint, legal or administrative proceeding (A) relating to a claim of infringement, misappropriation, dilution, or other violation of any Intellectual Property Right of any third party, (B) relating to a demand to cease and desist certain conduct, an offer to license, or notice of the existence of any Intellectual Property Right of any third party, or (C) relating to any claim involving the validity, enforceability, or the right of Parent or any of its Subsidiaries to use Parent Intellectual Property.

      (r)  Brokers and Finders.  Except for the fees and expenses payable to Adams, Harkness & Hill, which fees and expenses are determined pursuant to its agreement with Parent, neither Parent nor any of its Subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

      (s)  Agreements, Contracts and Commitments; Material Contracts.  Except as set forth in Section 5.1(s) of the Parent Disclosure Schedule, (A) each material agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied), to which Parent is a party or by which Parent or its assets is or may become bound (a "Parent Contract"), is in full force and effect; and (B) no condition exists or event has occurred that to the Knowledge of Parent (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event), would constitute a default by Parent or a Material Subsidiary of Parent or, to the Knowledge of Parent, any other party thereto under, or result in a right in termination of, any Parent Contract, except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on Parent.

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      (t)  Permits.  Parent and each of its Material Subsidiaries holds all licenses, permits, registrations, orders, authorizations, approvals and franchises that are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent. All such licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any of its Material Subsidiaries has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failure would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.

      (u)  Takeover Statute.  Neither Parent nor any of its Subsidiaries (including Merger Sub) is, nor at any time during the last three years has any of such been, an "affiliated shareholder" of the Company as defined in Article 13.02 of the TBCA. Neither Parent nor any of its Subsidiaries (including Merger Sub) owns (directly or indirectly, beneficially or of record) and none is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

      (v)  Transactions with Affiliates.  Except as set forth in Section 5.1(v) of the Parent Disclosure Schedule, since the date of Parent's last proxy statement to its stockholders, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      (w)  Parent Rights Plan.  Neither the execution of this Agreement or the Shareholders Voting Agreement nor the consummation of the transactions contemplated hereby or thereby will trigger a "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Parent Rights Agreement) or will cause the Company or any of its affiliates to become an "Acquiring Person" (as defined in the Parent Rights Agreement).

    5.2  Representations and Warranties of the Company.  The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Section 5.2 are true and correct, except to the extent set forth on the disclosure schedule delivered contemporaneously with this Agreement by the Company to Parent and Merger Sub (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.2, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Section 5.2 (provided that the listing of an item in one paragraph of the Company Disclosure Schedule shall be deemed to be a listing in each paragraph of the Company Disclosure Schedule and to apply to any other representation and warranty of the Company in this Agreement to the extent that it is reasonably apparent from a reading of such disclosure item that it would also qualify or apply to such other paragraph or representation or warranty.)

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      (a)  Corporate Organization and Qualification.  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified and in good standing as a foreign entity in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted. All of the Subsidiaries of the Company are set forth in Section 5.2(a) of the Company Disclosure Schedule. The Company has heretofore delivered or made available to Parent complete and correct copies of its certificate of incorporation and bylaws and the charter documents of its material Subsidiaries, each as amended.

      (b)  Capitalization.  The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, of which 36,182,438 shares were issued and outstanding as of October 31, 2001. All of the outstanding shares of capital stock of the Company and its Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no outstanding stock appreciation rights, phantom stock or similar rights. All outstanding shares of capital stock or other equity interests of the Subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all liens, pledges, charges, encumbrances, claims and options of any nature. Except for options to purchase an aggregate of 9,541,318 shares of Company Common Stock outstanding as of October 31, 2001 pursuant to (i) the Company's 1998 Stock Option Plan, (ii) the Company's 1999 Long-Term Incentive Plan, (iii) the Stock Option Agreement dated as of January 15, 1998, between the Company and Michael S. Shiff and (iv) the Non-Qualified Stock Option Agreement, dated as of August 12, 1998, between the Company and Steve Mott (collectively, the "Company Option Plans"), the Company Warrants and the Rights (as defined in the Company Rights Agreement (as defined in Section 5.2(y) hereof) and referred to herein as "Company Rights"), there are no outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments or any other agreements of any character to which the Company or any of its Subsidiaries is a party to, or by which any of them may be bound, requiring them to issue, transfer, grant, sell, purchase, redeem or acquire any shares of capital stock or any of their securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. Except as set forth in Section 5.2(b) of the Company Disclosure Schedule, no rights that arose prior to the date hereof with respect to the registration of shares of Company Common Stock under the Securities Act, including, but not limited to, demand rights or piggy-back registration rights, shall apply with respect to any Parent Shares issuable in connection with the Merger or upon exercise of Substitute Options or Substitute Warrants. Section 5.2(b) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of the outstanding options and warrants to acquire shares of Company Stock, the name of the holder of such option or warrant, the exercise price of such option or warrant, the number of shares as to which such option or warrant will

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  have vested at such date and whether the exercisability of such option or warrant will be accelerated in any way by the transactions contemplated by this Agreement and the extent of acceleration, if any, and any adjustments to such options or warrants resulting from the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 5.2(b) of the Company Disclosure Schedule, since June 30, 2001, no Company Options or other options or warrants convertible or exchangeable for shares of Company Stock have been issued or accelerated or had their terms modified.

      (c)  Fairness Opinion.  The board of directors of the Company has received an opinion from ABN AMRO Incorporated to the effect that, as of the date hereof and based upon and subject to the matters stated therein, the Exchange Ratio is fair to the holders of shares of Company Common Stock from a financial point of view and a copy of such opinion has been or, promptly upon becoming available, will be provided to Parent, and such opinion has not been withdrawn, revoked or modified; it being understood and acknowledged by Parent that such opinion has been rendered for the benefit of the board of directors of the Company and is not intended to be, and may not be, relied upon by Parent, its affiliates or their respective stockholders.

      (d)  Authority Relative to this Agreement.  The board of directors of the Company has declared this Agreement and the Merger to be advisable and has unanimously recommended that the stockholders of the Company adopt this Agreement and approve the Merger, and the Company has the requisite corporate power and authority to execute and deliver this Agreement and, upon approval of this Agreement by the stockholders of the Company, to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the approval of this Agreement and the approval of the Merger by the stockholders of the Company in accordance with the TBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

      (e)  Present Compliance with Obligations and Laws.  Except as disclosed in Section 5.2(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is: (i) in violation of its articles of incorporation or bylaws or similar documents; (ii) in default in the performance of any obligation, agreement or condition of any debt instrument that (with or without the passage of time or the giving of notice, or both) affords to any Person the right to accelerate any indebtedness or terminate any right; (iii) in default under or breach of (with or without the passage of time or the giving of notice) any other contract to which it is a party or by which it or its assets are bound; or (iv) in violation of any law, regulation, administrative order or judicial order, decree or judgment (domestic or foreign) applicable to it or its business or assets, except where any violation, default or breach under items (ii), (iii), or (iv) would not reasonably

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  be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

      (f)  Consents and Approvals; No Violation.  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective articles of incorporation (or other similar document) or bylaws (or other similar document) of the Company or any of its Subsidiaries; (ii) require any consent, approval, authorization or permit of, or registration or filing with or notification to, any governmental or regulatory authority, in each case, by or on behalf of the Company or any of its Subsidiaries, except (A) pursuant to the applicable requirements of the Securities Act and the Exchange Act and the NNM, (B) the filing of the Articles of Merger pursuant to the TBCA and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (C) as may be required by any applicable state securities laws, or (D) where the failure to obtain such consent, approval, authorization or permit, or to make such registration, filing or notification, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or lien or other charge or encumbrance) under any of the terms, conditions or provisions of any indenture, note, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of their assets may be bound, except as disclosed in Section 5.2(f) of the Company Disclosure Schedule and except for such violations, breaches and defaults (or rights of termination, cancellation, or acceleration or lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby; (iv) cause the suspension or revocation of any authorizations, consents, approvals or licenses currently in effect that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company; or (v) assuming the consents, approvals, authorizations or permits and registrations, filings or notifications referred to in this Section 5.2(f) are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries or to any of their respective assets, except for violations that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company or adversely affect the ability of the Company to consummate the transactions contemplated hereby.

      (g)  Litigation.  Except as disclosed in Company SEC Reports filed prior to the date hereof, or as set forth in Section 5.2(g) of the Company Disclosure Schedule, there are no actions, suits, claims, investigations or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to result in obligations or liabilities of the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or

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  adversely affect the ability of the Company to perform its obligations under this Agreement. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that (i) has or may have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of the business by the Company or any of its Subsidiaries, or Company's ability to perform its obligations under this Agreement or (ii) individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

      (h)  SEC Reports; Financial Statements.

         (i) The Company has filed all forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (the "Company SEC Reports"), all of which are available through EDGAR. None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

         (ii) The consolidated balance sheets and the related statements of income, stockholders' equity or deficit and cash flow (including the related notes thereto) of the Company included in the Company SEC Reports (collectively, the "Company Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a basis consistent throughout the periods involved (except as otherwise noted therein or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q under the Exchange Act), and present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the results of its operations and its cash flow for the periods presented therein, except that the unaudited interim financial statements do not include footnote disclosure of the type associated with audited financial statements and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

        (iii) Since June 30, 2001, there has not been any material change, by the Company or any of its Subsidiaries in accounting principles, methods or policies for financial accounting purposes, except as required by concurrent changes in GAAP, or as disclosed in the Company SEC Reports. There are no material amendments or modifications to agreements, documents or other instruments, which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, that have not been filed with the SEC but which are required to be filed.

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      (i)  No Liabilities.  Except as disclosed in Section 5.2(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any material indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted), and, to the Knowledge of the Company, there is no reasonable basis for the assertion of any claim with respect to any indebtedness, obligation or liability of any nature against the Company or any of its Subsidiaries, except for indebtedness, obligations and liabilities (i) that are fully reflected in, reserved against or otherwise described in the most recent Company Financial Statements, (ii) that have been incurred after the most recent Company Financial Statements in the ordinary course of business, consistent with past practice, (iii) that are obligations to perform under executory contracts in the ordinary course of business (none of which is a liability resulting from a breach of contract or warranty, tort, infringement or legal action) or (iv) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

      (j)  Absence of Certain Changes or Events.  Except as described in the Company SEC Reports or as disclosed in Section 5.2(j) of the Company Disclosure Schedule, since June 30, 2001, and through the date hereof, except with respect to the actions contemplated by this Agreement, the Credit Agreement, the Loan Documents or the Reseller Agreement, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date and through the date hereof, there has not been (i) any Material Adverse Effect on the Company, (ii) any damage, destruction or loss of assets of the Company or any of its Subsidiaries (whether or not covered by insurance) that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (iii) any material change by the Company in its accounting methods, principles or practices, except as required by GAAP; (iv) any material revaluation by the Company or any of its Subsidiaries of any of its assets, including, without limitation, writing down the value of capitalized software or inventory or deferred tax assets or writing off notes or accounts receivable other than in the ordinary course of business; (v) any labor dispute or charge of unfair labor practice (other than routine individual grievances), that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company, any activity or proceeding by a labor union or representative thereof to organize any employee of the Company or any of its Subsidiaries or any campaign being conducted to solicit authorization from employees to be represented by such labor union in each case that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company; (vi) any waiver by the Company or any of its Subsidiaries of any rights of material value; or (vii) any other action or event that would have required the consent of Parent pursuant to Section 6.1 (other than subsection (n) thereof) had such action or event occurred after the date of this Agreement.

      (k)  Brokers and Finders.  Except for the fees and expenses payable to ABN AMRO Incorporated and Bear Stearns & Co., Inc., which fees and expenses are determined pursuant to their respective agreements with the Company, true and complete copies of which (including all amendments) have been furnished or otherwise made available to Parent, neither the Company nor any of its Subsidiaries has employed any investment banker, broker, finder, consultant or intermediary in connection with the

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  transactions contemplated by this Agreement that would be entitled to any investment banking, brokerage, finder's or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

      (l)  S-4 Registration Statement and Proxy Statement/Prospectus.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 Registration Statement or the Proxy Statement will (i) in the case of the S-4 Registration Statement, at the time it becomes effective or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, at the time of the Company Shareholders Meeting and Parent Stockholders Meeting (if necessary), and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries should occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement or the S-4 Registration Statement, the Company shall promptly inform Parent so that such event may be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The S-4 Registration Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Securities Act. The Proxy Statement will (with respect to the Company) comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by, or related to, Parent, Merger Sub, or any other entity with which Parent or any Subsidiary of Parent has entered into an agreement relating to the acquisition of such entity by Parent or any Subsidiary of Parent, or any of their respective affiliates or advisors, which is contained in any of the foregoing documents.

      (m)  Taxes.

         (i) The Company and each of its Subsidiaries has timely filed (after taking into account any extensions to file) all material federal, state, local and foreign Returns required by applicable Tax law to be filed by the Company and each of its Subsidiaries. All Taxes owed by the Company or any of its Subsidiaries to a taxing authority, or for which the Company or any of its Subsidiaries is liable, whether to a taxing authority or to other Persons or entities under a Significant Tax Agreement, as of the date hereof, have been paid and, as of the Effective Time, will have been paid. All Returns were true and correct in all material respects when filed. Other than any reserve for deferred Taxes established to reflect timing differences between book and Tax treatment, the Company has made accruals for Taxes on the Company Financial Statements that are adequate to cover any material Tax liability of the Company and each of its Subsidiaries determined in accordance with GAAP through the date of the Company Financial Statements.

         (ii) The Company and each of its Subsidiaries have withheld with respect to its employees, creditors, independent contractors, shareholders or other parties all

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    federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

        (iii) There is no Tax deficiency outstanding, assessed, or to the Company's Knowledge, proposed against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any federal or material state Tax that is still in effect. There are no liens for Taxes on the assets of Company or of any of its Subsidiaries other than with respect to Taxes not yet due and payable.

        (iv) No federal or state Tax audit or other examination of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified either in writing or orally of any request for such federal or state Tax audit or other examination.

         (v) Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

        (vi) Neither the Company nor any of its Subsidiaries is a party to (A) any agreement with a party other than the Company or any of its Subsidiaries providing for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Return which Return includes or included the Company or any Subsidiary or (B) any Significant Tax Agreement other than any Significant Tax Agreement described in (A).

        (vii) Except for the group of which the Company and its Subsidiaries are now presently members, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. There is no excess loss account, deferred intercompany gain or loss, or intercompany items as such terms are defined in the regulations promulgated under the Code, that exist with respect to the Company or any of its Subsidiaries.

       (viii) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

        (ix) Neither the Company nor any of its Subsidiaries has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that have not yet been taken into account.

         (x) Except as disclosed in Section 5.2(m) of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any individual or entity treated as an individual included in the business or assets of the Company or its Subsidiaries that, individually or collectively, could give rise to the payment by the Company, a Subsidiary, Merger Sub or Parent of an amount that would not be deductible by reason of Sections 280G or 162(m) of the Code or similar provisions of Tax law.

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      (n)  Employee Benefits.

         (i) For purposes hereof, the term "Company Scheduled Plans" means each "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit, severance agreement or plan or any medical, hospital, dental, life or disability plan, pension benefit plan, excess benefit plan, bonus, stock option, stock purchase or other incentive plan (including any equity or equity-based plan), tuition reimbursement, automobile use, club membership, parental or family leave, top-hat plan or deferred-compensation plan, salary-reduction agreement, change-of-control agreement, employment agreement, consulting agreement, or collective-bargaining agreement, indemnification agreement, retainer agreement, or any other material benefit plan, policy, program, arrangement, agreement or contract, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof of the Company, with respect to which the Company has any liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted). A "Company Plan Affiliate" is each entity that is treated as a single employer with the Company pursuant to Section 4001 of ERISA or Section 414 of the Code. The Company has made available to Parent copies of all employee manuals of the Company and its Subsidiaries that include personnel policies applicable to any of their respective employees.

         (ii) The Company has made available to Parent a complete and accurate copy of each written Company Scheduled Plan, together with, if applicable, a copy of audited financial statements, actuarial reports and Form 5500 Annual Reports (including required schedules), if any, for the three (3) most recent plan years, the most recent Internal Revenue Service ("IRS") determination letter or IRS recognition of exemption; each other material letter, ruling or notice issued by a governmental body with respect to each such plan during the last three (3) years, a copy of each trust agreement, insurance contract or other funding vehicle, if any, with respect to each such plan, the current summary plan description and summary of material modifications thereto with respect to each such plan and Form 5310. There are no unwritten Company Scheduled Plans except as set forth and described as comprehended to the Closing Date on Section 5.2(n) of the Company Disclosure Schedule. There are no negotiations, demands or proposals that are pending or threatened that concern matters now covered, or that would be covered, by the foregoing types of unwritten Company Scheduled Plans, if any.

        (iii) To the Company's Knowledge, each Company Scheduled Plan (1) has been in compliance and currently complies in form and in operation with all applicable requirements of ERISA and the Code, and any other legal requirements; (2) has been and is operated and administered in compliance with its terms (except as otherwise required by law); and (3) has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto. Each Company Scheduled Plan that is

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    intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or recognition of exemption from the IRS on which the Company can rely.

        (iv) With respect to each Company Scheduled Plan, there are no claims or other proceedings pending or, to the Knowledge of the Company, threatened with respect to the assets thereof (other than routine claims for benefits).

         (v) Except as would not be reasonably expected to have a Material Adverse Effect on the Company, with respect to each Company Scheduled Plan, no Person: (1) has entered into any "prohibited transaction," as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder that is not otherwise exempt under Code Section 4975 or ERISA Section 408 (or any administrative class exemption issued thereunder); (2) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (3) has any liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (4) engaged in any transaction or otherwise acted with respect to such plans in such a manner that could subject Parent, or any fiduciary or plan administrator or any other Person dealing with any such plan, to liability under Section 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

        (vi) Each Company Scheduled Plan (other than any individual contract with an employee or any stock option plan) may be amended, terminated, modified or otherwise revised by the Company or Parent, on and after the Closing, without incurring further obligations to the Company or Parent (other than ordinary administrative expenses or routine claims for benefits).

        (vii) None of the Company or any current or former Company Plan Affiliate has at any time participated in, made contributions to or had any other liability with respect to any Company Scheduled Plan that is a "multiemployer plan" as defined in Section 4001 of ERISA, a "multiemployer plan" within the meaning of Section 3(37) of ERISA, a "multiple employer plan" within the meaning of Section 413(c) of the Code, a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA or a plan that is subject to Title IV of ERISA.

       (viii) No Company Scheduled Plan provides, or reflects or represents any liability to provide retiree health coverage to any person for any reason, except as may be required by Part 6 of Subtitle B of Title I of ERISA or applicable state insurance laws, and neither the Company nor any Company Plan Affiliate has any liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due to asserted or unasserted) to any current or former employee, consultant or director (either individually or as a group) to provide retiree health coverage, except to the extent required by applicable continuation coverage statutes.

        (ix) Neither the Company nor a Company Plan Affiliate has any liability for any material excise tax imposed by Code Sections 4971 or 4977. The Company has no material liability for any excise tax imposed by Code Section 4972 or 4979.

         (x) With respect to any Company Scheduled Plan that is a welfare plan as defined in Section 3(1) of ERISA (1) each such welfare plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1

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    of the Code materially meets such requirements; and (2) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) that would subject the Company or any Company Plan Affiliate to a material tax under Code Section 4976(a).

        (xi) To the Company's Knowledge, each Company Scheduled Plan that has been adopted or maintained by the Company or any Company Plan Affiliate, whether informally or formally, or with respect to which the Company or any Company Plan Affiliate will or may have any liability, for the benefit of the Company employees who perform services outside the United States (the "Company International Employee Plans") has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company International Employee Plan. Furthermore, no Company International Employee Plan has unfunded liabilities, that, as of the Effective Time, will not be offset by insurance or fully accrued, except for such funding deficiencies as would not result in a Material Adverse Effect to the Company. Except as required by law, no condition exists that would prevent the Company or any Company Plan Affiliate from terminating or amending any Company International Employee Plan at any time for any reason without liability to the Company or any Company Plan Affiliate (other than ordinary administration expenses or routine claims for benefits).

        (xii) Neither the Company nor any current or former Company Plan Affiliate has any material liability (including, but not limited to, any contingent liability) with respect to any plan subject to Title IV of ERISA or Section 412 of the Code or any plan maintained by any former Company Plan Affiliate.

       (xiii) Other than by reason of actions taken following the Closing, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (1) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, (2) accelerate the time of payment or vesting of any payment (other than for a terminated or frozen tax-qualified plan, pursuant to a requirement herein to freeze or terminate such plan), cause the forgiveness of any indebtedness, or increase the amount of any compensation due to any such employee or former employee or (3) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

      (o)  Company Intangible Property.

         (i) The Company or its Subsidiaries owns or is properly licensed to use all material Intellectual Property Rights used or required for the conduct of the business of the Company and its Subsidiaries. Notwithstanding the foregoing, this representation and warranty shall not be deemed to be applicable to any Intellectual Property Rights of third parties licensed or otherwise provided or required to be provided by customers of the Company and its Subsidiaries.

         (ii) To the Knowledge of the Company, the Company Intellectual Property Rights are valid and enforceable.

        (iii) Except for such matters as would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its

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    Subsidiaries nor, to the Knowledge of the Company, any other party to any agreement relating to or involving any Company Intellectual Property Right is in breach thereof or in default thereunder.

        (iv) Except for nonexclusive licenses to customers entered into in the ordinary course of business, neither the Company nor any of its Subsidiaries is a party to any agreement licensing or allowing the use of any material Company Intellectual Property Right to third parties.

         (v) Except for such matters as would not reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating any Company Intellectual Property Right.

        (vi) Except for such matters as would not reasonably be expected to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has received oral or written notification or is a party to any suit, action, complaint, legal or administrative proceeding (i) relating to a claim of infringement, misappropriation, dilution, violation of any license or other violation with respect to any Intellectual Property Right of any third party, (ii) relating to a demand to cease and desist certain conduct, an offer to license, or notice of the existence of any Intellectual Property Right of any third party, (iii) relating to any claim involving the validity, enforceability, or the right of the Company or any of its Subsidiaries to use any Company Intellectual Property Right.

        (vii) No Company Intellectual Property Right is subject to any outstanding lien, security interest, judgment, injunction, order, consent decree, or agreement restricting the use thereof by the Company or any of its Subsidiaries or restricting the licensing thereof by the Company or any of its Subsidiaries other than use or licensing restrictions imposed with respect to Intellectual Property Rights owned by third parties and licensed to the Company.

      (p)  Agreements, Contracts and Commitments; Material Contracts.  Except as set forth in Section 5.2(p) of the Company Disclosure Schedule or by the Credit Agreement, the Loan Documents or the Reseller Agreement, neither the Company nor any of its Subsidiaries is a party to or is bound by:

         (i) any contract relating to the borrowing of money, the guaranty of another Person's borrowing of money, or the creation of an encumbrance or lien on the assets of the Company or any of its Subsidiaries and with outstanding obligations in excess of $150,000;

         (ii) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company's board of directors or any other employee who is one of the fifteen (15) most highly compensated employees, including base salary and bonuses (the "Company Key Employees"), other than those that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation or benefits generally available to employees of the Company, except to the extent general principles of wrongful termination law may limit the Company's or any of its Subsidiaries' ability to terminate employees at will;

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        (iii) any agreement of indemnification or guaranty by the Company or any of its Subsidiaries not entered into in the ordinary course of business other than indemnification agreements between the Company or any of its Subsidiaries and any of its officers or directors in standard forms as filed by the Company with the SEC;

        (iv) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or conduct business in any geographical area, compete with any person or granting any exclusive distribution rights or limits the use or exploitation of the Company Proprietary Rights;

         (v) any contract requiring payments for capital expenditures in excess of $150,000;

        (vi) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business; or

        (vii) any agreement, contract or commitment for the purchase of any ownership interest in any corporation, partnership, joint venture or other business enterprise for consideration in excess of $150,000, which, in any case, includes all escrow and earn-out agreements with outstanding obligations.

    A true and complete copy (including all material amendments) of each agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) set forth in Section 5.2(p) of the Company Disclosure Schedule (a "Company Contract"), or a summary of each oral contract, has been made available to Parent. Each Company Contract is in full force and effect. No condition exists or event has occurred that, (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default by the Company or a Subsidiary of the Company or, to the Knowledge of the Company, any other party thereto under, or result in a right in termination of, any Company Contract, except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect on the Company.

      (q)  Unlawful Payments and Contributions.  To the Knowledge of the Company, neither the Company, any Subsidiary of the Company nor any of their respective directors, officers, employees or agents has, with respect to the businesses of the Company or its Subsidiaries, (i) used any funds for any unlawful contribution, endorsement, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any Person or entity.

      (r)  Listings.  The Company's securities are not listed for trading on any U.S. domestic or foreign securities exchange, other than the NNM.

      (s)  Environmental Matters.  (i) Except for such noncompliance as would not reasonably be expected to result in a Material Adverse Effect on the Company, the Company and its Subsidiaries and the operations, assets and properties thereof are in compliance with all Environmental Laws; (ii) there are no judicial or administrative actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company alleging

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  the violation of any Environmental Law and neither the Company nor any Subsidiary has received notice from any governmental body or Person alleging any violation or liability of the Company or any of its Subsidiaries under any Environmental Laws, in either case that could reasonably be expected to result in a Material Adverse Effect on the Company; (iii) to the Knowledge of the Company, there are no facts, circumstances or conditions relating to, arising from, associated with or attributable to the Company or its Subsidiaries or any real property currently or previously owned, operated or leased by the Company or its Subsidiaries that could result in Environmental Costs and Liabilities that would reasonably be expected to result in a Material Adverse Effect on the Company; and (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has ever generated, transported, treated, stored, handled or disposed of any Hazardous Material at any site, location or facility in a manner that could create any Environmental Costs and Liabilities that would reasonably be expected to result in a Material Adverse Effect on the Company, and, to the Knowledge of the Company, no such Hazardous Material has been or is currently present on, in, at or under any real property owned or used by the Company or any of its Subsidiaries in a manner (including without limitation, containment by means of any underground or aboveground storage tank) that could create any Environmental Costs and Liabilities that would reasonably be expected to result in a Material Adverse Effect on the Company. For the purpose of this Agreement, the following terms have the following definitions: (X) "Environmental Costs and Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law; (Y) "Environmental Laws" means any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety; and (Z) "Hazardous Material" means any substance, material or waste regulated by federal, state or local government, including, without limitation, any substance, material or waste that is defined as a "hazardous waste," "hazardous material," "hazardous substance," "toxic waste" or "toxic substance" under any provision of Environmental Law and including but not limited to petroleum and petroleum products.

      (t)  Title to Properties; Liens; Condition of Properties.  The Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the real and personal property, shown on the most recent Company Financial Statement or acquired after the date thereof. None of the property owned or used by the Company or any of its Subsidiaries is subject to any mortgage, pledge, deed of trust, lien (other than for taxes not yet due and payable), conditional sale agreement, security title, encumbrance, or other adverse claim or interest of any kind, except, solely with respect to real property, for defects in title, easements, restrictive covenants and similar encumbrances or impediments that in the aggregate do not have a Material Adverse Effect on the Company. Except as disclosed in Section 5.2(t) of the Company Disclosure Schedule, since June 30, 2001, there has not been any sale, lease, or any other disposition or distribution by the Company or any of its Subsidiaries of any of its assets or properties material to the Company and its Subsidiaries, taken as a whole, except transactions in the ordinary course of business, consistent with past practices.

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      (u)  Insurance.  Except as disclosed in Section 5.2(u) of the Company Disclosure Schedule, all insurance policies (including "self-insurance" programs) now maintained by the Company (the "Company Insurance Policies") are in full force and effect, the Company is not in default under any of the Company Insurance Policies, and no material claim for coverage under any of the Company Insurance Policies has been denied. The Company has not received any notice of cancellation or intent to cancel or increase or intent to increase premiums with respect to such insurance policies nor, to the Knowledge of the Company, is there any basis for any such action.

      (v)  Labor and Employee Relations.

         (i) (A) None of the employees of the Company or any of its Subsidiaries is represented in his or her capacity as an employee of such company by any labor organization; (B) neither the Company nor any of its Subsidiaries has recognized any labor organization nor has any labor organization been elected as the collective bargaining agent of any of their employees, nor has the Company or any of its Subsidiaries signed any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any of their employees; and (C) to the Knowledge of the Company, there is no active or current union organization activity involving the employees of the Company or any of its Subsidiaries, nor has there ever been union representation involving employees of the Company or any of its Subsidiaries.

         (ii) Except as set forth in Section 5.2(v) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is in compliance with all federal, foreign (as applicable), and state laws regarding employment practices, including laws relating to workers' safety, sexual harassment or discrimination, except where the failure to so be in compliance, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

      (w)  Permits.  The Company and each of its Subsidiaries hold all licenses, permits, registrations, orders, authorizations, approvals and franchises that are required to permit it to conduct its businesses as presently conducted, except where the failure to hold such licenses, permits, registrations, orders, authorizations, approvals or franchises would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. All such licenses, permits, registrations, orders, authorizations, approvals and franchises are now, and will be after the Closing, valid and in full force and effect, and Surviving Corporation shall have full benefit of the same, except where the failure to be valid and in full force and effect or to have the benefit of any such license, permit, registration, order, authorization, approval or franchise would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received any notification of any asserted present failure (or past and unremedied failure) by it to have obtained any such license, permit, registration, order, authorization, approval or franchise, except where such failure would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

      (x)  Transactions with Affiliates.  Except as set forth in the Company SEC Reports filed prior to the date of this Agreement, since the date of Company's last proxy

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  statement to its shareholders, no event has occurred that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

      (y)  Amendment to Company Rights Plan.  The Company has amended, and the board of directors of the Company has authorized such amendment, the Rights Agreement, dated as of September 27, 1999, between the Company and Chasemellon Shareholder Services, L.L.C. (the "Company Rights Agreement"), so that (i) neither the Parent nor any of it affiliates will become an "Acquiring Person" (as defined in the Company Rights Agreement) as a result of the consummation of the transactions contemplated by this Agreement or (ii) no "Distribution Date" (as such term is defined in the Company Rights Agreement) will occur as a result of the consummation of the transactions contemplated by this Agreement.

      (z)  Takeover Statutes.  Subject to the accuracy of Parent's representation in Section 5.1(t), no "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated hereby.

      (aa)  Parent Common Stock.  Neither the Company nor any of its Subsidiaries is, nor at any time during the last three years has any of such been, an "interested stockholder" of Parent as defined in Section 203 of the DGCL.

      (bb)  Termination Fees.  Except as set forth on Section 5.2(bb) of the Company Disclosure Schedule, no termination payments, severance payments or other rights under any employment, severance or similar agreement to which Company or its Subsidiaries is a party will be accelerated by the execution of this Agreement, the Merger or the transactions contemplated by this Agreement.

ARTICLE VI

Additional Covenants and Agreements

    6.1  Conduct of Business of the Company.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Effective Time, the Company (which for the purposes of this Section 6.1 shall include the Company and each of its Subsidiaries) agrees, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), to carry on its business and to cause each of its Subsidiaries to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and to use and cause each of its Subsidiaries to use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organizations, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with the Company or any such Subsidiaries, to the end that the goodwill and ongoing businesses of Company and each of its Subsidiaries be unimpaired at the Effective Time. Except as provided for by this Agreement, the Credit Agreement, the Loan Documents, or the Reseller Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, prior to the Effective Time or earlier termination of this Agreement

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pursuant to its terms, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

      (a) Except as provided in this Agreement or as described in Section 6.1(a) of the Company Disclosure Schedule, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under the Company Option Plans or authorize cash payments in exchange for any options granted under any of such plans;

      (b) Enter into any material partnership arrangements, joint development agreements or strategic alliances, except in the ordinary course of business pursuant to the Company's standard form of solution partner enrollment agreement, a form of which has been delivered to Parent, except for such changes thereto that are not material;

      (c) Terminate any executive officer or other employee with whom the Company has entered into a retention agreement, including without limitation, those agreements set forth on Section 5.2(p)(ii) of the Company Disclosure Schedules, or, except as required by law, grant any severance or termination pay (i) to any executive officer or (ii) to any other employee, except payments made (A) in connection with the termination of employees who are not executive officers in amounts consistent with the Company's policies and past practices, (B) pursuant to written agreements outstanding, or benefit plans or policies existing, on the date hereof and as previously disclosed in writing to Parent or (C) pursuant to written agreements consistent with the past agreements of the Company or any of its Subsidiaries under similar circumstances;

      (d) Transfer, license or sell to any person or entity or otherwise extend, amend or modify any rights to the Company Proprietary Rights (including rights to resell or relicense the Company Proprietary Rights) or enter into grants to future patent rights, other than on standard forms of the Company or any of its Subsidiaries (or pursuant to written agreements negotiated at arm's length) providing for a nonexclusive license entered into in the ordinary course of business, including nonexclusive, enterprise-wide or site licenses.

      (e) Commence any material litigation other than (i) for the routine collection of bills, (ii) for software piracy, or (iii) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of the business of the Company or any of its Subsidiaries, provided that the Company consults with the Parent prior to the filing of such a suit and keeps Parent advised of the status and details of such litigation (provided that, notwithstanding the foregoing, the Company shall not be required to obtain Parent's consent to any claim, suit or proceeding against Parent, Merger Sub, any other Subsidiary of Parent, or any of their affiliates, nor shall the Company be required to consult with Parent with respect thereto);

      (f)  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

      (g) Repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

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      (h) Issue, deliver, sell or authorize or propose the issuance, delivery, grant or sale of, any shares of its capital stock of any class or securities convertible into, or any subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Stock (with Company Rights attached thereto) pursuant to the exercise of stock options or warrants outstanding as of the date of this Agreement;

      (i)  Cause, permit or propose any amendments to the Company's articles of incorporation or bylaws;

      (j)  Sell, lease, license, encumber or otherwise dispose of any of the properties or assets of the Company or any of its Subsidiaries or terminate or waive any contracts, claims, or rights;

      (k) Incur any material indebtedness for borrowed money or guarantee any such prohibited indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others;

      (l)  Except as required by law, adopt or amend any Company Scheduled Plan or increase the salary or wage rate of any of its employees (except for wage increases in the ordinary course of business and consistent with past practices), including but not limited to (but without limiting the generality of the foregoing), the adoption or amendment of any stock purchase or option plan, the entering into of any employment contract or the payment of any special bonus or special remuneration to any director or employee;

      (m) Revalue any of the assets of the Company or any of its Subsidiaries, including without limitation writing down the value of inventory, writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by GAAP or applicable law;

      (n) Except as set forth in Section 6.1(n) of the Company Disclosure Schedule, pay, discharge or satisfy in an amount in excess of $100,000 (in any one case) or $400,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than claims, liabilities or obligations (i) as and when required under contracts or agreements entered into prior to the date hereof and disclosed or provided to Parent or (ii) set forth in a schedule delivered to and approved by Parent, including, without limitation, under any employment contract or with respect to any bonus or special remuneration, other than the payment, discharge or satisfaction in the ordinary course of business of liabilities of the type reflected or reserved against in the Company Financial Statements (or in the notes thereto);

      (o) Waive any rights of material value or, except as required by applicable Tax law, make or change any material election in respect of Taxes, adopt or change in any material respect any accounting method in respect of Taxes, file any material Return or any amendment to a material Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes (except settlements effected solely through payment of immaterial sums of money), or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

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      (p) Except for any change that is required by reason of a concurrent change in GAAP, the Company will not, and will not permit any of its Subsidiaries to, change any method of accounting or accounting practice used by it;

      (q) Except as otherwise permitted pursuant to Section 6.2 and 6.3, take any action to exempt or make any person, entity or action (other than Parent) not subject to the provision of Article 13.03 of the TBCA or any other potentially applicable antitakeover or similar statute or regulation;

      (r)  Release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which any of the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent, except as otherwise required by the fiduciary duties of the Company's board of directors, as determined in good faith thereby (after consultation with and based on the advice of outside legal counsel). Promptly after the S-4 Registration Statement is declared effective by the SEC, the Company will also request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with such Person's consideration of a possible Acquisition Transaction or equity or debt investment in the Company to return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries;

      (s)  Purchase or renew any of the Company Insurance Policies except in compliance with the provisions of Section 6.9 hereof; or

      (t)  Take, or agree in writing or otherwise to take, any of the actions described in Section 6.1(a) through (s) above, or any action which would cause or would be reasonably likely to cause any of the conditions to the Merger set forth in Sections 7.1 or 7.3, not to be satisfied.

    6.2  No Solicitation.

      (a) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Company will not, and will not permit any of its Subsidiaries or its or their respective directors, officers, investment bankers, affiliates, representatives and agents to, (i) solicit, initiate or encourage (including by way of furnishing unsolicited information), or take any other action to facilitate, any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Company Acquisition Proposal, or (ii) engage in, or enter into, any negotiations or discussions concerning any Company Acquisition Proposal. Notwithstanding the foregoing, in the event that, notwithstanding compliance with the preceding sentence, prior to receipt of the approval of this Agreement and the Merger by the Company's shareholders, (x) the Company receives a Company Acquisition Proposal that is or may reasonably be expected to lead to a Company Superior Proposal that was not solicited in violation of this Section 6.2, (y) prior to receipt of the approval of this Agreement and the Merger by the Company's shareholders, the board of directors of the Company determines in good faith (after consultation with and based upon the advice of its outside counsel) that in light of such Company Acquisition Proposal, if the Company fails to participate in such discussions and negotiations with, or provide nonpublic information to, the party making such Company Acquisition Proposal, there is a

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  reasonable probability that the board of directors of the Company would be in violation of its fiduciary duties under applicable law, and (z) the Company gives the Parent prompt (and in any event within 24 hours) written notice of doing so, the Company may participate in discussions regarding such Company Acquisition Proposal in order to be informed and make a determination with respect thereto and may provide nonpublic information to the party making such Company Acquisition Proposal. In such event, the Company shall (i) promptly inform Parent of the material terms and conditions of such Company Acquisition Proposal, including the identity of the Person making such Company Acquisition Proposal, and (ii) promptly keep Parent informed of the status, including any material change to the terms, of any such Company Acquisition Proposal. As used herein, the term "Company Acquisition Proposal" shall mean any inquiry, proposal or offer relating to any (i) merger, consolidation, business combination, or similar transaction involving the Company or any Subsidiary of the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company or any Subsidiary of the Company in one or more transactions, (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase such securities, or securities convertible into such securities) of the Company or any Subsidiary of the Company, (iv) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Company or any Subsidiary of the Company, (v) tender offer or exchange offer for Company securities; in the case of (i), (ii), (iii), (iv) or (v) above, which transaction would result in a third party acquiring beneficial ownership of more than fifty percent (50%) of the voting power of the Company or the assets representing more than fifty percent (50%) of the net income, net revenue or assets of the Company on a consolidated basis, (vi) transaction that is similar in form, substance or purpose to any of the foregoing transactions, or (vii) public announcement of an agreement, proposal, plan or intention to do any of the foregoing, provided, however, that the term "Company Acquisition Proposal" shall not include the Merger and the transactions contemplated hereby or any transaction proposed by Parent or any of its Subsidiaries. For purposes of this Agreement, "Company Superior Proposal" means any offer not solicited after the date of this Agreement by the Company or by other Persons in violation of the first sentence of this Section 6.2(a), and made by a third party other than Parent or any of its Subsidiaries to consummate a tender offer, exchange offer, merger, consolidation or similar transaction that would result in such third party beneficially owning, directly or indirectly, more than fifty percent (50%) of the shares of Company Stock then outstanding (or of the surviving entity in a merger) or all or substantially all of the assets of Company and its Subsidiaries, taken together, and that the board of directors of the Company determines in good faith has a reasonable likelihood of closing and otherwise on terms which the board of directors of the Company determines in good faith (based on its consultation with a financial advisor of nationally recognized reputation and considering such other matters that it deems relevant) would, if consummated, result in a transaction more favorable to the Company's shareholders from a financial point of view than the Merger, taking into account, in the reasonable good faith judgment of the board of directors of the Company after consultation with its financial advisor, the availability to the person or entity making such Company Superior Proposal of the financial means to conclude such transaction. The

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  Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

      (b) From and after the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, neither the board of directors of the Company nor any committee thereof shall, except as required by its fiduciary duties as determined in good faith thereby (after consultation with and based upon the advice of its outside counsel), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the board of directors of the Company or such committee of this Agreement or the Merger, (ii) approve, recommend, or otherwise support or endorse any Company Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement with respect to any Company Acquisition Proposal. Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the board of directors of the Company (after consultation with and based upon the advice of its outside counsel), such disclosure is necessary for the board of directors to comply with its fiduciary duties under applicable law.

      (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 6.2, the Company will promptly (and in any event within twenty-four (24) hours) advise Parent, in writing, if any Company Acquisition Proposal is made or any information or access to properties, books or records of the Company is requested in connection with a Company Acquisition Proposal, (i) the principal terms and conditions of any such Company Acquisition Proposal or inquiry, (ii) the identity of the party making such Company Acquisition Proposal or inquiry, and (iii) any written materials received by the Company in connection with such Company Acquisition Proposal. The Company will keep Parent advised of the status and details (including amendments and proposed amendments) of any such request or Company Acquisition Proposal.

    6.3  Meeting of Stockholders/Shareholders.

      (a) Except as contemplated in Section 6.2(b), the board of directors of the Company shall recommend to the Company's shareholders the approval of the Merger and this Agreement and, promptly after the date hereof, the Company shall take all action necessary in accordance with the TBCA and its articles of incorporation and bylaws to convene a meeting of shareholders ("Company Shareholders Meeting") to be held as promptly as practicable after the S-4 Registration Statement is declared effective by the SEC for the purposes of voting upon the adoption of this Agreement and the Merger.

      (b) If, in the reasonable judgment of Parent, the issuance of Parent Shares pursuant to this Agreement would require the approval of the stockholders of Parent pursuant to the rules of the NNM, Parent shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to convene a meeting of stockholders (the "Parent Stockholders Meeting") to be held as promptly as practicable after the S-4 Registration Statement is declared effective by the SEC for the purposes of voting upon the issuance of Parent Shares pursuant to this Agreement and the Merger. In the event that a Parent Stockholders Meeting is so required, the board of directors of

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  Parent shall recommend to Parent's stockholders approval of the issuance of the Parent Shares hereunder, pursuant to the requirements of the NNM, except as otherwise required by the fiduciary duties of Parent's board of directors, as determined in good faith thereby (after consultation with and based on the advice of outside legal counsel). In the event that prior to the date of the Parent Stockholders Meeting, the rules of the NNM permit Parent to consummate the Merger without the approval of Parent's stockholders, Parent shall be entitled to cancel the Parent Stockholders Meeting and/or the vote on the issuance of Parent Shares pursuant to this Agreement and the Merger.

    6.4  Registration Statement.  Parent will, within 14 days after the date hereof (except for delays attributable to the Company or any of its Authorized Representatives (defined below)), prepare and file with the SEC a registration statement on Form S-4 (the "S-4 Registration Statement"), containing a proxy statement/prospectus and a form of proxy, in connection with the registration under the Securities Act of the Parent Shares issuable in respect of the shares of Company Common Stock in connection with the Merger and the other transactions contemplated hereby. The Company and, if necessary, Parent will, as promptly as practicable, prepare and file with the SEC a proxy statement that will be the same proxy statement/prospectus contained in the S-4 Registration Statement and a form of proxy, in connection with the vote of the Company's (and Parent's, if necessary) stockholders with respect to the adoption of this Agreement and the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's (and Parent's, if necessary) stockholders is herein called the "Proxy Statement"). The Company and Parent will, and will cause their accountants and lawyers to, use their reasonable best efforts to have or cause the S-4 Registration Statement declared effective as promptly as practicable thereafter, including, without limitation, causing their accountants to deliver necessary or required instruments such as opinions, consents and certificates, and will take any other action required or necessary to be taken under federal or state securities laws or otherwise in connection with the registration process it being understood that Thompson & Knight, L.L.P., special tax counsel to the Company, will render the tax opinion referred to in Section 6.12 below on the date the preliminary proxy is first filed with the SEC. The Company and Parent (if necessary) will each use its reasonable efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date and the Company and Parent (if necessary) shall each use its commercially reasonable efforts to hold the Company Shareholders Meeting and, if necessary, the Parent Stockholders Meeting, as the case may be, in accordance with Section 6.3 as soon as practicable after the S-4 Registration Statement is declared effective by the SEC. Parent shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of Parent Shares in the Merger.

    6.5  Reasonable Efforts.

      (a) Subject to the terms and conditions of this Agreement, the Parties shall: (i) promptly make their respective filings and thereafter make any other required submissions under all applicable laws with respect to the Merger and the other transactions contemplated hereby; and (ii) use their reasonable best efforts to take promptly, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

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      (b) Parent and the Company shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby and work cooperatively in connection with obtaining all required approvals or consents, including approvals or consents of any governmental authority (whether domestic, foreign or supranational). In that regard, each party shall without limitation: (i) promptly notify the other of, and if in writing, furnish the other with the copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any governmental authority (whether domestic, foreign of supranational) with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written (or any material proposed oral) communication with any such governmental authority, (iii) not participate in any meeting with any such governmental authority unless it consults with the other in advance and to the extent permitted by such governmental authority gives the other the opportunity to attend and participate thereat, and (iv) furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any such governmental authority with respect to this Agreement and the Merger.

      (c) Each of the Company and Parent shall promptly notify the other party of:

         (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement if the failure of the Company or Parent, as the case may be, to obtain such consent would be material to the Company or Parent as applicable; and

         (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

      (d) The Company and Parent shall promptly notify the other party of any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

    6.6  Access to Information.  Upon reasonable notice, Parent, on the one hand, and the Company, on the other, shall (and shall cause each of their Subsidiaries to) afford to officers, employees, counsel, accountants and other authorized representatives of the other such party (the "Authorized Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to their properties, assets, personnel, books and records and, during such period, shall (and shall cause each of their Subsidiaries to) furnish promptly to such Authorized Representatives all information concerning their business, properties, assets and personnel as may reasonably be requested for purposes of appropriate and necessary due diligence, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any of the representations or warranties made by the Parties in this Agreement. The Parties each agree to treat (and cause their Authorized Representatives to treat) any and all information provided pursuant to this Section 6.6 in strict compliance with the terms of that certain Confidentiality Agreement, entered by and between the Company and Parent, dated October 5, 2001 (the "Confidentiality Agreement").

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    6.7  Publicity.  The Parties agree that they will consult with each other concerning any proposed press release or public announcement pertaining to this Agreement or the Merger in order to agree upon the text of any such press release or the making of such public announcement, which agreement shall not be unreasonably withheld or delayed, except as may be required by applicable law or by obligations pursuant to any listing agreement with a national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement. The Parties will prepare a joint release for the announcement of the execution of this Agreement.

    6.8  Affiliates of the Company and Parent.  The Company has identified the Persons listed on Section 6.8 of the Company Disclosure Schedule as "affiliates" of the Company for purposes of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate") and the Company will use its reasonable efforts to obtain as promptly as practicable from each Company Affiliate written agreements in the form attached hereto as Exhibit E (the "Company Affiliate Letter") that such Company Affiliate will not sell, pledge, transfer or otherwise dispose of any Parent Shares issued to such Company Affiliate pursuant to the Merger, except in compliance with Rule 145 promulgated under the Securities Act, an exemption from the registration requirements of the Securities Act or pursuant to the Shelf Registration Statement to be filed by Parent as provided in Section 6.16 hereof.

    6.9  Maintenance of Insurance.  Between the date hereof and through the Effective Time, the Company will use commercially reasonable efforts to maintain in full force and effect all of its and its Subsidiaries' presently existing policies of insurance or insurance comparable to the coverage afforded by such policies. The Company agrees that any and all additional, renewed or replacement insurance coverage for any liability of the Company, the Surviving Corporation, or their respective officers and directors, including, without limitation, coverage for directors and officers liability (including any insurance purchased in satisfaction of Parent's obligations under Section 6.14 of this Agreement), employment practices liability, fiduciary liability, errors and omissions, property, general liability, automobile liability, workers' compensation, or umbrella liability, shall be placed by the Company only after consultation with Parent using an insurance broker mutually satisfactory to the Company and Parent. The Company further agrees (i) to fully cooperate with Parent and to provide Parent (and its Affiliates) and such insurance broker with any documents or information requested by Parent and to allow Parent (or its Affiliate) and such insurance broker to approach the current insurance carriers of the Company and any additional carriers to negotiate and acquire any such insurance coverage on behalf of the Company and (ii) if mutually satisfactory to the Company and Parent, to cancel all existing directors' and officers' liability insurance policies prior to the Effective Time in connection with the simultaneous effectiveness of replacement coverage or extensions.

    6.10  Representations and Warranties.  Each of the Company and Parent shall give prompt notice to the other, of any circumstances that would cause any of its representations and warranties set forth in Section 5.1 or 5.2, as the case may be, that are qualified as to materiality or Material Adverse Effect not to be true and correct, and those that are not so qualified not to be true and correct in all material respects, in each case at and as of the Effective Time. Parent shall give prompt notice to the Company of any determination by Parent that the Parent Stockholders Meeting will not be required under the rules of the NNM

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and delivery of such notice shall be deemed to satisfy the condition with respect to approval of the issuance of the Parent Shares by the stockholders of Parent set forth in Section 7.1(a) hereof.

    6.11  Filings; Other Action.  Subject to the terms and conditions herein provided, the Parties shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, the Securities Act and the Exchange Act, and comparable foreign laws, rules and regulations, with respect to the Merger; (b) cooperate in the preparation of such filings or submissions under the HSR Act, the Securities Act and the Exchange Act and other comparable foreign laws, rules and regulations; and (c) use reasonable efforts promptly to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Notwithstanding anything to the contrary contained herein, nothing in this Agreement will require Parent, whether pursuant to an order of the Federal Trade Commission or the United States Department of Justice or otherwise, to dispose of any assets, lines of business or equity interests in order to obtain the consent of the Federal Trade Commission or the United States Department of Justice to the transactions contemplated by this Agreement.

    6.12  Tax-Free Reorganization Treatment.  The Parties shall use their commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code and shall not take or fail to take any action (before or after the Effective Time), which action or failure to act would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub, and the Company (i) shall not file any Return or take any position inconsistent with the treatment of the Merger as a reorganization described in Section 368(a) of the Code, and (ii) shall comply with the record keeping and information-reporting requirements set forth in Treas. Reg. § 1.368-3. Furthermore, prior to the Effective Time, the Parties shall use their commercially reasonable efforts to obtain the tax opinions specified in Section 7.2(d) of this Agreement.

    6.13  Nasdaq Listing.  Parent agrees to authorize for listing on the NNM the shares of Parent Common Stock issuable in connection with the Merger, including shares issuable upon exercise of Substitute Options, upon official notice of issuance.

    6.14   Indemnification.

      (a) From and after the Effective Time, the Surviving Corporation shall indemnify, and hold harmless the Company's and its Subsidiaries' present and former directors, officers, employees, and agents and their heirs, executors and assigns (collectively, the "Covered Parties") against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements and amounts paid in settlement, incurred in connection with any threatened or pending claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Covered Party is or was an officer, director, employee or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or

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  claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law.

      (b) The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its subsidiaries than are presently set forth in the certificate of incorporation and bylaws of the Company and for a period of six (6) years from the Effective Time, those provisions will not be repealed or amended or otherwise modified or construed in any manner that would adversely affect the rights thereunder of the Covered Parties, except to the extent, if any, that such modification or construction is required by applicable law.

      (c) In compliance with Section 6.9 hereof, Parent will either (i) use commercially reasonable efforts to cause to be maintained in effect for a period of six (6) years after the Effective Time directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will Parent be required to expend in the aggregate in excess of 200% of the annual premium paid or payable in the fourth quarter of calendar year 2001 by the Company for such coverage (or such coverage as is available for such 200% of such annual premium), or (ii) if mutually agreed between the Company and the Parent prior to the Effective Time, purchase a directors' and officers' liability insurance policy for such six (6) year period covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company covering all periods prior to the Effective Time.

    6.15  Sale of Company Services.  Parent and the Company, as soon a practicable after the date hereof, will enter into a Reseller Agreement pursuant to which the Company will grant Parent a license to market, sell, distribute, license and sublicense certain services sold by the Company on the terms specified in the Reseller Agreement, which shall be on such terms and conditions as Parent and the Company may mutually agree (the "Reseller Agreement").

    6.16  Registration on Form S-3.

      (a) Parent agrees to cause the shares of Parent Stock issuable upon exercise of the Substitute Options and other options granted in replacement of Terminated Options to be covered by a Form S-8 Registration Statement (the "S-8 Registration Statement") filed with the SEC within 30 days of the Effective Time. Parent further agrees to cause the shares of Parent Stock issuable upon exercise of the Substitute Options and other options granted in replacement of Terminated Options to be (i) listed on the NNM, upon notice of official issuance, and (ii) registered or exempt from the registration requirements of all applicable state securities laws, rules and regulations.

      (b) Parent agrees to cause the Parent Shares issued to Company Affiliates pursuant to the Merger (the "Affiliate Shares") to be covered by a Form S-3 registration statement (the "Shelf Registration Statement") filed with the SEC within 30 days of the Effective Time. Parent shall take such actions as are necessary to maintain the effectiveness of the Shelf Registration Statement for one year after the Effective Time or until, if earlier, such time as Parent reasonably determines, based on an opinion of counsel, that the

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  Company Affiliates will be eligible to sell all of the Affiliate Shares then owned by the Company Affiliates without the need for continued registration of the Affiliate Shares in the three-month period immediately following the termination of the effectiveness of the Shelf Registration Statement. Parent shall give holders of Affiliate Shares not less than 10 days written notice of its intent to withdraw the Shelf Registration Statement prior to the first anniversary of the Effective Time.

      (c) Notwithstanding the foregoing, Parent may delay filing the Form S-8 Registration Statement or the Shelf Registration Statement, and in the case of the Shelf Registration Statement, may withhold efforts to cause the such registration statement to become effective, if Parent determines in good faith that such registration might (i) interfere with or affect the negotiation or completion of any material acquisition, divestiture or financing transaction that is being contemplated by Parent (whether or not a final decision has been made to undertake such transaction) at the time the right to delay is exercised, or (ii) involve initial or continuing disclosure obligations of Parent that are premature and inadvisable in the reasonable judgment of Parent. In no event shall Parent be entitled to so delay the filing of the either the Form S-8 Registration Statement or the Shelf Registration Statement, or withhold efforts to cause the Shelf Registration Statement to become effective, for a period of more than 90 days in the aggregate. If, after the either such registration statement becomes effective, Parent advises the holders of the Substitute Options or the Company Affiliates, as the case may be, that Parent considers it appropriate for the applicable registration statement to be amended, such holders shall suspend any further sales of their registered shares until Parent advises them that an amendment to the applicable registration statement has become effective.

    6.17  Section 16(b).  Parent, Merger Sub and the Company shall take all such steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connections with this Agreement by each individual who (a) is a director or officer of the Company or (b) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

    6.18  Takeover Statutes.  If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation is or shall become applicable to the transactions contemplated hereby, each of the Parties and its board of directors shall grant such approvals and take all such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

  6.19  Further Amendments to Rights Plan.  (a) Prior to the Effective Time, the Board of Directors of the Company shall not take any action that would amend, or have the effect of amending, the Company Rights Agreement so that (i) the Parent would become an "Acquiring Person" (as such term is defined in the Company Rights Agreement) as a result of the consummation of the transactions contemplated by this Agreement or the Loan Documents or (ii) a "Stock Acquisition Date" or "Distribution Date" (as such terms are defined in the Company Rights Agreement) would occur as a result of the consummation of the transactions contemplated by this Agreement or the Loan

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  Documents. Notwithstanding anything to the contrary in this Agreement, this Section 6.19(a) will survive the termination of this Agreement.

      (b) Prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, the Board of Directors of the Company shall not take any action that would amend, or have the effect of amending, the Company Rights Agreement so that any other person would be excluded from becoming an "Acquiring Person".

    6.20  Employees.  (a)  From and after the Effective Time, the Surviving Corporation shall honor in accordance with their terms all Company Scheduled Plans and all employment and severance agreements in each case listed in Section 6.20 of the Company Disclosure Schedule, and all accrued benefits vested thereunder; it being understood and agreed that nothing in this Section 6.20 shall prevent Parent from terminating any Company Scheduled Plan or other agreement in accordance with its terms.

      (b) Parent agrees to provide employees of the Company and its Subsidiaries retained by Parent with employee benefits in the aggregate no less favorable than those benefits provided to Parent's similarly situated employees; provided that Parent shall be under no obligation to retain any employee or group of employees of the Company or its Subsidiaries.

      (c) For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its Subsidiaries (including, after the Effective Time, the Surviving Corporation), Parent shall, or shall cause its Subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company and its affiliates of each person who is an employee or former employee of the Company or its Subsidiaries immediately prior to the Closing (a "Company Employee") (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or its affiliates prior to the Closing) as service rendered to Parent or its Subsidiaries, as the case may be, for purposes of eligibility to participate in and vesting thereunder (but not benefit accrual); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit. Company Employees shall also be given credit for any deductible or co-payment amounts paid in respect of the plan year in which the Closing occurs, to the extent that, following the Closing, they participate in any other plan for which deductibles or co-payments are required. Parent shall also cause each Parent benefit plan to waive any preexisting condition that was waived under the terms of any Benefit Plan immediately prior to the Closing or waiting period limitation that would otherwise be applicable to a Company Employee on or after the Closing. Parent shall recognize any accrued but unused vacation time of the Company Employees as of the Closing Date, in accordance with the terms of such Company policies and Parent shall cause the Company and its Subsidiaries to provide such vacation time in accordance with the terms of such Company policies but in no event will Parent be obligated to extend or enlarge the benefits available under such Company policies.

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ARTICLE VII

Conditions

    7.1  Conditions to Each Party's Obligations.  The respective obligations of each Party to consummate the Merger are subject to the satisfaction or waiver by each of the Parties of the following conditions:

      (a) this Agreement and the Merger shall have been adopted by the requisite vote under applicable law of the shareholders of the Company and this Agreement and the issuance of Parent Shares in connection with this Merger shall have been approved by the requisite vote under the rules and regulations of the NNM by the stockholders of Parent (if necessary);

      (b) the SEC shall have declared the S-4 Registration Statement effective; no stop order suspending the effectiveness of the S-4 Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened in writing by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the Parties;

      (c) no judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or making the Merger illegal (collectively, "Restraints") shall be in effect; provided, however, that each of the Parties shall have used reasonable efforts to prevent the entry of such Restraints and to appeal as promptly as possible any such Restraints that may be entered;

      (d) the Parent Shares issuable to stockholders of the Company pursuant to this Agreement shall have been authorized for listing on the NNM upon official notice of issuance; and

      (e) (i) all required filings or submissions to, or approvals or consents of, any Governmental Entity or third party shall have been made or obtained (and all relevant statutory, regulatory or other governmental waiting periods, whether domestic, foreign or supranational, shall have expired), except, in the case of approvals or consents the absence of which could not result in civil or criminal sanctions being imposed on Parent or the Surviving Corporation or their respective affiliates, where the failures to obtain any such consents or approvals would not reasonably be expected to have a Material Adverse Effect on the Company, the Surviving Corporation or the Parent and (ii) all such approvals and consents that have been obtained shall be on terms that would not reasonably be expected to have a Material Adverse Effect on the Company, the Surviving Corporation or the Parent.

    7.2  Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

      (a) the representations and warranties set forth in Section 5.1 that are qualified as to materiality or Material Adverse Effect shall be true and correct, and those that are not

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  so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement (it being understood that for purposes of determining the accuracy of such representations and warranties any update or modification to the Parent Disclosure Schedule made or purported to have been made without the Company's written consent thereto shall be disregarded), except, in all cases where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on Parent;

      (b) Parent shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

      (c) Parent shall have delivered to the Company a certificate of its chief executive officer or chief financial officer to the effect that each of the conditions specified in Section 7.1 (as it relates to Parent) and clauses (a) and (b) of this Section 7.2 has been satisfied in all respects; and

      (d) The Company shall have received a written opinion from its special tax counsel (Thompson & Knight, L.L.P.), in form and substance reasonably satisfactory to it, to the effect that for federal income tax purposes the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn; provided, however, that if special counsel to the Company does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to the Company if regular counsel to the Company or if counsel for the Parent renders such opinion to the Company. The Parties to this Agreement agree to make such reasonable and customary representations as requested by such counsel for the purpose of rendering such opinion.

    7.3  Conditions to the Obligations of Parent.  The obligation of Parent to consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any or all of which may be waived in whole or in part by Parent to the extent permitted by applicable law:

      (a) the representations and warranties of the Company set forth in Section 5.2 that are qualified as to materiality or Material Adverse Effect shall be true and correct and those that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, and as of the Effective Time with the same force and effect as if made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), in each case except as permitted or contemplated by this Agreement (it being understood that for purposes of determining the accuracy of such representations or warranties any update or modifications to the Company Disclosure Schedule made or purported to have been made without Parent's written consent thereto shall be disregarded), except, in all cases, where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Company;

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      (b) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Effective Time;

      (c) the Company shall have delivered to Parent a certificate of its chief executive officer and chief financial officer to the effect that each of the conditions specified in Section 7.1 (as it relates to the Company) and clauses (a) and (b) of this Section 7.3 has been satisfied in all respects; and

      (d) the Company shall have received the written consents, assignments, waivers, authorizations or other certificates set forth in Section 7.3(d) of the Company Disclosure Schedule.

ARTICLE VIII

Termination

    8.1  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption of this Agreement by the shareholders of the Company or Merger Sub and the approval (if necessary) of the issuance of the Parent Shares in connection with the Merger by the stockholders of Parent, by the mutual written consent of the Company and Parent.

    8.2  Termination by Either the Company or Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, in the case of Sections 8.2(a) and 8.2(b), before or after the adoption of this Agreement by the shareholders of the Company or Merger Sub and the approval (if necessary) of the issuance of the Parent Shares in connection with the Merger by the stockholders of Parent, by action of the board of directors of either the Company or Parent if:

      (a) the Merger shall not have been consummated by February 28, 2002 (as adjusted in the manner set forth below, the "Termination Date") otherwise than as a result of any material breach of any provision of this Agreement by the Party seeking to effect such termination; provided, however, that if (x) the Effective Time has not occurred by the Termination Date by reason of nonsatisfaction of any of the conditions set forth in Section 7.1 and (y) all other conditions set forth in Article VII have theretofore been satisfied or waived or are then capable of being satisfied, then the Termination Date shall automatically be extended to March 31, 2002;

      (b) any Restraint shall be in effect and shall have become final and nonappealable, provided that neither the Company nor Parent may terminate this Agreement pursuant to this Section 8.2(b) if it has not complied with its obligations under Section 7.1(c); or

      (c) at the duly held Company Shareholders Meeting (including any adjournments thereof), the requisite approval of the Company's shareholders shall not have been obtained; provided, however, that the Company's right to terminate this Agreement under this Section 8.2(c) shall not be available to the Company if the Company has not complied with its obligations under Sections 6.2 and 6.3(a); or

      (d) the Parent Stockholders Meeting is required and at the duly held Parent Stockholders Meeting (including any adjournments thereof), the requisite approval of Parent's stockholders shall not have been obtained; provided, however, that Parent's right

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  to terminate this Agreement under this Section 8.2(d) shall not be available to Parent if Parent has not complied with its obligations under Section 6.3(b).

    8.3  Termination by the Company.  This Agreement may be terminated by the Company upon written notice to Parent and the Merger may be abandoned at any time prior to the Effective Time, before or after adoption of this Agreement by the shareholders of the Company or Merger Sub, by action of the board of directors of the Company:

      (a) if Parent shall have breached or failed to perform any of the covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the conditions set forth in Section 7.2(a) or (b) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within twenty (20) business days following receipt by Parent of notice of such breach or failure to be true; or

      (b) if the Parent Stockholders Meeting is required and the board of directors of Parent, or any committee thereof, shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation of the Merger or this Agreement, or Parent shall have failed to include in the Proxy Statement the recommendation of the board of directors of Parent in favor of approval of the Merger and this Agreement; or

      (c) if the closing sale price per share of the Parent Shares as reported on the NNM is equal to or less than 70% of the closing sale price per share as reported on the NNM on the date of this Agreement for ten consecutive trading days.

    8.4  Termination by Parent.  This Agreement may be terminated by Parent upon written notice to the Company and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval (if necessary) of the issuance of the Parent Shares in connection with the Merger by the stockholders of Parent, by action of the board of directors of Parent, if:

      (a) the Company shall have breached or failed to perform any of the covenants or other agreements contained in this Agreement, or if any representation or warranty shall have become untrue, in either case such that (i) the conditions set forth in Section 7.3(a) or (b) would not be satisfied as of the time of such breach or as of such time as such representation or warranty shall have become untrue and (ii) such breach or failure to be true has not been or is incapable of being cured within twenty (20) business days following receipt by the Company of notice of such breach or failure to be true; or

      (b) (i) the board of directors of the Company or any committee thereof, shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Merger or this Agreement, (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the board of directors of the Company in favor of adoption of this Agreement, (iii) in connection with a Rule 14d-9 disclosure concerning an unsolicited Company Acquisition Proposal, the board of directors of the Company shall have taken any action other than a rejection of such proposal, (iv) the board of directors of the Company or any committee thereof shall have recommended to the Company's shareholders any Company Acquisition Proposal, (v) the board of directors of the Company or any committee thereof shall have resolved to do any of the foregoing, or

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  (vi) any Company Acquisition Proposal is consummated or an agreement with respect to any Company Acquisition Proposal is validly signed on behalf of the Company.

    8.5  Effect of Termination; Termination Fee.

      (a) Except as set forth in this Section 8.5, in the event of termination of this Agreement by either Parent or the Company as provided in this Article VIII, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Parties or their respective affiliates, officers, directors or stockholders except (x) with respect to the treatment of confidential information pursuant to Section 6.6, the limitation on further amendments to the Company Rights Agreement contained in Section 6.19(a), the payment of expenses pursuant to Section 9.1, and Article IX generally, (y) to the extent that such termination results from the willful or intentional breach of a Party of any of its representations or warranties, or any of its covenants or agreements and (z) with respect to any intentional or misrepresentations with Knowledge in connection with or pursuant to this Agreement or the transactions contemplated hereby.

      (b) In the event that (i) this Agreement is terminated by either the Company or Parent (x) pursuant to Section 8.2(a) due solely to the Company Shareholder Meeting not occurring as a result of a Company Acquisition Proposal or (y) pursuant to Section 8.2(c), or (ii) this Agreement is terminated by Parent pursuant to Sections 8.4(a) or 8.4 (b), then the Company shall promptly, but in no event later than the date of such termination, pay Parent a fee equal to $1,700,000 (the "Termination Fee"), payable by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement, and accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the fee set forth in this Section 8.5(b), the Company shall pay to Parent its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

      (c) In the event that this Agreement is terminated by the Company pursuant to Section 8.3(b), then Parent shall promptly, but in no event later than the date of such termination, pay the Company a fee equal to the Termination Fee, payable by wire transfer of same day funds. Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement, and accordingly, if Parent fails promptly to pay the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the fee set forth in this Section 8.5(c), Parent shall pay to the Company its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

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      (d) In the event this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(c), by the Company pursuant to Section 8.3(c), or by Parent pursuant to Sections 8.4(a) or 8.4(b), the Company shall pay to Parent an amount (the "Expenses Fee") equal to the lesser of (i) $500,000 and (ii) all Transaction Expenses (as defined below) incurred by Parent prior to such termination, such payment to be made promptly but in no event later than the fifth business day after receipt of an invoice from Parent for such Transaction Expenses, including reasonably detailed backup therefor. In the event this Agreement is terminated by the Company pursuant to Sections 8.3(a) or 8.3(b), Parent shall pay the Company the Expenses Fee, such payment to be made promptly but in no event later than the fifth business day after receipt of an invoice from the Company for such Transaction Expenses, including reasonably detailed backup therefor.

      (e) In the event both Parent and the Company would otherwise be entitled to receive the Termination Fee under this Section 8.5 in connection with the termination of this Agreement, neither party shall be required to make any payment under this Section 8.5.

      (f)  If this Agreement is terminated under circumstances in which Parent or the Company is entitled to receive the Termination Fee, (i) the obligation to pay the Termination Fee shall survive the termination of this Agreement and (ii) the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent or the Company, as applicable, except in the event of (A) a willful or intentional breach of any provision of this Agreement or (B) an intentional or misrepresentation with Knowledge in connection with this Agreement or the transactions contemplated hereby, in which event the party entitled to the Termination Fee shall have all rights, powers and remedies against the other party that may be available at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.

ARTICLE IX

Miscellaneous and General

    9.1  Payment of Expenses.  Except as set forth in Section 8.5 hereof, whether or not the Merger shall be consummated, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby (the "Transaction Expenses").

    9.2  Non-Survival of Representations and Warranties.  The representations and warranties made in Sections 5.1 and 5.2 hereof shall not survive beyond the Effective Time or a termination of this Agreement, except in the case of termination, to the extent a willful or intentional breach of such representation or intentional or misrepresentation with Knowledge formed the basis for such termination. This Section 9.2 shall not limit any covenant or agreement of the Parties, which by its terms contemplates performance after the Effective Time or after termination of this Agreement pursuant to Article VIII, including the payment of any Termination Fee.

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    9.3  Modification or Amendment.  Subject to the applicable provisions of the TBCA, at any time prior to the Effective Time, the Parties, by resolution of their respective boards of directors, may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties; provided, however, that after approval of this Agreement by the shareholders of the Company is obtained, no amendment that requires further shareholder approval shall be made without such approval of shareholders.

    9.4  Waiver of Conditions.  The conditions to each of the Parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

    9.5  Counterparts.  For the convenience of the Parties, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

    9.6  Governing Law; Jurisdiction.

      (a) Except to the extent that the Merger and related provisions of this Agreement are governed by the TBCA, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

      (b) Each of Parent, Merger Sub and the Company hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement or any other instrument, document or agreement executed or delivered in connection herewith and the transactions contemplated hereby and thereby, whether arising in contract, tort, equity or otherwise, to the exclusive jurisdiction of any state or federal court located in the State of Delaware and waives any and all objections to jurisdiction that it may have under the laws of the United States or of any state.

      (c) Each of Parent, Merger Sub and the Company waives any objection that it may have (including, without limitation, any objection of the laying of venue or based on forum non conveniens) to the location of the court in any proceeding commenced in accordance with this Section 9.6.

    9.7  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the other Parties shall be deemed delivered upon actual receipt and shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, reputable overnight courier, or by facsimile transmission (with a confirming copy sent by reputable overnight courier), as follows:

      (a) if to Parent or Merger Sub, to:

      divine, inc.
      1301 North Elston Avenue
      Chicago, Illinois 60622
      Attention: Chief Financial Officer and General Counsel
      Facsimile: (773) 394-6603

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      with a copy to:
      Bell, Boyd & Lloyd LLC
      70 West Madison Street
      Suite 3300
      Chicago, IL 60614
      Attention: D. Mark McMillan
      Facsimile: (312) 372-2098

      (b) if to the Company, to:

      Data Return Corporation
      222 West Las Colinas Boulevard, Suite 450
      Irving, TX 75039
      Attention: General Counsel
      Facsimile: (214) 827-4410

      with copies to:
      Baker Botts LLP
      2001 Ross Avenue, Suite 700
      Dallas, TX 75201-2980
      Attention: Craig N. Adams
      Facsimile: (214) 953-6503

or to such other Persons or addresses as may be designated in writing by the party to receive such notice.

    9.8  Entire Agreement; Assignment.  This Agreement, including the Exhibits and Disclosure Schedules and the Loan Documents, together with the Confidentiality Agreement, (i) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise (and any attempt to do so shall be void).

    9.9  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its respective successors and assigns. Nothing in this Agreement, express or implied, other than the right to receive the consideration payable in connection with the Merger pursuant to Article IV hereof and other than as expressly contemplated in Sections 6.14, 6.16 and 6.17 hereof, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

    9.10  Certain Definitions.  As used herein:

      (a) "Acquisition Transaction" shall mean any transaction or series of transactions involving: (1) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Company or its Subsidiaries is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires

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  beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Company or its Subsidiaries, or (iii) in which any of the Company or its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Company or its Subsidiaries; (2) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of any of the Company or its Subsidiaries; or (3) any liquidation or dissolution of any of the Company or its Subsidiaries.

      (b) "Company Intellectual Property Right" or "Company Intellectual Property Rights" means all Intellectual Property Rights owned or licensed and used or held for use by the Company or any of its Subsidiaries.

      (c) "Encumbrance" means any claim, lien, pledge, charge, security interest, equitable interest, option, right of first refusal or preemptive right, condition, or other restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income, or exercise of any other attribute of ownership.

      (d) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      (e) "Governmental Entity" means the United States or any state, local or foreign government, or instrumentality, division, subdivision, agency, department or authority of any thereof.

      (f)  "Intellectual Property Right" or "Intellectual Property Rights" means any and all rights in, to, and under any trademark, service-mark, trade-name, trade dress, mask-work, Internet domain-name, patent, trade secret, copyright, know-how, (including any registrations or applications for registration of any of the foregoing), or any other similar type of proprietary intellectual property right in any jurisdiction.

      (g) "Knowledge" with respect to a party hereto shall mean the actual knowledge of any of the executive officers of such party.

      (h) "Material Adverse Effect" shall mean any adverse effect or change in the business, operations, liabilities (contingent or otherwise), results of operations or financial performance or condition of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, as the case may be, that is material to the Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be; provided, however, that in no event shall any of the following, in and of themselves, constitute a Material Adverse Effect: (i) any change in or effect on the business of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries, as applicable, caused by, relating to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement thereof; (ii) any change in the market price or trading volume of the shares of Company Stock or Parent Stock, as applicable, on or after the date of this Agreement; (iii) any adverse change, effect or occurrence attributable to the United States or European or other foreign economies as a whole, the industries in which Parent or the Company, as applicable, compete or such other foreign economies where Parent or the Company, as applicable, have operations or sales or (iv) any change or effect relating to or resulting from any known business conditions

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  (including the state of such person's liquidity and capital resources) disclosed in the applicable disclosure schedules to this Agreement.

      (i)  "Material Subsidiary" means with reference to any entity, any Subsidiary of such entity that, as of the date hereof or as of the Closing Date, would qualify as a "significant subsidiary" within the meaning of Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act.

      (j)  "Parent Intellectual Property Right" or "Parent Intellectual Property Rights" means all Intellectual Property Rights owned or licensed and used or held for use by the Parent or any of its Subsidiaries.

      (k) "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, entity or Governmental Entity.

      (l)  "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and any claims for refund for Taxes, including any amendments or supplements to any of the foregoing.

      (m) "Significant Tax Agreement" is any agreement to which the Company or any Subsidiary of the Company is a party under which the Company or any Subsidiary could reasonably be expected to be liable to another party under such agreement in an amount in excess of $50,000 in respect of Taxes payable by such other party to any taxing authority.

      (n) "Subsidiary" shall mean, when used with reference to any entity, any entity of which fifty percent (50%) or more of (i) the outstanding voting securities or interests or (ii) the economic interests, are owned directly or indirectly by such former entity.

      (o) "Tax" or "Taxes" refers to any and all federal, state, local and foreign, taxes, assessments and other governmental charges, duties, impositions and liabilities in the nature of and relating to such taxes, including without limitation taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, net worth, capital stock, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for taxes of a predecessor entity; provided, however, that the term "Tax" or "Taxes" shall not be deemed to include claims by any governmental authority under an escheat, unclaimed property, or similar provision of applicable law.

    9.11  Severability.  If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

    9.12  Specific Performance.  The Parties acknowledge that irreparable damage would result if this Agreement were not specifically enforced, and they therefore consent that the rights and obligations of the Parties under this Agreement may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

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    9.13  Recovery of Attorney's Fees.  In the event of any litigation between the Parties relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs (including coutr costs) from the nonprevailing party, provided that if both Parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the Parties' claims.

    9.14  Captions.  The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

    9.15  No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be used against any party hereto.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK;
THE SIGNATURE PAGES FOLLOW]

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    IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto and shall be effective as of the date first hereinabove written.

PARENT: divine, inc.
By:	/s/ JUDE M. SULLIVAN
Name: Jude M. Sullivan Its: Senior Vice President, General Counsel and Secretary
MERGER SUB: TD Acquisition Corp.
By:	/s/ JUDE M. SULLIVAN
Name: Jude M. Sullivan Its: President

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK;
THE SIGNATURE PAGE FOR THE COMPANY FOLLOWS]

[Signature Page to Agreement and Plan of Merger]

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COMPANY: DATA RETURN CORPORATION
By:	/s/ SUNNY C. VANDERBECK
Name: Sunny C. Vanderbeck Its: Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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APPENDIX B-1

SHAREHOLDER VOTING AGREEMENT

    SHAREHOLDER VOTING AGREEMENT, dated as of November 1, 2001 (this "Agreement"), among the shareholders listed on the signature page(s) hereto (collectively, "Shareholders" and each individually, a "Shareholder") and divine, inc., a Delaware corporation ("Parent"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

    WHEREAS, as of the date hereof, the Shareholders collectively own of record and beneficially shares of capital stock of the Company, as set forth on the signature pages hereto (such shares, or any other voting or equity of securities of the Company hereafter acquired by any Shareholder prior to the termination of this Agreement, being referred to herein collectively as the "Shares");

    WHEREAS, concurrently with the execution of this Agreement, Parent and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of Parent will be merged with and into the Company, and the Company will be the surviving corporation (the "Merger"); and

    WHEREAS, as a condition to the willingness of the Parent to enter into the Merger Agreement, the Parent has required that the Shareholders agree, and in order to induce the Parent to enter into the Merger Agreement, the Shareholders are willing to enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

    Section 1.  Voting of Shares.

    (a)  Each Shareholder covenants and agrees that, until the termination of this Agreement in accordance with the terms hereof, at the Company Shareholder Meeting or any other meeting of the Shareholders of the Company, however called, and in any action by written consent of the shareholders of the Company, such Shareholder will vote, or cause to be voted, all of such Shareholder's respective Shares in favor of the adoption and approval of the Merger Agreement, the Merger, and the transactions contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to the Shareholders. Each Shareholder further covenants and agrees that such Shareholder will not vote any Shares in favor of any of the following (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any Company Acquisition Proposal, (ii) any merger, consolidation, reorganization, recapitalization, sale of assets, liquidation, dissolution, or other business combination transaction involving the Company, (iii) any removal of members of the board of directors of the Company, (iv) any amendment to the Company's articles of incorporation, (v) any other action that is inconsistent with the Merger or that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage, or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Shareholder Agreement.

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    (b)  Each Shareholder hereby irrevocably grants to, and appoints, the Parent, and any individual designated in writing by the Parent, and each of them individually, as such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares at any meeting of the shareholders of Company called with respect to any of the matters specified in, and in accordance and consistent with this Section 1. Each Shareholder understands and acknowledges that the Parent is entering into the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Except as otherwise provided for herein, each Shareholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Article 2.29(c) of the Texas Business Corporation Act. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

    Section 2.  Transfer of Shares. Each Shareholder covenants and agrees that such Shareholder will not, directly or indirectly, (i) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares; (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement; or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares.

    Section 3.  Representations and Warranties of the Shareholders. Each Shareholder, on its own behalf, hereby severally represents and warrants to the Parent with respect to itself and its, his or her ownership of the Shares, except as otherwise disclosed on the applicable signature page hereto, as follows:

    (a)  Ownership of Shares. The Shareholder beneficially owns all of the Shares as set forth on the applicable signature page hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Shareholder owns no shares of Company Common Stock other than the Shares as set forth on the signature page. The Shareholder has sole voting power, without restrictions, with respect to all of the Shares.

    (b)  Power, Binding Agreement. The Shareholder has the legal capacity and all requisite power and authority to enter into and perform all of its obligations, under this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

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    (c)  No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder, the Shares or any of the Shareholder's properties or assets. Except as expressly contemplated hereby and except as may be disclosed in the Company SEC Reports, the Shareholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, shareholders' agreement, partnership agreement or voting trust. Except for the expiration or termination of the waiting period under the HSR Act, if applicable, and informational filings with the Securities and Exchange Commission, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Shareholder in connection with the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby.

    Section 4.  Termination. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms; provided that no such termination of this Agreement shall relieve any party of liability for a willful breach hereof prior to termination.

    Section 5.  Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

    Section 6.  Fiduciary Duties. Each Shareholder is signing this Agreement solely in such Shareholder's capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Shareholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

    Section 7.  Miscellaneous.

    (a)  Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

    (b)  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by

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applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

    (c)  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to the principles of conflicts of law thereof.

    (d)  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

    (e)  Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

    (i)  if to a Shareholder to the address set forth on the respective signature page of this Agreement;

    (ii)  if to the Parent to:

      divine, inc.
      1301 North Elston Avenue
      Chicago, Illinois 60622
      Attention: Chief Financial Officer and General Counsel
      Facsimile: (773) 394-6603

    with a copy to:

      Bell, Boyd & Lloyd LLC
      70 West Madison Street
      Suite 3300
      Chicago, IL 60602
      Attention: D. Mark McMillan, Esq.
      Facsimile: (312) 827-8001

    (f)  No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

    (g)  Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Parent may assign this Agreement to any direct or indirect wholly owned subsidiary of the Parent without consent of the Company or the Shareholder, provided that the Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

    (h)  Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not

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affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

    (i)  Submission To Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

    (j)  WAIVER OF JURY TRIAL. EACH OF THE PARENT, THE COMPANY AND EACH SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARENT, THE COMPANY OR EACH SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

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    IN WITNESS WHEREOF, each of the parties hereto has caused this Shareholder Voting Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

PARENT:
divine, inc.
By:	/s/ JUDE M. SULLIVAN
Name:	Jude M. Sullivan
Its:	Senior Vice President, General Counsel and Secretary

[Signature Page to Shareholder Voting Agreement.]
[Additional Signature Pages Follow.]

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    IN WITNESS WHEREOF, the undersigned has caused this Shareholder Voting Agreement to be duly executed as of the date first written above.

NATHAN LANDOW FAMILY LIMITED PARTNERSHIP
By:	Nathan Investors, Inc., its general partner
	By:	Nathan Landow
	By:	/s/ DAVID M. LANDOW Pursuant to Power of Attorney Nathan Landow, President
Address:	4710 Bethesda Avenue Bethesda, Maryland 20814
Number of Shares Beneficially Owned: 4,090,210 Shares

[Signature Page to Shareholder Voting Agreement.]
[Additional Signature Pages Follow.]

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    IN WITNESS WHEREOF, the undersigned has caused this Shareholder Voting Agreement to be duly executed as of the date first written above.

DCR TECHNOLOGY FUND I, LTD.
By:	DCR Management, LLC, its managing general partner
	By:	/s/ SUNNY VANDERBECK Sunny Vanderbeck, Manager
Address:	222 West Las Colinas Blvd. Suite 450 Irving, Texas 75039
Number of Shares Beneficially Owned: Approximately 1.6 million Shares*

* All Shares held by DCR Technology Fund I, Ltd. ("DCR") have been pledged to secure margin debt owed by the partnership. DCR owned approximately 1.6 million shares as of October 26, 2001. [Signature Page to Shareholder Voting Agreement.]
[Additional Signature Pages Follow.]

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    IN WITNESS WHEREOF, the undersigned has caused this Shareholder Voting Agreement to be duly executed as of the date first written above.

OHG TECHOLOGY, LTD.
By:	OHG Management, LLC, its managing general partner
	By:	/s/ MICHELLE R. CHAMBERS Michelle R. Chambers, Manager
Address:	222 West Las Colinas Blvd. Suite 450 Irving, Texas 75039
Number of Shares Beneficially Owned: 6,457,255 Shares*

    * Consists of 6,457,255 shares beneficially owned by OHG Technology, Ltd., a Texas family limited partnership controlled by Ms. Chambers. 5,542,255 Shares beneficially owned by OHG Technology, Ltd. have been pledged to secure approximately $610,000 of margin debt owed by the partnership. [Signature Page to Shareholder Voting Agreement.]
[Additional Signature Pages Follow.]

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    IN WITNESS WHEREOF, the undersigned has duly executed this Shareholder Voting Agreement as of the date first written above.

/s/ SUNNY C. VANDERBECK Sunny C. Vanderbeck
Address:	222 West Las Colinas Blvd. Suite 450 Irving, Texas 75039
Number of Shares Beneficially Owned: Approximately 1.6 million Shares*

    * Consists of approximately 1.6 million shares (as of October 26, 2001) beneficially owned by DCR Technology Fund I, Ltd., a Texas family limited partnership controlled by Mr. Vanderbeck. The Shares owned by Mr. Vanderbeck also consist of 6,250 shares issuable upon exercise of options. All Shares beneficially owned by DCR Technology Fund I, Ltd. have been pledged to secure margin debt owed by the partnership. [Signature Page to Shareholder Voting Agreement.]
[Additional Signature Pages Follow.]

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    IN WITNESS WHEREOF, the undersigned has duly executed this Shareholder Voting Agreement as of the date first written above.

/s/ MICHELLE R. CHAMBERS Michelle R. Chambers
Address:	222 West Las Colinas Blvd. Suite 450 Irving, Texas 75039
Number of Shares Beneficially Owned: 6,463,505*

    * Consists of 6,457,255 shares beneficially owned by OHG Technology, Ltd., a Texas family limited partnership controlled by Ms. Chambers. The Shares owned by Ms. Chambers also consist of 6,250 Shares issuable upon exercise of options. 5,542,255 Shares beneficially owned by OHG Technology, Ltd. have been pledged to secure approximately $610,000 of margin debt owed by the partnership. [Signature Page to Shareholder Voting Agreement.]
[Additional Signature Pages Follow.]

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    IN WITNESS WHEREOF, the undersigned has duly executed this Shareholder Voting Agreement as of the date first written above.

/s/ JASON A. LOCHHEAD Jason A. Lochhead
Address:	222 West Las Colinas Blvd. Suite 450 Irving, Texas 75039
Number of Shares Beneficially Owned: 724,530*

    * Consists of 722,030 Shares owned by Mr. Lochhead and 2,500 Shares issuable pursuant to options. 722,030 Shares beneficially owned by Mr. Lochhead have been pledged to secure approximately $110,000 of margin debt owed by Mr. Lochhead. [Signature Page to Shareholder Voting Agreement.]
[Additional Signature Pages Follow.]

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    IN WITNESS WHEREOF, the undersigned has duly executed this Shareholder Voting Agreement as of the date first written above.

/s/ STUART A. WALKER Stuart A. Walker
Address:	222 West Las Colinas Blvd. Suite 450 Irving, Texas 75039
Number of Shares Beneficially Owned: 525,500*

    * Consists of 12,500 Shares of stock and 513,000 shares issuable upon exercise of options. [Signature Page to Shareholder Voting Agreement.]
[Additional Signature Pages Follow.]

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APPENDIX B-2

SHAREHOLDER VOTING AGREEMENT

    SHAREHOLDER VOTING AGREEMENT, dated as of November 1, 2001 (this "Agreement"), among the shareholders listed on the signature page(s) hereto (collectively, "Shareholders" and each individually, a "Shareholder") and divine, inc., a Delaware corporation ("Parent"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

    WHEREAS, as of the date hereof, the Shareholders collectively own of record and beneficially shares of capital stock of the Company, as set forth on the signature pages hereto (such shares, or any other voting or equity of securities of the Company hereafter acquired by any Shareholder prior to the termination of this Agreement, being referred to herein collectively as the "Shares");

    WHEREAS, concurrently with the execution of this Agreement, Parent and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of Parent will be merged with and into the Company, and the Company will be the surviving corporation (the "Merger"); and

    WHEREAS, as a condition to the willingness of the Parent to enter into the Merger Agreement, the Parent has required that the Shareholders agree, and in order to induce the Parent to enter into the Merger Agreement, the Shareholders are willing to enter into this Agreement.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

    Section 1.  Voting of Shares.

     (a) Each Shareholder covenants and agrees that, until the termination of this Agreement in accordance with the terms hereof, at the Company Shareholder Meeting or any other meeting of the Shareholders of the Company, however called, and in any action by written consent of the shareholders of the Company, such Shareholder will vote, or cause to be voted, all of such Shareholder's respective Shares in favor of the adoption and approval of the Merger Agreement, the Merger, and the transactions contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to the Shareholders. Each Shareholder further covenants and agrees that such Shareholder will not vote any Shares in favor of any of the following (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any Company Acquisition Proposal, (ii) any merger, consolidation, reorganization, recapitalization, sale of assets, liquidation, dissolution, or other business combination transaction involving the Company, (iii) any removal of members of the board of directors of the Company, (iv) any amendment to the Company's articles of incorporation, (v) any other action that is inconsistent with the Merger or that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage, or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Shareholder Agreement.

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     (b) Each Shareholder hereby irrevocably grants to, and appoints, the Parent, and any individual designated in writing by the Parent, and each of them individually, as such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares at any meeting of the shareholders of Company called with respect to any of the matters specified in, and in accordance and consistent with this Section 1. Each Shareholder understands and acknowledges that the Parent is entering into the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Except as otherwise provided for herein, each Shareholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Article 2.29(c) of the Texas Business Corporation Act. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

    Section 2.  Transfer of Shares.  Each Shareholder covenants and agrees that such Shareholder will not, directly or indirectly, (i) sell, assign, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law), pledge, encumber or otherwise dispose of any of the Shares; (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement; or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares.

    Section 3.  Representations and Warranties of the Shareholders.  Each Shareholder, on its own behalf, hereby severally represents and warrants to the Parent with respect to itself and its, his or her ownership of the Shares, except as otherwise disclosed on the applicable signature page hereto, as follows:

     (a) Ownership of Shares. The Shareholder beneficially owns all of the Shares as set forth on the applicable signature page hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Shareholder owns no shares of Company Common Stock other than the Shares as set forth on the signature page. The Shareholder has sole voting power, without restrictions, with respect to all of the Shares.

     (b) Power, Binding Agreement. The Shareholder has the legal capacity and all requisite power and authority to enter into and perform all of its obligations, under this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

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     (c) No Conflicts. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any material loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder, the Shares or any of the Shareholder's properties or assets. Except as expressly contemplated hereby and except as may be disclosed in the Company SEC Reports and the other agreements between Shareholder and the Company, the Shareholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, shareholders' agreement, partnership agreement or voting trust. Except for the expiration or termination of the waiting period under the HSR Act, if applicable, and informational filings with the Securities and Exchange Commission, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Shareholder in connection with the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby.

    Section 4.  Termination.  This Agreement shall terminate upon the earlier of (i) termination of the Merger Agreement in accordance with its terms and (ii) June 1, 2002; provided that no such termination of this Agreement shall relieve any party of liability for a willful breach hereof prior to termination.

    Section 5.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

    Section 6.  Fiduciary Duties.  Each Shareholder is signing this Agreement solely in such Shareholder's capacity as an owner of his, her or its respective Shares, and nothing herein shall prohibit, prevent or preclude such Shareholder from taking or not taking any action in his or her capacity as an officer or director of the Company, to the extent permitted by the Merger Agreement.

    Section 7.  Miscellaneous.

     (a) Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

     (b) Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to

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effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

     (c) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to the principles of conflicts of law thereof.

     (d) Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     (e) Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

    (i)
    if to a Shareholder to the address set forth on the respective signature page of this Agreement;

    (ii)
    if to the Parent to:

      divine, inc.
      1301 North Elston Avenue
      Chicago, Illinois 60622
      Attention: Chief Financial Officer and General Counsel
      Facsimile: (773) 394-6603
      with a copy to:
      Bell, Boyd & Lloyd LLC
      70 West Madison Street
      Suite 3300
      Chicago, IL 60602
      Attention: D. Mark McMillan, Esq.
      Facsimile: (312) 827-8001

       (f) No Third Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

       (g) Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Parent may assign this Agreement to any direct or indirect wholly owned subsidiary of the Parent without consent of the Company or the Shareholder, provided that the Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

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       (h) Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

       (i) Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

       (j) WAIVER OF JURY TRIAL. EACH OF THE PARENT, THE COMPANY AND EACH SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARENT, THE COMPANY OR EACH SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

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    IN WITNESS WHEREOF, each of the parties hereto has caused this Shareholder Voting Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

PARENT:
divine, inc.
By:	/s/ JUDE M. SULLIVAN
Name:	Jude M. Sullivan
Its:	Senior Vice President, General Counsel and Secretary

[Signature Page to Shareholder Voting Agreement.]
[Additional Signature Page Follows.]

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    IN WITNESS WHEREOF, the undersigned has caused this Shareholder Voting Agreement to be duly executed as of the date first written above.

LEVEL 3 COMMUNICATIONS, LLC
By:	/s/ NEIL J. ECKSTEIN Neil J. Eckstein Vice President
Address:	1025 Eldorado Blvd Broomfield, CO 80021
Number of Shares Beneficially Owned:
1,952,940 Shares

[Signature Page to Shareholder Voting Agreement.]

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APPENDIX C

OPINION OF ABN AMRO INCORPORATED
(Financial Advisor to Data Return Corporation)

    November 1, 2001

Board of Directors
Data Return Corporation
222 West Las Colinas Boulevard
Irving, Texas 75309

Members of the Board:

    We understand that pursuant to an Agreement and Plan of Merger, dated as of November 1, 2001 (the "Agreement"), by and among divine, inc., a Delaware corporation ("Parent"), TD Acquisition Corp., a Texas corporation and a direct wholly-owned Subsidiary of Parent ("Merger Sub"), and Data Return Corporation, a Texas corporation (the "Company"), Merger Sub shall be merged with and into the Company (the "Merger") and each share of the common stock, par value $0.001 per share, of the Company ("Company Common Stock") issued and outstanding on the trading day immediately preceding the effective time of the Merger shall be converted automatically into the right to receive 1.9876 shares (the "Exchange Ratio") of the Class A common stock, par value $0.001 per share, of Parent ("Parent Common Stock") subject to adjustment in certain circumstances. The Company shall be the successor or surviving corporation and shall continue its existence under the laws of the State of Texas as a wholly-owned subsidiary of Parent.

    Each option to purchase shares of Company Common Stock that is outstanding and unexercised pursuant to the Company's option plans in effect on the date of signing the Agreement shall either (i) be terminated if the option is out-of-the-money on the trading day immediately preceding the effective time of the Merger after being adjusted for the Exchange Ratio or (ii) become and represent an option to purchase shares of Parent Common Stock if the option is in-the-money on the trading day immediately preceding the effective time of the Merger after being adjusted for the Exchange Ratio. Certain additional options to purchase shares of Parent Common Stock shall be granted to various members of the Company's management.

    You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view to the shareholders of the Company.

    In connection with this opinion, we have, among other things:

  i.
  reviewed the structure of the Merger;

  ii.
  reviewed an execution form of the Agreement and certain related documents referred to therein and the financial terms of the Merger;

  iii.
  reviewed the Company's Annual Report on Form 10-K for each of the fiscal years ended March 31, 2001, and March 31, 2000, and the Company's Quarterly Reports on Form 10-Q for the periods ended June 30, 2001, December 31, 2000, September 30, 2000 and June 30, 2000, and the Company's unaudited quarterly financials for the period ended September 30, 2001, and other business information

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    relating to the Company prepared and provided to us by the management of the Company;

  iv.
  reviewed Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, and Parent's Quarterly Report on Form 10-Q for the period ended June 30, 2001, and Parent's preliminary unaudited quarterly financials for the period ended September 30, 2001, and other business information relating to Parent prepared and provided to us by the management of Parent;

  v.
  reviewed certain other publicly available information concerning both the Company and Parent and the trading markets for their common stocks;

  vi.
  reviewed certain internal information and other data relating to the Company and Parent, respectively, and their respective businesses and prospects, including forecasts and projections, prepared by and provided to us by the respective managements of the Company and Parent;

  vii.
  participated in discussions with the Company and Parent concerning the operations, business strategy, financial performance and prospects for the Company and Parent, respectively;

  viii.
  analyzed certain other proposals and indications of interest received by the Company relating to potential strategic transactions other than the Merger;

  ix.
  reviewed certain publicly available information concerning certain of Parent's pending transactions;

  x.
  analyzed the terms of certain prior acquisitions of Parent and forecasts and projections on these acquisitions prepared and provided to us by the management of Parent;

  xi.
  compared certain publicly available information concerning certain other companies engaged in businesses which we believe to be generally comparable to both the Company and Parent and the trading markets for certain of such other companies' securities;

  xii.
  compared the proposed financial terms of the Merger with the financial terms of certain other public transactions that we considered to be relevant;

  xiii.
  analyzed the recent reported closing prices and trading activity for Company Common Stock and Parent Common Stock;

  xiv.
  reviewed equity research analyst reports for the Company and Parent;

  xv.
  met with certain of the respective officers and employees of the Company and Parent concerning their respective businesses and operations, assets, present conditions and prospects, and undertook such studies, analyses and investigations, as we deemed appropriate; and

  xvi.
  discussed the strategic rationale for the proposed business combination with the respective managements of the Company and Parent.

    In rendering our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of the financial and other information reviewed by us and we have not obtained, nor have we made or assumed responsibility for undertaking, any independent

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verification of such information. We have assumed that financial data have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the Company and Parent as to the future financial performance of both the Company and Parent. We have also relied upon, without independent verification, the assessment by the respective managements of the Company and Parent of the strategic and other benefits expected to result from the Merger. In addition, we have assumed, with your consent, that the Merger as well as Parent's pending transactions as described in its proxy statements will be consummated in accordance with the terms set forth in the respective merger agreements, without default, waiver, modification or amendment of any material term, condition or agreement. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes.

    At your direction, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or of Parent, nor have we been furnished with such evaluations or appraisals. Our opinion is necessarily based on the economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We reserve, however, the right to withdraw, revise or modify our opinion based upon additional information which may be provided to or obtained by us after the issuance of the opinion which suggests, in our judgment, a material change in the assumptions upon which our opinion is based; provided, that we disclaim any obligation to withdraw, revise or modify this opinion or to advise any person of any such additional information.

    We have been retained by the Board of Directors of the Company as investment bankers in connection with the Merger, including the rendering of this opinion, and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger.

    In addition, in the ordinary course of our business, we may actively trade Company Common Stock and Parent Common Stock for our own account and for the accounts of customers and may, therefore, at any time hold a long or short position in such securities. Furthermore, certain ABN AMRO Incorporated employees may own Company Common Stock and/or Parent Common Stock.

    LaSalle Bank National Association, an affiliate of ABN AMRO Incorporated, is a lender to Parent. Moreover, ABN AMRO Incorporated is a customer of Parent in connection with certain software-related services.

    It is understood that this letter is for the information and assistance of the Board of Directors of the Company in its consideration of the transaction contemplated by the Agreement and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent, except that the Company may use this letter in its entirety as part of any filing made by the Company in respect of the Merger with the Securities and Exchange Commission and except as otherwise required by law or any regulatory agency or commission.

    This letter does not address the Company's underlying business decision to enter into the Agreement nor does it constitute a recommendation to any holder of Company Common Stock as to how such holder should vote with respect to the proposed Merger. At your direction, we have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement (other than the Exchange Ratio) or any related documents or the obligations

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thereunder, or the form of the Merger. Furthermore, with your consent, we are not expressing any opinion as to (i) the prices at which Parent Common Stock will trade following the announcement or consummation of the Merger, (ii) the continued listing of Parent Common Stock on the NASDAQ National Market, (iii) the availability to Parent after the Merger of any additional capital resources and liquidity necessary to permit Parent to achieve its business plans, forecasts and projections or (iv) the ability of Parent to remain a going concern after giving effect to the Merger.

    Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the shareholders of the Company.

                      Very truly yours,
                      ABN AMRO Incorporated

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QuickLinks

ADDITIONAL INFORMATION
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGER
SUMMARY
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
THE DATA RETURN SPECIAL MEETING
THE MERGER
THE MERGER AGREEMENT
AGREEMENTS RELATED TO THE MERGER
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
divine, inc. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2001 (in thousands)
divine, inc. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001 (in thousands, except share and per share data)
divine, inc. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000 (in thousands, except share and per share data)
INFORMATION REGARDING DIVINE
INFORMATION REGARDING DATA RETURN
COMPARISON OF RIGHTS OF DIVINE STOCKHOLDERS AND DATA RETURN SHAREHOLDERS
LEGAL MATTERS
EXPERTS
SHAREHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
DATA RETURN CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
DATA RETURN CORPORATION CONSOLIDATED BALANCE SHEETS (in thousands)
DATA RETURN CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
DATA RETURN CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Years Ended March 31, 1999, 2000 and 2001 (Information as of September 30, 2001 and the Six-Month Periods Ended September 30, 2000 and 2001, is unaudited)
  APPENDIX A
TABLE OF CONTENTS
TABLE OF DEFINED TERMS
EXHIBITS
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I The Merger; Effective Time; Closing
ARTICLE II The Surviving Corporation
ARTICLE III Directors and Officers of the Surviving Corporation
ARTICLE IV Merger Consideration; Conversion or Cancellation of Shares in the Merger
ARTICLE V Representations and Warranties
ARTICLE VI Additional Covenants and Agreements
ARTICLE VII Conditions
ARTICLE VIII Termination
ARTICLE IX Miscellaneous and General
  APPENDIX B-1
SHAREHOLDER VOTING AGREEMENT
  APPENDIX B-2
  APPENDIX C